As filed with the Securities and Exchange Commission on May 23, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
METROCITY BANKSHARES, INC.
(Exact name of registrant as specified in its charter)
Georgia (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	47-2528408 (I.R.S. Employer Identification Number)
5114 Buford Highway
Doraville, Georgia 30340
(770) 455-4989
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Nack Y. Paek
Chairman and Chief Executive Officer
MetroCity Bankshares, Inc.
5114 Buford Highway
Doraville, Georgia 30340
(770) 455-4989
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Peter G. Weinstock Beth A. Whitaker Hunton Andrews Kurth LLP 1445 Ross Avenue, Suite 3700 Dallas, Texas 75202 Telephone: (214) 979-3000	Mark C. Kanaly David S. Park Alston & Bird LLP 1201 West Peachtree Street Atlanta, GA 30309 Telephone: (404) 081-7000
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions to the proposed merger described in the enclosed proxy statement/prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 143-1(d) (Cross-Border Third-Party Tender Offer) ☐
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement on Form S-4 shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

Information in this proxy statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY — SUBJECT TO COMPLETION, DATED MAY 23, 2025
PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Shareholders of First IC Corporation:
On March 16, 2025, MetroCity Bankshares, Inc., or “MetroCity,” Metro City Bank, First IC Corporation, or “First IC,” and First IC Bank entered into an Agreement and Plan of Reorganization, (which we refer to as the “merger agreement”) pursuant to which First IC will merge with and into MetroCity, with MetroCity surviving the merger (which we refer to as the “merger”). Following the merger, First IC’s wholly-owned banking subsidiary, First IC Bank, a Georgia state-chartered bank, will merge with and into MetroCity’s wholly-owned banking subsidiary, Metro City Bank, a Georgia state-chartered bank, with Metro City Bank as the surviving bank.
Pursuant to the merger agreement, at the effective time of the merger, all of the outstanding shares of First IC common stock, other than shares of First IC common stock held by First IC or MetroCity and dissenting shares (as defined in this document), will be converted into the right to receive, in the aggregate, (i) $111,965,213 in cash, subject to adjustments as provided in the merger agreement (which we refer to as the “cash consideration”) and (ii) 3,384,588 shares of MetroCity common stock, subject to adjustment as provided in the merger agreement (which we refer to as the “stock consideration”), together with cash in lieu of any fractional shares. We refer to the stock consideration and the cash consideration collectively as the merger consideration.
As of the effective time of the merger, each option to purchase shares of First IC common stock, whether vested or unvested, that is then-outstanding and has not been exercised or canceled prior thereto shall fully vest and be canceled and, on the closing date of the merger, the holder thereof shall be entitled to receive from MetroCity or Metro City Bank, cash in an amount as calculated pursuant to the terms of the merger agreement. The cash consideration will be reduced on a dollar for dollar basis in an amount equal to the aggregate cash payments to be paid to the option holders.
Although the number of shares of MetroCity common stock that each First IC shareholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of MetroCity common stock and will not be known at the time First IC shareholders vote on the merger. MetroCity common stock is listed on The Nasdaq Global Select Market (which we refer to as “Nasdaq”) under the symbol “MCBS.” On March 14, 2025, the last full trading day before the public announcement of the merger agreement, based on the last reported sale price of MetroCity common stock of $27.28 per share, the merger consideration represented approximately $22.56 in value for each share of First IC common stock to be converted in the merger, for aggregate merger consideration of approximately $204.6 million. Based on the most recent reported closing sale price of MetroCity common stock on [•], 2025 of $[•] per share, the merger consideration represented approximately $[•] in value for each share of First IC common stock to be converted in the merger, for aggregate merger consideration of approximately $[•] million. Each of the foregoing examples in the preceding sentence assumes that (i) there are 84,414 unexercised stock options outstanding at the effective time, such that the cash consideration will be reduced by $1,368,000, (ii) there are otherwise no adjustments to the merger consideration, and (iii) that there are no dissenting shares. First IC common stock is quoted on the OTC Expert Market under the symbol “FIEB.” The last sale price of First IC common stock on March 14, 2025, the last full trading day before the public announcement of the merger agreement, was $12.50 per share for First IC common stock, and the most recent reported closing sale price of First IC common stock on [•], 2025 was $[•] per share for First IC common stock.
In connection with the merger agreement and the transactions contemplated thereby, First IC is permitted an expense allowance for certain transaction costs incurred in connection with the merger in an amount not to exceed $12,500,000 on a pre-tax basis. In the event that First IC’s transaction costs exceed $12,500,000 as of the close of business on the third (3rd) business day preceding the closing date of the merger, then the cash consideration will be reduced, on a dollar for dollar basis, by an amount equal to the difference between the transaction costs and $12,500,000. If First IC’s transaction costs are less than $12,500,000, then immediately prior to the effective time of the merger, First IC may declare and pay to each holder of record of First IC common stock a cash dividend for each outstanding share of First IC common stock equal to the quotient of (a) the difference between $12,500,000 and the transaction costs, divided by (b) the aggregate number of shares of First IC common stock issued and outstanding immediately prior to the effective time of the merger, rounded to the nearest cent.
If (i) the average of the closing price per share of MetroCity common stock on Nasdaq for the ten (10) consecutive trading days ending on and including the third (3rd) trading day preceding the closing date of the merger (which we refer to as the “average closing price”) is less than 80% of the average of the closing price per share of MetroCity common stock on Nasdaq for the ten (10) consecutive trading days ending on and including the trading day immediately preceding the date of the merger agreement (which we refer to as the “average initial price”) and (ii) MetroCity common stock underperforms the KBW Regional Bank Index by more than 20% during the same period, First IC has the right to terminate the merger agreement. Upon receipt of notice of such termination, MetroCity has the right, but not the obligation, to increase the merger consideration to prevent a termination of the merger agreement by First IC. MetroCity may within two business days increase the merger consideration in its discretion by increasing (1) the cash consideration and/or (2) the stock consideration, such that the sum of such additional consideration plus the value of the stock consideration is equal to $76,331,936 (valuing the stock consideration based on the average closing price). As a result, the number of shares of MetroCity common stock that First IC shareholders will receive in the merger may fluctuate with the market price of MetroCity common stock and will not be known at the time First IC shareholders vote on the merger.
Each of MetroCity and First IC intends that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”). Accordingly, First IC shareholders generally will not recognize any gain or loss for federal income tax purposes on the exchange of shares of First IC common stock for MetroCity common stock in the merger, except with respect to (i) the cash consideration and (ii) any cash received by such holders in lieu of fractional shares of MetroCity City common stock.
Following the completion of the merger, former First IC shareholders will own approximately 11.8% of the combined company. We urge you to obtain current market quotations for the price of MetroCity common stock on Nasdaq (trading symbol “MCBS”) and First IC common stock, which is quoted on the OTC Expert Market (trading symbol “FIEB”).
First IC will hold its annual meeting of shareholders virtually (which we refer to as the “First IC shareholder meeting”) on [•], 2025, at [•], local time, where First IC shareholders will be asked to vote upon (i) a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger (which we refer to as the “First IC merger proposal”), (ii) a proposal to elect six directors to serve until the 2026 annual meeting of shareholders (which we refer to as the “First IC director election proposal”), and (iii) a proposal to authorize the First IC board of directors to adjourn or postpone the First IC shareholder meeting, if necessary, (a) to solicit additional proxies if there are insufficient votes at the time of the First IC shareholder meeting to approve the First IC merger proposal, (b) to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to First IC shareholders, or (c) to vote on other matters properly brought before the First IC shareholder meeting (which we refer to as the “First IC adjournment proposal”). The merger cannot be completed unless, among other things, holders of a majority of the outstanding shares of First IC common stock vote to approve the First IC merger proposal. First IC is sending you this proxy statement/prospectus to ask you to vote in favor of these and other matters described in this proxy statement/prospectus.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF FIRST IC COMMON STOCK YOU OWN.   To vote your shares of First IC common stock at the First IC shareholder meeting, please follow the voting instructions in the enclosed proxy statement/prospectus and on your proxy card. Please vote promptly whether or not you expect to attend the First IC shareholder meeting. Submitting a proxy now will NOT prevent you from being able to vote virtually at the First IC shareholder meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.
The First IC board of directors has unanimously (1) determined that the merger is advisable and in the best interests of First IC and its shareholders and (2) approved and adopted the merger agreement and the transactions contemplated thereby. The First IC board of directors unanimously recommends that First IC shareholders vote “FOR” the First IC merger proposal, “FOR” the First IC director election proposal, and “FOR” the First IC adjournment proposal (if necessary or appropriate).

The accompanying proxy statement/prospectus provides you with detailed information about the merger agreement and the merger. It also contains or references information about MetroCity and First IC and certain related matters. You are encouraged to read the accompanying proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 30 of the accompanying proxy statement/prospectus for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about MetroCity from documents that have been filed with the U.S. Securities and Exchange Commission and that are incorporated by reference in the accompanying proxy statement/prospectus.
We look forward to a successful completion of the merger and thank you for your prompt attention to this important matter.
Sincerely,
Nack Y. Paek Chairman and Chief Executive Officer MetroCity Bankshares, Inc.	Chong W. Chun Chairman First IC Corporation
None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either MetroCity or First IC, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this proxy statement/prospectus is [•], 2025, and it is first being mailed or otherwise delivered to First IC shareholders on or about [•], 2025.

FIRST IC CORPORATION
5593 Buford Highway
Doraville, Georgia 30340
(770) 451-7200
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON [•], 2025
To the Shareholders of First IC Corporation:
You are invited to attend the annual meeting (which we refer to as the “First IC shareholder meeting”) of shareholders of First IC Corporation (“First IC”), the parent holding company of First IC Bank, to be held virtually on [•], 2025 at [•], Eastern Time.
The First IC shareholder meeting has been called for the following purposes:
1.
To approve the Agreement and Plan of Reorganization, dated as of March 16, 2025 (the “merger agreement”), by and among MetroCity Bankshares, Inc. (“MetroCity”), Metro City Bank, First IC, and First IC Bank, pursuant to which First IC will merge with and into MetroCity (which we refer to as the “merger”), with MetroCity surviving the merger, and approve the transactions contemplated thereby, including the merger, each as more fully described in the accompanying proxy statement/prospectus (which we refer to as the “First IC merger proposal”);

2.
To elect six (6) directors to serve until First IC’s 2026 annual meeting of shareholders and until their successors have been duly elected and qualified or until their earlier resignation, removal from office, or death (which we refer to as the “First IC director election proposal”); and

3.
To authorize the First IC board of directors to adjourn or postpone the First IC shareholder meeting, if necessary, (i) to solicit additional proxies if there are insufficient votes at the time of the First IC shareholder meeting to approve the First IC merger proposal, (ii) to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to First IC shareholders, or (iii) to vote on other matters properly brought before the First IC shareholder meeting (which we refer to as the “First IC adjournment proposal”).

The First IC board of directors has fixed the close of business on [•], 2025 as the record date for the First IC shareholder meeting. Only First IC shareholders of record as of the record date are entitled to notice of, and to vote at, the First IC shareholder meeting, or any adjournment or postponement of the First IC shareholder meeting.
We ask that you participate virtually in the First IC shareholder meeting through logging onto [•]. Those planning to attend and participate in the First IC shareholder meeting should log on at least fifteen (15) minutes prior to the start of the First IC shareholder meeting. Logging onto the First IC shareholder meeting through [•] is the only way shareholders may participate by voting and asking questions at the First IC shareholder meeting.
The affirmative vote of a majority of the outstanding shares of First IC common stock entitled to vote thereon is required to approve the First IC merger proposal. The director nominees will be elected if the votes cast for a director nominee exceeds the votes cast against such director nominee. Assuming a quorum is present, approval of the First IC adjournment proposal (if necessary or appropriate) requires the affirmative vote of at least a majority of the shares of First IC common stock represented at the First IC shareholder meeting and entitled to vote thereon. First IC will transact no other business at the First IC shareholder meeting, except for business properly brought before the First IC shareholder meeting or any adjournment or postponement thereof.
In the event there are not sufficient votes to approve the First IC merger proposal at the time of the First IC shareholder meeting, the First IC shareholder meeting may be adjourned or postponed in order to permit further solicitation of proxies by First IC.
First IC shareholders must approve the First IC merger proposal in order for the merger to occur. If First IC’s shareholders fail to approve the First IC merger proposal, the merger will not occur. The proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the First IC shareholder meeting, including the election of the directors. Please review the proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 30 of the accompanying proxy statement/prospectus for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about MetroCity from documents that have been filed with the U.S. Securities and Exchange Commission and that are incorporated by reference in the accompanying proxy statement/prospectus.
First IC shareholders are entitled to dissenters’ rights under the provisions of the Georgia Business Corporation Code, as amended (the “GBCC”) in connection with the proposed merger. If the merger is completed, shareholders perfecting their dissenters’ rights are entitled, if they have complied with the provisions of the GBCC regarding rights of dissenting shareholders, to be paid the “fair value” of their shares in cash, as provided in the relevant sections of the GBCC. A copy of the applicable statutory provisions of the GBCC is included with the accompanying proxy statement/prospectus as Annex E, and a summary of the provisions can be found under the section of the proxy statement/prospectus entitled “The Merger — Dissenters’ Rights. It is a condition to the consummation of the merger that holders of no more than 10% of the outstanding shares of First IC stock exercise dissenters’ rights.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF FIRST IC COMMON STOCK YOU OWN. Whether or not you plan to virtually attend the First IC shareholders meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. If you hold your shares in “street name” through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.
The First IC board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that First IC shareholders vote “FOR” the First IC merger proposal, “FOR” the First IC director election proposal, and “FOR” the approval of the First IC adjournment proposal (if necessary or appropriate).
By Order of the Board of Directors,
Dong Wook Kim, CFA
President and CEO
Doraville, Georgia
[•], 2025
EVEN IF YOU PLAN TO ATTEND THE FIRST IC SHAREHOLDER MEETING VIRTUALLY, PLEASE VOTE BY MAIL BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about MetroCity from documents filed with the U.S. Securities and Exchange Commission (the “SEC”) that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by MetroCity at no cost from the SEC’s website at http://www.sec.gov. MetroCity has filed a registration statement on Form S-4 of which this proxy statement/prospectus forms a part. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may obtain a free copy of the registration statement, including any amendments, schedules and exhibits at the address set forth below. Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting MetroCity at the contact information set forth below:
MetroCity Bankshares, Inc.
5114 Buford Highway
Doraville, GA 30340
Attn: Chief Financial Officer
Telephone: (678) 580-6414
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the First IC shareholder meeting, or [•], 2025.
If you have any questions about the merger agreement, the merger, the First IC shareholder meeting or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, need a proxy card or need help voting your shares of First IC common stock, please contact Edward Briscoe, Chief Financial Officer of First IC, at (770) 451-7200 or by email to ed.briscoe@firsticbank.com.
You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [•], 2025, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus from another document is accurate as of the date of such other document or the date referenced in such other document with respect to particular information contained therein. Neither the mailing of this document to the shareholders of First IC nor the issuance by MetroCity of shares of MetroCity common stock in connection with the merger will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding First IC has been provided by First IC and information contained in this document regarding MetroCity has been provided by MetroCity. See “Where You Can Find More Information” beginning on page 142 for more details.

i

ii

QUESTIONS AND ANSWERS
The following are answers to certain questions you may have regarding the merger and the First IC shareholder meeting. We urge you to read carefully the remainder of this proxy statement/prospectus, including the annexes and the documents incorporated by reference into this proxy statement/prospectus, because the information in this section may not provide all the information that might be important to you in determining how to vote.
Unless the context otherwise requires, references in this proxy statement/prospectus to “MetroCity” refer to MetroCity Bankshares, Inc., a Georgia corporation, and its subsidiaries, including Metro City Bank, a Georgia state-chartered bank and the wholly-owned subsidiary of MetroCity Bankshares, Inc. Additionally, unless the context otherwise requires, references to “First IC” refer to First IC Corporation, a Georgia corporation, and its subsidiaries, including First IC Bank, a Georgia state-chartered bank and the wholly-owned subsidiary of First IC Corporation.
Q:
What is the merger?

A:
MetroCity, Metro City Bank, First IC and First IC Bank entered into the Agreement and Plan of Reorganization on March 16, 2025 (as it may be amended from time to time, the “merger agreement”) pursuant to which First IC will merge with and into MetroCity, with MetroCity continuing as the surviving entity (which we refer to as the “merger”). Following the merger, First IC’s wholly-owned banking subsidiary, First IC Bank, a Georgia state-chartered bank, will merge with and into MetroCity’s wholly-owned banking subsidiary, Metro City Bank, a Georgia state-chartered bank, with Metro City Bank as the surviving bank (which we refer to as the “bank merger”).

First IC will hold its annual meeting of shareholders virtually (which we refer to as the “First IC shareholder meeting”) to obtain, among other things, the required shareholder approvals in connection with the merger, and you are being provided with this proxy statement/prospectus in connection with that shareholder meeting. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. We urge you to read carefully this proxy statement/prospectus and the merger agreement in their entirety.
Q:
Why am I receiving this proxy statement/prospectus?

A:
We are delivering this document to you because it is a proxy statement being used by the First IC board of directors to solicit proxies of First IC shareholders in connection with approval of the First IC merger proposal, the First IC director election proposal, and the First IC adjournment proposal (if necessary). In order to complete the merger, among other things, First IC shareholders must approve the merger agreement and the transactions contemplated thereby, including the merger. Holder of First IC common stock are also being asked to elect six directors to serve until the 2026 annual meeting of shareholders.

In order to approve the merger agreement and related matters, First IC has called a virtual meeting of its shareholders. This document serves as the proxy statement for the First IC shareholder meeting and describes the proposals to be presented at the meeting.
This document is also a prospectus that is being delivered to First IC shareholders because MetroCity is offering shares of its common stock to First IC shareholders in connection with the merger.
This proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the First IC shareholder meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending your meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.
Q:
What will First IC shareholders receive in the merger?

A:
If the merger is completed, all of the outstanding shares of First IC common stock, other than shares of First IC common stock held by First IC or MetroCity and shares which are held by persons who have properly exercised, and not withdrawn or waived, dissenters’ rights (which we refer to as “dissenting shares”), will be converted into the right to receive, in the aggregate, (i) $111,965,213 in cash, subject to adjustments as provided in the merger agreement, which we refer to as the cash consideration, and (ii) 3,384,588 shares of MetroCity common stock, subject to adjustment as provided in the merger agreement, which we refer to as the stock consideration, together with cash in lieu of any fractional shares. We refer to the stock consideration and the cash consideration collectively as the merger consideration. An illustration of the value of the per share merger consideration as of (i) the last trading date prior to the announcement of the merger, and (ii) the latest practicable trading date before the date of this proxy statement/prospectus is reflected in following table:
Date	Closing Price of MetroCity Common Stock		Stock Consideration(1)	Per Share Stock Consideration(2)	Implied Value of Per Share Stock Consideration(1)		Cash Consideration(3)	Per Share Cash Consideration(3)	Implied Value of Per Share Merger Consideration(3)
March 14, 2025(4)		$27.78	3,384,588 shares	0.3732 shares		$10.37	$110,597,213	$12.19		$22.56
[•], 2025(5)	$	[•]	3,384,588 shares	0.3732 shares	$	[•]	110,597,213	$12.19	$	[•]

(1)
Assumes there is no adjustment to the stock consideration. For a discussion of the possible adjustments to the merger consideration, see the section of this document entitled “The Merger Agreement — Merger Consideration,” beginning on page 71.

(2)
Calculated based on 9,070,161 shares of First IC common stock issued and outstanding as of March 16, 2025. Also assumes there are no dissenting shares.

(3)
Assumes that there are 84,414 unexercised stock options outstanding at the effective time, such that the cash consideration will be reduced by $1,368,000. Also assumes that the First IC transaction costs do not exceed $12,500,000. For a discussion of the possible adjustments to the merger consideration, see the section of this document entitled “The Merger Agreement — Merger Consideration,” beginning on page 71.

(4)
The last full trading day before public announcement of the merger agreement.

(5)
The latest practicable trading day before the date of this document.

In connection with the merger agreement and the transactions contemplated thereby, First IC is permitted an expense allowance for certain transaction costs incurred in connection with the merger in an amount not to exceed $12,500,000 on a pre-tax basis. In the event that First IC’s transaction costs exceed $12,500,000 as of the close of business on the third (3rd) business day preceding the closing date of the merger, then the cash consideration will be reduced, on a dollar for dollar basis, by an amount equal to the difference between the transaction costs and $12,500,000. If First IC’s transaction costs are less than $12,500,000, then immediately prior to the effective time of the merger, First IC may declare and pay to each holder of record of First IC common stock a cash dividend for each outstanding share of First IC common stock equal to the quotient of (a) the difference between $12,500,000 and the transaction costs, divided by (b) the aggregate number of shares of First IC common stock issued and outstanding immediately prior to the effective time of the merger, rounded to the nearest cent.
If (i) the average of the closing price per share of MetroCity common stock on Nasdaq for the ten (10) consecutive trading days ending on and including the third (3rd) trading day preceding the closing date of the merger (which we refer to as the “average closing price”) is less than 80% of the average of the closing price per share of MetroCity common stock on Nasdaq for the ten (10) consecutive trading days ending on and including the trading day immediately preceding the date of the merger agreement (which we refer to as the “average initial price”) and (ii) MetroCity common stock underperforms the KBW Regional Bank Index by more than 20% during the same period, First IC has the right to terminate the merger agreement. Upon receipt of notice of such termination, MetroCity has the right, but not the obligation, to increase the merger consideration to prevent a termination of the merger agreement by First IC. MetroCity may within two business days increase the merger consideration in its discretion by increasing (1) the cash consideration and/or (2) the stock consideration, such that the sum of such additional consideration plus the value of the stock consideration is equal to $76,331,936 (valuing the stock consideration based on the average closing price).

MetroCity will not issue any fractional shares of MetroCity common stock in the merger. Instead, a First IC shareholder who otherwise would have received a fraction of a share of MetroCity common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the fractional share interest to which such shareholder would otherwise be entitled to receive by (2) the volume-weighted average of the closing price per share of MetroCity common stock as reported on Nasdaq during the ten (10) consecutive trading days ending on the third (3rd) trading day prior to closing (rounded to the nearest whole cent as provided by Bloomberg L.P.).
Q:
What happens to outstanding First IC equity awards in the merger?

A:
At the effective time of the merger, each option to purchase shares of First IC common stock (which we refer to as an “option”), whether vested or unvested, that is then-outstanding and which has not been exercised or canceled prior thereto shall fully vest and be canceled and, on the closing date, the holder thereof shall be entitled to receive from MetroCity or Metro City Bank, cash in an amount equal to the product of (i) the number of shares of First IC common stock provided for in each such option, and (ii) the excess, if any, of (x) the per share cash equivalent consideration (as defined below) over (y) the exercise price of such stock option. The cash consideration will be reduced on a dollar for dollar basis in an amount equal to the aggregate cash payments to be paid to the option holders. Any option for which the exercise price exceeds the per share cash equivalent consideration shall be cancelled as of the effective time of the merger without payment.

For purposes of the merger agreement, “per share cash equivalent consideration” means the sum of (i) the per share portion of the cash consideration and (ii) the product of (x) 0.3732 multiplied by (y) the volume-weighted average of the closing price per share of MetroCity common stock as reported on Nasdaq during the ten (10) consecutive trading days ending on the third (3rd) trading day prior to closing (rounded to the nearest whole cent as provided by Bloomberg L.P.).
Q:
Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:
Yes. Although the number of shares of MetroCity common stock that each First IC shareholder will receive is fixed, the market value of the per share merger consideration will fluctuate with the market price of MetroCity common stock and will not be known at the time First IC shareholders vote on the merger. MetroCity common stock is listed on Nasdaq under the symbol “MCBS” In addition, (i) if the average closing price of MetroCity common stock is less than 80% of the average initial price of MetroCity common stock and (ii) MetroCity common stock underperforms the KBW Regional Bank Index by more than 20% during the same period, First IC has the right to terminate the merger agreement. Upon receipt of notice of such termination, MetroCity has the right, but not the obligation, to increase the merger consideration to prevent a termination of the merger agreement by First IC. MetroCity may within two business days increase the merger consideration in its discretion by increasing (1) the cash consideration and/or (2) the stock consideration, such that the sum of such additional consideration plus the value of the stock consideration is equal to $76,331,936 (valuing the stock consideration based on the average closing price).

Q:
What will happen to shares of MetroCity common stock in the merger?

A:
Nothing.   Each share of MetroCity common stock outstanding will remain outstanding as a share of MetroCity common stock following the effective time of the merger.

Q:
When and where is the First IC shareholder meeting?

A:
The First IC shareholder meeting will be held virtually on [•], 2025, at [•], local time. The meeting will be held in an online-only virtual format. To access the First IC shareholder meeting, please log on to [•] at least fifteen (15) minutes prior to the start of the First IC shareholder meeting.

Q:
What are First IC shareholders being asked to vote on and why is this approval necessary?

A:
First IC shareholders are being asked to vote on the following proposals at the First IC shareholder meeting:

•
the approval of the merger agreement and the transactions contemplated thereby, including the merger (which we refer to as the “First IC merger proposal”);

•
the election of (6) directors to serve until First IC’s 2026 annual meeting of shareholders and until their successors have been duly elected and qualified or until their earlier resignation, removal from office, or death (which we refer to as the “First IC director election proposal”); and

•
to authorize the First IC board of directors to adjourn or postpone the First IC shareholder meeting, if necessary, (i) to solicit additional proxies if there are insufficient votes at the time of the First IC shareholder meeting to approve the First IC merger proposal, (ii) if adjournment is necessary or appropriate, to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to First IC shareholders, or (iii) to vote on other matters properly brought before the First IC shareholder meeting (the “First IC adjournment proposal”).

Each director and executive officer of First IC and First IC Bank who owns shares of First IC common stock (which collectively constitute approximately [•]% of the outstanding shares of First IC common stock) as of the record date has entered into a voting agreement with MetroCity agreeing to, among other things, vote their shares of First IC common stock in favor of approval of the merger agreement and the transactions contemplated thereby and against approval of any acquisition proposal or any other proposal made in opposition to or in competition with the voting agreement or the merger agreement.
Shareholder approval of the First IC merger proposal is required for completion of the merger. First IC will transact no other business at the First IC shareholder meeting, except for business properly brought before the First IC shareholder meeting or any adjournment or postponement thereof.
Q:
Who is entitled to vote at the First IC shareholder meeting?

A:
All holders of First IC common stock who held shares at the close of business on [•], 2025 (which we refer to as the “record date”) are entitled to receive notice of and to vote at the First IC shareholder meeting, provided that such shares of First IC common stock remain outstanding on the date of the First IC shareholder meeting.

Q:
What constitutes a quorum at the First IC shareholder meeting?

A:
The presence, in attendance virtually or represented by proxy, of at least a majority of the outstanding shares of First IC common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the First IC shareholder meeting.

Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Broker non-votes, if any, will not be included in determining whether a quorum exists.
Q:
What vote is required to approve each proposal at the First IC shareholder meeting?

A:
First IC merger proposal:   Approval of the First IC merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of First IC common stock outstanding and entitled to vote thereon. If you fail to vote virtually or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy, with respect to the First IC merger proposal, it will have the same effect as a vote “AGAINST” the First IC merger proposal. First IC shareholders must approve the First IC merger proposal in order for the merger to occur. If First IC shareholders fail to approve the First IC merger proposal, the merger will not occur.

First IC director election proposal:   For the First IC director election proposal, director nominees are elected if the votes cast for a director nominee exceeds the votes cast against such director nominee. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or to vote at the First IC shareholder meeting, or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the First IC director election proposal, you will not be deemed to have cast a vote with respect to the First IC director election proposal and it will have no effect on the First IC director election proposal.

First IC adjournment proposal:   Assuming a quorum is present, approval of the First IC adjournment proposal requires the affirmative vote of a majority of the outstanding shares of First IC common stock entitled to vote thereon and represented virtually or by proxy at the First IC shareholder meeting. If you fail to vote virtually or by proxy or fail to instruct your bank, broker or other nominee to vote; you will not be deemed present and it will have no effect on such proposal. If you mark “ABSTAIN” on your proxy, with respect to the First IC adjournment proposal, you will be deemed present but will not be deemed to have cast a vote with respect to such proposal, and it will have the same effect as a vote “AGAINST” the First IC adjournment proposal. First IC shareholders are not required to approve the First IC adjournment proposal in order for the merger to occur. If First IC shareholders fail to approve the First IC adjournment proposal, but approve the First IC merger approval, the merger may nonetheless occur.
Q:
Will the shares of MetroCity common stock that First IC shareholders receive in the merger be freely transferable?

A:
Yes.   The MetroCity common stock issued in the merger will be transferable free of restrictions under federal and state securities laws.

Q:
What are the conditions to completion of the merger?

A:
The obligations of First IC and MetroCity to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including, among others, the receipt of required regulatory approvals, tax opinions, and the approval of the First IC merger proposal by First IC shareholders. For more information, see “The Merger Agreement — Conditions to Complete the Merger” beginning on page 86.

Q:
When will the merger be completed?

A:
We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived, including the receipt of required regulatory approvals and approval of the First IC merger proposal by First IC shareholders. While we expect the merger to be completed in the fourth quarter of 2025, because fulfillment of some of the conditions to completion of the merger is not entirely within our control, we cannot assure you of the actual timing.

Q:
How does the First IC board of directors recommend that I vote?

A:
The First IC board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that First IC shareholders vote “FOR” the First IC merger proposal, “FOR” the First IC director election proposal and “FOR” the First IC adjournment proposal (if necessary or appropriate).

Q:
What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly using the enclosed proxy card so that your shares are represented and voted at the First IC shareholder meeting. If you hold your shares in your name as a shareholder of record, in order to vote your shares you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. “Street name” shareholders who wish to vote virtually at the First IC shareholder meeting will need to obtain a legal proxy from the institution that holds their shares.

Q:
How many votes do I have?

A:
First IC shareholders are entitled to one vote on each proposal to be considered at the First IC shareholder meeting for each share of First IC common stock owned as of the record date.

Q:
How do I vote?

A:
If you are a shareholder of record of First IC as of [•], 2025, the record date, you may vote by proxy before the First IC shareholder meeting by completing, signing, dating and returning the enclosed proxy card to First IC using the enclosed postage-paid envelope, or by delivering your proxy card in person to First IC, at First IC’s principal office, located at 5593 Buford Highway, Doraville, Georgia 30340, Edward Briscoe, Chief Financial Officer.

If you intend to submit your proxy by mail, your completed proxy card must be received prior to the First IC shareholder meeting.
If you are a shareholder of record of First IC as of the record date, you may also cast your vote virtually at the First IC shareholder meeting. If you plan to attend the First IC shareholder meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. Whether or not you intend to be present virtually at the First IC shareholder meeting, you are urged to complete, sign, date and return the enclosed proxy card to First IC in the enclosed postage-paid envelope as soon as possible. If you are then present and wish to vote your shares virtually, your original proxy may be revoked by attending and voting at the First IC shareholder meeting.
If you hold your shares in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. If your shares are held in “street name,” you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to vote your shares virtually at the First IC shareholder meeting.
Q:
What is the difference between a shareholder of record and a “street name” holder?

A:
If you are a shareholder of First IC and if your shares of First IC common stock are registered directly in your name, you are considered the shareholder of record with respect to those shares of stock. If your shares of stock are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” If your shares are held in street name, this proxy statement/prospectus and the proxy card, as applicable, have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions your nominee included in the mailing or by following its instructions for voting.

Q:
If my shares are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:
No.   Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to First IC or by voting virtually at the First IC shareholder meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Q:
How are broker non-votes and abstentions treated?

A:
Brokers, as holders of record, are permitted to vote on certain routine matters, but not on non-routine matters. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. The First IC merger proposal, the First IC director election proposal and the First IC adjournment proposal are each non-routine matters, and a broker or nominee does not have discretionary voting power with respect to the proposals. As a result, we do not expect any broker non-votes at the First IC shareholder meeting.

Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Abstentions and broker non-votes will have the effect of a vote “AGAINST” the First IC merger proposal because Georgia law requires the merger proposal be approved by the affirmative vote of the holders of a majority of the outstanding shares of First IC common stock outstanding and entitled to vote thereon. Abstentions will have the effect of a vote “AGAINST” the First IC adjournment proposal, while broker non-vote will have no effect on the First IC adjournment proposal. Abstentions and broker non-votes will have no effect on the First IC director election proposal.
Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of First IC common stock represented by your proxy will be voted as recommended by the First IC board of directors with respect to such proposals.

Q:
Can I change my vote?

A:
Yes.   If you are the record holder of your First IC shares, you may revoke your proxy in any one of three ways: (1) you may submit another properly completed proxy card bearing a later date which is received prior to the First IC shareholder meeting; (2) you may send a written notice which is received prior to the First IC shareholder meeting that you are revoking your proxy to: First IC Corporation, 5593 Buford Highway, Doraville, Georgia 30340, Attention: Edward Briscoe, Chief Financial Officer; or (3) you may attend the First IC shareholder meeting virtually and notify the election officials that you wish to revoke your proxy and vote virtually. However, your attendance at the First IC shareholder meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent as your nominee, you should follow the instructions provided by your broker, bank or other agent.
Q:
Will First IC be required to submit the First IC merger proposal to its shareholders even if First IC’s board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes.   Unless the merger agreement is terminated before the First IC shareholder meeting or First IC determines in good faith, after consultation with its outside counsel and, with respect to financial matters, its financial advisor, that it would be inconsistent with its fiduciary duties under applicable law, First IC is required to submit the First IC merger proposal to its shareholders even if First IC’s board of directors has withdrawn, modified or qualified its recommendation.

Q:
Do First IC directors and executive officers have interests in the merger that are different from, or in addition to, the interests of First IC shareholders?

A:
Yes.   In considering the recommendation of the First IC board of directors with respect to the merger agreement, you should be aware that First IC’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of First IC shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of First IC shareholders include, but are not limited to, (i) payments under existing change-in-control severance agreements with First IC for certain executive officers, (ii) the accelerated vesting of equity awards issued to certain executive officers of First IC, and (iii) the right to continued indemnification and insurance coverage under the merger agreement. For further information, see “The Merger — Interests of First IC’s Directors and Executive Officers in the Merger” beginning on page 63.

Q:
Are First IC shareholders entitled to dissenters’ rights?

A:
Yes.   Under Georgia law, record holders of shares of First IC common stock have the right to demand in writing the payment in cash of the “fair value” of their shares as determined by an appraisal process. To exercise those dissenters’ rights, a First IC shareholder must follow exactly the procedures specified under Georgia law. These procedures are summarized in this proxy statement/prospectus. In addition, the text of the applicable provisions of Georgia law is included as Annex E to this document.

The value determined in the appraisal process may be more or less than the value a First IC shareholder would receive in the merger under the terms of the merger agreement. Failure to strictly comply with the applicable Georgia law provisions will result in the loss of dissenters’ rights. For further information, see “The Merger — Dissenters’ Rights” on page 67.
Pursuant to the merger agreement, MetroCity will be permitted to terminate the merger agreement and abandon the merger if dissenters’ rights are properly asserted with respect to 10% or more of the outstanding shares of First IC common stock.
Q:
What are the U.S. federal income tax consequences of the merger to First IC shareholders?

A:
The merger is intended to qualify, and the obligations of the parties to complete the merger are conditioned upon the receipt of a tax opinion from their respective counsel to the effect that the merger will qualify, as a reorganization within the meaning of Section 368(a) of the Code. Neither MetroCity nor First IC intends to waive this opinion condition to its obligation to consummate the merger. If either MetroCity or First IC waives this condition after this registration statement is declared effective by the SEC, and if the tax consequences of the merger to First IC shareholders have materially changed, MetroCity and First IC will recirculate appropriate materials to resolicit the votes of First IC shareholders.

First IC shareholders generally will not recognize gain or loss with respect to the merger consideration that they receive in the merger, except with respect to (i) the cash consideration they receive and (ii) any cash they receive in lieu of receiving a fractional share of MetroCity common stock. A First IC shareholder who receives solely cash, or who receives a mix of cash and MetroCity common stock, in exchange for its shares of First IC common stock will generally recognize gain or loss on the exchange in an amount equal to the difference between the cash consideration received and that holder’s adjusted tax basis in the shares of First IC common stock exchanged therefor (not to exceed the amount of cash consideration received in the merger). In addition, First IC shareholders may recognize gain or loss with respect to any cash received in lieu of fractional shares of MetroCity common stock. See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 95. This tax treatment may not apply to all First IC shareholders. Determining the actual tax consequences of the merger to First IC shareholders can be complicated and will depend on the particular circumstances of each First IC shareholder. First IC shareholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each shareholder.
Q:
What happens if the merger is not completed?

A:
If the merger is not completed, holders of First IC common stock will not receive any consideration for their shares in connection with the merger. Instead, First IC will remain an independent company. In addition, if the merger agreement is terminated in certain circumstances, First IC may be required to pay a termination fee. See the section of this proxy statement/prospectus entitled “The Merger Agreement — Termination Fee” beginning on page 89 for a discussion of the circumstances under which termination fees will be required to be paid.

Q:
What happens if I sell my shares after the record date but before the First IC shareholder meeting?

A:
The record date is earlier than the date of the First IC shareholder meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of First IC common stock after the record date but before the date of the First IC shareholder meeting, you will retain your right to vote at the First IC shareholder meeting (provided that such shares remain outstanding on the date of the First IC shareholder meeting), but you will not have the right to receive the merger consideration to be received by First IC shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of First IC common stock through completion of the merger.

Q:
If I am a First IC shareholder, should I send in my First IC stock certificates now?

A:
No.   Please do not send in your First IC stock certificates with your proxy. After the merger, MetroCity’s exchange agent, Computershare Trust Company, N.A., will send you instructions for exchanging First IC stock certificates for your portion of the merger consideration. See “The Merger Agreement — Conversion of Shares; Exchange of Certificates” beginning on page 73.

Q:
Who may I contact if I cannot locate my First IC stock certificate(s)?

A:
If you are unable to locate your original First IC stock certificate(s), you should contact First IC Corporation, 5593 Buford Highway, Doraville, Georgia 30340, Attention: Chief Financial Officer. Generally, merger consideration for lost certificates cannot be delivered except upon the making of an affidavit claiming such certificate to be lost, stolen or destroyed and the posting of a bond in such amount as MetroCity or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made with respect to such lost certificate.

Q:
What should I do if I receive more than one set of voting materials?

A:
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of stock that you own.

Q:
Whom should I call with questions?

A:
If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of First IC common stock, please contact Edward Briscoe, Chief Financial Officer of First IC, at (770) 451-7200 or by email to ed.briscoe@firsticbank.com.

SUMMARY
This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire proxy statement/prospectus and its annexes and the other documents to which this document refers before you decide how to vote with respect to the merger agreement. In addition, this proxy statement/prospectus incorporates by reference important business and financial information about MetroCity. For a description of this information, please see “Where You Can Find More Information” beginning on page 142. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Additional Information” in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.
The Companies (page 101)
Information about MetroCity
MetroCity Bankshares, Inc. is a registered bank holding company headquartered in Doraville, Georgia, and the parent company of Metro City Bank, a Georgia state-chartered bank that offers a full array of banking products and services. MetroCity currently operates throughout the states of Alabama, Florida, Georgia, New York, New Jersey, Texas and Virginia from a network of twenty (20) full-service branch locations. As of March 31, 2025, on a consolidated basis, MetroCity had total assets of $3.66 billion, total loans held for investment of $3.13 billion, total deposits of $2.74 billion and shareholders’ equity of $428.0 million.
MetroCity’s common stock is listed on Nasdaq under the symbol “MCBS.”
MetroCity’s principal office is located at 5114 Buford Highway, Doraville, Georgia 30340, and its telephone number at that location is (770) 455-4989. MetroCity’s website can be accessed at www.metrocitybank.bank. Information contained on MetroCity’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.
Information about First IC
First IC, which was incorporated in Georgia in 2016, operates as the bank holding company for First IC Bank, a Georgia state-chartered bank that was founded in 1998 and is headquartered in Doraville, Georgia. First IC has no material business operations at the holding company level other than owning and managing its wholly-owned banking subsidiary, First IC Bank. First IC’s primary activities are to provide assistance in the management and coordination of the financial resources of First IC Bank. First IC’s principal asset is the outstanding capital stock of First IC Bank, and First IC derives its revenues primarily from the operations of First IC Bank in the form of dividends received from First IC Bank. As of March 31, 2025, First IC had total consolidated assets of $1.23 billion, total loans held for investment of $1.04 billion, total deposits of $975.9 million and total shareholders’ equity of $142.3 million.
First IC’s common stock is quoted on the OTC Expert Market under the symbol “FIEB.”
First IC’s principal office is located at 5593 Buford Highway, Doraville, Georgia 30340, and its telephone number at that location is (770) 451-7200. First IC’s website can be accessed at www.firsticbank.com. Information contained on First IC’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus..
The Merger (page 44)
MetroCity and First IC have entered into the merger agreement, pursuant to which First IC will merge with and into MetroCity, with MetroCity continuing as the surviving corporation. Following the merger, First IC Bank, First IC’s wholly-owned banking subsidiary, will merge with and into Metro City Bank, MetroCity’s wholly-owned banking subsidiary, with Metro City Bank as the surviving bank.
The terms and conditions by which First IC will merge with and into MetroCity are contained in the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. We encourage you to read that agreement carefully, as it is the legal document that governs the merger.
Merger Consideration (page 71)
If the merger agreement is approved by the shareholders of First IC, all other conditions to consummation of the merger are satisfied or waived and the merger is completed, all of the shares of First IC common stock, other than shares of First IC common stock held by First IC or MetroCity or dissenting shares, issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, in the aggregate, (i) $111,965,213 in cash, and (ii) 3,384,588 shares of MetroCity common stock, each subject to adjustment as described in the merger agreement and herein. An illustration of the value of the per share merger consideration as of (i) the last trading date prior to the announcement of the merger, and (ii) the latest practicable trading date before the date of this proxy statement/prospectus is reflected in following table:
Date	Closing Price of MetroCity Common Stock		Stock Consideration(1)	Per Share Stock Consideration(2)	Implied Value of Per Share Stock Consideration(1)		Cash Consideration(3)	Per Share Cash Consideration(3)	Implied Value of Per Share Merger Consideration(3)
March 14, 2025(4)		$27.78	3,384,588 shares	0.3732 shares		$10.37	$110,597,213	$12.19		$22.56
[•], 2025(5)	$	[•]	3,384,588 shares	0.3732 shares	$	[•]	110,597,213	$12.19	$	[•]

(1)
Assumes there is no adjustment to the stock consideration. For a discussion of the possible adjustments to the merger consideration, see the section of this document entitled “The Merger Agreement — Merger Consideration,” beginning on page 71.

(2)
Calculated based on 9,070,161 shares of First IC common stock issued and outstanding as of March 16, 2025. Also assumes there are no dissenting shares.

(3)
Assumes that there are 84,414 unexercised stock options outstanding at the effective time, such that the cash consideration will be reduced by $1,368,000. Also assumes that the First IC transaction costs do not exceed $12,500,000. For a discussion of the possible adjustments to the merger consideration, see the section of this document entitled “The Merger Agreement — Merger Consideration,” beginning on page 71.

(4)
The last full trading day before public announcement of the merger agreement.

(5)
The latest practicable trading day before the date of this document.

In connection with the merger agreement and the transactions contemplated thereby, First IC is permitted an expense allowance for certain transaction costs incurred in connection with the merger in an amount not to exceed $12,500,000 on a pre-tax basis. In the event that First IC’s transaction costs exceed $12,500,000 as of the close of business on the third (3rd) business day preceding the closing date of the merger, then the cash consideration will be reduced, on a dollar for dollar basis, by an amount equal to the difference between the transaction costs and $12,500,000. If First IC’s transaction costs are less than $12,500,000, then immediately prior to the effective time of the merger, First IC may declare and pay to each holder of record of First IC common stock a cash dividend for each outstanding share of First IC common stock equal to the quotient of (a) the difference between $12,500,000 and the transaction costs, divided by (b) the aggregate number of shares of First IC common stock issued and outstanding immediately prior to the effective time of the merger, rounded to the nearest cent.
If (i) the average closing price of MetroCity common stock is less than 80% of the average initial price of MetroCity common stock and (ii) MetroCity common stock underperforms the KBW Regional Bank Index by more than 20% during the same period, First IC has the right to terminate the merger agreement. Upon receipt of notice of such termination, MetroCity has the right, but not the obligation, to increase the merger consideration to prevent a termination of the merger agreement by First IC. MetroCity may within two business days increase the merger consideration in its discretion by increasing (1) the cash consideration and/or (2) the stock consideration, such that the sum of such additional consideration plus the value of the stock consideration is equal to $76,331,936 (valuing the stock consideration based on the average closing price).
MetroCity will not issue any fractional shares of MetroCity common stock in the merger. Instead, a First IC shareholder who otherwise would have received a fraction of a share of MetroCity common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the fractional share interest to which such shareholder would otherwise be entitled to receive by (2) the volume-weighted average of the closing price per share of MetroCity common stock as reported on Nasdaq during the ten (10) consecutive trading days ending on the third (3rd) trading day prior to closing (rounded to the nearest whole cent as provided by Bloomberg L.P.).
Following the completion of the merger, former First IC shareholders will own approximately 11.8% of the combined company. For more information on the merger consideration, see the section entitled “The Merger — Terms of the Merger” beginning on page 44 and “The Merger Agreement — Merger Consideration” beginning on page 71.
Treatment of First IC Equity Awards (page 73)
At the effective time of the merger, each option to purchase shares of First IC common stock, whether vested or unvested, that is then-outstanding and which has not been exercised or canceled prior thereto shall fully vest and be canceled and, on the closing date, the holder thereof shall be entitled to receive from MetroCity or Metro City Bank, cash in an amount equal to the product of (i) the number of shares of First IC common stock provided for in each such option, and (ii) the excess, if any, of (x) the per share cash equivalent consideration over (y) the exercise price of such stock option. The cash consideration will be reduced on a dollar for dollar basis in an amount equal to the aggregate cash payments to be paid to the option holders. Any option for which the exercise price exceeds the per share cash equivalent consideration shall be cancelled as of the effective time of the merger without payment.
Conversion of Shares; Exchange of Certificates (page 73)
Within five (5) business days after the effective time of the merger, MetroCity’s exchange agent will mail to each holder of record of each certificate share of First IC common stock that is converted into the right to receive the merger consideration a letter of transmittal and instructions for the surrender of the holder’s First IC stock certificate(s) for the merger consideration (including cash in lieu of any fractional MetroCity shares), and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement.
Please do not send in your certificates until you receive these instructions.
Recommendation of the First IC Board of Directors (pages 38 and 51)
The First IC board of directors has unanimously determined that the merger agreement and the merger are advisable and in the best interests of First IC and its shareholders and, accordingly, unanimously recommends that First IC shareholders vote “FOR” the First IC merger proposal and “FOR” the First IC adjournment proposal. For the factors considered by the First IC board of directors in reaching its decision to adopt the merger agreement, see “The Merger — First IC’s Reasons for the Merger; Recommendation of the First IC Board of Directors” beginning on page 51. The First IC board of directors also unanimously recommends that First IC shareholders vote “FOR” the First IC director election proposal.
Opinion of First IC’s Financial Advisor (page 54 and Annex D)
Stephens Inc. (“Stephens”) acted as financial advisor to the First IC board of directors in connection with the merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the March 14, 2025 meeting at which the First IC board of directors considered the merger and the merger agreement, Stephens delivered to the First IC board of directors its oral opinion, which was subsequently confirmed in writing on March 14, 2025, to the effect that, as of such date, the merger consideration was fair to the holders of First IC common stock from a financial point of view. Stephens’s opinion speaks only as of the date of the opinion. The full text of Stephens’s opinion is attached as Annex D to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Stephens in rendering its opinion.
Stephens’s opinion was for the information of, and was directed to, the First IC board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of First IC to engage in the merger or enter into the merger agreement, nor did Stephens’s opinion constitute a recommendation to the First IC board of directors in connection with the merger. Stephens’s opinion does not constitute a recommendation to any holder of First IC common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter. First IC shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
For more information, see “The Merger — Opinion of First IC’s Financial Advisor,” beginning on page 54 and the full text of Stephens’s opinion attached as Annex D to this proxy statement/prospectus.
First IC Shareholder Meeting (page 38)
First IC will hold the First IC shareholder meeting virtually on [•], 2025 at [•], local time. At the First IC shareholder meeting, First IC shareholders will be asked to consider and vote on the following matters:
•
the First IC merger proposal;

•
the First IC director election proposal; and

•
the First IC adjournment proposal.

Shareholder approval of the First IC merger proposal is required to complete the merger. First IC will transact no business other than as listed above at the First IC shareholder meeting, except for business properly brought before the First IC shareholder meeting or any adjournment(s) or postponement(s) thereof.
You can vote at the First IC shareholder meeting if you owned First IC common stock at the close of business on the record date of [•], 2025. As of the record date, there were [•] shares of First IC common stock entitled to receive notice of, and to vote at, the First IC shareholder meeting, and approximately [•]% of which were beneficially owned and entitled to be voted by First IC directors and executive officers and their affiliates. Each of First IC’s directors and executive officers who individually or jointly owns shares of First IC common stock, acting solely in his or her capacity as a shareholder, has agreed to vote all of his or her First IC common stock in favor of the First IC merger proposal.
Each share of First IC common stock as of the close of business on the record date is entitled to one vote on each matter presented to the shareholders at the First IC shareholder meeting. In order to approve the First IC merger proposal, the holders of at least a majority of the shares of First IC common stock outstanding and entitled to vote must vote in favor of the First IC merger proposal. For the First IC director election proposal, director nominees are elected if the votes cast for a director nominee exceeds the votes cast against such director nominee. Approval of the First IC adjournment proposal requires the affirmative vote of at least a majority of the shares of First IC common stock represented at the First IC shareholder meeting and entitled to vote on the First IC adjournment proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the First IC shareholder meeting virtually or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the First IC merger proposal, it will have the same effect as a vote “AGAINST” the First IC merger proposal and will have no effect on the First IC director election proposal. If you mark “ABSTAIN” on your proxy, it will have the same effect as a vote “AGAINST” the First IC adjournment proposal. If you fail to submit a proxy or to vote at the First IC shareholder meeting, or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the First IC adjournment proposal, you will not be deemed to have cast a vote with respect to the First IC adjournment proposal and it will have no effect on the First IC adjournment proposal.
Even if you expect to attend the First IC shareholder meeting, First IC recommends that you promptly complete and return your proxy card in the enclosed return envelope.

Interests of First IC Directors and Executive Officers in the Merger (see page 63)
First IC shareholders should be aware that First IC’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of First IC shareholders generally. These interests and arrangements may create potential conflicts of interest. First IC’s board of directors was aware of these interests and considered these interests, among other matters, in adopting and approving the merger agreement and the transactions contemplated by the merger agreement, including the merger, and in recommending that First IC shareholders vote in favor of the merger proposal.
These interests include:
•
cash payments to be made to three executive officers who have change in control severance agreements with First IC;

•
the accelerated vesting of equity awards issued to certain executive officers of First IC; and

•
the right to continued indemnification and directors’ and officers’ liability insurance coverage.

For a more complete description of these interests, see “The Merger — Interests of First IC Directors and Executive Officers in the Merger” and “The Merger Agreement —  Indemnification and Directors’ and Officers’ Insurance.”
Board Composition and Management of MetroCity after the Merger (page 63)
There will be no changes to the directors or executive officers of MetroCity as a result of the merger. The members of the board of directors of MetroCity following the effective time will be the members of the board of directors of MetroCity immediately prior to the effective time. Immediately following the effective time, the executive officers of MetroCity will remain the same.
Regulatory Approvals Required for the Merger (page 69)
To complete the merger, the parties must receive the prior approval, or a waiver of the applicable approval requirements, of the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve”), the Federal Deposit Insurance Corporation (which we refer to as the “FDIC”) and the Georgia Department of Banking and Finance (which we refer to as the “GA DBF”), The U.S. Department of Justice is also able to provide input into the approval process of federal banking agencies and will have between 15 and 30 days following any approval of a federal banking agency to challenge the approval on antitrust grounds. Although neither MetroCity nor First IC knows of any reason why the regulatory approvals cannot be obtained, MetroCity and First IC cannot be certain when or if they will be obtained, as the length of the review process may vary based on, among other things, requests by regulators for additional information or materials.
Conditions to Complete the Merger (page 86)
Currently, First IC and MetroCity expect to complete the merger in the fourth quarter of 2025 but, as more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger is subject to various closing conditions, including, among others:
•
the approval of the merger agreement by the requisite vote of First IC shareholder;

•
the receipt of all required regulatory approvals or waivers, including the approval or waiver from the Federal Reserve, and the approvals of the FDIC and the GA DBF, in each case without the imposition of a “Materially Burdensome Regulatory Condition” as defined in the merger agreement;

•
the absence of any injunction, order or decree restraining, enjoining or otherwise prohibiting the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal;

•
the effectiveness under the Securities Act of 1933, as amended, of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the SEC of proceedings for that purpose;

•
the listing of the shares of MetroCity common stock issuable pursuant to the merger on Nasdaq, subject to official notice of issuance;

•
the continued accuracy of the representations and warranties made by the parties in the merger agreement;

•
the performance in all material respects by each party of its obligations under the merger agreement;

•
each party’s receipt of a tax opinion from its respective outside legal counsel, dated as of the closing date of the merger, confirming the merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•
each party’s receipt of a secretary’s certificate from its respective secretary or assistant secretary, dated as of the closing date of the merger;

•
the releases being executed by the directors and executive officers of First IC and First IC Bank and the director support agreements executed by certain directors of First IC and First IC Bank remaining in full force and effect; and

•
holders of no more than 10.0% of the outstanding First IC common stock, in the aggregate, have become and remain dissenting shares.

Neither First IC nor MetroCity can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed. For more information see “The Merger Agreement — Conditions to Complete the Merger” beginning on page 86.
Termination of the Merger Agreement (page 87)
MetroCity and First IC may mutually agree at any time to terminate the merger agreement without completing the merger, even if First IC shareholders have approved the merger. Also, the merger agreement can be terminated in the following circumstances:
•
by either MetroCity or First IC if its board of directors determines by a majority vote that any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable, or an application seeking approval of the merger or bank merger has been withdrawn at the request of a governmental entity, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•
by either MetroCity or First IC if the merger has not been completed on or before March 16, 2026 (unless one or more of the required regulatory approvals has not been received on or before March 16, 2026, in which case this deadline will be extended to May 15, 2026) (the “end date”), unless the failure of the merger to be completed by the end date is primarily due to a material breach of any provision in the merger agreement by the party seeking to terminate the merger agreement;

•
by either MetroCity or First IC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there is a breach of any of the representations or warranties set forth in the merger agreement on the part of First IC, in the case of a termination by MetroCity, or MetroCity, in the case of a termination by First IC, which either individually or in the aggregate (or failures of such representations or warranties to be true) would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within 30 calendar days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the end date);

•
by either MetroCity or First IC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there is a material breach of any of the covenants or agreements set forth in the merger agreement on the part of the other party which is not cured within 30 calendar days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the end date);
•
by either MetroCity or First IC if the First IC shareholders fail to approve the merger agreement and any other matters required to be approved by the First IC shareholders in order to permit consummation of the transactions contemplated by the merger agreement;

•
by MetroCity if the First IC board of directors has failed to make, or changes its recommendation that its shareholders vote to approve the merger agreement, if the First IC board of directors has recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an acquisition transaction with any person other than MetroCity, or if First IC materially breaches its covenants related to non-solicitation or the calling of the First IC shareholder meeting to approve the merger agreement;

•
by First IC if prior to the approval of the merger agreement by the First IC shareholders, First IC receives, and the First IC board of directors approves, a proposal which constitutes or is reasonably likely to lead to a superior proposal (as defined elsewhere in this proxy statement/prospectus); and

•
by First IC (i) if the average closing price of MetroCity common stock is less than 80% of the average initial price of MetroCity common stock and (ii) MetroCity common stock underperforms the KBW Regional Bank Index by more than 20% during the same period; however, MetroCity has the right, but not the obligation, to increase the merger consideration to prevent a termination of the merger agreement by increasing the merger consideration as described in the merger agreement.

Termination Fee (page 89)
If the merger agreement is terminated under certain circumstances, including circumstances involving an alternative acquisition proposal and changes in the recommendation of the First IC board of directors, First IC may be required to pay to MetroCity a termination fee equal to $8,239,563. This termination fee could discourage other companies from seeking to acquire or merge with First IC. For more information, see “The Merger Agreement — Termination Fee” beginning on page 89.
Expenses and Fees (page 89)
Each party will bear all of its respective expenses incurred in connection with the merger and the transactions contemplated by the merger agreement.
Amendment, Waiver and Extension of the Merger Agreement (page 89)
Prior to the effective time of the merger, any provision of the merger agreement may be (a) waived by the party benefited by the provision or (b) amended or modified by an agreement in writing among the parties, except that after the after approval of the merger agreement by the First IC shareholders, there may not be, without further approval of such shareholders, any amendment which by law requires the approval of the First IC shareholders.
Ancillary Agreements to the Merger Agreement (page 91 and Annexes B and C)
Voting Agreement
As a condition to MetroCity entering into the merger agreement, the directors and executive officers of First IC and First IC Bank who have voting power over shares of First IC common stock (which collectively constitute approximately [•]% of the outstanding shares of First IC common stock as of the record date) entered into a voting agreement in the form attached as Exhibit A to the merger agreement. The voting agreement requires, among other things, that the directors and executive officers party thereto vote all of their shares of First IC common stock in favor of approval of the merger agreement and the transactions contemplated thereby and against approval of any acquisition proposal or any other proposal made in opposition to or in competition with the voting agreement or the merger agreement and generally prohibits them from transferring their shares of First IC common stock prior to the termination of the First IC voting agreement. The voting agreement will terminate upon the earlier of (i) the effective time of the merger,

(ii) the termination of the merger agreement in accordance with its terms, (iii) the amendment of the merger agreement in any manner that materially and adversely affects any of the rights of the First IC shareholders (including any reduction to the merger consideration not provided for in the merger agreement), or (iv) two (2) years from its execution date of March 16, 2025.
Director Support Agreements
In addition, as a condition to MetroCity entering into the merger agreement, each non-executive director of First IC and First IC Bank entered into a director support agreement with MetroCity in the form attached as Exhibit B to the merger agreement. Each of those agreements provides, among other things, that each such director agrees to use reasonable efforts to refrain from harming the goodwill of MetroCity, Metro City Bank, First IC or First IC Bank or any of their respective subsidiaries and their respective customer and client and relationships, during the term of the agreement. By entering into such support agreements, each director also agreed to certain additional restrictive covenants for a period of two (2) years after the effective time of the merger. If the merger agreement is terminated prior to the completion of the merger, the support agreement will also be terminated.
Releases
On the closing date of the merger, each director and executive officer of First IC and First IC Bank will execute a release in favor of First IC. Under the release, each such director and executive officer will release and discharge, effective upon the consummation of the merger, First IC and its subsidiaries, their respective directors and officers (in their capacities as such), and their respective successors and assigns (including MetroCity and Metro City Bank), from any and all liabilities or claims that the director and/or officer has or claims to have as of the effective time of the merger, with certain exceptions.
Dissenters’ Rights (page 67)
Under Georgia law, record holders of shares of First IC common stock have the right to demand in writing the payment in cash of the “fair value” of their shares as determined by an appraisal process. To exercise those rights of dissent and appraisal, a First IC shareholder must follow exactly the procedures specified under Georgia law. These procedures are summarized in this proxy statement/prospectus. In addition, the text of the applicable provisions of Georgia law is included as Annex E to this document. Failure to strictly comply with these provisions may result in the loss of dissenters’ rights of appraisal. The value determined in the appraisal process may be more or less than the value a First IC shareholder would receive in the merger under the terms of the merger agreement.
Pursuant to the merger agreement, MetroCity’s board of directors may terminate the merger agreement and abandon the merger if dissenters’ rights of appraisal are properly asserted with respect to more than 10% of the outstanding shares of First IC common stock.
Comparison of Shareholders’ Rights (page 131)
Although both MetroCity and First IC are Georgia corporations, the rights of First IC shareholders will change as a result of the merger due to differences in their respective governing documents. See “Comparison of Shareholders’ Rights” beginning on page 131 for a description of the material differences in shareholders’ rights under each of the MetroCity and First IC governing documents.
Accounting Treatment (page 94)
MetroCity will account for the merger as a business combination using the acquisition method of accounting for financial reporting purposes.
Material U.S. Federal Income Tax Consequences of the Merger (page 95)
The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the respective obligations of MetroCity and First IC to complete the merger that each of MetroCity and First IC receives a tax opinion from its respective outside legal counsel, dated the closing date of the merger, to that effect. Based upon a qualification of the merger as a “reorganization” under the Code, First IC shareholders generally will not recognize gain or loss with respect to the merger consideration that they receive in the merger, except with respect to (i) the cash consideration they receive and (ii) any cash they receive in lieu of receiving a fractional share of MetroCity common stock. A First IC shareholder who receives solely cash will generally recognize gain or loss on the exchange in an amount equal to the difference between the per share cash consideration received and that holder’s adjusted tax basis in the shares of First IC common stock exchanged therefor (not to exceed the amount of cash consideration received in the merger). In addition, First IC shareholders may recognize gain or loss with respect to any cash received in lieu of fractional shares of MetroCity common stock.
The U.S. federal income tax consequences described above may not apply to all holders of First IC common stock. Your tax consequences will depend on your individual situation. In addition, you may be subject to state, local or non-U.S. tax laws that are not discussed in this proxy statement/prospectus. Accordingly, MetroCity and First IC strongly urge you to consult your own tax advisor for a full understanding of the particular tax consequences of the merger to you in light of your own circumstances.
Market Prices and Share Information
MetroCity common stock is listed on Nasdaq under the symbol “MCBS.” First IC’s common stock is quoted on the OTC Expert Market under the symbol “FIEB.” The following table sets forth the closing sale prices of MetroCity common stock as reported on Nasdaq on March 14, 2025, the last full trading day before the public announcement of the merger agreement, and on [•], 2025, the latest practicable trading date before the date of this proxy statement/prospectus, and corresponding implied value of per share merger consideration.
Date	Closing Price of MetroCity Common Stock		Stock Consideration(1)	Per Share Stock Consideration(2)	Implied Value of Per Share Stock Consideration(1)		Cash Consideration(3)	Per Share Cash Consideration(3)	Implied Value of Per Share Merger Consideration(3)
March 14, 2025(4)		$27.78	3,384,588 shares	0.3732 shares		$10.37	$110,597,213	$12.19		$22.56
[•], 2025(5)	$	[•]	3,384,588 shares	0.3732 shares	$	[•]	110,597,213	$12.19	$	[•]

(1)
Assumes there is no adjustment to the stock consideration. For a discussion of the possible adjustments to the merger consideration, see the section of this document entitled “The Merger Agreement — Merger Consideration,” beginning on page 71.

(2)
Calculated based on 9,070,161 shares of First IC common stock issued and outstanding as of March 16, 2025. Also assumes there are no dissenting shares.

(3)
Assumes that there are 84,414 unexercised stock options outstanding at the effective time, such that the cash consideration will be reduced by $1,368,000. Also assumes that the First IC transaction costs do not exceed $12,500,000. For a discussion of the possible adjustments to the merger consideration, see the section of this document entitled “The Merger Agreement — Merger Consideration,” beginning on page 71.

(4)
The last full trading day before public announcement of the merger agreement.

(5)
The latest practicable trading day before the date of this document.

Risk Factors (page 30)
You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the factors described under the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 30.

UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of MetroCity and First IC and have been prepared to illustrate the financial effect of the merger of First IC with and into MetroCity. The following unaudited pro forma condensed combined financial statements combine the historical consolidated financial position and results of operations of MetroCity and its wholly owned subsidiary, Metro City Bank, and First IC and its wholly owned subsidiary, First IC Bank, as an acquisition by MetroCity of First IC using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of First IC will be recorded by MetroCity at their respective fair values as of the date the merger is completed.
The unaudited pro forma condensed combined financial information should be read in conjunction with:
•
the accompanying notes to the unaudited condensed combined pro forma financial information;

•
the historical audited consolidated financial statements of MetroCity and the related notes included in MetroCity’s Annual Report on Form 10-K as of and for the year ended December 31, 2024 as filed with the SEC;

•
the historical audited consolidated financial statements of First IC and the related notes as of and for the year ended December 31, 2024 included elsewhere in this Form S-4;

•
the historical unaudited interim consolidated financial statements of MetroCity and the related notes included in MetroCity’s Quarterly Report on Form 10-Q as of and for the three months ended March 31, 2025 as filed with the SEC; and

•
the historical unaudited interim consolidated financial statements of First IC and the related notes as of and for the three months ended March 31, 2025 included elsewhere in this Form S-4.

The unaudited pro forma condensed combined balance sheet gives effect to the transaction as if the transaction had occurred on March 31, 2025. The unaudited pro forma condensed combined income statements for the three months ended March 31, 2025 and the year ended December 31, 2024 give effect to the transaction as if the transaction had become effective on January 1, 2024.
The pro forma financial statements are provided for informational purposes only. The pro forma financial statements are not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the transactions been completed as of the dates indicated or that may be achieved in the future. The pro forma financial statements have been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” using the assumptions set forth in the notes to the pro forma financial statements.
These unaudited pro forma condensed combined financial statements reflect the merger of First IC with and into MetroCity based upon estimated preliminary acquisition accounting adjustments. Actual adjustments will be made as of the effective date of the merger and, therefore, may differ from those reflected in the unaudited pro forma condensed combined financial statements.
The unaudited pro forma financial statements do not necessarily indicate the financial results of the combined company had the companies been combined at the beginning of the periods presented, nor do they necessarily indicate the results of operations in future periods or the future financial position of the combined company. The results of operations of the combined company will be reported prospectively following completion of the merger. Under the acquisition method of accounting, the assets and liabilities of First IC, as of closing, will be recorded by MetroCity at their estimated fair values and any excess of the merger consideration over the fair value of First IC’s net assets will be allocated to goodwill, if applicable.

METROCITY BANKSHARES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(in thousands)
	As of March 31, 2025
	MetroCity	First IC	Adjustments	Footnotes	Unaudited Pro Forma
ASSETS:
Cash and cash equivalents	$285,055	$128,599	$(111,965)	2(a)	$301,689
Investment securities	33,866	32,476	—		66,342
Loans held for sale	34,532	3,773	—		38,305
Loans held for investment	3,132,535	1,040,500	(18,680)	2(b)	4,154,355
Allowance for credit losses	(18,592)	(12,037)	(109)	2(c)	(30,738)
Loans less allowance for credit losses	3,113,943	1,028,463	(18,789)		4,123,617
Premises and equipment, net	18,045	7,136	—		25,181
Foreclosed real estate, net	1,707	—	—		1,707
Goodwill	—	—	58,833	2(d)	58,833
Other intangible assets	—	—	18,241	2(e)	18,241
Net deferred tax asset	1,532	2,241	488	2(f)	4,261
Loan servicing assets	8,643	4,696	—		13,339
Bank owned life insurance	73,900	—	—		73,900
Interest rate derivatives	17,166	—	—		17,166
Other assets	71,336	18,891	—		90,227
Total assets	$3,659,725	$1,226,275	$(53,192)		$4,832,808
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Deposits	$2,737,030	$975,914	$1,295	2(g)	$3,714,239
Federal Home Loan Bank advances	425,000	85,000	—		510,000
Other liabilities	69,726	23,057	—		92,783
Shareholders’ common equity	427,969	142,304	(54,487)	2(h)	515,786
Total liabilities and shareholders’ equity	$3,659,725	$1,226,275	$(53,192)		$4,832,808

METROCITY BANKSHARES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
(in thousands, except per share data)
	For the Year Ended December 31, 2024
	MetroCity	First IC	Adjustments	Footnotes	Unaudited Proforma
Interest and dividend income:
Loans, including fees	$200,770	$74,435	$4,670	3(a)	$279,875
Investment securites	546	882	686	3(b)	2,114
Federal funds sold, interest-bearing cash and other investments	11,597	8,611	(4,479)	3(c)	15,729
Total interest income	212,913	83,928	877		297,718
Interest expense:
Deposits	80,060	29,520	(1,295)	3(d)	108,285
Federal Home Loan Bank advances	14,707	2,538	—		17,245
Total interest expense	94,767	32,058	(1,295)		125,530
Net interest income (expense)	118,146	51,870	2,172		172,188
Provision for credit losses	516	400	8,502	3(e)	9,418
Net interest income (expense) after provision for loan losses	117,630	51,470	(6,330)		162,770
Noninterest income:
Service charges on deposit accounts	2,073	2,356	—		4,429
Other service charges, commissions and fees	6,848	570	—		7,418
Gain on sale of loans	4,859	3,807	—		8,666
Loan servicing income, net	6,691	2,320	—		9,011
Other income	2,592	221	—		2,813
Total noninterest income	23,063	9,274	—		32,337
Noninterest expense:
Salaries and employee benefits	33,207	15,039	—		48,246
Occupancy and equipment	5,524	3,653	—		9,177
Data processing	1,293	1,093	—		2,386
FDIC insurance premiums	1,715	812	—		2,527
Other expenses	11,640	7,447	1,828	3(f)	20,915
Total noninterest expense	53,379	28,044	1,828		83,251
Income before provision for income taxes	87,314	32,700	(8,158)		111,856
Provision for income taxes	22,810	8,000	(2,203)	3(g)	28,607
Net income	$64,504	$24,700	$(5,955)		$83,249
Basic Earnings Per Share	$2.55	$2.72			$2.90
Diluted Earnings Per Share	$2.52	$2.70			$2.87
Basic Average Shares	25,283,345	9,068,699	(5,685,741)	3(h)	28,666,303
Diluted Average Shares	25,582,121	9,154,577	(5,771,619)	3(h)	28,965,079

METROCITY BANKSHARES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
(in thousands, except per share data)
	For the Three Months Ended March 31, 2025
	MetroCity	First IC	Adjustments	Footnotes	Unaudited Proforma
Interest and dividend income:
Loans, including fees	$50,253	$18,754	$1,168	3(a)	$70,175
Investment securites	117	227	172	3(b)	516
Federal funds sold, interest-bearing cash and other investments	2,149	1,278	(1,121)	3(c)	2,306
Total interest income	52,519	20,259	219		72,997
Interest expense:
Deposits	17,977	6,859	—		24,836
Federal Home Loan Bank advances	3,988	729	—		4,717
Total interest expense	21,965	7,588	—		29,553
Net interest income	30,554	12,671	219		43,444
Provision for credit losses	135	100	—		235
Net interest income after provision for loan losses	30,419	12,571	219		43,209
Noninterest income:
Service charges on deposit accounts	500	565	—		1,065
Other service charges, commissions and fees	1,596	142	—		1,738
Gain on sale of loans	1,057	508	—		1,565
Loan servicing income, net	1,531	391	—		1,922
Other income	772	33	—		805
Total noninterest income	5,456	1,639	—		7,095
Noninterest expense:
Salaries and employee benefits	8,493	3,835	—		12,328
Occupancy and equipment	1,417	920	—		2,337
Data processing	345	293	—		638
FDIC insurance premiums	390	137	—		527
Other expenses	3,154	1,796	457	3(f)	5,407
Total noninterest expense	13,799	6,981	457		21,237
Income before provision for income taxes	22,076	7,229	(238)		29,067
Provision for income taxes	5,779	1,860	(64)	3(g)	7,575
Net income	$16,297	$5,369	$(174)		$21,492
Basic Earnings Per Share	$0.64	$0.59			$0.75
Diluted Earnings Per Share	$0.63	$0.59			$0.74
Basic Average Shares	25,402,782	9,070,161	(5,687,203)	3(h)	28,785,740
Diluted Average Shares	25,707,989	9,154,575	(5,771,617)	3(h)	29,090,947

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1.   Estimated Merger Costs
Estimated merger costs of $14.9 million (net of $4.0 million of taxes) are excluded from the pro forma financial statements. It is expected that these costs will be recognized over time. These cost estimates for both MetroCity and First IC are forward-looking. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs. The current estimates of the merger costs, primarily comprised of anticipated cash charges, are as follows.
(Dollars in thousands)
Change of control contracts	$4,000
Severance and Retention payments	2,150
Vendor and system contracts terminations	2,000
Professional and legal fees	6,701
Other acquisition related expenses	4,050
Pre-tax merger costs	18,901
Taxes	(4,013)
Total merger costs	$14,888
Note 2.   Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheets
Transaction accounting adjustments include the following adjustments related to the unaudited pro forma combined balance sheet as of March 31, 2025, as follows:
(a)
Represents total cash consideration paid in conjunction with the merger.

(b)
Adjustment to reflect acquired loans at their estimated fair value, including current interest rates and liquidity, as well as the credit related adjustment for non-purchased credit-deteriorated (“non-PCD”) loans.

(c)
Adjustments to the allowance for credit losses include the following:

(Dollars in thousands)
Reversal of historical First IC’s allowance for credit losses	$12,037
Increase in allowance for credit losses for gross-up of estimated credit losses for purchased credit-deteriorated (“PCD”) loans	(3,644)
Provision for estimated lifetime credit losses on non-PCD loans	(8,502)
$(109)

(d)
Adjustment to establish goodwill for amount of consideration paid in excess of fair value of assets received over liabilities assumed.

(e)
Adjustment to reflect approximately $18.2 million of core deposit intangibles at the preliminary estimated fair value.

(f)
Adjustment to recognize net deferred tax assets associated with the fair value adjustments recorded in the merger.

(g)
Adjustment to reflect the estimate of fair value on time deposits.

(h)
Adjustments to shareholders’ equity:

(Dollars in thousands)
To eliminate First IC’s shareholder’s equity	$(142,304)
To reflect issuance of MetroCity common stock in merger	94,024
Adjustments to record provision for credit losses on non-PCD acquired loans, net of tax	(6,207)
$(54,487)
Note 3.   Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income
Transaction accounting adjustments include the following adjustments related to the unaudited pro forma combined income statements for the year ended December 31, 2024, and for the three months ended March 31, 2025, as follows:
(a)
Adjustment reflects the yield adjustment for interest income on loans.

(b)
Adjustment reflects the yield adjustment for interest income on investment securities

(c)
Adjustment represents lost interest on cost of cash on the cash consideration paid at merger close.

(d)
Adjustment reflects yield adjustment for interest expense on time deposits.

(e)
Adjustment to record provision for credit losses on non-PCD acquired loans.

(f)
Adjustment reflects the net increase in amortization of other intangible assets for the acquired core deposit intangible asset. The cost savings expected from the merger are not reflected in the adjustment amount for Other Expenses.

(g)
Adjustment represents income tax expense on the pro-forma adjustments at an estimated rate of 27.0%.

(h)
Adjustment to weighted-average shares of MetroCity’s common stock outstanding to eliminate weighted-average shares of First IC common stock outstanding and to reflect the estimated number of shares of MetroCity’s common stock to be issued to holders of First IC common stock using an exchange ratio of 0.3732.

Note 4.   Calculation of Estimated Merger Consideration and Preliminary Purchase Price Allocation
Estimated Merger Consideration
The total preliminary merger consideration is calculated as follows:
(Dollars in thousands)	March 31, 2025
Total preliminary estimated fair value of MetroCity common stock to be issued per merger agreement(1)	$94,024
Estimated cash consideration paid per merger agreement	111,965
Total estimated merger consideration	$205,989

(1)
Represents the estimated fair value of 3,384,588 shares of MetroCity common stock to be issued to First IC shareholders pursuant to the merger agreement. This estimate is based on the number of eligible shares of First IC common stock as of March 31, 2025 at a 0.3732 exchange ratio and MetroCity’s closing stock price of $27.78 as of March 14, 2025, the last trading day before the public announcement of the merger agreement.

The total estimated merger consideration could significantly differ from the amounts presented in the unaudited pro forma financial statements due to fluctuations in MetroCity’s common stock price up to the effective date.

Preliminary Purchase Price Allocation
The following table sets forth a preliminary allocation of the estimated merger consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of First IC based on First IC’s unaudited consolidated balance sheet as of March 31, 2025, with the excess recorded to goodwill:
(Dollars in thousands)	March 31. 2025
Total purchase consideration	$205,989
First IC Net Assets at Fair Value
Assets:
Cash and cash equivalents	128,599
Investment securities	32,476
Loans held for sale	3,773
Loans held for investment	1,021,820
Allowance for credit losses	(3,644)
Premises and equipment, net	7,136
Other intangible assets	22,937
Other assets	19,325
Total assets to be acquired	$1,232,422
Liabilities:
Deposits	$977,209
Federal Home Loan Bank advances	85,000
Other liabilities	23,057
Total liabilities to be assumed	1,085,266
Net assets to be acquired	147,156
Preliminary goodwill	$58,833

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER COMMON SHARE DATA
The historical per share data for MetroCity common stock and First IC common stock below has been derived from the unaudited interim consolidated financial statements of each of MetroCity and First IC as of and for the three months ended March 31, 2025 and the audited consolidated financial statements of each of MetroCity and First IC as of and for the year ended December 31, 2024, which, with respect to MetroCity, is incorporated by reference herein, or with respect to First IC, is included with this proxy statement/prospectus.
The unaudited pro forma combined per share data set forth below gives effect to the merger as if it had occurred on January 1, 2024, the beginning of the earliest period presented, in the case of continuing net income per share data, and as of March 31, 2025, in the case of book value per share data, assuming that each outstanding share of First IC common stock had been converted into shares of MetroCity common stock based on the exchange ratio of 0.3732 shares of MetroCity common stock for each share of First IC common stock. The unaudited pro forma combined per share data has been derived from the unaudited interim consolidated financial statements for each of MetroCity and First IC as of and for three months ended March 31, 2025 and the audited consolidated financial statements of each of MetroCity and First IC as of and for the year ended December 31, 2024.
The unaudited pro forma combined per share data has been derived using the acquisition method of accounting. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information. Accordingly, the pro forma adjustments reflect the assets and liabilities of First IC at their preliminary estimated fair values. Differences between these preliminary estimates and the final values in acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth below.
The unaudited pro forma combined per share data does not purport to represent the actual results of operations that the combined company would have achieved had the merger been completed during these periods or to project the future results of operations that the combined company may achieve after the merger. The unaudited pro forma financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors. The unaudited pro forma combined per share equivalent data set forth below shows the effect of the merger from the perspective of an owner of First IC common stock.
	MetroCity Historical	First IC Historical	Pro forma Combined	Equivalent Pro forma of First IC(1)
Net Income per Share
Three months ended March 31, 2025
Basic	$0.64	$0.59	$0.75	$0.28
Diluted	$0.63	$0.59	$0.74	$0.28
Year ended December 31, 2024
Basic	$2.55	$2.72	$2.90	$1.08
Diluted	$2.52	$2.70	$2.87	$1.07
Cash Dividends per Share(2)
Three months ended March 31, 2025	$0.23	—	$0.30	$0.11
Year ended December 31, 2024	$0.83	$1.00	$0.95	$0.35
Book Value per Share
At March 31, 2025	$16.85	$15.69	$17.92	$6.69

(1)
The equivalent pro forma per share amounts of First IC were calculated based on pro forma combined amounts multiplied by the 0.3732 exchange ratio calculated as of the date hereof and based on 9,070,161 shares of First IC common stock issued and outstanding as of the date hereof. The exchange ratio is subject to certain adjustments as provided for in the merger agreement.

(2)
Pro forma combined cash dividends declared are based upon MetroCity’s historical dividend payout ratios.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained or incorporated by reference in this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the financial condition, results of operations, earnings outlook and business plans, goals, expectations and prospects of MetroCity, First IC and the combined company following the proposed merger and statements for the period after the merger. Words such as “anticipate,” “believe,” “feel,” “expect,” “estimate,” “indicate,” “seek,” “strive,” “plan,” “intend,” “outlook,” “forecast,” “project,” “position,” “target,” “mission,” “contemplate,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to MetroCity, First IC, the proposed merger or the combined company following the merger often identify forward-looking statements, although not all forward-looking statements contain such words.
These forward-looking statements are predicated on the beliefs and assumptions of management based on information known to management as of the date of this proxy statement/prospectus and do not purport to speak as of any other date. Forward-looking statements may include descriptions of the expected benefits and costs of the transaction; forecasts of revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries; management plans relating to the merger; the expected timing of the completion of the merger; the ability to complete the merger; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future or past operations, including the execution of integration plans; any statements of expectation or belief and any statements of assumptions underlying any of the foregoing.
The forward-looking statements contained or incorporated by reference in this proxy statement/prospectus reflect the view of management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results. Such risks and uncertainties include, among others, the following possibilities:
•
the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require First IC to pay a termination fee to MetroCity;

•
the inability to complete the merger contemplated by the merger agreement due to the failure to satisfy conditions necessary to close the merger, including the receipt of the requisite approval of First IC shareholders;

•
the risk that a regulatory approval that may be required for the merger is not obtained or is obtained subject to conditions that are not anticipated;

•
risks associated with the timing of the completion of the merger;

•
management’s time and effort may be diverted to the resolution of merger-related issues;

•
the risk that the businesses of MetroCity and First IC will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;

•
MetroCity’s ability to achieve the synergies and value creation contemplated by the proposed merger with First IC;

•
the expected growth opportunities or costs savings from the merger with First IC may not be fully realized or may take longer to realize than expected;

•
revenues following the merger may be lower than expected as a result of losses of customers or other reasons;

•
potential deposit attrition, higher than expected costs, customer loss and business disruption associated with MetroCity’s integration of First IC, including, without limitation, potential difficulties in maintaining relationships with key personnel;

•
the outcome of any legal proceedings that may be instituted against MetroCity or First IC or their respective boards of directors;

•
general economic conditions, either globally, nationally, or in the specific markets in which MetroCity or First IC operate;

•
limitations placed on the ability of MetroCity and First IC to operate their respective businesses by the merger agreement;

•
the effect of the announcement of the merger on MetroCity’s and First IC’s business relationships, employees, customers, suppliers, vendors, other partners, standing with regulators, operating results and businesses generally;

•
customer acceptance of the combined company’s products and services;

•
the amount of any costs, fees, expenses, impairments and charges related to the merger;

•
fluctuations in the market price of MetroCity common stock and the related effect on the market value of the merger consideration that First IC shareholders will receive upon completion of the merger;

•
the dilution caused by MetroCity’s issuance of additional shares of its common stock in the merger or related to the merger;

•
risks related to the integration of any acquired businesses, including exposure to potential asset quality and credit quality risks and unknown or contingent liabilities, risks related to entering a new geographic market, the time and costs associated with integrating systems, technology platforms, procedures and personnel, the ability to retain key employees and maintain relationships with significant customers, the need for additional capital to finance such transactions, and possible failures in realizing the anticipated benefits from acquisitions;

•
general economic and business conditions in MetroCity’s and First IC’s local markets, including conditions affecting employment levels, interest rates, inflation, the threat of recession, volatile equity capital markets, property and casualty insurance costs, collateral values, customer income, creditworthiness and confidence, spending and savings that may affect customer bankruptcies, defaults, charge-offs and deposit activity; and the impact of the foregoing on customer and client behavior (including the velocity and levels of deposit withdrawals and loan repayment);

•
changes in the interest rate environment (including changes to the federal funds rate and the impact on, the level and composition of deposits (as well as the cost of, and competition for, deposits), loan demand, liquidity and the values of loan collateral, securities and market fluctuations, and interest rate sensitive assets and liabilities), and competition in MetroCity’s and First IC’s markets may result in increased funding costs or reduced earning assets yields, thus reducing margins and net interest income;

•
the ability to comply with applicable capital and liquidity requirements, including the ability to generate liquidity internally or raise capital on favorable terms, including continued access to the debt and equity capital markets;

•
the risk that a future economic downturn and contraction could have a material adverse effect on MetroCity’s and First IC’s capital, financial condition, credit quality, results of operations and future growth, including the risk that the strength of the current economic environment could be weakened by the continued impact of elevated or rising interest rates and inflation;

•
factors that can impact the performance of MetroCity’s and First IC’s respective loan portfolios, including real estate values and liquidity in primary market areas, the financial health of borrowers and the success of various projects that MetroCity and First IC finance;

•
the impact of prolonged elevated interest rates;

•
the ability to successfully manage credit risk and the sufficiency of the allowance for credit losses (“ACL”);

•
the institution and outcome of litigation and other legal proceedings against us or to which we may become subject to and the potential effect on our reputation;

•
the impact of recent and future legislative and regulatory changes;

•
uncertainties surrounding geopolitical events, trade policy, taxation policy, and monetary policy which continue to impact the outlook for future economic growth, including U.S. imposition of tariffs against Mexico, Canada, and China and consideration of responsive actions by these nations or the expansion of import fees and tariffs among a larger group of nations, which is bringing greater ambiguity to the outlook for future economic growth;

•
the potential implementation of a regulatory reform agenda under the new presidential administration that is significantly different than that of the prior administration, impacting rulemaking, supervision, examination and enforcement priorities of the federal banking agencies;

•
the ability to identify and address cyber-security risks, fraud and systems errors, including the impact on reputation and the costs and effects required to address such risks, fraud and systems errors;

•
the effects of war or other conflicts, civil unrest, acts of terrorism, acts of God, natural disasters, health emergencies, epidemics or pandemics, climate changes, or other catastrophic events that may affect general economic conditions or cause other disruptions and/or increase costs, including, but not limited to, property and casualty and other insurance cost;

•
risks related to diversity, equity and inclusion (“DEI”) and environmental, social and governance (“ESG”) strategies and initiatives, the scope and pace of which could alter MetroCity’s or First IC’s reputation and shareholder, associate, customer and third-party affiliations or result in litigation in connection with anti-DEI and anti-ESG laws, rules or activism; and

•
other risks and uncertainties identified in this proxy statement/prospectus under the heading “Risk Factors” and detailed from time to time in MetroCity’s SEC filings including, without limitation, in MetroCity’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 10, 2025, and in any updates to those risk factors in MetroCity’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, are subject to the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. MetroCity and First IC do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made, unless and only to the extent otherwise required by law. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to MetroCity, First IC or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS
An investment in MetroCity common stock in connection with the merger involves risks. In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the risk factors included in MetroCity’s Annual Report on Form 10-K for the year ended December 31, 2024 and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, you should carefully consider the following risk factors in deciding whether to vote to approve the merger agreement. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this proxy statement/prospectus titled “Special Cautionary Note Regarding Forward-Looking Statements.” You should also consider the other information in this document and the other documents incorporated by reference into this document. Please see the sections entitled “Additional Information” in the forepart of this document and “Where You Can Find More Information” beginning on page 142.
Because the market price of MetroCity common stock will fluctuate, First IC shareholders cannot be certain of the precise value of the merger consideration they will be entitled to receive.
Pursuant to the merger agreement, all of the outstanding shares of First IC common stock, other than shares of First IC common stock held by First IC or MetroCity or dissenting shares, will be converted into the right to receive, in the aggregate, (i) $111,965,213 in cash, and (ii) 3,384,588 shares of MetroCity common stock. Both the cash consideration and the stock consideration are subject to adjustment as provided in the merger agreement. With respect to the cash consideration, it will be reduced by the amount of cash paid to the option holders pursuant to the merger agreement. Moreover, First IC is permitted an expense allowance for certain transaction costs incurred in connection with the merger in an amount not to exceed $12,500,000 on a pre-tax basis. In the event that First IC’s transaction costs exceed $12,500,000 as of the close of business on the third (3rd) business day preceding the closing date of the merger, then the cash consideration will be reduced, on a dollar for dollar basis, by an amount equal to the difference between the transaction costs and $12,500,000.
The market value of MetroCity common stock may vary from the market value on the date MetroCity and First IC announced the merger, on the date that this proxy statement/prospectus is mailed, on the date of the First IC shareholder meeting and on the date the merger is completed and thereafter due to fluctuations in the market price of MetroCity common stock. Any fluctuation in the market price of MetroCity common stock after the date of this proxy statement/prospectus will change the value of the shares of MetroCity common stock that First IC shareholders will receive as part of the stock consideration. With respect to the stock consideration, if (i) the average closing price of MetroCity common stock is less than 80% of the average initial price of MetroCity common stock and (ii) MetroCity common stock underperforms the KBW Regional Bank Index by more than 20% during the same period, First IC has the right to terminate the merger agreement. However, upon receipt of such notice of such termination, MetroCity has the right, but not the obligation, to increase the merger consideration to prevent a termination of the merger agreement by First IC. MetroCity may within two business days increase the merger consideration in its discretion by increasing either (1) the cash consideration and/or (2) the stock consideration, such that the sum of such additional consideration plus the value of the stock consideration is equal to $76,331,936 (valuing the stock consideration based on the average closing price).
Stock price changes may result from a variety of factors that are beyond the control of MetroCity and First IC, including but not limited to general market and economic conditions, changes in their respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the First IC shareholder meeting, First IC shareholders will not know the precise market value of the merger consideration they may receive at the effective time of the merger. First IC shareholders should obtain current sale prices for shares of MetroCity common stock before voting their shares at the First IC shareholder meeting.
Because the merger agreement allows for adjustments to the merger consideration, the merger consideration First IC shareholders will receive in the merger may be materially diminished.
The merger agreement calls for the merger consideration payable to First IC shareholders in the merger to be reduced if First IC’s transaction costs exceed $12,500,000 as of the close of business on the third (3rd) business day preceding the closing date of the merger. Management of First IC, using information available to it prior to the execution of the merger agreement, believed that First IC would be able to keep its transaction expenses below the $12,500,000 threshold. However, the calculation of transaction expenses pursuant to the merger agreement involves a number of factors, including, but not limited to, professional fees related to the merger, contract termination fees, compensatory payments, and other accounting adjustments that may be necessary. Due to the complexity of the determination of transaction expenses and the uncertainty of the transaction costs prior to closing of the merger, there is no assurance that First IC shareholders will receive the merger consideration as contemplated by the merger agreement. Moreover, there is no requirement that First IC re-solicit shareholder approval if the aggregate merger consideration is reduced, and there is no limit on the amount by which it may be reduced. By approving the merger agreement, First IC shareholders are approving the completion of the merger with any downward adjustment in the merger consideration to be paid to First IC shareholders consistent with the terms of the merger agreement.
Because First IC common stock is quoted on the OTC Expert Market, it is difficult to determine how the fair value of First IC common stock compares with the merger consideration.
First IC common stock is quoted on the OTC Expert Market. First IC’s common stock has traded only sporadically and in limited volume. Quotations on the OTC Expert Market reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions, and do not necessarily reflect the intrinsic or market values of the common stock.
The merger may not be consummated unless important conditions are satisfied.
MetroCity and First IC expect the merger to close in the fourth quarter of 2025, but the acquisition is subject to the satisfaction of a number of closing conditions. Satisfaction of many of these conditions is beyond MetroCity’s and First IC’s control. If these conditions are not satisfied or waived, the merger will not be completed or may be delayed and each of MetroCity and First IC may lose some or all of the intended benefits of the merger. Certain of the conditions that remain to be satisfied include, but are not limited to:
•
the approval of the merger agreement by the requisite vote of First IC shareholders;

•
the receipt of all required regulatory approvals or waiver, including the approval or waiver from the Federal Reserve and the approvals of the FDIC and the GA DBF, in each case without the imposition of a “Materially Burdensome Regulatory Condition” as defined in the merger agreement;

•
the absence of any injunction, order or decree restraining, enjoining or otherwise prohibiting the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal;

•
effectiveness under the Securities Act of 1933, as amended, of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the SEC of proceedings for that purpose;

•
the listing of the shares of MetroCity common stock issuable pursuant to the merger on Nasdaq, subject to official notice of issuance;

•
the continued accuracy of the representations and warranties made by the parties in the merger agreement;

•
the performance in all material respects by each party of its obligations under the merger agreement;

•
receipt by such party of an opinion from its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

•
each party’s receipt of a tax opinion from its respective outside legal counsel, dated as of the closing date of the merger, confirming the merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•
the releases being executed by the directors and executive officers of First IC and First IC Bank and the director support agreements executed by certain directors of First IC and First IC Bank remaining in full force and effect; and

•
holders of no more than 10.0% of the outstanding First IC common stock, in the aggregate, have become and remain dissenting shares.

As a result, the merger may not close as scheduled or at all. In addition, either MetroCity or First IC may terminate the merger agreement under certain circumstances. For additional information regarding the conditions to the merger, see “The Merger Agreement — Conditions to Complete the Merger” beginning on page 86.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that MetroCity does not anticipate or cannot be met.
Before the transactions contemplated by the merger agreement may be completed, various approvals or consents must be obtained from various federal and state governmental entities. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger. Although MetroCity and First IC do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of MetroCity following the merger, any of which might have a material adverse effect on MetroCity following the merger. MetroCity is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger impose certain burdensome conditions on MetroCity or First IC, as described more fully in “The Merger — Regulatory Approvals Required for the Merger” beginning on page 69.
First IC’s executive officers and directors have interests in the merger in addition to or different from the interests that they share with you as a First IC shareholder.
Some of First IC’s executive officers participated in negotiations of the merger agreement with MetroCity, and the First IC board of directors approved the merger agreement and is recommending that First IC shareholders vote to approve the merger agreement. In considering these facts and the other information included in or incorporated by reference into this proxy statement/prospectus, you should be aware that certain of First IC’s executive officers and directors have economic interests in the merger that are different from or in addition to the interests that they share with you as a First IC shareholder. These interests include, as a result of the merger, payments under existing change-in-control severance agreements with First IC for certain executive officers, the accelerated vesting of equity awards issued to certain executive officers of First IC, and rights to continued indemnification and insurance coverage under the merger agreement. These interests and arrangements may create potential conflicts of interest and may influence or may have influenced the directors and executive officers of First IC to support or approve the merger and the merger agreement. For further discussion of the interests of First IC’s directors and officers in the merger, see “The Merger — Interests of First IC’s Directors and Executive Officers in the Merger” beginning on page 63.
The fairness opinion delivered by First IC’s financial advisor to the First IC board of directors will not reflect changes in circumstances between the date of such opinion and the completion of the merger.
Stephens, First IC’s financial advisor, delivered its fairness opinion to the First IC board of directors on March 14, 2025 that, as of such date, the consideration to be received by the common stockholders of First IC (solely in their capacity as such) in the proposed merger was fair to them from a financial point of view, based upon and subject to the qualifications, assumptions and other matters considered by Stephens in connection with the preparation of its opinion. Such opinion has not been updated as of the date of this proxy statement/prospectus and will not be updated at, or prior to, the time of the completion of the merger. Changes in the operations and prospects of MetroCity and First IC, general market and economic conditions and other factors that may be beyond the control of MetroCity and First IC may alter the value of MetroCity or First IC or the prices of shares of MetroCity common stock or First IC common stock by the time the merger is completed. The opinion does not speak as of the time the merger is completed or as of any date other than the date of the opinion, nor does it contemplate any adjustments to the merger consideration. Management of First IC is not aware of any material changes in First IC’s operations or performance since the delivery of the Stephens fairness opinion or that are anticipated to occur before the First IC shareholder meeting takes place or before the merger is completed. A copy of the opinion is included as Annex D to this proxy statement/prospectus. For a description of the opinion that First IC received from its financial advisor, please refer to “The Merger — Opinion of First IC’s Financial Advisor” beginning on page 54.

The merger agreement contains provisions granting both MetroCity and First IC the right to terminate the merger agreement in certain circumstances.
The merger agreement contains certain termination rights, including the right, subject to certain exceptions, of either party to terminate the merger agreement if the merger is not completed on or prior to March 16, 2026 (unless one or more of the required regulatory approvals has not been received on or before March 16, 2026, in which case this deadline will be extended to May 15, 2026, or such later date approved in writing by MetroCity and First IC, unless the failure to complete the merger by that time is caused by or results from the failure of the party that seeks to terminate the merger agreement to fulfill any material obligation under the merger agreement) and the right of First IC to terminate the merger agreement, subject to certain conditions, to accept a business combination transaction deemed to be superior to the merger by the First IC board of directors. If the merger is not completed, the ongoing business of First IC could be adversely affected and First IC will be subject to several risks, including the risks described elsewhere in this “Risk Factors” section. In addition, First IC may provide MetroCity with notice of its intention to terminate the merger agreement as a result of certain changes in the trading price of MetroCity common stock relative to the price of KBW Regional Bank Index; however, MetroCity has the option to adjust the merger consideration to prevent such a termination of the merger agreement. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 87.
Termination of the merger agreement could negatively impact First IC and MetroCity.
If the merger agreement is terminated before closing, there may be various consequences. For example, First IC’s business may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Also, First IC will have incurred substantial expenses in connection with the proposed merger without realizing the benefits of the merger. If the merger agreement is terminated and the First IC board of directors seeks another merger or business combination, First IC shareholders cannot be certain that First IC will be able to find a party willing to pay the equivalent or greater consideration than that which MetroCity has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, First IC may be required to pay MetroCity a termination fee. See “The Merger Agreement —  Effect of Termination” beginning on page 88.
Further, if the merger agreement is terminated and the merger is not consummated, MetroCity’s stock price may decline to the extent that its current market price reflects a market assumption that the merger will be completed. In addition, the reputation of MetroCity as an acquirer may be harmed and, as a result, it may make it more difficult for MetroCity to consummate future acquisitions.
MetroCity and First IC will incur significant, non-recurring merger-related transaction and integration costs in connection with the merger, which could adversely affect either company’s financial condition and results of operations.
MetroCity and First IC each have incurred and expect to continue to incur substantial costs in connection with the negotiation and completion of the merger and combining the businesses and operations of the two companies, and additional unanticipated transaction- and merger-related costs may be incurred prior to or following the consummation of the merger. Whether or not the merger is consummated, MetroCity and First IC expect to continue to incur substantial expenses associated with planning for and completing the merger and combining the operations of the two companies, including non-recurring expenses such as legal, accounting and financial advisory fees, printing fees, data processing and other fees related to formulating integration and conversion plans. Although MetroCity and First IC expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction- and merger-related costs over time, this net benefit may not be achieved in the near term, or at all. The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of MetroCity following completion of the merger.

The termination fees and the restrictions on third party acquisition proposals set forth in the merger agreement may discourage others from trying to acquire First IC and limit First IC’s ability to pursue alternatives to the merger.
The merger agreement contains provisions that limit First IC’s ability to solicit, initiate, encourage or take any actions to facilitate competing third-party proposals to acquire all or substantially all of First IC, subject to certain exceptions relating to the exercise of fiduciary duties by the First IC board of directors. These provisions, which include a $8,239,563 termination fee payable under certain circumstances, might discourage a potential competing acquiror that might have an interest in acquiring all or substantially all of First IC from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire First IC than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the merger agreement.
MetroCity and First IC will be subject to business uncertainties and First IC will be subject to contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on MetroCity and First IC. These uncertainties may impair the ability of MetroCity or First IC to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with MetroCity or First IC to seek to change existing business relationships. Experienced employees in the financial services industry are in high demand, and competition for their talents can be intense. Employees of First IC may experience uncertainty about their future role with the surviving corporation until, or even after, strategies with regard to the combined company are announced or executed. If any key employees of MetroCity or First IC depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the surviving corporation, First IC’s business prior to the merger closing and MetroCity’s business after the merger closes could be harmed. In addition, subject to certain exceptions, First IC has agreed to operate its business in the ordinary course, and to comply with certain other operational restrictions, prior to closing the merger. See “The Merger Agreement — Covenants and Agreements — Conduct of Business Prior to the Completion of the Merger” beginning on page 78 for a description of the restrictive covenants applicable to First IC.
The merger with First IC may distract MetroCity’s management from its other responsibilities.
The acquisition of First IC could cause MetroCity’s management to focus its time and energies on matters related to the acquisition that otherwise would be directed to the business and operations of MetroCity. Any such distraction on the part of management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of MetroCity.
The combined company may be unable to retain MetroCity and/or First IC personnel successfully after the merger is completed.
The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by MetroCity and First IC. It is possible that these employees may decide not to remain with MetroCity and First IC, as applicable, while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment or if an insufficient number of employees are retained to maintain effective operations, the combined company’s business activities may be adversely affected, and management’s attention may be diverted from successfully integrating First IC to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, MetroCity and First IC may not be able to locate suitable replacements for any key employees who leave either company or to offer employment to potential replacements on reasonable terms.
MetroCity and First IC may waive one or more of the conditions to the merger without re-soliciting shareholder approval for the merger.
Each of the conditions to the obligations of MetroCity and First IC to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of MetroCity and First

IC, if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. Similarly, MetroCity may agree to certain modifications to the items included in the calculation of the First IC’s transaction expense allowance. The board of directors of First IC may evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies are necessary. First IC, however, generally does not expect any such waiver to be significant enough to require re-solicitation of shareholders. If any such waiver is not determined to be significant enough to require re-solicitation of shareholders, First IC will have the discretion to complete the merger without seeking further shareholder approval.
First IC shareholders will experience a reduction in percentage ownership and voting power of their shares as a result of the merger and will have less influence on the management and policies of MetroCity than they had on First IC before the merger.
First IC shareholders will have a much smaller percentage ownership interest and effective voting power in MetroCity compared to their ownership interest and voting power in First IC prior to the merger. Consequently, First IC shareholders will have significantly less influence on the management and policies of MetroCity after the merger than they currently have on the management and policies of First IC. If the merger is consummated, current First IC shareholders will own approximately 11.8% of the combined company. Accordingly, former First IC shareholders will own less than the outstanding voting stock of the combined company than current MetroCity shareholders and would, as a result, be outvoted by current MetroCity shareholders if such current MetroCity shareholders voted together as a group.
Future capital needs could result in dilution of shareholder investment.
MetroCity’s board of directors may determine from time to time that there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would dilute the ownership interests of its shareholders and may dilute the per share book value of MetroCity common stock. New investors may also have rights, preferences and privileges senior to MetroCity’s shareholders which may adversely impact its shareholders.
Shares of MetroCity common stock to be received by holders of First IC common stock as a result of the merger will have rights different from the shares of First IC common stock.
Upon completion of the merger, the rights of former First IC shareholders will be governed by the Restated Articles of Incorporation (the “Restated Articles of Incorporation”) and Amended and Restated Bylaws of MetroCity (the “Restated Bylaws”). Accordingly, certain rights associated with First IC common stock may differ from the rights associated with MetroCity common stock. See “Comparison of Shareholders’ Rights” beginning on page 131 for a discussion of the different rights associated with MetroCity common stock.
MetroCity may fail to realize some or all of the anticipated benefits of the merger.
The success of the merger will depend on, among other things, MetroCity’s ability to successfully combine the businesses of MetroCity and First IC. If MetroCity is not able to successfully achieve this objective, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.
MetroCity and First IC have operated and, until the consummation of the merger, will continue to operate independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of MetroCity or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers, depositors and counterparties of MetroCity could choose to discontinue their relationships with the combined company post-merger because they prefer doing business with an independent company or for any other reason, which would adversely affect the future performance of the combined company. These transition matters could have an adverse effect on each of MetroCity and First IC during the pre-merger period and for an undetermined time after the consummation of the merger.

MetroCity’s and First IC’s historical and pro forma condensed combined consolidated financial information may not be representative of MetroCity’s results as a combined company.
The unaudited pro forma condensed combined financial statements in this proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what MetroCity’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial statements reflect adjustments to illustrate the effect of the merger had they been completed on the dates indicated. Such unaudited pro forma condensed combined financial statements are based upon preliminary estimates to record the First IC identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation for the merger reflected in this proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the identifiable assets and identifiable liabilities of First IC as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. For more information, see the section of this proxy statement/prospectus entitled “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION” beginning on page 19.
The market price of MetroCity common stock after the merger may be affected by factors different from those affecting First IC common stock or MetroCity common stock currently.
The results of operations of the combined company, as well as the market price of shares of the common stock of the combined company after the merger, may be affected by factors in addition to those currently affecting MetroCity’s or First IC’s results of operations and the market prices of shares of MetroCity common stock. Accordingly, the historical financial results of MetroCity and First IC and the historical market prices of shares of MetroCity common stock may not be indicative of these matters for the combined company after the merger. For a discussion of the business of MetroCity and of certain factors to consider in connection with that business, see the documents incorporated by reference by MetroCity into this proxy statement/prospectus referred to under “Where You Can Find More Information” beginning on page 142.
The market price of the combined company’s common stock may decline as a result of the merger.
The market price of the combined company’s common stock may decline as a result of the merger if the combined company does not achieve the perceived benefits of the merger or if the effect of the merger on the combined company’s financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the merger, First IC shareholders will own interests in a combined company operating an expanded business with a different mix of assets, risks and liabilities.
Current MetroCity and First IC shareholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company. Shares of MetroCity common stock that are issued in the merger will be freely tradable without restrictions or further registration under the Securities Act, except that shares of MetroCity common stock received by persons who are or become affiliates of MetroCity for purposes of Rule 144 under the Securities Act, if any, may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. If the merger is completed and if former First IC shareholders sell substantial amounts of MetroCity common stock in the public market, the market price of MetroCity common stock may decrease. These sales might also make it more difficult for MetroCity to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.
The merger may fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Each of MetroCity and First IC intends and expects the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the obligation of each of MetroCity and First IC to complete the merger is conditioned upon the receipt, by each company, of a U.S. federal income tax opinion to that effect from MetroCity’s and First IC’s respective tax counsels. Neither MetroCity nor First IC intends to waive this opinion condition to its obligation to consummate the merger. Each tax opinion represents the legal judgment of counsel rendering the opinion and is not binding on the Internal Revenue Service (“IRS”) or the courts.

If the merger were to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then the exchange of First IC common stock pursuant to the merger would be a taxable transaction, regardless of the form of consideration received in exchange for such First IC shares. To the extent that a shareholder of First IC receives solely cash consideration, the tax consequences will not be different in a taxable transaction. Each First IC shareholder that receives solely cash consideration will recognize gain or loss on the exchange in an amount equal to the difference between the cash consideration received and that holder’s adjusted tax basis in the shares of First IC shares exchanged therefor. However, shareholders of First IC who are entitled to receive only stock consideration, or who are entitled to receive a combination of cash consideration and stock consideration, would be responsible for additional U.S. income taxes related to the merger. In such event, each such First IC shareholder would recognize a gain or loss equal to the difference between (i) the sum of the fair market value of MetroCity common stock and the amount of cash consideration received by such holder in the merger and (ii) such holder’s adjusted tax basis in the First IC shares exchanged therefor. The consequences of the merger to any particular shareholder will depend on that shareholder’s individual situation. We strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.
First IC or MetroCity or both may be subject to claims and litigation pertaining to the merger that could prevent or delay the completion of the merger.
Any lawsuits filed in connection with the proposed merger could prevent or delay completion of the merger and result in substantial costs to First IC and MetroCity, including any costs associated with indemnification. The defense or settlement of any lawsuit or claim that may be filed seeking remedies against First IC, its board of directors or MetroCity or its board of directors in connection with the merger that remains unresolved at the effective time of the merger may adversely affect MetroCity’s business, financial condition, results of operations and cash flows.
Risks Related to MetroCity’s Business
You should read and consider risk factors specific to MetroCity’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in MetroCity’s Annual Report on Form 10-K for the year ended December 31, 2024, and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 142 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

FIRST IC SHAREHOLDER MEETING
Date, Time and Place of the First IC shareholder meeting
The First IC shareholder meeting is scheduled to be held virtually at [•], local time, on [•], 2025. We ask that you participate virtually in the First IC shareholder meeting through logging onto [•] at least fifteen (15) minutes prior to the start of the First IC shareholder meeting. Logging on to the First IC shareholder meeting through [•] is the only way shareholders may participate by voting and asking questions at the First IC shareholder meeting.
Purpose of the First IC shareholder meeting
At the First IC shareholder meeting, First IC shareholders will be asked to consider and vote on the following proposals:
•
the First IC merger proposal;

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the First IC director election proposal; and

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the First IC adjournment proposal.

Completion of the merger is conditioned on, among other things, First IC shareholder approval of the First IC merger proposal. First IC will transact no business other than as listed above at the First IC shareholder meeting, except for business properly brought before the First IC shareholder meeting or any adjournment(s) or postponement(s) thereof.
Recommendation of the First IC Board of Directors
Based on First IC’s reasons for the merger described in the section of this proxy statement/prospectus entitled “The Merger — First IC’s Reasons for the Merger; Recommendation of the First IC Board of Directors” beginning on page 51, the First IC board of directors has unanimously determined that the merger agreement and the merger are advisable to First IC and its shareholders and, accordingly, unanimously recommends that First IC shareholders vote “FOR” the First IC merger proposal and “FOR” the First IC adjournment proposal.
The First IC board of directors also unanimously recommends that First IC shareholders vote “FOR” the First IC director election proposal.
Record Date; Shares Entitled to Vote
The First IC board of directors has fixed the close of business on [•], 2025 as the record date for the First IC shareholder meeting, which is the date for determining the holders of First IC common stock entitled to receive notice of and to vote at the First IC shareholder meeting. You are entitled to vote if the records of First IC show that you held shares of First IC common stock as of the close of business on the record date. Beneficial owners of shares held in the name of a broker, bank or other nominee (“street name”) should instruct their record holder how to vote their shares. As of the close of business on the record date, [•] shares of First IC common stock were outstanding and entitled to notice of, and to vote at, the First IC shareholder meeting or any adjournment(s) or postponement(s) thereof. Each share of common stock has one vote on each matter presented to shareholders. If you are a beneficial owner of shares of First IC common stock held in “street name” and you want to vote your shares virtually, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.
Quorum; Vote Required
We will have a quorum and will be able to conduct the business of the First IC shareholder meeting only if a majority of the outstanding shares of First IC common stock entitled to vote is represented virtually or by proxy at the First IC shareholder meeting. If you return a valid proxy card or attend the meeting virtually, your shares will be counted for determining whether there is a quorum at the First IC shareholder meeting, even if you abstain from voting. Broker non-votes, if any, will not be included in determining whether a quorum exists. A broker non-vote occurs when a broker, bank or other nominee holding shares of First IC common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.
First IC merger proposal:
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Vote required:   Approval of the First IC merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of First IC common stock entitled to vote at the First IC shareholder meeting. Approval of the First IC merger proposal is a condition to the completion of the proposed merger.

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Effect of abstentions and broker non-votes:   If you mark “ABSTAIN” on your proxy, fail to submit a proxy or to vote virtually at the First IC shareholder meeting, or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the First IC merger proposal, such action will have the same effect as a vote “AGAINST” the First IC merger proposal.

First IC director election proposal:
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Vote required:   Director nominees are elected if the votes cast for a director nominee exceeds the votes cast against such director nominee.

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Effect of abstentions and broker non-votes:   If you mark “ABSTAIN” on your proxy, fail to submit a proxy or to vote at the First IC shareholder meeting, or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the First IC director election proposal, you will not be deemed to have cast a vote with respect to the First IC director election proposal and it will have no effect on the First IC director election proposal.

First IC adjournment proposal:
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Vote required:   Approval of the First IC adjournment proposal requires the affirmative vote of at least a majority of the shares of First IC common stock represented at the First IC shareholder meeting and entitled to vote on the First IC adjournment proposal.

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Effect of abstentions and broker non-votes:   If you mark “ABSTAIN” on your proxy, it will have the same effect as a vote “Against” the First IC adjournment proposal. If you fail to submit a proxy or to vote at the First IC shareholder meeting, or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the First IC adjournment proposal, you will not be deemed to have cast a vote with respect to the First IC adjournment proposal and it will have no effect on the First IC adjournment proposal.

First IC Voting Agreements
As of the close of business on the record date of [•], 2025, the directors and executive officers of First IC individually or jointly owned an aggregate of [•] shares of First IC common stock. This equals approximately [•]% of the outstanding shares of First IC common stock. As a condition to MetroCity entering into the merger agreement, all of First IC’s directors and executive officers entered into voting agreements with MetroCity pursuant to which they agreed, among other things, to vote these shares of First IC common stock in favor of the First IC merger proposal. As of the same date, neither MetroCity nor any its subsidiaries, directors or executive officers owned any shares of First IC common stock. For more information about the First IC voting agreements, see “Ancillary Agreements to the Merger Agreement — Voting Agreements,” beginning on page 91.
Voting of Proxies
You may vote virtually at the First IC shareholder meeting or by proxy. To ensure your representation at the First IC shareholder meeting, First IC recommends that you vote by proxy even if you plan to virtually attend the First IC shareholder meeting. You can always change your vote at the First IC shareholder meeting.

First IC shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank, or other nominee to vote their shares. If your shares are held in “street name” and you wish to ask a question and/or vote at the First IC shareholder meeting, then you must register in advance in order to attend the First IC shareholder meeting virtually and obtain a “legal proxy” from your record holder entitling you to vote at the First IC shareholder meeting. To register, you must submit a legal proxy that reflects your proof of proxy power. The legal proxy must reflect your holdings of shares of First IC common stock, along with your name. Please forward a copy of the legal proxy, along with your email address, to First IC. Requests for registration should be directed to Edward Briscoe, Chief Financial Officer, either by email to ed.briscoe@firsticbank.com (forwarding the email from your broker or attaching an image of your legal proxy) or by mail to First IC, 5593 Buford Highway, Doraville, Georgia 30340. Requests for registration must be labeled as “Legal Proxy” and be received by First IC no later than 5:00 p.m., EDT, on [•], 2025. You will receive a confirmation of your registration by email after First IC receives your registration materials.
Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. If you are the record holder of your shares of First IC common stock and submit your proxy without specifying a voting instruction, your shares of First IC common stock will be voted “FOR” the First IC merger proposal, “FOR” the First IC director election proposal and “FOR” the First IC adjournment proposal. If you return an incomplete instruction card to your broker, bank or other nominee, that nominee will not vote your shares with respect to any matter.
How to Revoke Your Proxy
You may revoke your proxy at any time before it is voted by:
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filing with the Chief Financial Officer of First IC a duly executed revocation of proxy prior to the First IC shareholder meeting;

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submitting a new properly completed and executed proxy in writing with a later date that is received prior to the First IC shareholder meeting; or

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attending the First IC shareholder meeting virtually and notifying the election officials that you wish to revoke your proxy and vote virtually at the First IC shareholder meeting. See “Attending the First IC shareholder meeting,” below, for more information on how First IC shareholders may vote virtually at the First IC shareholder meeting.

Attendance at the First IC shareholder meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:
First IC Corporation
Attention: Edward L. Briscoe, Chief Financial Officer
5593 Buford Highway
Doraville, Georgia 30340
Attending the First IC shareholder meeting
The First IC shareholder meeting is scheduled to be held virtually at [•], local time, on [•], 2025. All First IC shareholders as of the close of business on the record date, or their duly appointed proxies, may attend the First IC shareholder meeting.
Shareholders may participate in the First IC shareholder meeting virtually through logging onto [•].
Shareholders will be provided the opportunity to ask questions and vote on matters submitted to shareholders. Shareholders who wish to vote and ask questions during the First IC shareholder meeting must be a registered shareholder or a beneficial owner who has registered in advance with First IC. Those that are not shareholders of record or beneficial owners who have registered in advance with First IC may attend as guests of the First IC shareholder meeting, but they will not have the option to vote their shares or ask questions during the First IC shareholder meeting.

Those planning to attend and participate in the First IC shareholder meeting virtually should log onto [•] at least fifteen (15) minutes prior to the start of the First IC shareholder meeting.
Whether or not you plan to attend the First IC shareholder meeting, First IC requests that you complete, sign, date, and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting virtually at the First IC shareholder meeting but will assure that your vote is counted if you are unable to attend.
Registration for Beneficial Owners.   If your shares are held in “street name” (i.e., you hold your shares through an intermediary, such as in a stock brokerage account or by a bank or other nominee), and you would like to ask a question and/or vote your shares at the First IC shareholder meeting then you must register in advance in order to attend the First IC shareholder meeting virtually. To register, you must submit a legal proxy that reflects your proof of proxy power. The legal proxy must reflect your holdings of shares of First IC common stock, along with your name. Please forward a copy of the legal proxy, along with your email address, to First IC. Requests for registration should be directed to Edward Briscoe, Chief Financial Officer, either by email to ed.briscoe@firsticbank.com (forwarding the email from your broker or attaching an image of your legal proxy) or by mail to First IC, 5593 Buford Highway, Doraville, Georgia 30340.
Requests for registration must be labeled as “Legal Proxy” and be received by First IC no later than 5:00 p.m., EDT, on [•], 2025. You will receive a confirmation of your registration by email after First IC receives your registration materials.
Proxy Solicitation
First IC is soliciting your proxy and will pay for this proxy solicitation. Additionally, directors, officers and employees of First IC and First IC Bank may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. First IC will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.
Dissenters’ Rights of Appraisal
First IC shareholders are entitled to assert dissenters’ rights with respect to the merger proposal. These dissenters’ rights are conditioned on strict compliance with the requirements of Article 13 of the Georgia Business Corporation Code, or GBCC. Please see “The Merger — Dissenters’ Rights,” beginning on page 67, and the full text of Article 13 of the GBCC, which is reproduced in full in Annex E to this proxy statement/prospectus, for additional information.
Stock Certificates
You should not send in any certificates representing First IC common stock at this time. If the merger is approved, you will receive separate instructions for the exchange of your certificates representing First IC common stock. For more information regarding these instructions, please see the section in this document titled “The Merger Agreement — Conversion of Shares; Exchange of Certificates” beginning on page 73 of this proxy statement/prospectus.

PROPOSAL NO. 1
FIRST IC MERGER PROPOSAL
At the First IC shareholder meeting, First IC shareholders will be asked to consider and vote on the First IC merger proposal. Holders of First IC common stock should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. Details about the merger, including each party’s reasons for the merger, the effect of approval of the merger agreement and the timing of effectiveness of the merger, are discussed in the section entitled “The Merger” beginning on page 44 of this proxy statement/prospectus.
Approval of the First IC merger proposal requires the presence of a quorum and the affirmative vote of the holders of at least a majority of the outstanding shares of First IC common stock entitled to vote at the First IC shareholder meeting.
The First IC board of directors unanimously recommends that First IC shareholders vote “FOR” approval of the First IC merger proposal.
PROPOSAL NO. 2
FIRST IC DIRECTOR ELECTION PROPOSAL
At the First IC shareholder meeting, six (6) candidates nominated as directors herein are to be elected to serve until First IC’s 2026 annual meeting of shareholders, and thereafter until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal. Unless authority is withheld, it is intended that all shares of First IC common stock represented by proxies in the form accompanying this proxy statement will be voted “FOR” the six (6) nominees named below. Further, if you submit a properly executed proxy card without providing voting instructions, your votes will be voted “FOR” the First IC director election proposal. Shares of First IC common stock as to which authority to vote on the election of directors has been withheld will not be counted as votes cast “FOR” nominees and will have no effect on the outcome of the voting for directors. All nominees have agreed to serve if elected. If any nominee is unable or unwilling to serve as a director at the time of the First IC shareholder meeting, a proxy may be voted “FOR” the election of another person recommended by the First IC board of directors in place of such nominee, unless the shareholder executing such proxy withholds authority to vote for the election of directors
The following table shows for each director nominee: (i) his or her name, (ii) his or her age as of the record date, (iii) how long he or she has been a director of First IC, and (iv) his or her business experience, position(s) with First IC, other than as a director.
Name (Age)	Director Since	Business Experience and Position with the First IC
Chong W. Chun (84)	2000	Retired
Suk Hyun Kim (78)	2000	Retired
Eui Suk Lee (79)	2000	Retired
Tae Hyun Liu (71)	2000	Retired
Lucio S. Minn (79)	2018	Retired
Dong Wook Kim (60)	2009	Chief Executive Officer and President of First IC
For the First IC director election proposal, directors nominees are elected if the votes cast for a director nominee exceeds the votes cast against such director nominee. Abstentions and broker non-votes will have no effect on the outcome of voting on this proposal.
The First IC board of directors unanimously recommends that First IC shareholders vote “FOR” the election of each director nominee.

PROPOSAL NO. 3
FIRST IC ADJOURNMENT PROPOSAL
First IC is submitting a proposal for consideration at the First IC shareholder meeting to authorize the First IC board of directors to adjourn or postpone the First IC shareholder meeting, if necessary, (i) to solicit additional proxies if there are insufficient votes at the time of the First IC shareholder meeting to approve the First IC merger proposal, (ii) to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to First IC shareholders, or (iii) to vote on other matters properly before the First IC shareholder meeting. Even though a quorum may be present at the First IC shareholder meeting, it is possible that First IC may not have received sufficient votes to approve the First IC merger proposal by the time of the meeting. In that event, the First IC board of directors would need to adjourn the First IC shareholder meeting in order to solicit additional proxies. If the First IC shareholder meeting is adjourned for less than 60 days, First IC is not required to give notice of the time and place of the adjourned meeting if the new time and place is announced at the First IC shareholder meeting before adjournment, unless the First IC board of directors fixes a new record date for the First IC shareholder meeting.
Approval of the First IC adjournment proposal requires the presence of a quorum and the affirmative vote of at least a majority of the shares of First IC common stock represented at the First IC shareholder meeting and entitled to vote on the First IC adjournment proposal. Abstentions will have the effect as a vote “AGAINST” the First IC adjournment proposal, while broker non-votes will have no effect on the First IC adjournment proposal.
The First IC board of directors unanimously recommends that First IC shareholders vote “FOR” the First IC adjournment proposal or to vote on other matters properly before the First IC shareholder meeting.

THE MERGER
The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. MetroCity and First IC urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.
Terms of the Merger
Each of the boards of directors of MetroCity and First IC has unanimously approved the merger agreement and the transactions contemplated thereby including, in the case of the MetroCity board of directors, the issuance of shares of MetroCity common stock as merger consideration. The merger agreement provides that, subject to the terms and conditions set forth in the merger agreement, First IC will merge with and into MetroCity, with MetroCity continuing as the surviving entity. Following the merger, First IC Bank, First IC’s wholly-owned banking subsidiary, will merge with and into Metro City Bank, MetroCity’s wholly-owned banking subsidiary, with Metro City Bank as the surviving bank.
If the merger is completed, all of the shares of First IC common stock, other than shares of First IC common stock held by First IC or MetroCity or dissenting shares, issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, in the aggregate, (i) $111,965,213 in cash, and (ii) 3,384,588 shares of MetroCity common stock, each subject to adjustment as described in the merger agreement and herein. An illustration of the value of the per share merger consideration as of (i) the last trading date prior to the announcement of the merger, and (ii) the latest practicable trading date before the date of this proxy statement/prospectus is reflected in the following table:
Date	Closing Price of MetroCity Common Stock		Stock Consideration(1)	Per Share Stock Consideration(2)	Implied Value of Per Share Stock Consideration(1)		Cash Consideration(3)	Per Share Cash Consideration(3)	Implied Value of Per Share Merger Consideration(3)
March 14, 2025(4)		$27.78	3,384,588 shares	0.3732 shares		$10.37	$110,597,213	$12.19		$22.56
[•], 2025(5)	$	[•]	3,384,588 shares	0.3732 shares	$	[•]	110,597,213	$12.19	$	[•]

(1)
Assumes there is no adjustment to the stock consideration. For a discussion of the possible adjustments to the merger consideration, see the section of this document entitled “The Merger Agreement — Merger Consideration,” beginning on page 71.

(2)
Calculated based on 9,070,161 shares of First IC common stock issued and outstanding as of March 16, 2025. Also assumes there are no dissenting shares.

(3)
Assumes that there are 84,414 unexercised stock options outstanding at the effective time, such that the cash consideration will be reduced by $1,368,000. Also assumes that the First IC transaction costs do not exceed $12,500,000. For a discussion of the possible adjustments to the merger consideration, see the section of this document entitled “The Merger Agreement — Merger Consideration,” beginning on page 71.

(4)
The last full trading day before public announcement of the merger agreement.

(5)
The latest practicable trading day before the date of this document.

In connection with the merger agreement and the transactions contemplated thereby, First IC is permitted an expense allowance for certain transaction costs incurred in connection with the merger in an amount not to exceed $12,500,000 on a pre-tax basis. In the event that First IC’s transaction costs exceed $12,500,000 as of the close of business on the third (3rd) business day preceding the closing date of the merger, then the cash consideration will be reduced, on a dollar for dollar basis, by an amount equal to the difference between the transaction costs and $12,500,000. If First IC’s transaction costs are less than $12,500,000, then immediately prior to the effective time of the merger, First IC may declare and pay to each holder of record of First IC common stock a cash dividend for each outstanding share of First IC common stock equal to the quotient of (a) the difference between $12,500,000 and the transaction costs, divided by (b) the aggregate number of shares of First IC common stock issued and outstanding immediately prior to the effective time of the merger, rounded to the nearest cent. First IC’s transaction costs include, among others: (i) the costs, fees, expenses and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with the merger agreement or the merger; (ii) the amount of all legal and accounting fees and other expenses incurred in connection with the negotiation, execution or performance of the merger agreement or the consummation of the transactions contemplated thereby; (iii) the costs, fees, expenses, contract payments, penalties or liquidated damages paid or accrued in connection with the termination of contracts by First IC or First IC Bank, including any and all expenses charged by First IC or First IC Bank’s service, software or technology company providers or vendors, including for deconversion and release of records, electronic or otherwise; (iv) any payments to be made pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar agreements or arrangements or severance, noncompetition, retention or bonus arrangements between First IC or First IC Bank and any other person and in excess of the applicable amount accrued for any such payment in accordance with GAAP; (v) payroll or other similar tax required to be expensed in connection with any payments or benefits described in clause (iv); (vi) any cost to terminate and liquidate any of First IC or First IC Bank’s benefit plans and to pay all related expenses and fees, including expenses and fees associated with any governmental filings in connection with such termination; (vii) the amount of all unaccrued and unpaid taxes which are due and owing as a result of unbudgeted, missed, incomplete, or past due payments, including all penalties and interest thereon; and (viii) such other amounts as are agreed upon by MetroCity and First IC.
If (i) the average closing price of MetroCity common stock is less than 80% of the average initial price of MetroCity common stock and (ii) MetroCity common stock underperforms the KBW Regional Bank Index by more than 20% during the same period, First IC has the right to terminate the merger agreement. Upon receipt of notice of such termination, MetroCity has the right, but not the obligation, to increase the merger consideration to prevent a termination of the merger agreement by First IC. MetroCity may within two business days increase the merger consideration in its discretion by increasing (1) the cash consideration and/or (2) the stock consideration, such that the sum of such additional consideration plus the value of the stock consideration is equal to $76,331,936 (valuing the stock consideration based on the average closing price).
MetroCity will not issue any fractional shares of MetroCity common stock in the merger. Instead, a First IC shareholder who otherwise would have received a fraction of a share of MetroCity common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the fractional share interest to which such shareholder would otherwise be entitled to receive by (2) the volume-weighted average of the closing price per share of MetroCity common stock as reported on Nasdaq during the ten (10) consecutive trading days ending on the third (3rd) trading day prior to closing (rounded to the nearest whole cent as provided by Bloomberg L.P.).
At the effective time of the merger, each option to purchase shares of First IC common stock, whether vested or unvested, that is then-outstanding and which has not been exercised or canceled prior thereto shall fully vest and be canceled and, on the closing date, the holder thereof shall be entitled to receive from MetroCity or Metro City Bank, cash in an amount equal to the product of (i) the number of shares of First IC common stock provided for in each such option, and (ii) the excess, if any, of (x) the per share cash equivalent consideration (as defined below) over (y) the exercise price of such stock option. The cash consideration will be reduced on a dollar for dollar basis in an amount equal to the aggregate cash payments to be paid to the option holders. Any option for which the exercise price exceeds the per share cash equivalent consideration shall be cancelled as of the effective time of the merger without payment.
For purposes of the merger agreement, “per share cash equivalent consideration” means the sum of (i) the per share portion of the cash consideration and (ii) the product of (x) 0.3732 multiplied by (y) the volume-weighted average of the closing price per share of MetroCity common stock as reported on Nasdaq during the ten (10) consecutive trading days ending on the third (3rd) trading day prior to closing (rounded to the nearest whole cent as provided by Bloomberg L.P.).
First IC shareholders are being asked to approve the First IC merger proposal. See the section of this proxy statement/prospectus entitled “The Merger Agreement” beginning on page 71 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
As part of the ongoing consideration and evaluation of the respective long-term prospects and strategies of First IC and First IC Bank, the First IC board of directors and senior management have regularly reviewed and assessed First IC’s business, performance and prospects, including its strategic alternatives with the goal of enhancing value for its shareholders. In the context of such reviews, the strategic alternatives considered by the First IC board of directors have included, among other things, continuing its on-going operations as an independent institution, acquiring other depository institutions, opening new branch offices, closing or selling branch offices or buying other financial services firms engaged in complementary lines of business. The First IC board of directors also reviewed the competitive environment in its market area as well as merger and acquisition activity in the financial services industry in general and in Georgia.
The First IC board of directors and senior management team have also been aware in recent years of changes in the financial services industry and the regulatory environment, as well as the competitive challenges facing a financial institution such as First IC. These challenges have included an interest rate environment that has resulted in pressure on the interest rate spread and margin, increasing government regulations, increasing expense burdens and commitments for technology, succession planning challenges, and increasing competition in the delivery of financial products and services combined with increased customer expectations for the availability of sophisticated financial products and services from financial institutions. In addition, the First IC board of directors was sensitive to the need for First IC to deploy excess capital to maximize return for its shareholders. The First IC board of directors has always recognized that its fiduciary duty to its shareholders encompassed consideration of a business combination, merger or sale of First IC that might offer enhanced value to its shareholders and greater market liquidity. Given First IC’s relative size and position in the marketplace, the First IC board of directors also considered who potential buyers for the company were both now and over time.
In furtherance of these discussions and to assess the possibility of these strategic transactions, the First IC board of directors and senior management have engaged from time to time in discussions with management of other companies in the financial services industry, including with respect to potential strategic business combination transaction opportunities that may be available to enhance value for First IC shareholders. First IC board of directors and senior management also regularly met with representatives of various investment banking firms experienced in the banking industry to discuss market conditions, industry trends, the performance of First IC and potential strategic business combination transaction opportunities. Such meetings were established as opportunities to develop relationships with, and with the intent of developing a more in-depth understanding of, each prospective buyer and its respective potential cultural fit and acquisition capacity for First IC.
On November 13, 2024, the Chairman of the First IC board of directors called a special meeting of the board to discuss an unsolicited oral offer the Chairman received from the Chief Executive Officer of a public bank holding company (“Company A”). The offer was for Company A to acquire 100 percent of the outstanding shares of First IC common stock at approximately $20.50 per share. At the meeting, the First IC directors discussed the current banking market and M&A climate, the importance of a strategic business combination for the future of First IC and First IC shareholders, and whether this was the right time to start exploring strategic options for First IC and First IC Bank. The First IC board of directors also discussed the offer from Company A in relation to First IC’s book value, and dividend history, and future financial performance and prospects. The First IC board of directors concluded that while the offer from Company A was a solid offer, the board should seek other offers to maximize value for its shareholders. The Chairman also agreed to keep the dialogue open with Company A regarding the potential transaction.
On November 18, 2024, First IC received a formal non-binding letter of intent from Company A that contemplated acquiring 100 percent of the outstanding shares of First IC common stock for a mixture of Company A common stock and cash. The offer implied an acquisition price of approximately $21.45 per share of First IC common stock, or approximately $195.8 million in aggregate consideration.

On November 20, 2024, MetroCity delivered to First IC an unsolicited non-binding letter of intent that contemplated acquiring 100 percent of the outstanding shares of First IC common stock for 3,266,264 shares of MetroCity common stock and $111.1 million in cash with an $8.5 million expense allowance. The offer implied an acquisition price of approximately $24.50 per share of First IC common stock, or approximately $222.1 million in aggregate consideration.
On November 26, 2024, the Chairman of the First IC board of directors and senior management of First IC met with representatives of Alston & Bird LLP (“Alston & Bird”), First IC’s outside legal counsel, and Stephens. During this meeting, the parties discussed the two non-binding letters of intent from Company A and MetroCity, analyzed the pros and cons of each offer, and potential next steps. At the conclusion of the meeting, the Chairman of the First IC board of directors instructed Stephens to seek and contact a public bank holding company (“Company B”) who may have an interest in acquiring First IC.
On December 2, 2024, Company B was contacted by Stephens and invited to submit a non-binding letter of intent to acquire First IC.
On December 6, 2024, the First IC board of directors held a special meeting with representatives of Stephens and Alston & Bird present. At this meeting, representatives of Alston & Bird reviewed with the First IC board of directors its fiduciary duties and confidentiality obligations in the context of a M&A transaction. Next, representatives of Stephens led the First IC board of directors through a discussion on the strategic alternatives which may be available to First IC. This discussion included an overview of the banking industry, recent transaction metrics for bank M&A transactions, and First IC’s valuation which was based on First IC’s internal financial projections. Stephens then presented a summary of the non-binding letters of intent from Company A and MetroCity, an overview of Company A and MetroCity as well as additional parties that may have an interest in acquiring First IC, including Company B, and potential merger partners’ abilities to consummate the proposed transaction. Representatives of Stephens also informed the First IC board of directors that Company B expressed interest in acquiring First IC. After much deliberation, the First IC board of directors determined that pursuing a strategic business combination with a suitable buyer would be in the best interests of First IC and First IC’s shareholders. The First IC board of directors also determined that given the recent economic, banking and regulatory climate, the exploratory process of assessing a potential merger partner was valid and imminent, and as such decided to consider engaging Stephens to represent First IC in the proposed M&A process. Alston & Bird presented the Stephens’ engagement letter and related structure and fees to the First IC board of directors, which included customary advisory services for a bank M&A transaction, as well as providing and rendering a fairness opinion, from a financial point of view, for the merger consideration to be paid to First IC’s shareholders in the proposed business combination. After a full discussion, the First IC board of directors formally approved the engagement of Stephens as First IC’s financial advisor. At the conclusion of the meeting, the First IC board of directors instructed Stephens and Alston and Bird to continue their efforts in pursuit of a strategic business combination. The First IC board of directors also authorized Stephens to contact Company A and MetroCity regarding entering into non-disclosure agreements, and to follow up with Company B about its interest in a potential strategic business combination with First IC.
On December 11, 2024, Company B submitted a non-binding letter of intent that contemplated acquiring 100 percent of the outstanding shares of First IC common stock for a mixture of Company B common stock and cash. The offer implied an acquisition price of approximately $23.00 per share of First IC common stock, or approximately $210.0 million in aggregate consideration.
On December 12, 2024, the First IC board of directors held its regularly scheduled board meeting, with Alston & Bird in attendance in person and Stephens in attendance virtually. Representatives from Alston & Bird started the meeting by going over the board’s fiduciary duties and confidentiality obligations in the M&A process. After Alston & Bird, representatives from Stephens discussed recent bank stock market and industry performance and presented a summary of various potential strategic alternative scenarios, including First IC continuing to operate as an independent company and the potential value that could be achieved for First IC shareholders in a change in control transaction. Alston & Bird and Stephens then presented to the board the material terms contained in Company B’s non-binding letter of intent as a stand-alone as well as in comparison with the non-binding letters of intent from Company A and MetroCity. With consistent market pricing information as of the date of the presentation, MetroCity’s offer implied an acquisition price of approximately $24.72 per share of First IC common stock, or approximately

$225.9 million in aggregate consideration, Company A’s offer implied an acquisition price of approximately $21.80 per share of First IC common stock, or approximately $199.1 million in aggregate consideration, and Company B’s offer implied an acquisition price of approximately $23.38 per share of First IC common stock, or approximately $213.5 million in aggregate consideration. After the presentations of Alston & Bird and Stephens, the First IC board of directors discussed extensively the pros and cons of each offer, considering which offer would be in the best interests of the First IC shareholders, employees and customers, and which partner will be the best fit for First IC moving forward. After a full and deliberate discussion, the First IC board of directors determined that each of Company A, Company B and MetroCity should be invited to perform preliminary due diligence and asked to submit revised letters of intent by January 7, 2025.
On December 13, 2024, pursuant to the instructions of the First IC board of directors, Stephens reached out to the three parties to inform them of the revised bid deadline of January 7, 2025. In connection with preparing the revised bids, the three parties were also invited to conduct preliminary due diligence on First IC via a virtual dataroom, subject to executing non-disclosure agreements. All three parties executed the non-disclosure agreements and First IC opened the virtual dataroom on December 14, 2024. Between December 18, 2024 and January 7, 2025, Stephens continued to have multiple conversations with the financial advisors of all three parties to provide feedback on their respective original non-binding letters of intent and to address key outstanding questions to help the parties prepare their revised bids.
On January 7 and 8, 2025, Company A, Company B and MetroCity each submitted revised letters of intent. Company A revised its offer to consist of 100% stock and increased its shares offered by 56%. Company B increased its shares offered by 1.2% and its cash consideration by $7.7 million. MetroCity’s offer consisted of 3,384,588 shares of MetroCity common stock, $111.1 million in cash and an $11.5 million transaction expense allowance. MetroCity’s updated offer increased the shares offered by 3.6% and the transaction expense allowance by $3 million.
On January 9, 2025, the First IC board of directors held a special meeting, with representatives of Stephens and Alston & Bird present, to discuss the revised letters of intent from the three parties. Representatives from Stephens explained to the First IC board the current timeline of the M&A process and presented the material terms of the revised letters of intent from Company A, Company B and MetroCity, including the exchange ratio and the respective buyer’s stock price and pro forma price information. With consistent market pricing information as of the date of the presentation, MetroCity’s offer implied an acquisition price of approximately $23.77 per share of First IC common stock, or approximately $217.1 million in aggregate consideration, Company A’s offer implied an acquisition price of approximately $18.17 per share of First IC common stock, or approximately $165.9 million in aggregate consideration, and Company B’s offer implied an acquisition price of approximately $21.72 per share of First IC common stock, or approximately $198.3 million in aggregate consideration. Representatives from Alston & Bird again reviewed with the board the board’s fiduciary duties to its shareholders and reinforced the board’s duty to keep all discussions and information regarding the M&A process confidential. In addition, representatives from Alston & Bird explained to the board that the board may consider the offer price as well as other constituent factors, such as employee retention and outlook, in selecting the appropriate buyer. The First IC board of directors engaged in a robust discussion regarding the appropriate considerations for a potential merger partner, including each party’s offer and the allocation of the merger consideration between stock and cash, the attractiveness of each party’s stock as merger consideration, each party’s ability and capacity to complete the proposed transaction with First IC in a timely manner, each party’s track record of past successful acquisitions, cultural fit and other synergies, and the viability of First IC on a standalone basis. After a long discussion, the First IC board of directors determined that, while all three companies held merit as a potential merger candidate, it was the board’s view that each of MetroCity and Company B would produce greater strategic benefits and synergies, provide the highest value for First IC shareholders, and provide a better cultural fit for First IC moving forward. After much deliberation, the First IC board of directors determined that pursuing a strategic business combination with MetroCity and Company B would be in the best interests of the First IC shareholders and other constituencies, and approved inviting MetroCity and Company B to conduct comprehensive due diligence of First IC. The First IC board of directors concluded the meeting by instructing Stephens to contact MetroCity and Company B to inform them that they have been invited to conduct comprehensive due diligence of First IC and to submit revised bids.

On January 13, 2025, MetroCity responded that it would only move forward with the M&A process were it to be granted exclusivity with First IC.
On January 14, 2025, the First IC board of directors held its regularly scheduled board meeting, with representatives from Alston & Bird and Stephens in attendance. The Chief Executive Officer of First IC started the meeting by reporting on MetroCity’s exclusivity request. Representatives from Alston & Bird then discussed the pros and cons of accepting or declining MetroCity’s request, including the possibility that MetroCity may decide to withdraw its offer if First IC were to deny their request. Representatives from Alston & Bird again re-emphasized the board’s fiduciary duties in the M&A context and confidentiality obligations. The First IC board of directors discussed at length MetroCity’s request and whether granting exclusivity to one party was appropriate at this time by discussing the pros and cons of both companies’ offers, including, but not limited to, asset size of the two companies, future potential stock performance projections, liquidity and trading volume of the two companies’ stock, employee retention outlook, and other factors. After a full discussion by the board, with input from Stephens and Alston & Bird, the First IC board of directors instructed Stephens and Alston & Bird to negotiate certain terms of the revised letter of intent with MetroCity, including exclusivity, while asking Company B if they would consider submitting a revised letter of intent with a higher offer price.
On January 16, 2025, MetroCity submitted a revised letter of intent providing for exclusivity and offering 3,384,588 shares of MetroCity common stock, $112.0 million in cash and a $12.5 million transaction expense allowance. The updated offer increased the cash consideration by an additional $900,000 and the transaction expense allowance by an additional $1 million.
On January 17, 2025, Company B informed Stephens that it would not revise the terms of its January 7, 2025 offer.
On January 24, 2025, the First IC board of directors held a special meeting, with representatives of Stephens and Alston & Bird present. Representative from Stephens updated the board that while Company B did not revise its letter of intent from January 7, 2025, MetroCity submitted an updated letter of intent, which increased the cash consideration by an additional $900,000 and the transaction expense allowance by an additional $1 million. Representatives from Stephens and Alston & Bird also explained that MetroCity’s revised letter of intent includes, among other things, (1) a price protection mechanism to protect First IC shareholders in the event MetroCity’s stock price falls disproportionately against the market between the signing and closing of the merger agreement, and (2) a commitment from MetroCity to have the merger agreement signed within 45 days from executing the letter of intent. After the presentation by Stephens and Alston & Bird, the First IC board of directors discussed at length regarding the letters of intent from MetroCity and Company B and the pros and cons of each offer as they related to offer price, liquidity, future employee retention, cultural fit, and transition process. In addition, since a significant portion of the transaction consideration consisted of buyer common stock, in addition to just the pricing analyses, the board members assessed the current valuation of the proposed buyers including a comparative analysis of the buyers relative to other prospective acquirers and an assessment of the historical transaction activity and share price volatility. Following extensive discussions and after conducting further diligence and weighing out the various considerations for each suitor, First IC’s board of directors concluded that a proposed transaction with MetroCity was in the best interests of First IC and its shareholders. Therefore, the First IC board of directors accepted MetroCity’s non-binding letter of intent on January 24, 2025, and determined to move forward with further exploration of a possible transaction exclusively with MetroCity and to proceed with additional due diligence. Between January 24, 2025 and March 16, 2025, the parties conducted additional due diligence and representatives of the management teams of First IC and MetroCity talked several times to discuss the merger, the operations and business of the two companies and logistical and transitional items.
Between January 24, 2025 and March 16, 2025, MetroCity and its advisors conducted due diligence regarding First IC, including a credit review, through review of certain requested information and documents provided by First IC through the virtual data room. On February 24, 2025, MetroCity and MetroCity’s advisors conducted a due diligence conference call with First IC and First IC’s advisors to discuss First IC’s business and operations as well as its relationships with its federal and state regulators.

Between January 24, 2025 and March 16, 2025, First IC and its advisors also conducted reverse due diligence regarding MetroCity. The reverse due diligence included, among other things, review of MetroCity’s public filings, corporate strategy, earnings, asset quality, deposit franchise, sensitivity and interest rate risk, legal and regulatory matters, and capital adequacy. First IC also engaged in several reverse diligence discussions with MetroCity, covering topics such as documents previously provided to First IC by MetroCity, the strategic plan and future growth prospects for MetroCity, integration of First IC into MetroCity, financial performance, strategic plans specific to First IC’s markets, shareholder liquidity, existing lines of business and potential new lines of business. On March 10, 2025, First IC and First IC’s advisors conducted a reverse due diligence conference call with MetroCity and MetroCity’s advisors to discuss MetroCity’s business and operations as well as its relationships with its federal and state regulators.
On February 14, 2025, Alston & Bird received an initial draft of the merger agreement from Hunton Andrews Kurth LLP, outside legal counsel to MetroCity. That agreement, along with the ancillary bank merger agreement, director/officer voting agreements, support agreements and releases, were negotiated between the parties through March 16, 2025, during which period each party also prepared comprehensive confidential disclosure schedules to be delivered concurrently with the merger agreement.
On March 14, 2025, a special joint meeting of the boards of directors of First IC and First IC Bank was held to discuss the proposed business combination with MetroCity. Representatives of Alston & Bird and Stephens each participated in the meeting. The then-current draft of the definitive merger agreement and ancillary documents were provided to each director of First IC. Alston & Bird started the meeting by reviewing with the directors their fiduciary duties and the legal standards applicable to the decisions and actions of the First IC and First IC Bank directors with respect to the proposed transaction. Alston & Bird then presented a summary of the material terms of the merger agreement and related documents and answered questions about the merger agreement, ancillary documents and the proposed merger. The directors reviewed with Alston & Bird the terms of the merger agreement and the merger, the voting and support agreements to be entered into with First IC directors and executive officers, and other relevant information. After Alston & Bird’s presentation, representatives of Stephens reviewed its financial analyses with respect to MetroCity, First IC and the proposed merger, and delivered an oral opinion, which was later confirmed in writing, to the effect that, as of March 13, 2025, and based on and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion and described in “Opinion of First IC’s Financial Advisor” below, the merger consideration was fair from a financial point of view to the holders of First IC common stock entitled to receive such consideration. During the presentation of Alston & Bird and Stephens, the board discussed at length topics such as the respective valuations of First IC and MetroCity, the advantages and disadvantages of a fixed exchange ratio and the cash proposed to be a portion of the merger consideration, each party’s termination rights, the treatment of First IC’s outstanding options and restricted stock, employee retention and severance terms and other material terms in the merger agreement. After a full discussion and deliberation, including questions to Stephens, Alston & Bird and First IC’s management team regarding the merger and the terms and conditions of the merger agreement, and after careful review and discussion by the First IC board of directors, including consideration of the factors described below under “The Merger — First IC’s Reasons for the Merger; Recommendation of the First IC Board of Directors,” the First IC board of directors concluded that the merger agreement, the merger and the merger of First IC Bank with and into Metro City Bank were fair to and in the best interest of First IC and its shareholders and approved and adopted the merger agreement and the transactions contemplated thereby and recommended the First IC shareholders approve the merger agreement. At this meeting, the First IC Bank board of directors also approved the merger of First IC Bank with and into Metro City Bank. The First IC board of directors authorized the Chairman of the board to execute the merger agreement on behalf of First IC.
On March 13, 2025, the MetroCity board of directors held a meeting at which representatives of MetroCity senior management, Hillworth Securities, LLC (“Hillworth”), MetroCity’s financial advisor, and Hunton Andrews Kurth LLP, MetroCity’s outside legal counsel, were present. At this meeting, representatives from Hunton reviewed with the MetroCity board of directors its fiduciary duties and the terms of the current drafts of the merger agreement, the ancillary agreements and the transactions contemplated thereby. Hillworth reviewed with the MetroCity board of directors its financial analysis of the merger consideration. After further discussion, the MetroCity board of directors determined that the merger is advisable and in the best interests of MetroCity and its shareholders and unanimously approved and adopted the merger agreement and the execution thereof.
On March 16, 2025, MetroCity and First IC signed the merger agreement and the related agreements and the transactions was announced in a press release before market open on the following day.
First IC’s Reasons for the Merger; Recommendation of the First IC Board of Directors
After careful consideration, at its meeting on March 14, 2025, the First IC board of directors determined that the merger is in the best interests of First IC and its shareholders and that the consideration to be received in the merger is fair to the First IC shareholders. Accordingly, the First IC board of directors unanimously approved the merger agreement and recommended that the First IC shareholders vote “FOR” the First IC merger proposal. For the factors considered by the First IC board of directors in reaching its decision to approve the merger agreement, see “The Merger — First IC’s Reasons for the Merger; Recommendation of the First IC Board of Directors” beginning on page 51.
In reaching its decision to adopt the merger agreement and to recommend that the First IC shareholders approve the First IC merger proposal, the First IC board of directors evaluated the merger and the merger agreement in consultation with First IC’s management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors, which are not presented in order of priority:
•
each of First IC’s, MetroCity’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the First IC board of directors considered its view that MetroCity’s business and operations complement those of First IC and that the merger would result in a combined company with diversified revenue sources, a well-balanced loan portfolio and an attractive funding base;

•
its understanding of the current and prospective environment in which First IC and MetroCity operate, including national, regional and local economic conditions, the competitive environment for banks and other financial institutions generally, the current level of interest rates, the increased regulatory burdens on financial institutions, the trend toward consolidation in the banking industry and in the financial services industry, and the likely effect of these factors on First IC both with and without the proposed transaction;

•
the reduction in the number of financial institutions with an interest in acquiring Georgia banks as a result of the continued consolidation in the banking industry and the acquisition by other financial institutions of several of the banks that were historically active in acquiring Georgia banks;

•
the process through which the First IC board of directors, with the assistance of management and First IC’s financial and legal advisors, conducted extensive analysis and considered the available alternatives for First IC over an extended period of time, including a review of other potential strategic partners and the likelihood of any other party offering financial and other terms that would be superior to the merger, and an evaluation and testing of First IC’s standalone plan, and the First IC board of directors’ determination that no such alternative was as strategically and financially compelling as the proposed transaction with MetroCity;

•
its view that the size of the institution and related economies of scale were becoming increasingly important to continued success in the current financial services environment, including the increased expenses of regulatory compliance, and that a merger with a larger bank holding company could provide those economies of scale, increase efficiencies of operations and enhance customer products and services;

•
the financial analyses of Stephens, First IC’s financial advisor, and the opinion delivered by Stephens to First IC’s board of directors on March 14, 2025, to the effect that, as of the date of such opinion, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Stephens as set forth in its opinion, the merger consideration was fair to the holders of First IC common stock from a financial point of view, as more fully described in the section entitled “The Merger — Opinion of First IC’s Financial Advisor”;

•
the fact that a portion of the merger consideration will consist of shares of MetroCity common stock, which would allow First IC shareholders to participate in a significant portion of the future performance of the combined First IC and MetroCity business and synergies resulting from the merger, and the value to First IC shareholders represented by that consideration;

•
that the proforma ownership by First IC shareholders in MetroCity following the closing of the merger will be approximately 11.8% of the outstanding shares of MetroCity common stock;

•
its belief that the transaction is likely to provide substantial value to First IC’s shareholders;

•
the greater liquidity in the trading market for MetroCity common stock relative to the market for First IC common stock due to the listing of MetroCity’s shares on Nasdaq;

•
management’s expectation that the combined company will have a strong capital position upon completion of the merger;

•
the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;

•
the fact that the merger consideration paid in the form of MetroCity common stock is expected to be tax-free to First IC shareholders;

•
the results of First IC’s due diligence investigation of MetroCity, including the First IC board of directors’ opinion of the reputation, competence, business practices, culture, integrity and experience of MetroCity and its management;

•
the belief that the two companies’ corporate cultures and business philosophies are complementary and compatible, including with respect to corporate purpose, strategic focus, commitment to corporate governance and ethical business practices, broader target markets, client service, credit, risk profiles, community commitment and commitment to environmental, social and governance considerations, and its belief that the complementary cultures will facilitate the successful integration of the two companies and implementation of the merger;

•
that the merger will result in a combined company with greater financial resources, higher concentration levels, and a higher lending limit than First IC would have if it were to continue its operations as an independent entity;

•
the anticipated cost savings from expected increases in operating efficiency, reduced combined payments to vendors and third parties and elimination of duplicate positions, while increasing responsiveness to compliance and regulatory requirements;

•
MetroCity’s commitment to enhancing its strategic position in its markets;

•
First IC’s size makes First IC susceptible to another economic downturn and management’s view that MetroCity’s greater resources provide the combined company greater resiliency;

•
First IC’s management’s view that the merger will allow for greater opportunities for First IC’s clients, customers, employees and other constituencies within the communities in which First IC operates, and that the potential synergies, reduced loan and deposit concentration levels allowing greater growth in most classes of commercial lending and diversification resulting from the merger will enhance product offerings and customer service beyond the level believed to be reasonably achievable by First IC on an independent basis;

•
the recommendation of First IC’s management in favor of the merger, considered in light of the benefits to be received by them in connection with the merger;

•
that the terms and conditions of the merger agreement, including, but not limited to, the representations, warranties and covenants of the parties, the conditions to closing and the form and structure of the merger consideration, are conductive to consummation of the merger while being reasonably intended to preserve First IC’s business;

•
the likelihood that the merger will be completed based on, among other things, (i) each party’s obligation to use its commercially reasonable efforts to obtain regulatory approvals as promptly as practicable and (ii) the limited closing conditions contained in the merger agreement, which enhances deal certainty;

•
MetroCity’s obligation to consummate the merger despite regulatory conditions unless such requirements represent a “Materially Burdensome Regulatory Condition” (as defined in the merger agreement) that has a material adverse effect on the surviving company and its subsidiaries, taken as a whole;

•
the stock consideration is a fixed exchange ratio of shares of First IC’s common stock to MetroCity’s common stock; as a result, First IC shareholders benefit from an increase in the trading price of MetroCity’s common stock (or a decrease in the trading price of First IC’s common stock) during the pendency of the merger; and

•
the ability of the First IC board of directors to withdraw its recommendation that First IC shareholders vote to approve the merger agreement for a “Company Superior Proposal” or “Company Intervening Event” (both as defined in the merger agreement), subject to the terms and conditions set forth in the merger agreement (including the payment of a termination fee).

The First IC board of directors also identified and considered a variety of uncertainties and risks concerning the merger, including, but not limited to, the following:
•
the possibility that the merger may not be completed, or that its completion may be unduly delayed, for reasons beyond the control of First IC or MetroCity;

•
the regulatory approvals required to complete the merger, the potential length of the regulatory approval process and the risks that the regulators could impose materially burdensome conditions that would allow either party to terminate the merger agreement or refuse to consummate the merger;

•
the approval of the First IC shareholders required to complete the merger;

•
the potential risk of diverting management’s attention and resources from the operation of First IC’s business and towards the completion of the merger and the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the merger;

•
the requirement that First IC conduct its business in the ordinary course and the other restrictions on the conduct of the First IC’s business prior to completion of the merger, which may delay or prevent First IC from undertaking business opportunities that may arise pending completion of the merger;

•
certain tax effects for cash payments paid to First IC officers, employees, or shareholders as a result of the merger;

•
that under the merger agreement, subject to certain exceptions, First IC cannot solicit competing acquisition proposals;

•
the transaction costs and expenses that will be incurred in connection with the merger, including the costs of integrating the businesses of First IC and MetroCity;

•
the possible effects of the pendency or consummation of the transactions contemplated by the merger agreement, including any suit, action or proceeding initiated in respect of the merger;

•
the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating First IC’s business, operations and workforce with those of MetroCity and the risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected timeframe;

•
the stock consideration is a fixed exchange ratio of shares of First IC’s common stock to MetroCity’s common stock; as a result, First IC shareholders could be adversely affected by a decrease in the trading price of MetroCity’s common stock (or an increase in the trading price of First IC’s common stock) during the pendency of the merger;

•
that First IC shareholders will not necessarily know or be able to calculate the actual value of the merger consideration which they would receive upon completion of the merger;

•
the possibility that First IC will have to pay a $8.2 million termination fee to MetroCity if the merger agreement is terminated under certain circumstances;

•
that First IC’s directors and executive officers have financial interests in the merger in addition to their interests as First IC shareholders, including financial interests that are the result of compensation arrangements with First IC, and the manner in which such interests would be affected by the merger; and

•
the other risks disclosed in this document under the sections entitled “Special Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

The foregoing discussion of the factors considered by the First IC board of directors is not intended to be exhaustive, but is believed to include the material factors considered by the First IC board of directors. The First IC board of directors collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of the First IC board of directors determined was appropriate. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, the First IC board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the First IC board of directors may have given different weight to different factors. The First IC board of directors conducted an overall analysis of the factors described above including thorough discussions with First IC management and First IC’s advisors, and considered the factors overall to be favorable to, and to support, its determination. It should be noted that this explanation of the First IC board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Cautionary Note Regarding Forward-Looking Statements.”
THE FIRST IC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FIRST IC SHAREHOLDERS VOTE “FOR” THE FIRST IC MERGER PROPOSAL AT THE FIRST IC SHAREHOLDER MEETING.
Opinion of First IC’s Financial Advisor
On December 6, 2024, First IC engaged Stephens to act as its exclusive financial advisor in connection with any proposed transaction involving First IC and one or more parties in which First IC and their subsidiary, First IC Bank, would be acquired by or combined with a purchaser and/or one or more of its subsidiaries. As part of its engagement, Stephens was asked to undertake a study of the fairness, from a financial point of view, of the proposed merger with MetroCity. First IC engaged Stephens because, among other factors, Stephens is a nationally recognized investment banking firm with substantial experience in similar transactions. As part of its investment banking business, Stephens is regularly engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.
As part of Stephens’ engagement, representatives of Stephens participated in a meeting of First IC’s board of directors held on March 14, 2025, at which the First IC board of directors considered and approved the proposed merger. At the meeting, Stephens reviewed the financial aspects of the proposed merger and rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion letter to the First IC board of directors dated as of March 14, 2025, that, as of such date, the merger consideration to be received by the common shareholders of First IC (solely in their capacity as such) in the proposed merger was fair to such shareholders from a financial point of view, based upon and subject to the qualifications, assumptions and other matters considered by Stephens in connection with the preparation of its opinion.
The full text of Stephens’ written opinion letter (the “Opinion Letter”) is attached as Annex D to this proxy statement/prospectus. The Opinion Letter outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Stephens in rendering its opinion. The summary of the opinion set forth in this document is qualified in its entirety by reference to the full text of such written Opinion Letter. Investors are urged to read the entire Opinion Letter carefully in connection with their consideration of the proposed merger. First IC did not give any instruction to or impose any limitations on Stephens as it related to the issuance of its opinion.

Stephens’ opinion speaks only as of the date of the opinion, and Stephens has undertaken no obligation to update or revise its opinion. The opinion was directed to First IC’s board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the proposed merger. The opinion only addresses whether the merger consideration to be received by the common shareholders of First IC (solely in their capacity as such) in the proposed merger was fair to them from a financial point of view as of the date of the opinion. The opinion does not address the underlying business decision of First IC to engage in the proposed merger or any other term or aspect of the merger agreement or the transactions contemplated thereby. Stephens’ opinion does not constitute a recommendation to First IC’s board of directors or any of First IC’s shareholders as to how such person should vote or otherwise act with respect to the proposed merger or any other matter. First IC and MetroCity determined the merger consideration through a negotiation process.
In connection with developing its opinion, Stephens has:
(i)
reviewed certain publicly available financial statements and reports regarding First IC and MetroCity;

(ii)
reviewed certain audited financial statements regarding First IC and MetroCity;

(iii)
reviewed certain internal financial statements, management reports and other financial and operating data concerning First IC and MetroCity prepared by management of First IC and management of MetroCity, respectively;

(iv)
reviewed, on a pro forma basis, in reliance upon financial projections and other information and assumptions concerning First IC and MetroCity provided by management of First IC and management of MetroCity, as applicable, the effect of the proposed merger on the balance sheet, capitalization ratios, earnings and tangible book value both in the aggregate and, where applicable, on a per share basis of MetroCity;

(v)
reviewed the reported prices and trading activity for the common stock of First IC and MetroCity;

(vi)
compared the financial performance of First IC and MetroCity with that of certain other publicly-traded companies and their securities that Stephens deemed relevant to Stephens’ analysis of the proposed merger;

(vii)
reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that Stephens deemed relevant to Stephens’ analysis of the proposed merger;

(viii)
reviewed the then most recent draft of the merger agreement and related documents provided to Stephens by First IC;

(ix)
discussed with management of First IC and management of MetroCity the operations of and future business prospects for First IC and MetroCity, respectively, and the anticipated financial consequences of the proposed merger to First IC and MetroCity, respectively;

(x)
assisted in First IC’s deliberations regarding the material terms of the proposed merger and First IC’s negotiations with MetroCity; and

(xi)
performed such other analyses and provided such other services as Stephens deemed appropriate.

Stephens relied on the accuracy and completeness of the information, financial data and financial forecasts provided to Stephens by First IC and MetroCity and of the other information reviewed by Stephens in connection with the preparation of Stephens’ opinion, and its opinion was based upon such information. Stephens did not independently verify or undertake any responsibility to independently verify the accuracy or completeness of any of such information, data or forecasts. Management of First IC assured Stephens that it was not aware of any relevant information that had been omitted or remained undisclosed to Stephens. Stephens did not assume any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of First IC or of MetroCity, and Stephens was not furnished with any such evaluations or appraisals; nor did Stephens evaluate the solvency or fair value of First IC or of MetroCity under any laws relating to bankruptcy, insolvency or similar matters. Stephens did not assume any obligation to conduct any physical inspection of the properties, facilities, assets or liabilities (contingent or otherwise) of First IC or MetroCity. Stephens did not receive or review any individual loan or credit files nor did Stephens make an independent evaluation of the adequacy of the allowance for credit losses of First IC or MetroCity. Stephens did not make an independent analysis of the effects of potential future changes in the rate of inflation or of prevailing rates of interest or other market developments or disruptions, or of the effects of any global conflicts or hostilities or any other disaster or adversity, on the business or prospects of First IC or MetroCity. With respect to the financial projections or forecasts prepared by management of First IC and management of MetroCity, including the forecasts of potential cost savings and potential synergies, Stephens assumed that such financial projections or forecasts had been reasonably prepared and reflected the best then currently available estimates and judgments of management of First IC and management of MetroCity, respectively, as to the future financial performance of First IC and MetroCity, respectively, and provided a reasonable basis for Stephens’ analysis. Stephens recognized that such financial projections or forecasts were based on numerous variables, assumptions and judgments that were inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and that actual results could vary significantly from such projections or forecasts, and Stephens expressed no opinion as to the reliability of such financial projections, forecasts or estimates or the assumptions upon which they were based.
Stephens does not provide legal, accounting, regulatory, or tax advice or expertise, and Stephens relied solely, and without independent verification, on the assessments of First IC and its other advisors with respect to such matters. Stephens assumed, with First IC’s consent, that the proposed merger will not result in any materially adverse legal, regulatory, accounting or tax consequences for First IC or its shareholders and that any reviews of legal, accounting, regulatory or tax issues conducted as a result of the proposed merger will be resolved favorably to First IC and its shareholders. Stephens did not express any opinion as to any tax or other consequences that might result from the proposed merger.
Stephens’ opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on the date of the opinion, and on the information made available to Stephens as of the date of the opinion. Market price data used by Stephens in connection with its opinion was based on reported market closing prices as of March 13, 2025. It should be understood that subsequent developments may affect the opinion and that Stephens did not undertake any obligation to update, revise or reaffirm the opinion or otherwise comment on events occurring after the date of the opinion. Stephens further noted that volatility or disruptions in the credit and financial markets relating to, among other things, potential future changes in the rate of inflation or prevailing rates of interest or other market developments or disruptions, or the effects of any global conflicts or hostilities or any other disaster or adversity, may or may not have an effect on First IC or MetroCity, and Stephens did not express an opinion as to the effects of such volatility or disruptions on the proposed merger or any party to the proposed merger. Stephens further expressed no opinion as to the prices at which shares of First IC’s or MetroCity’s common stock may trade at any time subsequent to the announcement of the proposed merger.
In connection with developing its opinion, Stephens assumed that, in all respects material to its analyses:
(i)
the proposed merger and any related transactions will be consummated on the terms of the latest draft of the merger agreement provided to Stephens, without material waiver or modification;

(ii)
the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

(iii)
each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

(iv)
all conditions to the completion of the proposed merger will be satisfied within the time frames contemplated by the merger agreement without any waivers;

(v)
that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the proposed merger and any related transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the proposed merger to the common shareholders of First IC;

(vi)
there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of First IC or MetroCity since the date of the most recent financial statements made available to Stephens, and that no legal, political, economic, regulatory or other development has occurred that will adversely impact First IC or MetroCity; and

(vii)
the proposed merger will be consummated in a manner that complies with applicable law and regulations.

Stephens’ opinion was limited to whether the consideration to be received by the common shareholders of First IC (solely in their capacity as such) in the proposed merger was fair to them from a financial point of view as of the date of the opinion. Stephens was not asked to, and it did not, offer any opinion as to the terms of the merger agreement or the form of the proposed merger or any aspect of the proposed merger, other than the fairness, from a financial point of view, of the consideration to be received in the proposed merger by the common shareholders of First IC (solely in their capacity as such). The opinion did not address the merits of the underlying decision by First IC to engage in the proposed merger, the merits of the proposed merger as compared to other alternatives potentially available to First IC or the relative effects of any alternative transaction in which First IC might engage, nor is it intended to be a recommendation to any person or entity as to any specific action that should be taken in connection with the proposed transaction, including with respect to how to vote or act with respect to the proposed merger. Moreover, Stephens did not express any opinion as to the fairness of the amount or nature of the compensation to any of First IC’s officers, directors or employees, or to any group of such officers, directors or employees, whether relative to the compensation to other shareholders of First IC or otherwise.
The following is a summary of the material financial analyses performed and material factors considered by Stephens in connection with developing its opinion. In performing the financial analyses described below, Stephens relied on the financial and operating data, projections and other financial information and assumptions concerning First IC and MetroCity provided by management of First IC and management of MetroCity, as applicable, and Stephens reviewed with First IC’s executive management and board of directors certain assumptions concerning First IC and MetroCity upon which the analyses were based, as well as other factors. Although this summary does not purport to describe all of the analyses performed or factors considered by Stephens, it does set forth those analyses considered by Stephens to be material in arriving at its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. The order of the summaries of analyses described does not represent the relative importance or weight given to those analyses by Stephens. It should be noted that in arriving at its opinion, Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Stephens believes that its analysis must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses summarized below. Accordingly, Stephens’ analyses and the summary of its analyses must be considered as a whole, and selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying Stephens’ analyses and opinion.
Summary of the Proposed Merger:
Pursuant to the merger agreement, and subject to the terms, conditions and limitations set forth therein, and for purposes of its opinion, Stephens understood that, subject to potential adjustments as described in the merger agreement, the consideration expected to be exchanged by MetroCity for all of the outstanding common stock of First IC (including options) has an aggregate value as of March 13, 2025 of approximately $204.1 million and will consist of the obligation to exchange the outstanding shares of First IC’s common stock (including options) for 3,384,588 shares of MetroCity’s common stock and $111,965,213 in cash, which, based on MetroCity’s closing stock price of $27.21 on March 13, 2025, results in an implied per share valuation of First IC’s common stock of approximately $22.35. Based upon the unaudited financial information of First IC as of and for the twelve months ended December 31, 2024, and market data as of March 13, 2025, Stephens calculated the following implied transaction multiples:
Transaction Value / Reported Tangible Book Value (Aggregate):	140%
Transaction Value / Last Twelve Months (“LTM”) Earnings:	8.2x
Core Deposit Premium:	12.0%

Source: S&P Global Market Intelligence
Note: The last-twelve months earnings of First IC are based on the financial statements as of December 31, 2024.
Note: Core deposit premium calculated using tangible common equity and deposits less time deposits > $100,000.
Discounted Cash Flow Analysis — First IC Corporation:
Stephens performed a standalone discounted cash flow analysis of First IC to estimate a range of implied equity values for First IC based upon the discounted net present value of the range of projected after-tax free cash flows for First IC for the projected period. In this analysis, Stephens used (i) financial information and data provided by First IC and (ii) an annual earnings per share growth rate thereafter provided by the management team of First IC for use by Stephens in connection with this analysis. See the section below entitled “Prospective Financial Information Regarding First IC” for additional information regarding the unaudited prospective financial information provided to Stephens by First IC management and approved by First IC for Stephens’ use and reliance in performing its analysis. Stephens determined the projected amount of cash flow for First IC assuming (i) annual dividend payments, including projected additional dividends for earnings and excess capital (if any) above a tangible common equity to tangible asset ratio of 11.0% from 2025 to 2029, and (ii) a range of standalone terminal values assuming price to earnings multiples ranging from 8.0x to 10.0x applied to First IC’s estimated earnings for the year ending December 31, 2030. Stephens discounted the range of projected cash flows from (i) and (ii) above at First IC’s estimated cost of equity to calculate a net present value range for such projected cash flows.
In selecting terminal price to earnings multiples for First IC, Stephens considered the range of comparable public companies of First IC set forth in the section entitled “Relevant Public Companies Analysis — First IC Corporation.” Exercising its professional judgment, Stephens selected a range of 8.0x to 10.0x as the terminal price to earnings multiples for the discounted cash flow analysis. Stephens calculated the range of terminal values of First IC based on First IC’s estimated earnings for the year ending December 2030 and the range of terminal price to earnings multiples of 8.0x to 10.0x. Stephens considered discount rates from 14.6% to 16.6% for this analysis.
Based on this analysis, Stephens derived a range for the implied equity value of First IC from $19.64 per share to $25.09 per share.
The discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, capital levels, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of First IC. The actual results may vary from the projected results, any of these assumptions might not be realized in future operations and the variations may be material.
Relevant Public Companies Analysis — First IC Corporation:
Stephens compared the financial condition, operating statistics and market valuation of First IC to certain other public minority depository institutions (“MDIs”) as defined by the FDIC selected by Stephens and their respective public trading values. In addition to being MDIs, Stephens selected the companies outlined below because their relative asset size, financial performance and targeted customer base, among other factors, were reasonably similar to those of First IC; however, no selected company below was identical or directly comparable to First IC. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading values of the relevant public companies. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using relevant public company data.
Stephens selected the following public companies based on the criteria set forth below:
Nationwide Asian-American major exchange-traded and OTC MDIs with 2024Q4 total assets between $1 billion and $10 billion, excluding merger targets (total assets as of December 31, 2024, noted parenthetically below).
•
Hanmi Financial Corporation ($7.678 billion)

•
Preferred Bank ($6.923 billion)

•
RBB Bancorp ($3.993 billion)

•
MetroCity Bankshares ($3.594 billion)

•
PCB Bancorp ($3.064 billion)

•
OP Bancorp ($2.366 billion)

•
CBB Bancorp, Inc. ($1.816 billion)

•
US Metro Bancorp, Inc. ($1.397 billion)

To perform this analysis, Stephens reviewed publicly available financial information as of and for the last twelve-month period ended December 31, 2024, or the most recently reported period available, and the market trading multiples of the selected public companies based on March 13, 2025 closing prices. The financial data included in the table presented below may not correspond precisely to the data reported in historical financial statements as a result of the assumptions and methods used by Stephens to compute the financial data presented. The table below contains information reviewed and utilized by Stephens in its analysis:
	First IC Corporation	Minimum	Median	Maximum
Total Assets ($mm)	$1,192	$1,397	$3,329	$7,678
TCE / TA	12.2%	8.6%	11.0%	13.9%
Loans / Deposits	101.8%	83.7%	96.8%	115.4%
NPA / Assets(1)	0.02%	2.03%	0.45%	0.15%
Net Interest Margin	4.43%	2.76%	3.07%	4.06%
Cost of Deposits	3.01%	3.75%	3.47%	2.74%
LTM Efficiency Ratio	45.8%	71.9%	60.0%	27.8%
LTM ROAE	18.50%	5.21%	8.55%	17.85%
LTM ROAA	2.10%	0.53%	0.91%	1.91%
Estimated 2025 ROAA	1.83%	0.71%	0.96%	1.83%
Estimated 2026 ROAA	1.83%	0.80%	1.03%	1.91%
Market Cap ($mm)	$113.3	$59.3	$282.0	$1,068.8
Price / Tangible Book Value	0.78x	0.44x	0.90x	1.67x
Price / LTM EPS	4.6x	5.0x	9.7x	11.4x
Price / 2025 Estimated EPS	4.9x	8.3x	8.9x	10.6x
Price / 2026 Estimated EPS	4.4x	6.8x	8.0x	9.9x
Core Deposit Premium	NM	8.0%	10.9%	13.8%
Dividend Yield	8.0%	3.6%	3.8%	4.0%

Source: S&P Global Market Intelligence, First IC Management.

Note: Market data as of March 13, 2025. Financial data as of the most recent period available. Bank-level data used where consolidated BHC data not available.
Note: Core deposit premium calculated using tangible common equity and deposits less time deposits > $100,000.
Note: For Peer Banks, Projected ROAA & EPS based on research analysts. For First IC, Projected ROAA & EPS provided by First IC Management.
Note: Core deposit premiums less than 0.0% are considered non-meaningful for the purpose of this analysis.
Note: Dollars in millions. First IC per-share metrics based on 9,070,161 common shares outstanding as of January 31, 2025.
Based on this analysis, Stephens calculated a range of implied equity values for First IC on a price to earnings basis, on a price to tangible book basis and on a core deposit premium basis. In this analysis, Stephens applied (i) the minimum and maximum Price / LTM EPS multiples set forth in the table above to 2024 earnings per share of First IC, (ii) the minimum and maximum Price / 2025E EPS multiples set forth in the table above to the 2025 budgeted earnings per share for First IC, (iii) the minimum and maximum Price/Tangible Book Value multiples set forth in the table above to First IC’s tangible book value per share as of December 31, 2024, and (iv) the minimum and maximum Core Deposit Premiums to First IC’s core deposits as of December 31, 2024. See the section below entitled “Prospective Financial Information Regarding First IC” for additional information regarding the unaudited prospective financial information used by Stephens in performing its analysis. The range of implied equity values per share resulting from this analysis is summarized in the table below:
Methodology	Illustrative Value Range
Tangible Book Value Per Share	$7.11 – $26.77
LTM EPS	$13.64 – $31.10
2025E EPS	$21.24 – $27.13
Core Deposit Premium	$20.35 – $23.47
Relevant Nationwide Transactions Analysis — First IC Corporation:
Stephens reviewed certain publicly available transaction multiples and related financial data for transactions involving nationwide banks and thrifts announced since January 1, 2022 where (i) the deal value was publicly disclosed, (ii) the target’s total assets were between $500 million and $2.5 billion and (iii) LTM ROAA was greater than 1.5% (excluding Merger of Equals, as defined by S&P Global Market Intelligence, transactions involving credit union acquirers and transactions where a private buyer issued stock). The following transactions were selected by Stephens because each target’s relative asset size, financial performance and operations, among other factors, was reasonably similar to First IC; however, no selected company or transaction below was identical or directly comparable to First IC or the proposed transaction (in each transaction, the acquirer is listed first, the target is listed second and the transaction announcement date is noted parenthetically):
•
Seacoast Banking Corporation | Heartland Bancshares Inc. (2/27/2025)

•
Cadence Bank | FCB Financial Corp. (1/22/2025)

•
Capital Bancorp Inc. | Integrated Financial Holdings Inc. (3/28/2024)

•
HomeTrust Bancshares Inc. | Quantum Capital Corp. (7/25/2022)

Stephens considered these selected transactions to be reasonably similar, but not identical or directly comparable, to the proposed merger. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected transactions and other factors that could affect the transaction values in those selected transactions as compared with the proposed merger. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using selected transaction data. Stephens compared certain transaction multiples implied by the proposed merger to the minimum, median and maximum transaction multiples of the selected transactions for which data was available:

	First IC Corporation	Minimum	Median	Maximum
Deal Value ($mm)	$204.1	$67.6	$87.6	$106.3
Stock Consideration	45.1%	47.7%	64.6%	81.0%
Cash Consideration	54.9%	19.0%	35.4%	52.3%
Target Total Assets ($mm)	$1,192	$548	$625	$734
Target TCE / Total Assets	12.2%	8.9%	11.3%	15.5%
Target NPAs / Assets	0.02%	0.00%	1.03%	3.00%
Target LTM ROAA	2.10%	1.63%	2.18%	2.49%
Target LTM ROAE	18.5%	12.0%	18.8%	24.8%
Target LTM Efficiency Ratio	45.8%	38.3%	50.0%	69.0%
Price / Tangible Book Value	1.40x	1.06x	1.59x	1.74x
Price / LTM Earnings(1)	8.2x	4.2x	7.1x	8.6x
Core Deposit Premium	12.0%	2.9%	5.6%	10.4%

Source: S&P Global Market Intelligence.
Note: Dollars in Millions.
Note: Market data as of March 13, 2025. Financial data as of the most recent period available. Bank-level data used where consolidated BHC data not available.
Note: Core deposit premium calculated using tangible common equity and deposits less time deposits > $100,000.
Note: Price /earnings multiples greater than 25.0x and core deposit premiums less than 0.0% are considered non-meaningful for the purposes of this analysis.
(1)
LTM pre-tax earnings, tax effected at 21.0% effective rate.

Based on Stephens review of the precedent transactions selected and Stephens experience and professional judgement, Stephens applied the minimum and maximum (a) tangible book value per share multiples of the targets in the precedent transactions of 1.06x to 1.74x to First IC’s tangible book value as of December 31, 2024, (b) Price / LTM EPS multiples of the targets in the precedent transactions of 4.2x to 8.6x to First IC’s LTM earnings as of December 31, 2024 and (c) percentages of core deposit premiums of the targets in the precedent transactions of 2.9% to 10.4% to First IC’s core deposits as of December 31, 2024. . The following table summarizes the ranges of the per share valuation of First IC common stock derived by Stephens in this analysis.
Methodology	Illustrative Value Range
Tangible Book Value	$17.04 – $27.96
LTM EPS	$11.46 – $23.33
Core Deposit Premium	$17.57 – $21.66
Miscellaneous:
The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Stephens considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the results from any particular analysis described above should not be taken to be the view of Stephens.
In performing its analyses, Stephens made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of First IC. The analyses performed by Stephens are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty.
Stephens is serving as financial adviser to First IC in connection with the proposed merger and is entitled to receive from First IC reimbursement of Stephens’ expenses and a fee in the amount of $2,950,000 for its services as financial advisor to First IC, a significant portion of which is contingent upon the consummation of the proposed merger. Stephens also received a fee of $750,000 from First IC upon rendering its fairness opinion, which opinion fee will be credited in full against the fee which will become payable to Stephens upon the closing of the proposed merger. First IC has also agreed to indemnify Stephens against certain claims and liabilities that could arise out of Stephens’ engagement, including certain liabilities that could arise out of Stephens’ providing its fairness opinion.
Except as disclosed herein, Stephens has not received fees for providing investment banking services to either First IC or MetroCity within the past two years. Stephens expects to pursue future investment banking services assignments with participants in the proposed merger.
In the ordinary course of its business, Stephens and its affiliates and employees at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt, equity or derivative securities of participants in the proposed merger.
Certain Unaudited Prospective Financial Information
Prospective Financial Information Regarding First IC
In performing its financial analysis with respect to First IC, Stephens used the following prospective financial information regarding First IC: estimated earnings per share for the Company of $2.56 for the year ending 2025 with 10.0% asset growth and a consistent return on average assets in 2026 and thereafter.
The following table presents certain unaudited prospective financial information regarding First IC on a stand-alone basis from January 1, 2025 through December 31, 2030, which Stephens used in its discounted cash flow and relevant public company analyses in connection with developing its fairness opinion.
	Full Year Projections Ended
	12/31/2025	12/31/2026	12/31/2027	12/31/2028	12/31/2029	12/31/2030
Net Income ($000s)	$23,215	$25,838	$28,422	$31,264	$34,391	$37,830
Earnings per Share	$2.56	$2.85	$3.13	$3.45	$3.79	$4.17
Total Assets ($000s)	$1,344,397	$1,478,837	$1,626,721	$1,789,393	$1,968,332	$2,165,165
The foregoing prospective financial information regarding First IC was provided to Stephens by the executive management team of Fist IC and was approved by First IC for use by Stephens in connection with developing its fairness opinion.
Prospective Financial Information Regarding MetroCity
In performing its financial analysis with respect to MetroCity, Stephens used the following prospective financial information regarding MetroCity: (i) estimated annual asset growth rate of 3.5% in 2025, 2.3% in 2026 and 5.0% in 2027 and thereafter; and (ii) estimated net income available to the MetroCity’s shareholders of $64.9 million for the year ending 2025 and $65.7 million for the year ending 2026, with return on average assets gradually improving thereafter.

The following table presents certain unaudited prospective financial information for MetroCity for the years ending 2025 through 2030.
	Full Year Projections Ended
	12/31/2025	12/31/2026	12/31/2027	12/31/2028	12/31/2029	12/31/2030
Net Income ($000s)	$64,911	$65,658	$69,251	$73,943	$78,932	$82,878
Earnings per Share	$2.52	$2.55	$2.69	$2.87	$3.06	$3.22
Total Assets ($000s)	$3,721,502	$3,808,859	$3,999,302	$4,199,267	$4,409,230	$4,629,692
The foregoing prospective financial information regarding MetroCity was provided to Stephens by the executive management team of First IC and was approved by First IC for use by Stephens in connection with developing its fairness opinion.
Board Composition and Management of MetroCity After the Merger
Board of Directors of MetroCity
The members of the board of directors of MetroCity immediately prior to the effective time of the merger will be the members of the board of directors of MetroCity after the effective time.
Executive Officers of MetroCity
The executive officers of MetroCity immediately prior to the effective time of the merger will be the executive officers of MetroCity after the effective time.
Information regarding the executive officers and directors of MetroCity is contained in documents filed by MetroCity with the SEC and incorporated by reference into this proxy statement/prospectus, including MetroCity’s Annual Report on Form 10-K for the year ended December 31, 2024 and its definitive proxy statement on Schedule 14A for its 2025 annual meeting, filed with the SEC on March 10, 2025, and April 15, 2025, respectively. See “Where You Can Find More Information” beginning on page 142 and “Additional Information” in the forepart of this document.
Interests of First IC’s Directors and Executive Officers in the Merger
In considering the recommendation of the First IC board of directors that you vote to approve the merger agreement, you should be aware that some of the executive officers and directors of First IC may have interests in the merger and may have arrangements, as described below, that are different from, or in addition to, those of First IC shareholders generally. First IC’s board of directors was aware of these interests and considered these interests, among other matters, in adopting and approving the merger agreement and the transactions contemplated by the merger agreement, including the merger, and in recommending that First IC shareholders vote in favor of the merger proposal. See “The Merger — Background of the Merger” and “The Merger —  First IC’s Reasons for the Merger; Recommendation of the First IC Board of Directors.” First IC’s shareholders should take these interests into account in deciding whether to vote “FOR” the First IC merger proposal.
Change in Control Agreements and Payments
First IC is currently party to change in control severance agreements with each of Dong Wook Kim (President and Chief Executive Officer), Edward Briscoe (Chief Financial Officer and Chief Operating Officer), and Dong Won Shin (SVP, Controller and Secretary), pursuant to which each of such executive officers will receive upon closing of the merger change of control payments equal to approximately $2,957,428.38, $1,591,192.86, and $1,228,659.18, respectively. In March 2025, each of Messrs. Kim, Briscoe and Shin entered into an amendment to his respective change-in-control severance agreement to provide that if the payments to the executive would be “parachute payments” subject to an excise tax imposed by Section 4999 of the Code, then such payments would be limited to the greatest amount that may be paid to the executive to avoid being subject to the excise tax imposed by Section 4999 of the Code.

Treatment of First IC Equity Awards
At the effective time of the merger, each stock option granted under First IC’s equity-based compensation plans, whether vested or unvested, which is outstanding immediately prior to the effective time of the merger and which has not been exercised or canceled prior thereto, will fully vest and be cancelled at the effective time of the merger. Within five business days after the closing date of the merger, MetroCity will pay to the holders of such stock options cash in an amount equal to the product of (i) the number of shares of First IC common stock provided for in each such stock option, and (ii) the excess, if any, of (x) the per share cash equivalent consideration over (y) the exercise price of the stock option. The cash payment will be made without interest and will be net of all applicable withholding taxes. Any stock option for which the exercise price of such stock option exceeds the per share cash equivalent consideration will be cancelled at the effective time of the merger without payment. Mr. Briscoe holds options to acquire 5,358 shares of First IC common stock at an exercise price of $3.27 per share. No other executive officer of First IC holds stock options.
Indemnification and Insurance
As described under “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance,” from and after the effective time of the merger, MetroCity will indemnify and hold harmless the present and former directors, officers and employees of First IC and its subsidiaries by reason of his or her serving in such capacity against claims pertaining to matters occurring at or prior to the closing of the merger, including in connection with the merger agreement or the transactions or actions it contemplates, to the full extent permitted by the governing documents of First IC and its subsidiaries and as permitted by applicable law. In addition, MetroCity also has agreed to pay the aggregate premiums for an extension of First IC’s existing directors’ and officers’ insurance policies, in each case for a claims reporting or discovery period of six years from and after the effective time with terms, conditions, retentions, and limits of liability that are at least as favorable to the indemnified parties thereunder as First IC’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of First IC or any of its subsidiaries. MetroCity will not be required to expend for the tail insurance an aggregate premium amount in excess of 250% of the current annual premiums paid by First IC for such insurance.
Trading Markets and Dividends
MetroCity
MetroCity’s common stock is listed for trading on Nasdaq under the symbol “MCBS” and will continue to be listed under that symbol following the merger. Under the terms of the merger agreement, MetroCity will cause the shares of common stock to be issued to First IC shareholders in the merger to be approved for listing on Nasdaq.
The following table sets forth the closing sale prices of MetroCity common stock as reported on Nasdaq on March 14, 2025, the last full trading day before the public announcement of the merger agreement, and on [•], 2025, the latest practicable trading date before the date of this proxy statement/prospectus.
Date	Closing Price of MetroCity Common Stock		Stock Consideration(1)	Per Share Stock Consideration(2)	Implied Value of Per Share Stock Consideration(1)		Cash Consideration(3)	Per Share Cash Consideration(3)	Implied Value of Per Share Merger Consideration(3)
March 14, 2025(4)		$27.78	3,384,588 shares	0.3732 shares		$10.37	$110,597,213	$12.19		$22.56
[•], 2025(5)	$	[•]	3,384,588 shares	0.3732 shares	$	[•]	110,597,213	$12.19	$	[•]

(1)
Assumes there is no adjustment to the stock consideration. For a discussion of the possible adjustments to the merger consideration, see the section of this document entitled “The Merger Agreement — Merger Consideration,” beginning on page 71.

(2)
Calculated based on 9,070,161 shares of First IC common stock issued and outstanding as of March 16, 2025. Also assumes there are no dissenting shares.

(3)
Assumes that there are 84,414 unexercised stock options outstanding at the effective time, such that the cash consideration will be reduced by $1,368,000. Also assumes that the First IC transaction costs do not exceed $12,500,000. For a discussion of the possible adjustments to the merger consideration, see the section of this document entitled “The Merger Agreement — Merger Consideration,” beginning on page 71.

(4)
The last full trading day before public announcement of the merger agreement.

(5)
The latest practicable trading day before the date of this document.

First IC
As of [•], 2025, there were [•] shares of First IC common stock, $5.00 par value per share, outstanding, which were held by approximately [•] holders of record.
First IC’s common stock is quoted on the OTC Expert Market under the symbol “FIEB.” First IC’s common stock has traded only sporadically and in limited volume. Quotations on the OTC Expert Market reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions, and do not necessarily reflect the intrinsic or market values of the common stock. The OTC Markets Group, Inc. is an electronic, screen-based market which imposes considerably less stringent listing standards than the NASDAQ Capital Market. The following table sets forth the high and low reported intraday sales prices per share of First IC common stock for the period indicated:
Date	High	Low
2025
First Quarter	$17.25	$9.25
2024
First Quarter	$7.25	$6.50
Second Quarter	$7.75	$7.05
Third Quarter	$9.00	$7.50
Fourth Quarter	$9.30	$8.90
2023
First Quarter	$8.25	$7.10
Second Quarter	$7.10	$4.75
Third Quarter	$6.50	$5.60
Fourth Quarter	$6.50	$5.60
Under the merger agreement, First IC is prohibited from paying any dividend or distribution to its shareholders before the effective time of the merger, other than dividends paid in the ordinary course of business and consistent with past practices, without the prior written consent of MetroCity. First IC’s ability to pay dividends is also subject to state and federal laws and regulations.

The following table sets forth the dividends paid by First IC per share on the First IC common stock during 2024 and 2023.
Cash Dividends Per Share
2024
First Quarter	$1.00
Second Quarter	$—
Third Quarter	$—
Fourth Quarter	$—
2023
First Quarter	$1.00
Second Quarter	$—
Third Quarter	$—
Fourth Quarter	$—
MetroCity’s Dividend Policy
It has been the policy of MetroCity to pay quarterly dividends to holders of its common stock. MetroCity has paid quarterly dividends to its shareholders in amounts up to 40% of its net income over the past eleven years. MetroCity has no obligation to pay dividends and MetroCity may change its dividend policy at any time without notice to its shareholders. Any future determination to pay dividends to holders of MetroCity common stock will depend on its results of operations, financial condition, capital requirements, banking regulations, contractual restrictions and any other factors that the MetroCity board of directors may deem relevant.
Under the laws of the State of Georgia, we, as a business corporation, MetroCity may declare and pay dividends in cash or property unless the payment or declaration would be contrary to restrictions contained in MetroCity’s Articles of Incorporation, or unless, after payment of the dividend, MetroCity would not be able to pay its debts when they become due in the usual course of our business or our total assets would be less than the sum of our total liabilities. In addition, MetroCity is also subject to federal regulatory capital requirements that effectively limit the amount of cash dividends that it may pay.
The primary sources of funds for MetroCity’s payment of dividends to its shareholders are cash on hand and dividends from the Metro City Bank. Various federal and state statutory provisions and regulations limit the amount of dividends that the Metro City Bank and MetroCity’s non-bank subsidiaries may pay. Under the regulations of the GA DBF, Metro City Bank, as a Georgia bank, must have approval of the GA DBF to pay cash dividends if, at the time of such payment:
•
the ratio of Tier 1 capital to average total assets is less than 6 percent;

•
the aggregate amount of dividends to be declared or anticipated to be declared during the current calendar year exceeds 50 percent of its net after-tax profits before dividends for the previous calendar year; or

•
its total adversely classified assets in its most recent regulatory examination exceeded 80 percent of its Tier 1 capital plus its allowance for loan and lease losses.

The Georgia Financial Institutions Code contains restrictions on the ability of a Georgia bank to pay dividends other than from retained earnings without the approval of the GA DBF. As a result of the foregoing restrictions, the Metro City Bank may be required to seek approval from the GA DBF to pay dividends.
In addition, GA DBF and Metro City Bank are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The appropriate federal bank regulatory authority may prohibit the payment of dividends where it has determined that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The FDIC and the Federal Reserve have indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsafe and unsound banking practice. The FDIC and the Federal Reserve have each indicated that depository institutions and their holding companies should generally pay dividends only out of current operating earnings. Prior approval by the FDIC is required if the total of all dividends declared by a bank in any calendar year exceeds the bank’s profits for that year combined with its retained net profits for the preceding two calendar years.
Under a Federal Reserve policy adopted in 2009, the board of directors of a bank holding company must consider different factors to ensure that its dividend level is prudent relative to maintaining a strong financial position, and is not based on overly optimistic earnings scenarios, such as potential events that could affect its ability to pay, while still maintaining a strong financial position. As a general matter, the Federal Reserve has indicated that the board of directors of a bank holding company should consult with the Federal Reserve and eliminate, defer or significantly reduce the bank holding company’s dividends if:
•
its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;

•
its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or

•
it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

For additional information about the regulatory restrictions and limitations on both MetroCity and Metro City Bank with respect to the payment of dividends, see the sections entitled “Business — Regulation and Supervision — Regulation of the Company — Payment of Dividends” in MetroCity’s Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference into this proxy statement/prospectus.
Restrictions on Resale of MetroCity Common Stock
The shares of MetroCity common stock to be issued in connection with the merger will be registered under the Securities Act, and will be freely transferable, except for shares issued to any shareholder who may be deemed to be an “affiliate” of MetroCity for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of MetroCity include individuals or entities that control, are controlled by, or are under common control with MetroCity and may include the executive officers, directors and significant shareholders of MetroCity.
Dissenters’ Rights
The following discussion is not a complete description of the law relating to rights of dissent and appraisal available under Georgia law. This description is qualified in its entirety by the full text of the relevant provision of the GBCC, which is reprinted in its entirety as Annex E to this proxy statement/prospectus. If you desire to exercise your dissenters’ rights of appraisal, you should review carefully the GBCC and are urged to consult a legal advisor before electing or attempting to exercise these rights.
First IC shareholders who are entitled to vote on the merger have a right to demand payment in cash of the “fair value” of their shares of First IC common stock in accordance with the procedures established by Georgia law. Shareholders who receive a fair value cash payment will not be entitled to receive any shares of MetroCity common stock offered in the merger. Title 14, Chapter 2, Article 13 of the GBCC sets forth the rights of First IC shareholders who wish to demand fair value payments for their shares. The following is a summary of the material terms of the statutory procedures to be followed by a First IC shareholder to perfect appraisal rights under the GBCC. Shareholders who do not properly follow appraisal rights procedures will receive the merger consideration provided under the merger agreement if the merger is affected. A copy of the applicable provisions of the GBCC is attached as Annex E to this proxy statement/prospectus.
How to exercise and perfect the right to dissent
A holder of First IC common stock electing to exercise dissenters’ rights must deliver to First IC a written notice of dissent stating that he or she intends to demand payment for his or her shares of First IC common stock if the merger is consummated. This notice must be sent before the vote is taken. The dissenting shareholder must not vote, or cause or permit to be voted, any of his or her shares of First IC common stock in favor of the First IC merger proposal. If the dissenting shareholder fails to comply with these requirements, he or she will not be entitled to dissenters’ rights. The “fair value” of the shares as defined above is determined using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the merger and without discounting for lack of marketability or minority status. It should be noted that investment banker opinions as to the fairness from a financial point of view of the consideration payable in a transaction such as the merger are not opinions as to, and do not address, “fair value” under the GBCC.
Within 10 days after the effective time of the merger, MetroCity, as surviving corporation of the merger, will give written notice of the effective date of the merger by certified mail to each shareholder who filed a written notice of dissent. The notice will: (i) state where demand for payment must be sent and where and when share certificates, if any, must be deposited; (ii) inform holders of uncertified shares to what extent transfer of the shares will be restricted after the payment demand is received; (iii) set a date by which MetroCity must receive the demand for payment, which date may not be fewer than 30 nor more than 60 days after the date the notice is delivered; and (iv) be accompanied by a copy of Title 14, Chapter 2, Article 13 of the GBCC.
Within the time period set forth in the notice, the dissenting shareholder must demand payment and deposit his or her certificates in accordance with the notice sent by MetroCity. A record shareholder who demands payment and deposits his or her shares in accordance with the notice retains all other rights of a shareholder until such rights are canceled or modified by the consummation of the merger. A record shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the notice, is not entitled to payment for his or her shares under the GBCC.
Within 10 days of the later of the date the consummation of the merger or receipt of a payment demand, MetroCity shall by notice to each dissenter from whom a payment demand was properly received, offer to pay to such dissenter the amount MetroCity estimates to be the fair value of his or her shares, plus accrued interest. The offer of payment must be accompanied by: (i) MetroCity’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any; (ii) a statement of MetroCity’s estimate of the fair value of the shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the dissenter’s right to demand payment of his or her own estimate of the fair value of the shares and amount of interest due; and (v) a copy of Title 14, Chapter 2, Article 13 of the GBCC. If the shareholder accepts the offer by written notice to MetroCity within 30 days after MetroCity’s offer, or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the consummation of the merger, whichever is later.
A dissenter may notify MetroCity in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of such estimate of the fair value of his or her shares and interest due, if: (i) the dissenter believes that the amount offered is less than the fair value of his or her shares or that the interest due is incorrectly calculated; or (ii) MetroCity, having failed to consummate the merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment. If a dissenter’s demand for payment of such dissenter’s estimate of fair value remains unsettled, MetroCity must commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If MetroCity does not commence the proceeding within the 60-day period, it must pay each dissenter whose demand remains unsettled the amount demanded. MetroCity must make all dissenters, whether or not residents of the State of Georgia, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. MetroCity must serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of the State of Georgia in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law. Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

The court in an appraisal proceeding will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court will assess the costs against MetroCity, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment of such dissenter’s own estimate of fair value. The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable: (i) against MetroCity and in favor of any or all dissenters if the court finds MetroCity did not substantially comply with the requirements of the GBCC with respect to dissenters’ rights; or (ii) against either MetroCity or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by the GBCC. If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
If you do not follow the prescribed procedures, you will not be entitled to dissenters’ rights with respect to your shares. Because of the complexity of the procedures necessary to exercise dissenters’ rights of appraisal, any shareholder wishing to exercise the right to appraisal should consult with his, her or its own legal counsel.
Regulatory Approvals Required for the Merger
Federal Reserve Board
The merger of First IC with MetroCity must be approved by the Federal Reserve under Section 3 of the Bank Holding Company Act of 1956, or the BHC Act, and its implementing regulations, unless the Federal Reserve waives the application requirements of the BHC Act. MetroCity requested such a waiver on April 29, 2025.
If the Federal Reserve does not grant the requested waiver, the Federal Reserve will consider a number of factors when acting on applications under Section 3 of the BHC Act (12 U.S.C. § 1842(c)) and Section 225.13 of Regulation Y (12 C.F.R. § 225.13). These factors include the financial condition of the holding companies and banks involved and the future prospects of the combined organization (including consideration of the current and projected capital positions and the levels of indebtedness) and the managerial resources (including the competence, experience, and integrity of the officers, directors, and principal shareholders, as well as their record of compliance with laws and regulations). The Federal Reserve also considers the effectiveness of the applicant in combating money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.
Federal Deposit Insurance Corporation
The merger of First IC Bank with and into Metro City Bank must be approved by the FDIC under the Federal Deposit Insurance Act (12 U.S.C. 1828(c)), commonly known as the Bank Merger Act. An application for approval of the bank merger was filed with the FDIC on April 29, 2025. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (1) the competitive impact of the transaction; (2) financial and managerial resources of the banks party to the bank merger or mergers; (3) the convenience and needs of the community to be served and the record of the banks under the Community Reinvestment Act; (4) the banks’ effectiveness in combating money-laundering activities; and (5) the extent to which the bank merger or mergers would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. MetroCity and First IC are not aware of any reason why the FDIC would fail to approve the merger. In connection with its review, the FDIC will provide an opportunity for public comment on the application for the bank merger and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate.

Georgia Department of Banking and Finance
The merger of First IC Bank into Metro City Bank requires the approval of the GA DBF pursuant to §7-1-534 of the Financial Institutions Code of Georgia. Under Georgia law, the GA DBF will conduct such investigation as it may deem necessary to ascertain whether: (i) the articles of merger and supporting information satisfies the requirements of Financial Institutions Code of Georgia, (ii) the bank merger agreement and any modification thereof adequately protect the interests of depositors, other creditors, and shareholders, (iii) the requirements to consummate the bank merger under all applicable laws have been satisfied and Metro City Bank as the resulting bank would satisfy the requirements under Georgia law; and (iv) the bank merger is consistent with adequate and sound banking or fiduciary practice and in the public interest on the basis of: (a) the financial history and condition of Metro City Bank and First IC Bank, (b) the proposed business plan of Metro City Bank as the surviving bank, and (3) the character of Metro City Bank’s management. An application for approval of the merger and the bank merger was filed with the GA DBF on April 29, 2025.
The U.S. Department of Justice has between 15 and 30 days following approvals by the Federal Reserve and FDIC to challenge the approval on antitrust grounds. While MetroCity and First IC do not know of any reason that the Department of Justice would challenge regulatory approval by the Federal Reserve and FDIC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.
Notifications and/or applications requesting approval of the merger, or other transactions contemplated by the merger agreement, may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.
The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.
MetroCity and First IC are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this proxy statement/prospectus. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

THE MERGER AGREEMENT
The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
Structure of the Merger
Each of the boards of directors of MetroCity and First IC has unanimously approved the merger agreement. Under the merger agreement, First IC will merge with and into MetroCity, with MetroCity continuing as the surviving entity. Following the merger, First IC Bank, First IC’s wholly-owned banking subsidiary, will merge with and into Metro City Bank, MetroCity’s wholly-owned banking subsidiary.
Merger Consideration
If the merger agreement is approved and the merger is completed, all of the shares of First IC common stock, other than shares of First IC common stock held by First IC or MetroCity or dissenting shares, issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, in the aggregate, (i) $111,965,213 in cash, and (ii) 3,384,588 shares of MetroCity common stock, each subject to adjustment as described in the merger agreement and herein. An illustration of the value of the per share merger consideration as of (i) the last trading date prior to the announcement of the merger, and (ii) the latest practicable trading date before the date of this proxy statement/prospectus is reflected in the following table:
Date	Closing Price of MetroCity Common Stock		Stock Consideration(1)	Per Share Stock Consideration(2)	Implied Value of Per Share Stock Consideration(1)		Cash Consideration(3)	Per Share Cash Consideration(3)	Implied Value of Per Share Merger Consideration(3)
March 14, 2025(4)		$27.78	3,384,588 shares	0.3732 shares		$10.37	$110,597,213	$12.19		$22.56
[•], 2025(5)	$	[•]	3,384,588 shares	0.3732 shares	$	[•]	110,597,213	$12.19	$	[•]

(1)
Assumes there is no adjustment to the stock consideration. For a discussion of the possible adjustments to the merger consideration, see the section of this document entitled “The Merger Agreement — Merger Consideration,” beginning on page 71.

(2)
Calculated based on 9,070,161 shares of First IC common stock issued and outstanding as of March 16, 2025. Also assumes there are no dissenting shares.

(3)
Assumes that there are 84,414 unexercised stock options outstanding at the effective time, such that the cash consideration will be reduced by $1,368,000. Also assumes that the First IC transaction costs do not exceed $12,500,000. For a discussion of the possible adjustments to the merger consideration, see the section of this document entitled “The Merger Agreement — Merger Consideration,” beginning on page 71.

(4)
The last full trading day before public announcement of the merger agreement.

(5)
The latest practicable trading day before the date of this document.

In connection with the merger agreement and the transactions contemplated thereby, First IC is permitted an expense allowance for certain transaction costs incurred in connection with the merger in an amount not to exceed $12,500,000 on a pre-tax basis. In the event that First IC’s transaction costs exceed $12,500,000 as of the close of business on the third (3rd) business day preceding the closing date of the merger, then the cash consideration will be reduced, on a dollar for dollar basis, by an amount equal to the difference between the transaction costs and $12,500,000. If First IC’s transaction costs are less than $12,500,000, then immediately prior to the effective time of the merger, First IC may declare and pay to each holder of record of First IC common stock a cash dividend for each outstanding share of First IC common stock equal to the quotient of (a) the difference between $12,500,000 and the transaction costs, divided by (b) the aggregate number of shares of First IC common stock issued and outstanding immediately prior to the effective time of the merger, rounded to the nearest cent. First IC’s transaction costs include, among others: (i) the costs, fees, expenses and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with the merger agreement or the merger; (ii) the amount of all legal and accounting fees and other expenses incurred in connection with the negotiation, execution or performance of the merger agreement or the consummation of the transactions contemplated thereby; (iii) the costs, fees, expenses, contract payments, penalties or liquidated damages paid or accrued in connection with the termination of contracts by First IC or First IC Bank, including any and all expenses charged by First IC or First IC Bank’s service, software or technology company providers or vendors, including for deconversion and release of records, electronic or otherwise; (iv) any payments to be made pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar agreements or arrangements or severance, noncompetition, retention or bonus arrangements between First IC or First IC Bank and any other person and in excess of the applicable amount accrued for any such payment in accordance with GAAP; (v) payroll or other similar tax required to be expensed in connection with any payments or benefits described in clause (iv); (vi) any cost to terminate and liquidate any of First IC or First IC Bank’s benefit plans and to pay all related expenses and fees, including expenses and fees associated with any governmental filings in connection with such termination; (vii) the amount of all unaccrued and unpaid taxes which are due and owing as a result of unbudgeted, missed, incomplete, or past due payments, including all penalties and interest thereon; and (viii) such other amounts as are agreed upon by MetroCity and First IC.
In addition, if (i) the average closing price of MetroCity common stock is less than 80% of the average initial price of MetroCity common stock and (ii) MetroCity common stock underperforms the KBW Regional Bank Index by more than 20% during the same period, First IC has the right to terminate the merger agreement. Upon receipt of notice of such termination, MetroCity has the right, but not the obligation, to increase the merger consideration to prevent a termination of the merger agreement by First IC. MetroCity may within two business days increase the merger consideration in its discretion by increasing (1) the cash consideration and/or (2) the stock consideration, such that the sum of such additional consideration plus the value of the stock consideration is equal to $76,331,936 (valuing the stock consideration based on the average closing price). Although the number of shares of MetroCity common stock that First IC shareholders will receive for each share of First IC common stock they own is fixed, the market value of the merger consideration will fluctuate with the market price of MetroCity common stock. Stock price changes may result from a variety of factors that are beyond the control of MetroCity and First IC, including but not limited to general market and economic conditions, changes in their respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the First IC shareholder meeting, First IC shareholders will not know the precise market value of the merger consideration they may receive at the effective time of the merger. First IC shareholders should obtain current sale prices for shares of MetroCity common stock before voting their shares at the First IC shareholder meeting.
Anti-Dilutive Adjustments
The consideration to be received by First IC shareholders is subject to an anti-dilutive adjustment only if the number of shares of MetroCity common issued and outstanding prior to the effective time are changed, or exchanged for a different number of kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction. In that case, an appropriate and proportionate adjustment will be made to the merger consideration to give holders of First IC common stock the same economic effect as contemplated by the merger agreement prior to such event; provided, however, that no adjustment will be made with respect to MetroCity common stock if (i) MetroCity issues additional shares of MetroCity common stock and receives consideration for such shares (including, without limitation, upon the exercise of outstanding stock options or other equity awards) or (ii) MetroCity issues employee or director stock grants or similar equity awards pursuant to a MetroCity benefit plan in existence as of March 16, 2025.
Fractional Shares
MetroCity will not issue any fractional shares of MetroCity common stock in the merger. Instead, a First IC shareholder who otherwise would have received a fraction of a share of MetroCity common stock will receive an amount in cash (without interest) determined by multiplying (1) the fractional share interest to which such shareholder would otherwise be entitled to receive by (2) the volume-weighted average of the closing price per share of MetroCity common stock as reported on Nasdaq during the ten (10) consecutive trading days ending on the third (3rd) trading day prior to closing (rounded to the nearest whole cent as provided by Bloomberg L.P.).
Treatment of First IC Equity Awards
At the effective time of the merger, each stock option granted under First IC’s equity-based compensation plans, whether vested or unvested, which is outstanding immediately prior to the effective time of the merger and which has not been exercised or canceled prior thereto, will fully vest and be cancelled at the effective time of the merger. Within five business days after the closing date of the merger, MetroCity will pay to the holders of such stock options cash in an amount equal to the product of (i) the number of shares of First IC common stock provided for in each such stock option, and (ii) the excess, if any, of (x) the per share cash equivalent consideration over (y) the exercise price of such stock option. The cash payment will be made without interest and will be net of all applicable withholding taxes. Any stock option for which the exercise price per share of First IC common stock provided for in such stock option exceeds the per share cash equivalent consideration will be cancelled at the effective time of the merger without payment. The cash consideration will be reduced on a dollar for dollar basis in an amount equal to any cash payment paid pursuant to these awards.
Closing and Effective Time
The effective time of the merger will be the date and time specified in the certificate of merger filed with the Georgia Secretary of State. It currently is anticipated that the merger will be completed in the fourth quarter of 2025, subject to the receipt of regulatory approvals and the satisfaction of other closing conditions set forth in the merger agreement, but neither MetroCity nor First IC can guarantee when or if the merger will be completed. See “The Merger agreement — Conditions to Complete the Merger” beginning on page 86.
Organizational Documents of the Surviving Company
The Restated Articles of Incorporation and the Restated Bylaws of MetroCity in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the surviving company following consummation of the merger.
Conversion of Shares; Exchange of Certificates
Exchange Procedures
Prior to the effective time of the merger, MetroCity will cause to be delivered to the exchange agent certificates representing the shares of MetroCity common stock, or evidence of the shares in book entry form, to be issued in the merger. In addition, MetroCity will deliver to the exchange agent an aggregate amount of cash equal to the amount of cash consideration plus an estimated amount of cash payable in lieu of fractional shares of MetroCity common stock.
The conversion of First IC common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. For shares of First IC common stock held in book entry form, MetroCity will establish procedures for delivery which are be reasonably acceptable to First IC.
As promptly as practicable after the effective time, and in any event within five business days thereafter, the exchange agent will mail to each First IC shareholder of record at the effective time of the merger who did not previously surrender his or her First IC stock certificates, a letter of transmittal and instructions for use in surrendering the shareholder’s First IC stock certificates. When First IC shareholders deliver their First IC stock certificates to the exchange agent along with a properly completed and duly executed letter of transmittal and any other required documents, their First IC stock certificates will be cancelled and in exchange they will receive:

•
evidence of shares in book entry form representing the number of whole shares of MetroCity common stock that they are entitled to receive under the merger agreement;

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a check or wire transfer representing that amount of cash to which the former holder of First IC common stock became entitled pursuant to the merger agreement; and/or

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a check or wire transfer representing the amount of cash that they are entitled to receive in lieu of fractional shares, if any.

No interest will be paid or accrued on the cash consideration or any cash payable in lieu of fractional shares of MetroCity common stock. Any portion of the merger consideration that remains unclaimed by former First IC shareholders one year after the effective time of the merger shall, subject to applicable abandoned property, escheat or similar laws, be paid to MetroCity, or its successor in interest.
MetroCity will issue shares of MetroCity common stock in book entry form and a check or wire transfer for the cash consideration and any cash in lieu of a fractional share in a name other than the name in which a surrendered First IC stock certificate is registered only if the exchange agent is presented with all documents required to show and effect the unrecorded transfer of ownership, together with evidence that any applicable stock transfer taxes have been paid.
At the effective time of the merger, and until surrendered as described above, each certificate formerly representing shares of First IC common stock will be deemed for all purposes to represent only the right to receive the merger consideration to be paid pursuant to the merger agreement and cash in lieu of any fractional shares. If a certificate for First IC common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration allocable to such certificate deliverable in respect of MetroCity common stock represented by such certificate upon receipt of (1) an affidavit of that fact by the claimant and (2) if required by MetroCity or the exchange agent, the posting of a bond in an amount as MetroCity or the exchange agent may direct as indemnity against any claim that may be made against the surviving entity or First IC with respect to such certificate. After the effective time, there will be no transfers on the share transfer books of First IC of shares of First IC common stock that were outstanding immediately before such time.
Dividends and Distributions
First IC shareholders are not entitled to receive any dividends or other distributions on MetroCity common stock with a record date after the closing date of the merger until they have surrendered their First IC stock certificates in exchange for an MetroCity stock certificate representing the shares of MetroCity common stock they are entitled to receive (or evidence of the shares in book entry form). After the surrender of their First IC stock certificates, First IC shareholders of record will be entitled to receive any dividend or other distribution, without interest, which had become payable with respect to their MetroCity common stock and any unpaid dividend with respect to their First IC common stock with a record date that is prior to the effective time.
Withholding
MetroCity (through the exchange agent) will be entitled to deduct and withhold, from any amounts otherwise payable under the merger agreement to any holder of First IC common stock, the amounts it is required to deduct and withhold under applicable law, provided that MetroCity and the exchange agent will make reasonable efforts to provide notice to any person subject to such deduction or withholding and will provide such person with a reasonable opportunity to mitigate such deduction or withholding. Any such amounts deducted and withheld, and timely remitted to any government authority responsible for assessment or collection of taxes, will be treated for all purposes of the merger agreement as having been paid to the holder from whom they were withheld.
Tax Adjustment
Notwithstanding anything in the merger agreement to the contrary, to preserve the status of the merger as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, if the value of the stock consideration based upon the closing price of the MetroCity common stock for the ten consecutive trading days ending on the third (3rd) trading day immediately preceding the closing date would be less than forty percent (40%) of the sum of (i) the cash consideration, (ii) the stock consideration, and (iii) any other amounts that would be considered “boot” received by the First IC shareholders for purposes of Section 368(a) of the Code, then the exchange ratio will be increased with a corresponding decrease to the cash consideration so that the stock consideration is equal to forty percent (40%) of the sum of (i) the cash consideration, (ii) the stock consideration, and (iii) any other amounts that would be considered “boot” received by the First IC shareholders for purposes of Section 368(a) of the Code, without changing the aggregate value of the merger consideration. Any adjustments to the cash consideration (including any cash dividend) resulting from First IC’s transaction costs exceeding $12,500,000 as of the close of business on the third (3rd) business day preceding the closing date of the merger will be subject to this tax adjustment as well if necessary to preserve the status of the merger as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code.
Representations and Warranties
The merger agreement contains customary representations and warranties of MetroCity and First IC relating to their respective businesses that are made as of the date of the merger agreement and as of the closing date of the merger. The representations and warranties of each of MetroCity and First IC have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:
•
have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

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will not survive consummation of the merger;

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may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

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are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

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were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of MetroCity, First IC or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by MetroCity or First IC. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus.
The merger agreement contains customary representations and warranties made by First IC and First IC Bank to MetroCity and MetroCity Bank and by MetroCity and MetroCity Bank to First IC and First IC Bank relating to a number of matters, including the following:
•
corporate matters, including due organization, standing and qualification;

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capital stock;

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power and authority to execute and deliver the merger agreement;

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the absence of conflicts with, or violations of, organizational documents, or other obligations as a result of the merger;

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the filing of regulatory reports and internal controls;

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the absence of agreements with regulatory agencies or investigations by regulatory agencies;

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governmental filings and regulatory approvals and consents necessary to complete the merger;

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financial statements and the absence of undisclosed liabilities;

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absence of certain changes or events;

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compliance with applicable laws;

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regulatory capitalization;

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loans, and in the case of First IC, non-performing and classified assets;

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CRA and anti-money laundering requirements;

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legal proceedings;

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broker’s fees payable in connection with the merger;

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employee benefit matters;

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labor and employment matters;

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tax matters;

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allowance and impairment;

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anti-takeover provisions;

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information security; and

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questionable payments.

In addition, First IC has made other representations and warranties about itself and its subsidiaries to MetroCity and MetroCity Bank as to:
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organization and ownership of subsidiaries;

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matters relating to certain material contracts;

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investment securities, borrowings and deposits;

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derivative transactions;

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investment management;

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repurchase agreements;

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transactions with affiliates and insiders;

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tangible properties and assets;

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environmental matters;

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intellectual property;

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insurance;

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SEC Status;

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mortgage loan matters;

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SBA matters;

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administration of trust and fiduciary accounts;

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dissenting shareholders;

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indemnification; and

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the accuracy of information supplied for inclusion in this document and other similar documents.

The representations and warranties in the merger agreement are (i) subject, in some cases, to specified exceptions and qualifications contained in the confidential disclosure schedules delivered by MetroCity and First IC, respectively, and (ii) qualified by the reports of MetroCity filed with the SEC during the time since December 31, 2022 through the time prior to the execution and delivery of the merger agreement (excluding, in each case, any risk factor disclosures in the risk factor section or any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature).
Definition of “Material Adverse Effect”
Certain representations and warranties of MetroCity and First IC are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either First IC, MetroCity or MetroCity as the surviving entity in the merger, means any effect, circumstance, occurrence or change (i) that is material and adverse to the financial position, results of operations, or business of such entity and its subsidiaries, taken as a whole, or (ii) which does or would materially impair the ability of such entity to perform its obligations under the merger agreement.
However, with respect to clause (i), a material adverse effect will not be deemed to include the impact of:
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changes, after the date of the merger agreement, in laws or interpretations of laws by governmental authorities;

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changes, after the date of the merger agreement, in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally;

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changes, after the date of the merger agreement, in general economic or capital market conditions affecting financial institutions or their market prices generally, including, but not limited to, changes in levels of interest rates generally;

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the effects of the expenses incurred by First IC or MetroCity or their respective affiliates in negotiating, documenting, effecting, and consummating the transactions contemplated by the merger agreement;

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any action or omission required by the merger agreement or taken, after the date of the merger agreement, by First IC with the prior written consent of MetroCity, and vice versa, or as otherwise expressly permitted or contemplated by the merger agreement or at the written direction of MetroCity;

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the public announcement of the merger agreement or the pendency of the transactions contemplated under the merger agreement (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, lessors or employees);

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changes, after the date hereof, in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States;

•
natural disasters, pandemics (including the outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, and the governmental and other responses thereto) or other force majeure events;

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a failure, in and of itself, to meet earnings projections or internal financial forecasts or any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, but not including any underlying causes thereof;

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employee departures or terminations after announcement of the merger agreement;

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a decline in the trading price of MetroCity common stock (subject to the 20% price protection discussed elsewhere in this proxy statement/prospectus);

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impact arising from information previously disclose; or

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impact of the merger agreement and the transactions on relationships with customers or employees.

However, with respect to the first, second, third, seventh or eighth bulleted items described above, to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.

Covenants and Agreements
Conduct of Business Prior to the Completion of the Merger
From the date of the merger agreement until the effective time (or earlier termination of the merger agreement), except as expressly contemplated or permitted by the merger agreement, as required by applicable law or with the prior written consent of MetroCity, First IC will use commercially reasonable efforts to (a) carry on its business in the ordinary course consistent with past practice (b) preserve its business organization intact, (c) keep available to itself and MetroCity the present services of the current officers and employees of First IC and its subsidiaries and (d) preserve for itself and MetroCity the goodwill of the customers of First IC and others with whom business relationships exist.
Additionally, prior to the effective time (or earlier termination of the merger agreement), except as expressly contemplated or permitted by the merger agreement, or with the prior written consent of MetroCity (which consent shall not be unreasonably withheld, conditioned or delayed), and subject to additional specified exceptions, First IC will not, and will not permit any of its subsidiaries to:
•
issue, sell, grant or otherwise permit to become outstanding, or authorize the creation of, or enter into an agreement with respect to the foregoing, any additional shares of common stock, except pursuant to stock options or stock-based awards outstanding as of the date of the merger agreement and, accelerate the vesting of any rights to acquire shares of common stock, or change the number of, or provide for the exchange of, shares of First IC common stock, any securities convertible into or exchangeable for any additional shares of stock, any rights issued and outstanding prior to the effective date of the merger as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities;

•
make, declare, set aside or pay any dividends (other than annual dividends in the ordinary course of business) or distributions in respect of any shares of its capital stock, other than dividends paid by any of the wholly owned subsidiaries of First IC to First IC or to any of its wholly owned subsidiaries;

•
enter into or amend or renew any employment, consulting, severance, retention, change in control or similar agreements or arrangements with any director, officer, or employee of First IC or any of its subsidiaries, or grant any salary or wage increase or increase any employee benefit plan or grant any equity compensation or pay any incentive, commission or bonus payments, subject to certain exceptions primarily intended to permit increases in compensation and the payment of bonuses in the ordinary course of business;

•
provide compensation of any type to any “disqualified individual” (as defined in Section 280G of the Code) to the extent such compensation would be expected to constitute an “excess parachute payment” (as defined in Section 280G of the Code) or agree to provide any indemnification, gross-up or reimbursement in respect of any taxes;

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hire or terminate (other than for cause) any person except for hiring at will employees at an annual rate of salary not to exceed $100,000 to fill vacancies that may arise from time to time in the ordinary course of business, or promote any employee, except to fill vacancies that may arise in the ordinary course of business or to satisfy contractual obligations existing as of the date of the merger agreement, unless MetroCity consents in writing (provided that MetroCity will respond to any such request of First IC for consent within three business days of submission);

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with certain exceptions, enter into, establish, adopt, amend, modify, terminate or accelerate the vesting, funding or payment with respect to any benefit plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any related trust agreement, in respect of any current or former director, officer or employee;

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except pursuant to agreements in effect as of the date of the merger agreement or making or renewing loans to directors, officers, or their respective immediate family members, and with certain exceptions, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than compensation or business expense reimbursement in the ordinary course of business consistent with past practice;
•
except for in the ordinary course of business consistent with past practice, sell, transfer, license, mortgage, pledge, abandon, allow to lapse or expire, encumber or otherwise dispose or discontinue any of its assets (tangible or intangible), deposits, business or properties, other real estate owned, or cancel or release any indebtedness owed to First IC or any of its subsidiaries, other than non-exclusive licenses granted in the ordinary course of business;

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other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business and consistent with past practice, acquire all or any material portion of the assets, business, deposits or properties of any other entity;

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make or commit to make any capital expenditures other than in the ordinary course of business consistent with past practice (including expenditures reasonably necessary to maintain existing assets in good repair) not exceeding more than $75,000 in the aggregate, unless MetroCity consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed);

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amend its articles of incorporation or bylaws or any equivalent documents of any First IC subsidiary;

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implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or applicable accounting requirements of any governmental authority;

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enter into, materially amend, renew, modify, terminate or waive any material provision of any material contract, lease, insurance policy or, other than amendments, modifications, renewals, terminations, extensions, waivers, or changes that are (i) reasonably needed to carry out its business until closing, (ii) not materially adverse to the First IC or any of its subsidiaries, and (iii) not for a term of more than twelve (12) months, and except, in all such cases, as reasonably requested by MetroCity;

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other than with respect to settlement of foreclosure actions in the ordinary course of business, enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which First IC or any of its subsidiaries or directors or executive officers is a party or becomes a party after the date of the merger agreement, which settlement or agreement involves payment of an amount exceeding $75,000 individually or $150,000 in the aggregate (provided that, in connection with the settlement or agreement, the aggregate amount is exclusive of any amount of proceeds indirectly paid under any insurance policy, but is inclusive of any amount of proceeds paid by First IC or any of its subsidiaries as a deductible or retention) and/or would impose any material restriction on the business of First IC or any of its subsidiaries, unless MetroCity acting through its Chief Executive Officer or his designee(s) consents in writing;

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enter into any new material line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law regulation or policies imposed by any governmental authority, or file any application or make any contract or commitment with respect to branching or site location or relocation;

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enter into any derivative transaction;

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incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, borrowing from the Federal Home Loan Bank of Atlanta or federal funds purchased, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than the issuance of letters of credit in the ordinary course of business consistent with past practice, unless MetroCity acting through its Chief Executive Officer or President or his designee(s) consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed);

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other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith or in the ordinary course of business and consistent with past practice, acquire, sell or otherwise dispose of any debt security or equity investment;

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make any changes in deposit pricing that are not in the ordinary course of business consistent with past practice, taking into account changes in interest rates after the date of the merger agreement or acquire any “brokered deposits” except for any extensions or renewals of existing brokered deposits, unless MetroCity acting through its Chief Executive Officer or President or his designee(s) consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed);

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take any action with respect to loans, except that First IC Bank may make or renew certain loans within specified dollar and concentration limits, provided that the loans are made in the ordinary course of business in a manner consistent with the policies, procedures and recent past practice of First IC Bank;

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make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu of foreclosure;

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make, change or revoke any material tax election, change any income or other material tax accounting period, adopt or change any tax accounting method, file any amended tax return, enter into, cancel or modify any closing agreement, settle or compromise any liability with respect to taxes, request any ruling from a governmental authority with respect to material taxes, enter into any material tax sharing agreement, file any claim for a refund of material taxes or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment;

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knowingly take any action or fail to take any action which action or failure to act could reasonably be expected to prevent or impede the merger or the bank merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

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commit any act or omission which constitutes a material breach or material default of an agreement with any governmental authority or any other material agreement, lease or license to which First IC is a party or by which it or its properties is bound or under which it or its assets, business, or operations receives benefits;

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except for foreclosures in process as of the date of the merger agreement, foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a “Phase I Assessment” (as defined in the merger agreement) of the property or foreclose on or take a deed or title to any real estate other than single-family residential properties if the environmental assessment indicates the presence of any recognized environmental condition (as defined in ASTM 1527-21) or any other material environmental issue;

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take any action or knowingly fail to take (which omission would be reasonably be likely to result in such consequences), or adopt any resolutions of its board of directors in support of, any action which is intended or is reasonably likely to result in (1) a material delay in the consummation of the merger or the transactions contemplated by the merger agreement, (2) any material impediment to First IC’s ability to consummate the merger of the transactions contemplated by the merger agreement, or (3) any of the conditions to the consummation of the merger set forth in the merger agreement not being satisfied;

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directly or indirectly repurchase, redeem or otherwise acquire any shares of First IC common stock or any securities convertible into or exercisable for any shares of First IC common stock except that First IC may repurchase, redeem or otherwise acquire shares of First IC common stock in connection with the payment of withholding taxes owed by a holder of an option upon the vesting of an option, as applicable, resulting from the merger agreement;

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merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

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except as may be required by applicable law or regulation, or otherwise expressly contemplated by the merger agreement, make application for the opening, relocation or closing of any, or open, relocate, or close any, branch office, loan production or servicing facility or automated banking facility;

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compromise, resolve, or otherwise “workout” any delinquent or troubled loan other than (i) in the ordinary course of business, consistent with the current policies and procedures and recent past practice of First IC Bank or (ii) unless MetroCity, acting through its President and Chief Lending

Officer or his designee(s), first consents in writing (provided that MetroCity will respond to any such request of First IC for consent within three business days of submission); or enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
MetroCity has agreed that, except as expressly contemplated or permitted by the merger agreement or as required by applicable law, MetroCity will use commercially reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the service of its officers and key employees.
MetroCity has also agreed that, except as expressly contemplated or permitted by the merger agreement, without First IC’s prior written consent, MetroCity shall not, and shall cause each of its subsidiaries not to undertake the following actions:
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adjust, split, combine or reclassify any capital stock;

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except as may be required by applicable law, regulation or GAAP, take any action or fail to take (which omission would reasonably be likely to result in such consequences) any action that is intended or reasonably likely to result in: a material delay in the consummation of the merger or the transactions contemplated by the merger agreement; any material impediment to its ability to consummate the merger or the transactions contemplated by the merger agreement; or any of the conditions to the consummation of the merger contained in the merger agreement not being satisfied;

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amend its articles of incorporation or bylaws in a manner that would adversely affect the economic benefits of the merger to the First IC shareholders or materially change the rights, terms or preferences of MetroCity common stock;

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enter into any agreement with respect to, or consummate any mergers or business combinations, or acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) that would reasonably be likely to result in (A) a material delay in the consummation of the merger or the transactions contemplated by the merger agreement or (B) any material impediment to MetroCity’s ability to consummate the merger or the transactions contemplated by the merger agreement;

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knowingly take any action or fail to take any action which action or failure to act could reasonably be expected to prevent or impede the merger or the bank merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

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enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Regulatory Matters
MetroCity and First IC have agreed to cooperate with each other and use their respective commercially reasonable efforts (1) to promptly prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary to consummate the transactions contemplated by the merger agreement, including, all regulatory approvals and all other consents and approvals of a governmental authority required to consummate the merger and the bank merger, (2) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (3) to cause the transactions contemplated by the merger agreement to be consummated as expeditiously as practicable (including by avoiding or setting aside any preliminary or permanent injunction or other order of any United States federal or state court of competent jurisdiction or any other governmental authority); provided, however, that in no event will MetroCity be required to agree to any non-standard condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental authority that would reasonably be expected to have a material adverse effect on the condition results of operation, liquidity, assets or deposit liabilities, properties or business of on the surviving entity and its subsidiaries, taken as a whole, after giving effect to the merger and the bank merger, as determined by MetroCity after reasonable consultation with First IC.
MetroCity and First IC have also agreed to furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with this proxy statement/prospectus and any application, petition, or any other statement or application made by or on behalf of MetroCity or First IC to any governmental authority in connection with the transactions contemplated by the merger agreement. Provided that First IC has cooperated as required by the merger agreement, MetroCity has agreed to use commercially reasonable efforts to file the requisite applications with the Federal Reserve, FDIC and the GA DBF within 45 days after the date of the merger agreement. In connection therewith, the parties have agreed to cooperate with each other (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain all regulatory approvals) and respond as promptly as practicable to the requests of a governmental authority for documents and information. Each party shall also have a reasonable opportunity to review and approve in advance all characterizations of the information relating to it and any of its subsidiaries that appear in any filing made in connection with the transactions contemplated by the merger agreement with any governmental authority, and MetroCity and First IC shall each furnish to the other for review a copy of each such filing prior to its filing; provided, however, that materials may be excluded or redacted as necessary to comply with applicable law or address reasonable privilege or confidentiality concerns.
MetroCity and First IC have also agreed to promptly notify and furnish each other with copies of notices or other communications or summaries of oral communications of (i) any material communication from any person alleging that the consent of that person (or other person) is or may be required in connection with the transactions contemplated by the merger agreement, (ii) any material communication from any governmental authority in connection with the transactions contemplated by the merger agreement (subject to applicable laws and the instructions of any governmental authority), and (iii) any legal actions threatened or commenced against or otherwise affecting the party or any of its subsidiaries that are related to the transactions contemplated by the merger agreement. With respect to any of the foregoing communications received by First IC or First IC’s responses thereto, First IC shall consult with MetroCity and its representatives so as to permit First IC and MetroCity and their respective representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any such communication.
Employee Matters
The merger agreement provides that all continuing First IC employees will, as of the effective time, be subject to MetroCity Bank’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance. Additionally, First IC and First IC Bank have agreed, upon MetroCity’s reasonable request, to facilitate discussions between MetroCity and First IC employees regarding employment, consulting, or other arrangements to be effective prior to or following the closing date of the merger.
The merger agreement provides that any continuing First IC employee (other than an employee who is party to an employment or similar agreement) whose employment is terminated by MetroCity Bank (other than for cause) within one year after the effective time of the merger will, subject to executing a release of claims, (i) receive severance pay in a lump sum equal to two weeks’ base compensation for every year of service, subject to a minimum of four weeks and up to a maximum of 26 weeks and provided that prior to closing, MetroCity will allow First IC employees a reasonable opportunity to apply for posted opening with MetroCity and its subsidiaries in efforts to retain First IC employees. The merger agreement provides that following the closing date of the merger, for any First IC benefit plan terminated for which there is a comparable MetroCity benefit plan of general applicability, those individuals who are employees of First IC and its subsidiaries and who continue as employees of MetroCity or any of its subsidiaries will be entitled to participate in the MetroCity benefit plan to the same extent as similarly-situated employees of MetroCity or MetroCity Bank (excluding severance, defined benefit pension, deferred compensation, equity-based, change-in-control, retention and/or transaction-based plans, programs or arrangements).
With respect to the comparable MetroCity benefit plan, for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement (but not for accrual of benefits under any MetroCity benefit plan, including any post-retirement welfare benefit plan but excluding any vacation and/or paid time off plans), service by a First IC employee will be recognized to the same extent such service was recognized immediately prior to the effective time of the merger under a comparable employee benefit plan in which such First IC employee was a participant immediately prior to the effective time, or, if there is no comparable employee benefit plan, to the same extent such service was recognized under the First IC 401(k) Plan immediately prior to the effective time of the merger to the extent applicable; provided, however, that such service shall not be recognized (i) to the extent recognition would result in a duplication of benefits, (ii) for benefit accruals under any defined benefit pension plan or for purposes of qualifying for subsidized early retirement benefits, (iii) for newly-established employee benefit plans sponsored or maintained by MetroCity or any of its affiliates for which similarly-situated employees do not receive past service credit, (iv) for any benefit plan that is a frozen plan or provides grandfathered benefits, or (v) for any equity-based or long-term incentive compensation plans. Nothing in the merger agreement limits the ability of MetroCity or Metro City Bank to amend or terminate any of the First IC or First IC Bank benefit plans in accordance with their terms after closing, subject to vested rights of employees and directors that may not be terminated pursuant to the terms of each benefit plan.
MetroCity will use commercially reasonable efforts to cause each benefit plan providing medical, health or dental benefits to continuing employees to (i) waive any preexisting condition limitations relating to any conditions that were covered under the applicable medical, health or dental plans of MetroCity or Metro City Bank, (ii) provide full credit for any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the plan year prior to participation, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to the continuing First IC employee, in each case to the extent the employee had satisfied any similar limitation or requirement under an analogous plan prior to the effective time of the merger for the plan year in which the effective time of the merger occurs.
First IC or its applicable subsidiary must terminate any benefit plan that is a 401(k) plan under the Code effective as of the calendar day before the closing date of the merger upon written notice by MetroCity not less than five business days prior to the closing date of the merger. If First IC terminates First IC’s 401(k) plan prior to the closing date, MetroCity shall use its commercially reasonable efforts to permit First IC 401(k) participants who are employed by First IC or any subsidiary as of such date to roll over any eligible rollover distributions in First IC’s 401(k) plan into MetroCity’s 401(k) plan.
Indemnification and Directors’ and Officers’ Insurance
The merger agreement provides that from and after the effective time, MetroCity as the surviving entity in the merger will indemnify and hold harmless all present and former directors and officers of First IC or its subsidiaries and any person who becomes a director or officer of First IC between the date of the merger agreement and the effective time of First IC or its subsidiaries against, and will advance expenses as incurred to such persons in respect of, all costs and liabilities (including reasonable attorneys’ fees) in connection with any claim, action, suit, proceeding or investigation arising out of the fact that such person is or was a director or officer of First IC or its subsidiaries or is or was serving at the request of First IC or its subsidiaries as a director, officer, employee, trustee or other agent of another person and pertaining to matters existing or occurring at or prior to the effective time of the merger or not yet paid or accrued prior to the effective time, in each case to the full extent as permitted by the First IC articles of incorporation, the First IC bylaws and the governing or organizational documents of any subsidiary of First IC and as permitted by applicable law; provided, that in the case of advancement of expenses, any such indemnified person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. All rights to indemnification as provided in any indemnification agreement in existence on the date of the merger will survive the merger and be honored by MetroCity as the surviving entity in the merger.
Prior to the closing, First IC will obtain an extension of First IC’s existing directors’ and officers’ insurance policies, in each case for a claims reporting or discovery period of six years from and after the effective time from an insurance carrier with the same or better credit rating as First IC’s current insurance carrier with respect to directors’ and officers’ liability insurance with terms, conditions, retentions, and limits of liability that are at least as favorable to the indemnified parties thereunder as First IC’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of First IC or any of its subsidiaries. However, First IC will negotiate the insurance premium in good faith and in consultation with MetroCity and in no event will First IC expend, for such “tail” policy in the aggregate a premium amount in excess of an amount equal to 250% of the annual premiums paid by First IC for directors and officers insurance in effect as of the date of the merger agreement. In addition, MetroCity is responsible for the payment of the aggregate premiums in connection with obtaining such “tail” policy, and the amount of such payment is not to be included in the calculation of First IC’s transaction costs.
Shareholder Meeting and Recommendation of First IC’s Board of Directors
First IC has agreed to call a meeting of its shareholders for the purpose of voting upon, among other things, the First IC merger proposal and to use reasonable best efforts to cause the meeting to occur as soon as reasonably practicable after this registration statement is declared effective. The First IC board of directors has agreed to take all lawful action to obtain from First IC shareholders the vote required to approve the merger agreement by the holders of a majority of the First IC shareholders outstanding and entitled to vote thereon (the “requisite First IC vote”), including by communicating to First IC shareholders the First IC board recommendation that First IC shareholders vote in favor of the First IC merger proposal (the “First IC board recommendation”), subject to certain exceptions described below. First IC has agreed that the First IC board of directors will not withhold, withdraw, amend, or modify its recommendation in any manner adverse to MetroCity, except as provided in the merger agreement.
However, subject to the Company’s compliance with its obligations regarding third-party offers described in “— Agreement Not to Solicit Other Offers” below and certain termination rights described in “— Termination of the Merger Agreement” below, if the First IC board of directors in response to (1) a material event, fact, circumstance, development or occurrence which is unknown and not reasonably foreseeable to or by the First IC board of directors, as of March 14, 2025 (and does not relate to a superior proposal), but becomes known to or by the First IC board of directors prior to obtaining the requisite First IC vote (an “intervening event”), provided that a change in trading price or volume of First IC common stock or the fact that First IC meets or exceeds any internal or published forecasts or projects for any period shall not be considered an intervening event, or (2) a superior proposal (as defined in “Termination of the Merger Agreement” below), after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to make or continue to make the First IC board recommendation, then prior to the receipt of the requisite First IC vote, the First IC board of directors may withhold or withdraw or modify or qualify in a manner adverse to MetroCity such recommendation or submit the merger agreement to First IC shareholders without recommendation (a “recommendation change”). Unless First IC has exercised its termination rights described below or determined in good faith, after consultation with its outside counsel and, with respect to financial matters, its financial advisor, that it would be inconsistent with its fiduciary duties under applicable law to do so, First IC shall submit the merger agreement to its shareholders for their consideration at the shareholder meeting.
First IC must adjourn or postpone the First IC shareholder meeting if (i) there are insufficient shares of First IC common stock represented (either by attending virtually or by proxy) to constitute a quorum necessary to conduct the business of the First IC shareholder meeting, (ii) if on the date of such meeting First IC has not received proxies representing a sufficient number of shares necessary to obtain the requisite First IC vote or (iii) after consultation with MetroCity, to allow reasonable additional time for mailing of any supplemental or amended disclosure which the First IC board of directors determines in good faith, after receiving the advice of its outside counsel, is necessary or advisable under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by First IC shareholders prior to the First IC shareholder meeting. First IC will only be required to adjourn or postpone the First IC shareholder meeting two times, for aggregate adjournments or postponements not exceeding 30 calendar days, with any further adjournments or postponements of the First IC shareholder meeting requiring the prior written consent of MetroCity. Notwithstanding any recommendation change by the First IC board of directors, but subject to the obligation to adjourn or postpone such meetings as described in the immediately preceding sentence, unless the merger agreement has been terminated in accordance with its terms, First IC is required to use reasonable best efforts to convene a meeting of its shareholders and to submit the First IC merger proposal to a vote of First IC shareholders no later than 60 calendar days after the registration statement is effective.

Agreement Not to Solicit Other Offers
First IC and its subsidiaries have agreed that they will, and will cause each of their respective directors and officers and shall instruct each of their agents, advisors and representatives to, immediately cease any discussions or negotiations with any parties conducted prior to the date of the merger agreement with respect to any acquisition proposal.
First IC has also agreed that following the execution of the merger agreement, it will not, and will cause each of its subsidiaries and its and their respective directors and officers and shall instruct each of their agents, advisors and representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiry with respect to an acquisition proposal, (ii) participate or engage in any negotiations with any person with, or furnish any nonpublic information relating to any acquisition proposal, (iii) engage or participate in any discussions with any person regarding any acquisition, (except, in each, to notify a person that has made or, to the knowledge of such party, is making inquiries with respect to, or is considering making, an acquisition proposal, of the existence of such duties) or (iv) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (other than an acceptable confidentiality agreement entered into in accordance with the merger agreement) in connection with or relating to any superior proposal.
For purposes of the merger agreement, an “acquisition proposal” means any offer, inquiry or proposal relating to (i) any of the following (other than the transactions contemplated by the merger agreement) involving First IC or its subsidiaries: (a) any merger, consolidation share exchange, business combination or other similar transaction involving First IC, (b) any sale, lease, exchange, mortgage, pledge (excluding any FHLB or Federal Reserve pledges or other First IC Bank borrowing), transfer or other disposition of equity, assets and/or liabilities that constitute 20% or more of the consolidated assets of First IC in a single transaction or series of transactions; or (c) any tender offer or exchange offer for 20% or more of the outstanding shares of its common stock or equity or the filing of a registration statement under the Securities Act in connection with a tender offer or exchange offer (together with (a) and (b), an “acquisition transaction”) or (ii) any public announcement by any person (which shall include any regulatory application or notice) of a proposal, plan or intention with respect to any acquisition transaction.
However, in the event that after the date of the merger agreement and prior to the receipt of the requisite First IC vote, First IC receives an unsolicited bona fide written acquisition proposal that the First IC board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that such acquisition proposal constitutes is in connection with a superior proposal, First IC may take the following actions: (1) furnish nonpublic information with respect to First IC and its subsidiaries to the person making such acquisition proposal, but only if (A) prior to so furnishing such information, First IC has entered into a customary confidentiality agreement with such person on terms no less favorable to First IC than the mutual confidentiality agreement by and between First IC and MetroCity dated as of December 19, 2024, and (B) all such information has previously been provided to MetroCity or is provided to MetroCity prior to or contemporaneously with the time it is provided to the person making such superior proposal or such person’s representatives; and (2) engage or participate in any discussions or negotiations with such person with respect to the superior proposal. First IC promptly (and in any event within 48 hours) shall advise MetroCity orally and in writing of the receipt of (i) any proposal that constitutes or is reasonably likely to lead to an acquisition proposal and the material terms of such proposal (including the identity of the party making such proposal and, if applicable, copies of any documents or correspondence evidencing such proposal), and (ii) any request for information relating to First IC or any of its subsidiaries other than requests for information not reasonably likely to be related to an acquisition proposal. First IC shall keep MetroCity informed on a reasonably current basis (and in any event at least once every two business days) of the status of any such acquisition proposal (including any material change to its terms). For purposes of the merger agreement, a “superior proposal” means any unsolicited bona fide written acquisition proposal with respect to more than 50% of the outstanding shares of common stock of First IC or substantially all of the assets of First IC that is (a) on terms which the First IC board of directors determines in good faith (after taking into account all the terms and conditions of the acquisition proposal and the merger agreement (including any written proposal by MetroCity to adjust the terms and conditions of the merger agreement)), including any breakup fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the person making such proposal to obtain financing for such acquisition proposal, after consultation with its financial advisor, to be more favorable from a financial point of view to First IC shareholders than the transactions contemplated by the merger agreement, and (b) that constitutes a transaction that, in the good faith judgment of the First IC board of directors, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory, and other aspects of the proposal.
Notwithstanding anything in the merger agreement to the contrary, and prior to the time the requisite First IC vote is obtained, the First IC board of directors may (i) make a recommendation change in response to a superior proposal or intervening event which did not result from a First IC breach of its obligations related thereto, and/or (ii) terminate the merger agreement in response to a superior proposal which did not result from a First IC breach of its obligations related thereto; provided that, First IC has determined in good faith, after consulting with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law; and, provided further that (i) it gives MetroCity at least four business days’ prior written notice (the “notice period”) of its intention to take such action and provides MetroCity with a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to a superior proposal, the latest material terms and conditions and the identity of the third party in any such superior proposal, or any material modification thereof), (ii) First IC negotiates, and causes its financial, legal, and other advisors to negotiate, in good faith with MetroCity, during the notice period any revision to the terms of the merger agreement that MetroCity desires to propose in writing prior to the end of the notice period and (iii) at the end of such notice period, the First IC board of directors takes into account any amendment or modification to the merger agreement proposed by MetroCity and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that, in the case of an acquisition proposal, such acquisition proposal continues to constitute a superior proposal, and in the case of an acquisition proposal or intervening event, it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to make or continue to make the First IC board recommendation. Any material amendment to any acquisition proposal will require a new notice period, which will be three business days.
Other Agreements
The merger agreement also contains mutual covenants relating to the preparation of this document, access to information of the other company, public announcements with respect to the transactions contemplated by the merger agreement, notification of certain changes, board packages and director resignations, litigation, information systems conversion, coordination of agreements by First IC, allowing MetroCity access to First IC’s customers and suppliers and to conduct environmental assessments of certain real property owned by First IC, allowance for credit losses and expense reduction.
Conditions to Complete the Merger
Our respective obligations to complete the merger are subject to the fulfillment or waiver of legally permitted mutual conditions, including:
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the approval of the merger agreement by the requisite vote of the First IC shareholders;

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the effectiveness under the Securities Act of 1933, as amended, of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the SEC of proceedings for that purpose;

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the receipt and effectiveness of all regulatory approvals or waivers (without the imposition of a materially burdensome regulatory condition), registrations and consents and the expiration or termination of all waiting periods required to complete the merger and bank merger;

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the absence of any judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by the merger agreement, as well as the absence of any statute, rule, regulation, order, injunction or decree in effect by any court or other governmental authority that prohibits or makes illegal the consummation of any of the transactions contemplated by the merger agreement;

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the authorization for listing on Nasdaq of the shares of MetroCity common stock issuable pursuant to the merger, subject to official notice of issuance;

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the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

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the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect);

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receipt by such party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

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receipt by MetroCity of duly executed documentation dated as of the closing date from First IC consisting of (i) a certification complying with the Code and the Treasury Regulations (as defined in the merger agreement) certifying that First IC is not, and was not, a “United States real property holding corporation” and (ii) a form of notice to the Internal Revenue Service (“IRS”) prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), which notice shall be delivered by MetroCity to the IRS on behalf of First IC after the closing;

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no more than ten percent (10%) of the outstanding First IC common stock to have dissented;

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each of the director support agreements to be in full force and effect and complied with; and

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MetroCity to have received a release from First IC and First IC Bank’s directors and executive officers.

Neither MetroCity nor First IC can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.
Termination of the Merger Agreement
The merger agreement can be terminated and the merger and bank merger may be abandoned:
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at any time prior to the effective time, by the mutual consent of MetroCity and First IC if the MetroCity board of directors and the First IC board of directors each so determines by a majority vote of its entire board of directors;

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by either MetroCity or First IC, if its board of directors so determines by a majority vote of its entire board of directors, if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable, or an application seeking approval of the merger or bank merger has been withdrawn at the request of a governmental entity unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

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by either MetroCity or First IC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there is a breach of any of the representations or warranties set forth in the merger agreement on the part of First IC, in the case of a termination by MetroCity, or MetroCity, in the case of a termination by First IC, which either individually or in the aggregate (or failures of such representations or warranties to be true) would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within 30 calendar days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the end date);

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by either MetroCity or First IC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there is a material breach of any of the covenants or agreements set forth in the merger agreement on the part of the other party which is not cured within 30 calendar days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the end date);
•
by either MetroCity or First IC if the merger has not been completed on or before March 16, 2026, unless the merger is delayed solely on account of a determination not having been made on the transaction by any governmental authority required for consummation of the mergers in which case such date may be extended unilaterally by MetroCity for an additional sixty (60) days, or such later date as may be mutually agreed to by MetroCity and First IC;

•
by either MetroCity or First IC (provided First IC is not in material breach of its obligations related to non-solicitation of acquisition proposals, shareholder approval and the First IC board recommendation), if the approval of the First IC merger proposal is not obtained because of the failure to obtain the requisite First IC vote at the First IC shareholder meeting;

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by First IC, if prior to the requisite First IC vote being obtained, (1) First IC has complied with its obligations under the merger agreement related to third party offers, including the conclusion by the First IC board of directors that an acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and that failure to take such actions would be inconsistent with its fiduciary duties under applicable law, (2) the First IC board of directors concurrently approves, and First IC concurrently enters into, a definitive agreement with respect to the superior proposal, and (3) First IC pays the termination fee described below;

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by MetroCity, if prior to the First IC shareholder meeting, (1) First IC has materially breached its obligations under the merger agreement related to third party offers, (2) the First IC board of directors fails to make the First IC board recommendation in the proxy statement/prospectus or makes a recommendation change, (3) the First IC board of directors adopts, approves, recommends or endorses an acquisition proposal with respect to First IC or publicly announces an intention to adopt, approve, recommend or endorse an acquisition proposal with respect to First IC other than with MetroCity, whether or not permitted by the merger agreement, (4) a tender or exchange offer for 20% or more of the outstanding shares of First IC common stock is commenced and the First IC board of directors shall have failed to publicly recommend against such tender or exchange offer within five (5) business days of being requested to do so by MetroCity, or (5) materially breaches its obligations under the merger agreement by failing to call, give notice of, convene and hold the First IC shareholder meeting in accordance with the merger agreement; and

•
by First IC (i) if the average closing price of MetroCity common stock is less than 80% of the average initial price of MetroCity common stock and (ii) MetroCity common stock underperforms the KBW Regional Bank Index by more than 20% during the same period, First IC has the right to terminate the merger agreement. Upon receipt of notice of such termination, MetroCity has the right, but not the obligation, to increase the merger consideration to prevent a termination of the merger agreement by First IC. MetroCity may within two business days increase the merger consideration in its discretion by increasing (1) the cash consideration and/or (2) the stock consideration, such that the sum of such additional consideration plus the value of the stock consideration is equal to $76,331,936 (valuing the stock consideration based on the average closing price).

Effect of Termination
If the merger agreement is terminated, it will become void and have no effect. No party will have any liability or further obligation to any other party other than with respect to the payment of any termination fee, if applicable, and except that none of the parties will be relieved or released from any liabilities or damages arising out of its fraud or any willful and material breach of any provision of the merger agreement; provided that in no event will a party be liable for any punitive damages. For purposes of the merger agreement, “willful and material breach” means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of the merger agreement.

Termination Fee
First IC will pay MetroCity a termination fee equal to $8,239,563 in cash (the “termination fee”) if the merger agreement is terminated in the following circumstances:
•
in the event First IC terminates the merger agreement in order to accept a superior proposal and concurrently enters into a definitive agreement with respect thereto; in which case, the termination fee must be paid to MetroCity concurrently with the execution of such definitive agreement;

•
in the event MetroCity terminates the merger agreement because (1) First IC has materially breached its obligations under the merger agreement related to third party offers, (2) the First IC board of directors fails to make the First IC board recommendation in the proxy statement/prospectus or makes a recommendation change, (3) the First IC board of directors adopts, approves, recommends or endorses an acquisition proposal with respect to First IC or publicly announces an intention to adopt, approve, recommend or endorse an acquisition proposal with respect to First IC other than with MetroCity, whether or not permitted by the merger agreement, (4) a tender or exchange offer for 20% or more of the outstanding shares of First IC common stock is commenced and the First IC board of directors shall have failed to publicly recommend against such tender or exchange offer within five (5) business days of being requested to do so by MetroCity, or (5) First IC has materially breached its obligations under the merger agreement by failing to call, give notice of, convene and hold the First IC shareholder meeting in accordance with the merger agreement; in which case, the termination fee must be paid to MetroCity as promptly as practicable, but in any event within three business days of the date of termination; and

•
in the event, (A)(i) after the date of the merger agreement and prior to the termination of the merger agreement, an acquisition proposal has been communicated to or otherwise made known to the First IC board of directors or First IC’s senior management or has been made directly to the First IC shareholders generally, or any person shall have been publicly announced (or any person shall have, after March 16, 2025, publicly announced an intent, whether or not conditional to make) an acquisition proposal with respect to First IC and not withdrawn, or (ii) the First IC board of directors has made a recommendation change (or publicly proposed to make a recommendation change) prior to or on the date of the First IC shareholder meeting (including any postponement or adjournment at which the vote on which the merger is held), (B) thereafter the merger agreement is terminated by either MetroCity or First IC because (1) the merger has not been completed prior to the end date or (2) First IC has not received the requisite First IC vote as a result of the failure to obtain such vote at the First IC shareholder meeting, or by MetroCity because the merger agreement is terminated by MetroCity pursuant to the second bullet set forth under “— Termination of the Merger agreement” above and (C) within twelve (12) months after the date of such termination, First IC enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “twenty percent (20%)” will instead refer to “fifty percent (50%).” In such case, the termination fee must be paid to MetroCity on the earlier of the date First IC recommends such definitive agreement and the date of consummation of such transaction.

Expenses and Fees
Except for any fees and expenses related to environmental assessments and termination of the agreement, if any, each party will bear all expenses incurred by it in connection with the merger agreement and the transactions it contemplates, including fees and expenses of its own financial consultants, accountants and legal counsel, provided that nothing contained in the merger agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of the merger agreement.
Amendment, Waiver and Extension of the Merger Agreement
At any time prior to the effective time, any provision of the merger agreement may be (i) waived by the party benefited by such provision or (ii) amended or modified by an agreement in writing executed by the parties; provided, that, after the receipt of the requisite First IC vote, there may not be, without further approval of First IC shareholders, any amendment of the merger agreement that requires such further approval under applicable law.

ANCILLARY AGREEMENTS TO THE MERGER AGREEMENT
Voting Agreements
In connection with, and as a condition to, entering into the merger agreement, each director and executive officer of First IC and First IC Bank who owns shares of First IC common stock entered into a voting agreement with MetroCity. The following summary of the voting agreement is subject to, and qualified in its entirety by reference to, the form of voting agreement attached as Annex B to this proxy statement/prospectus.
The voting agreement requires, among other things, that the directors and executive officers party thereto vote all of their shares of First IC common stock in favor of approval of the merger agreement and the transactions contemplated thereby and against approval of any acquisition proposal or any other proposal made in opposition to or in competition with the voting agreement or the merger agreement and generally prohibits them from transferring their shares of First IC common stock prior to the termination of the First IC voting agreement.
In addition, the voting agreement provides that each such shareholder party will not directly or indirectly while the voting agreement is in effect, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment, or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any or all of his or her shares of First IC common stock, subject to limited exceptions.
Each shareholder party to the voting agreements also agreed, subject to certain exceptions, not to:
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solicit, initiate or knowingly encourage any inquiry with respect to, or the making of, any proposal that constitutes or could reasonably be expected to lead to an acquisition proposal;

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participate in any discussions or negotiations regarding an acquisition proposal with, or furnish any nonpublic information relating to an acquisition proposal to, any person that has made or, to the knowledge of such shareholder, is considering making an acquisition proposal;

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enter into any agreement, agreement in principle, letter of intent, memorandum of understanding, or similar arrangement with respect to an acquisition proposal;

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solicit proxies or become a participant in a solicitation with respect to an acquisition proposal or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain, or otherwise serve to interfere with or inhibit the timely consummation of the merger;

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initiate a shareholders’ vote or action by consent of First IC shareholders with respect to an acquisition proposal; or

•
become a member of a group with respect to any voting securities of First IC that takes any action in support of an acquisition proposal.

The voting agreement will terminate upon the earlier of (i) the effective time of the merger, (ii) the termination of the merger agreement in accordance with its terms, (iii) the amendment of the merger agreement in any manner that materially and adversely affects any of the rights of the First IC shareholders (including any reduction to the merger consideration not provided for in the merger agreement), or (iv) two (2) years from its execution date of March 16, 2025. The First IC and First IC Bank directors and executive officers entered into the voting agreement solely in their personal capacities as First IC shareholders, and not in their capacities as directors or executive officers of First IC or First IC Bank.
As of the record date, shareholders who are party to the voting agreement beneficially owned in the aggregate approximately [•] of the shares of First IC common stock outstanding on that date.
Director Support Agreements
In addition, as a condition to MetroCity entering into the merger agreement, each non-employee director of First IC and First IC Bank entered into a director support agreement with MetroCity. The following summary of the support agreements is subject to, and qualified in its entirety by reference to, the form of support agreement attached as Annex C to this proxy statement/prospectus.
Under the support agreement, each such director has agreed to, among other things, and subject to certain exceptions with respect to certain of the directors:
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use his or her reasonable best efforts to refrain from harming the goodwill of MetroCity, Metro City Bank, First IC or First IC Bank and their respective subsidiaries, and their respective customer and client relationships, during the term of the agreement;

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not directly or indirectly disclose or make use of any confidential information of MetroCity, Metro City Bank, First IC or First IC Bank to third parties except solely in their capacity as a director or officer of MetroCity, Metro City Bank, First IC or First IC Bank, as applicable; and for a period of two (2) years following the closing the merger:

•
compete or engage, anywhere in the geographic area comprised of the fifty (50) mile radius surrounding the locations of First IC Bank at the effective time of the merger (the “market area”), in a business as a federally insured depository institution;

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either directly or indirectly, on such person’s own behalf or in the service or on behalf of others, manage, operate, be employed or engaged by, or be a director of, any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or governmental body engaging in a business that is the same, or essentially the same, as that of the MetroCity, Metro City Bank, First IC or First IC Bank anywhere within the market area;

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(1) call on, service, solicit or respond to inquiries for competing business from customers of MetroCity, Metro City Bank, First IC or First IC Bank or any of their respective affiliates if, within the twelve (12) months before the date of the support agreement, the director had or made contact with the customer, or had access to information and files about the customer; (2) interfere with or damage (or attempt to interfere with or damage) any relationship between MetroCity, Metro City Bank, First IC or First IC Bank or any of their respective affiliates and any such customer; or

•
call on, solicit, induce or respond to inquiries to or from any employee of MetroCity, Metro City Bank, First IC or First IC Bank or any of their respective affiliates whom the director had contact with, knowledge of, or association with in the course of service with First IC or First IC Bank (whether as an employee or a contractor) to terminate his or her employment from or contract with MetroCity, Metro City Bank, First IC or First IC Bank or any of their respective affiliates, or assist any other person in such activities.

The restrictions in the director support agreements will automatically terminate upon two (2) years after the effective date of the merger.
Releases
At the effective time of the merger, each director and executive officer of First IC and First IC Bank will execute a release in favor of First IC and First IC Bank.
Under the release, each such director and executive officer, effective upon the effective time of the merger will irrevocably and unconditionally release, waive and forever discharge First IC and First IC Bank and their respective subsidiaries, affiliates and successors from any and all liabilities and claims relating to, arising out of or in connection with First IC and First IC Bank and their respective businesses or assets, including any claims arising out of or resulting from the releasor’s status, relationship, affiliation, rights, obligations or duties as a director, officer, employee or shareholder of First IC and First IC Bank for all periods occurring prior to the effective time of the merger. The release does not apply to any obligations or liabilities: (1) in connection with any accrued compensation and rights under any benefit plans or arrangements of First IC and First IC Bank that is disclosed in the merger agreement and related disclosure schedules; (2) as to any rights of indemnification and related benefits pursuant to the articles of incorporation and bylaws (or similar constituent documents) of First IC and First IC Bank and pursuant to indemnification rights under applicable law pertaining to current and former directors and officers of corporations organized thereunder; (3) in any capacity other than as an officer, director or employee of any Company or Company Bank, including, but not limited to, (i) claims as a borrower or a depositor of First IC Bank, (ii) claims as the holder of any certificate of deposit issued by First IC Bank, (iii) claims on account of any services rendered by in a capacity other than as an officer, director, employee or shareholder of First IC or First IC Bank, or (iv) claims as a holder of any check issued by any other depositor of First IC Bank; (4) any claims that are (x) based upon facts and circumstances arising after March 16, 2025, and prior to the closing of the merger, and (y) have been asserted in writing to First IC and MetroCity prior to the closing of the merger, (5) any claims that arise on or after the closing of the merger, (6) arising under or relating to the merger agreement, or (7) arising under any other agreement executed in connection with the merger agreement.
The releases will be executed only at and as of the effective time of the merger.

ACCOUNTING TREATMENT
The accounting principles applicable to the merger as described in FASB ASC 805 provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: (1) identifying the acquirer; (2) determining the acquisition date; (3) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (4) recognizing and measuring goodwill or a gain from a bargain purchase.
The appropriate accounting treatment for the merger is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, MetroCity (the acquirer) will record at fair value the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following is a general discussion of the anticipated material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of First IC common stock that exchange their shares for the merger consideration. This discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder, published judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, any U.S. federal estate, gift, alternative minimum tax, or Medicare contribution tax considerations (including net investment income tax), any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith) or, except as expressly discussed below, any tax reporting requirements.
This discussion applies only to U.S. holders of shares of First IC common stock who hold such shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws, including, without limitation:
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dealers or brokers in securities, commodities or currencies,

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traders in securities that elect to apply a mark-to-market method of accounting,

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banks and certain other financial institutions,

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insurance companies,

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mutual funds,

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personal holding companies,

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controlled foreign corporations, passive foreign investment companies, or a personal holding company,

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tax-exempt organizations and entities, including pension plans,

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individual retirement accounts, employee stock ownership plans, or other tax-deferred accounts,

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partnerships, S corporations or other pass-through entities or investors in such entities,

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a holder of First IC common stock who received First IC common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation for services,

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persons subject to special tax accounting rules as a result of any item of gross income with respect to First IC common stock being taken into account in an “applicable financial statement” (as defined in the Code),

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regulated investment companies,

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real estate investment trusts,

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former citizens or residents of the U.S.,

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holders whose functional currency is not the U.S. dollar, or

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holders who hold shares of First IC common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of First IC common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the U.S., (2) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (3) a trust if  (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (b) such trust has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.
Holders of First IC common stock who are not U.S. holders may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the particular tax consequences of the merger to them under U.S. federal income tax laws and the tax laws of any applicable state, local or non-U.S. taxing jurisdiction.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds First IC common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds First IC common stock, and any partners in such partnership, should consult their own tax advisors regarding the tax consequences of the merger to them in light of their specific circumstances.
Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation. You should consult with your own tax advisor as to the specific tax consequences of the merger to you in light of your particular circumstances, including the applicability and effect of any state, local, foreign and other tax laws and of possible changes in applicable tax laws after the date of this proxy statement/prospectus.
Tax Consequences of the Merger Generally
The merger is intended to qualify as a “reorganization” under Section 368(a) of the Code for U.S. federal income tax purposes. In connection with the filing with the SEC of the registration statement of which this proxy statement/prospectus is a part, Hunton Andrews Kurth LLP, tax counsel to MetroCity, has rendered its tax opinion to MetroCity, and Alston & Bird LLP, tax counsel to First IC, has rendered its tax opinion to First IC, in each case, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Copies of such tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement.
The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by MetroCity and First IC of tax opinions from Hunton Andrews Kurth LLP and Alston & Bird LLP, respectively, dated the closing date of the merger, concluding that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. The conditions relating to receipt of such closing tax opinions may be waived by both MetroCity and First IC. Neither MetroCity nor First IC currently intends to waive this condition to its obligation to consummate the merger. If either MetroCity or First IC waives this condition after this registration statement is declared effective by the SEC, and if the tax consequences of the merger to First IC shareholders have materially changed, MetroCity and First IC will recirculate appropriate materials to resolicit the votes of First IC shareholders.
The opinions of Hunton Andrews Kurth LLP and Alston & Bird LLP provided to MetroCity and First IC, respectively, are and will be subject to customary qualifications and assumptions, including assumptions regarding the (i) absence of changes in existing facts and (ii) completion of the merger strictly in accordance with the merger agreement and the registration statement of which this proxy statement/prospectus forms a part. In rendering their tax opinions, Alston & Bird LLP and Hunton Andrews Kurth LLP will rely on representations and covenants of MetroCity and First IC, including those representations contained in certificates of officers of MetroCity and First IC, reasonably satisfactory in form and substance to each such counsel, and will assume that such representations are true, correct and complete without any regard to any knowledge limitation and that such covenants will be complied with. If any of these assumptions or representations are or become inaccurate in any way, or any of the covenants are not complied with, the conclusions reached in the opinions could be adversely affected and the U.S. federal income tax consequences of the merger could be materially different from those described in this proxy statement/prospectus.

The opinions represent each counsel’s best legal judgment but have no binding effect on the IRS or any court, and no assurance can be given that contrary positions will not be taken by the IRS or a court considering the issues. MetroCity and First IC have not sought, and will not seek, any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below or described in the tax opinions. If the IRS were to successfully assert that the merger did not qualify as a “reorganization”, the U.S. federal income tax consequences of the merger would differ from those set forth in this proxy statement/prospectus. The merger would be treated as a taxable transaction for U.S. federal income tax purposes, and each First IC shareholder would recognize taxable gain or loss upon the exchange of their shares of First IC common stock for shares of MetroCity common stock. You should consult your own tax advisor as to the specific tax consequences to you in light of your specific circumstances in the event the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
The following discussion assumes that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
U.S. Federal Income Tax Consequences to First IC and MetroCity
With respect to the merger, each of First IC and MetroCity will be considered a “party to a reorganization” within the meaning of Section 368(b) of the Code, and neither First IC nor MetroCity will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.
U.S. Holders that Exchange First IC Common Stock for Merger Consideration
Subject to the qualifications and limitations referenced and summarized above, the U.S. federal income tax consequences of the merger are as follows:
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any First IC shareholder who receives solely stock consideration in the merger, upon exchanging his, her or its First IC common stock for MetroCity common stock, will generally not recognize gain or loss, except with respect to cash received instead of fractional shares of MetroCity common stock (as discussed below);

•
any First IC shareholder who receives solely cash consideration pursuant to the merger or who receives solely cash by making a valid election to exercise appraisal rights will recognize gain or loss upon surrendering his, her or its First IC common stock in an amount equal to the difference between the amount of cash received and his, her or its aggregate adjusted tax basis in the shares of First IC common stock surrendered therefor; and

•
any First IC shareholder who receives both cash consideration (other than cash received instead of fractional shares of MetroCity common stock) and stock consideration in the merger, (1) will not recognize any loss upon surrendering his, her or its First IC common stock, and (2) will recognize gain upon surrendering his, her or its First IC common stock equal to the lesser of (a) the amount by which the fair market value of the MetroCity common stock and cash consideration received (other than cash received in lieu of a fractional share of MetroCity common stock) by such shareholder, as a U.S. holder of First IC common stock, exceeds his, her, or its adjusted tax basis in his, her, or its First IC common stock, and (b) the amount of cash consideration that such shareholder receives in the merger (excluding cash received instead of fractional shares of MetroCity common stock).

Any gain described in the second or third bullet point above will be capital gain unless the U.S. holder’s receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as a dividend to the extent of the U.S. holder’s ratable share of First IC’s accumulated earnings and profits, as calculated for U.S. federal income tax purposes. If the gain or loss is capital gain or loss, it will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for such shares of First IC common stock exceeds one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.
The aggregate tax basis of the MetroCity common stock that a U.S. holder receives in the merger, including any fractional shares deemed received and redeemed for cash as described below, will equal the U.S. holder’s aggregate adjusted tax basis in the shares of First IC common stock that the U.S. holder surrenders in the merger (less any tax basis attributable to cash received instead of a fractional share in MetroCity common stock), decreased by the amount of any cash consideration received (other than cash received instead of fractional shares of MetroCity common stock) and increased by the amount of any gain recognized in the merger (including any portion of the gain that is treated as a dividend, as described above, and excluding any gain recognized as a result of cash received instead of a fractional share). The holding period for the shares of MetroCity common stock that a U.S. holder receives in the merger (including any fractional share deemed received and redeemed for cash as described below) will include the holding period for the shares of First IC common stock that the U.S. holder surrenders in the merger. If the U.S. holder acquired different blocks of First IC common stock at different times or at different prices, gain or loss must be calculated separately for each identifiable block of shares of First IC common stock surrendered in the merger, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. U.S. holders should consult their tax advisors regarding the manner in which cash and shares of MetroCity common stock should be allocated among different blocks of their First IC common stock surrendered in the merger. The basis and holding period of each block of MetroCity common stock received by the U.S holder will be determined on a block-for-block basis depending on the basis and holding period of the blocks of First IC common stock exchanged for such block of MetroCity common stock.
Cash Instead of Fractional Shares
If a U.S. holder receives cash instead of a fractional share of MetroCity common stock, the U.S. holder would generally be treated as having received such fractional share of MetroCity common stock in the merger and then as having exchanged the fractional share of MetroCity common stock for cash. As a result, except to the extent that the cash received is treated as a dividend as discussed below, the U.S. holder generally would recognize gain or loss equal to the difference between the amount of cash received and the U.S. holder’s aggregate tax basis allocable to the fractional share of MetroCity common stock. Such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if, as of the effective time, the U.S. holder’s holding period for such fractional share (including the holding period of shares of First IC common stock surrendered therefor) exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.
U.S. Holders Exercising Dissenters’ Rights
Upon the exercise of dissenters’ rights, a U.S. holder of First IC common stock would exchange all of its First IC common stock for cash. A U.S. holder that receives only cash in exchange for its First IC common stock would generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in its First IC common stock. This gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if the U.S. holder’s holding period for its shares of First IC common stock exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.
Potential Dividend Treatment
In some cases, if a U.S. holder of First IC common stock actually or constructively owns shares of MetroCity common stock (other than the MetroCity common stock received as consideration in connection with the merger), the U.S. holder’s recognized gain, if any, could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of the U.S. Holder’s ratable share of MetroCity’s accumulated earnings and profits (as calculated for U.S. federal income tax purposes). The determination of whether a U.S. holder will recognize a capital gain or dividend income as a result of its exchange of First IC common stock in the merger is complex and must be determined on a shareholder-by-shareholder basis. Accordingly, each U.S. holder should consult his, her, or its own tax advisor as to the tax consequences of the merger, including such determination, in its particular circumstances.
Tax Treatment of Special Dividend
Under limited circumstances, First IC may make a special dividend. First IC intends to treat the special dividend as a distribution by First IC to its shareholders in respect of their shares of First IC common stock.

The IRS may take a contrary position, and to the extent the IRS were to prevail, the amount paid as the special dividend would be treated as additional cash received in connection with the merger, and not as a distribution as described in the prior sentence. If the special dividend is treated as a distribution with respect to First IC common stock, it will be taxable dividend income to the extent of such U.S. holder’s share of First IC’s current and accumulated earnings and profits. Any amount that exceeds First IC’s current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in its First IC common stock (thus reducing such adjusted tax basis) with any remaining amounts being treated as capital gain. Such capital gain will be long-term capital gain if the U.S. holder’s holding period for the shares of First IC common stock exceeded one year at the distribution date of the special distribution. Any such taxable dividend or capital gain should be included in the U.S. holder’s income in the taxable year in which the special distribution is received.
In addition, if First IC makes a special dividend, each U.S. holder of First IC common stock receiving the special dividend who: (a) is not a nonresident alien; (b) is not a nominee; (c) is not a corporation subject to income taxation under Subchapter C of Chapter 1 of the Code; (d) is neither a regulated investment company, as defined in Section 851 of the Code, nor a real estate investment trust, as defined in Section 856 of the Code; (e) is not under an obligation (whether pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property; (f) does not know or have reason to know that the special distribution is in fact a payment in lieu of a dividend rather than an actual dividend and First IC reports the special distribution to the U.S. holder of First IC common stock on Form 1099-DIV; (g) does not elect to treat the special distribution as investment income under Section 163(d)(4)(B)(iii) of the Code; and (h) has held the First IC common stock held by such holder for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which the First IC common stock becomes ex-dividend with respect to the special distribution, will likely be entitled to treat the amount of the special distribution received as qualified dividend income subject to federal income taxation as net capital gain under Section 1(h)(11) of the Code.
First IC expects that its accumulated earnings and profits will exceed the amount of any special dividend and that it is not likely that any U.S. holder of First IC common stock will recoup any income tax basis in any of their respective shares of First IC common stock upon receipt of the special dividend.
HOLDERS OF FIRST IC COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF THE SPECIAL DIVIDEND IF IT IS DECLARED AND PAID AS PART OF CONSUMMATING THE MERGER.
Backup Withholding
Backup withholding at the applicable rate (currently 24%) may apply with respect to certain cash payments to a U.S. holder of First IC common stock unless the U.S. holder:
•
furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with all the applicable requirements of the backup withholding rules; or

•
provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and would generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the U.S. holder timely furnishes the required information to the IRS.
Certain Reporting Requirements
U.S. holders of First IC common stock who receive MetroCity common stock as a result of the merger are required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of shares of First IC common stock exchanged, the number of shares of MetroCity common stock received, the fair market value and tax basis of the shares of First IC common stock exchanged and the U.S. holder’s tax basis in the MetroCity common stock received.
If a U.S. holder that receives MetroCity common stock in the merger is considered a “significant holder,” such U.S. holder would be required (1) to file a statement with its U.S. federal income tax return in accordance with Treasury Regulation Section 1.368-3 providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the First IC common stock surrendered by such U.S. holder in the merger (determined immediately before the merger), the names and employer identification numbers of First IC and MetroCity and the date of the merger and (2) to retain permanent records of these facts relating to the merger. A “significant holder” is any First IC shareholder that, immediately before the merger, (1) owned at least 1% (by vote or value) of the outstanding shares of First IC common stock, or (2) owned First IC securities with a tax basis of  $1.0 million or more.
THIS DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX CONSEQUENCES OF THE MERGER. IT IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO BE, AND DOES NOT CONSTITUTE, TAX ADVICE. HOLDERS OF FIRST IC COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY OTHER U.S. FEDERAL TAX LAWS, OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY. HOLDERS OF FIRST IC COMMON STOCK ARE ALSO URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE EFFECT OF POSSIBLE CHANGES IN ANY OF THOSE LAWS AFTER THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

THE COMPANIES
MetroCity Bankshares, Inc.
MetroCity Bankshares, Inc. is a registered holding company headquartered in Doraville, Georgia, and the parent company of Metro City Bank, a Georgia state-chartered bank that offers a full array of banking products and services. MetroCity currently operate 20 full-service branch locations in multi-ethnic communities in Alabama, Florida, Georgia, New York, New Jersey, Texas and Virginia. As of March 31, 2025, MetroCity had total assets of $3.66 billion, total loans held for investment of $3.13 billion, total deposits of $2.74 billion and shareholders’ equity of $428.0 million.
MetroCity’s common stock is listed on Nasdaq under the symbol “MCBS.”
MetroCity’s Our principal executive offices are located at 5114 Buford Highway, Doraville, Georgia 30340, and our telephone number at that address is (770) 455-4989. Our website address is www.metrocitybank.bank. Information contained on MetroCity’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.
Information relating to executive compensation, various benefit plans, the principal holders of voting securities, relationships and related transactions and other related matters as to MetroCity is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 142.
First IC Corporation
First IC, which was incorporated in Georgia in 2016, operates as the bank holding company for First IC Bank, a Georgia state-chartered bank that was founded in 1998, and is headquartered in Doraville, Georgia. First IC has no material business operations at the holding company level other than owning and managing its wholly-owned banking subsidiary, First IC Bank. First IC’s primary activities are to provide assistance in the management and coordination of the financial resources of First IC Bank. First IC’s principal asset is the outstanding capital stock of First IC Bank, and First IC derives its revenues primarily from the operations of First IC Bank in the form of dividends received from First IC Bank.
First IC Bank is a state-chartered bank, chartered under the laws of the State of Georgia and headquartered in Doraville, Georgia, which provides a full range of retail and commercial banking services for consumers and small- to medium-size businesses located primarily in the Atlanta, Georgia metropolitan area along with full service and loan production offices in California, New Jersey, New York, Texas, and Washington.
As a bank holding company, First IC is subject to supervision and regulation by the Federal Reserve. As a state-chartered bank, First IC Bank is subject to supervision and regulation by the GA DBF and the FDIC.
As of March 31, 2025, First IC had total consolidated assets of $1.23 billion, total loans held for investment of $1.04 billion, total deposits of $975.9 million and total shareholders’ equity of $142.3 million.
First IC’s common stock is quoted on the OTC Expert Market under the symbol “FIEB.” First IC’s principal office is located at 5593 Buford Highway, Doraville, Georgia 30340, and its telephone number at that location is (770) 451-7200. For more information, see the First IC Bank’s website at www.firsticbank.com. The information on First IC’s website is not part of this proxy statement/prospectus, and the reference to the First IC website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.
Products and Services
First IC Bank is a community-oriented, full-service financial institution that is engaged in substantially all of the business operations customarily conducted by independent financial institutions in Georgia. First IC Bank offers a full complement of deposit, loan, and cash management products, including savings accounts, checking accounts, money market accounts, certificates of deposit, commercial loans, real estate loans and other term loans and lines of credit. The terms of these loans vary by purpose and by type of underlying collateral, if any. Loan products are designed to meet the needs of the community while providing an appropriate risk-adjusted return to the bank. First IC Bank’s customers include small to medium-sized businesses, as well as individuals.
Deposits represent First IC Bank’s primary source of funds to support earning assets. First IC Bank offers traditional depository products, including checking, savings, money market, and certificates of deposit with a variety of rates. Deposit products are structured to be competitive with rates, fees, and features offered by other local institutions. For the convenience of its customers, First IC Bank also offers drive-through banking facilities, automated teller machines, credit cards, debit cards, night depositories, personalized checks and safe deposit boxes.
Market Area and Competition
First IC Bank operates ten (10) banking locations and two (2) loan production offices in California, Georgia, New Jersey, New York, Texas, and Washington, with its primary market encompassing the Korean-American community and other multi-ethnic communities. First IC Bank’s full-service offices are located in markets where many of the businesses are owned by immigrants and other minority groups and First IC Bank’s client base reflects the multi-ethnic composition of these communities.
The markets in which First IC operates are highly competitive. In addition to competing with other commercial banks within and outside its primary service area, First IC competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations, and other enterprises. Banks and other financial institutions with which First IC competes may have capital resources and legal loan limits substantially higher than those maintained by First IC. Many of First IC’s competitors have greater resources, have broader geographic markets, have higher lending limits than those maintained by First IC, and many of First IC’s non-bank competitors have fewer regulatory constraints and may have lower cost structures.
The following table lists First IC Bank’s deposit market share as of June 30, 2024 for each county in which First IC Bank has a branch, as reported in the FDIC’s Summary of Deposits.
Market Area County	Market Rank	Deposits in Market (in 000’s)	Market Share
Los Angeles County, California	83	$50,569	0.01%
Dekalb County, Georgia	9	$315,547	1.93%
Forsyth County, Georgia	19	$11,420	0.16%
Fulton County, Georgia	30	$119,041	0.10%
Gwinnett County, Georgia	15	$361,348	1.47%
Bergen County, New Jersey	40	$30,709	0.05%
Queens County, New York	52	$15,786	0.02%
Dallas County, Texas	97	$28,645	0.01%
The following table lists First IC Bank’s deposit market share, as reported in the FDIC’s Summary of Deposits, for each city or town in which First IC Bank has a branch, as of June 30, 2024.
Market Area	Market Rank	Deposits in Market (in 000’s)	Market Share
Los Angeles, California	50	$50,569	0.03%
Doraville, Georgia	9	$315,547	1.93%
Johns Creek, Georgia	30	$119,041	0.10%
Duluth, Georgia	10	$268,095	3.29%
Norcross, Georgia	8	$49,248	3.12%
Suwanee, Georgia	9	$174,466	4.27%
Palisades Park, New Jersey	9	$30,709	2.32%
Bayside, New York	24	$15,786	0.38%
Carrollton, Texas	12	$28,645	1.08%

Legal Proceedings
From time to time, First IC or its subsidiaries may become a party to various litigation matters incidental to the conduct of its business. However, neither First IC nor any of its subsidiaries is presently party to any legal proceeding the resolution of which, in the opinion of First IC’s management, would be expected to have a material adverse effect on First IC’s business, operating results, financial condition, or prospects.
Employees
As of March 31, 2025, First IC had no full-time equivalent employees and First IC Bank employed 122 full-time equivalent employees. No employees of First IC or First IC Bank are covered by a collective bargaining agreement. First IC considers its relationship with its employees to be good.
Description of Property
The principal executive offices of First IC and First IC Bank are located at 5593 Buford Highway, Doraville, Georgia 30340, which property is owned by First IC Bank. In addition, First IC Bank also operates from the eleven (11) locations set forth in the table below.
Office Location	Type of Location	Owned or Leased
2230 Pleasant Hill Rd Duluth, GA 30096	Branch Office	Leased
1291 Old Peachtree Rd N.W. BLDG 500 Suwanee, GA 30024	Branch Office	Leased
6170 Live Oak Parkway Norcross, GA 30093	Branch Office	Owned
10820 Abbotts Bridge Rd Duluth, GA 30097	Branch Office	Leased
3170 Peachtree Parkway Suite #110 Johns Creek, GA 30024	Branch Office	Leased
2509 Old Denton Rd Carrollton, TX 75006	Branch Office	Leased
211 Broad Avenue Palisades Park, NJ 07650	Branch Office	Leased
204-08 Northern Blvd Bayside, NY 11361	Branch Office	Leased
3345 Wilshire Blvd Suite #100 Los Angeles, CA 90010	Branch Office	Leased
6131 Orangethorpe Ave, Ste. 430 Buena Park, CA 90620	Loan Production Office	Leased
17414 Hwy 99 Suite 204 Lynnwood, WA 98037	Loan Production Office	Leased

SECURITY OWNERSHIP OF CERTAIN FIRST IC BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of May 4, 2025, the beneficial ownership of First IC common stock by each of First IC’s directors and executive officers, by First IC’s directors and executive officers as a group, and by each person known to First IC to beneficially own more than 5% of the issued and outstanding shares First IC common stock. Unless otherwise indicated, the address of each listed First IC shareholder is c/o First IC Corporation, 5593 Buford Highway, Doraville, Georgia 30340.
The percentages of beneficial ownership in the following table are calculated in relation to the 9,070,161 shares of First IC common stock that were issued and outstanding as of May 4, 2025. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities. Unless otherwise indicated, and subject to the voting agreements entered into with MetroCity in connection with entering into the merger agreement, to First IC’s knowledge, the persons or entities identified on the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock(1)	Ownership as % of Common Stock Outstanding
Directors and Named Executive Officers:
Chong W. Chun	1,009,223	11.13%
Suk Hyun Kim(2)	343,132	3.78%
Eui Suk Lee(3)	258,286	2.85%
Tae Hyun Liu(4)	460,080	5.07%
Lucio S. Minn(5)	50,633	*
Dong Wook Kim(6)	110,805	1.22%
Edward L. Briscoe(7)	27,903	*
Dong Won Shin	15,231	*
All Directors and Executive Officers as a Group (8 persons)	2,275,293	25.09%
5% or Greater Shareholders:
Choong S Cho & Boksoo Kim Cho 2660 Peachtree RD NW 26-H Atlanta, GA 30305-3679	639,838	7.05%
Myong Tul Chu 3500 Bexton DR. Duluth, GA 30097	599,445	6.61%

Notes:
*
Denotes less than 1%.

(1)
In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner for purposes of this table, of any shares of First IC common stock if he or she has or shares voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from May 4, 2025. Edward L. Biscoe has the right to acquire 5,358 shares of First IC common stock within 60 days of May 4, 2025. As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose or direct the disposition of shares. The nature of beneficial ownership for shares shown in this column, unless otherwise noted, represents sole voting and investment power.

(2)
Shares held jointly with Mr. Kim’s spouse.

(3)
Includes 4,514 shares held jointly with Mr. Lee’s spouse.

(4)
Includes 30,623 shares held jointly with Mrs. Liu’s spouse and 429,457 shares held in the Joe C Liu TR U/A 7/2/2010 Tae Hyun Liu Irrevocable Trust in which Mrs.’s Liu’s spouse has sole voting and investment power.

(5)
Shares held jointly with Mr. Minn’s spouse.

(6)
Shares held jointly with Mr. Kim’s spouse.

(7)
Including 22,545 shares held jointly with Mr. Briscoe’s spouse. In addition, Mr. Briscoe beneficially owns stock options to acquire 5,358 shares of First IC common stock, all of which are vested and exercisable. As such, Mr. Briscoe is deemed to be the beneficial owner of such shares for purposes of this table.

In accordance with voting agreements more fully described under the section of this document entitled “Ancillary Agreements to the Merger Agreement — Voting Agreements,” beginning on page 91, each director and executive officer of First IC has entered into a separate written agreement in which such party has agreed, among other things, to vote his or her shares of First IC common stock for the approval of the First IC merger proposal. The form of voting agreement is attached as Exhibit A to the merger agreement, a copy of which is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. As of May 4, 2025, these directors and executive officers owned in the aggregate 2,275,293 shares of First IC common stock, or 25.09% of the issued and outstanding shares of First IC common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF FIEB
As used in this section, unless the context otherwise requires, references to “First IC”, “we,” “us” and “our” refer to First IC and First IC Bank, on a consolidated basis.
The following discussion and analysis is intended to provide an overview of the significant factors affecting the financial condition and results of operations of First IC for the three months ended March 31, 2025 and 2024 and the years ended December 31, 2024 and 2023. The following discussion and analysis should be read in conjunction with the sections of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors,” and First IC’s consolidated financial statements and the accompanying notes included with this proxy statement/prospectus.
Overview
First IC is a Georgia corporation that owns all of the outstanding shares of common stock of First IC Bank, a Georgia-chartered financial institution headquartered in Doraville, Georgia. First IC Bank provides a full range of retail and commercial banking services for consumers and small- to medium-size businesses located primarily in the Atlanta, Georgia metropolitan area along with full service and loan production offices in Texas, Washington, New York, New Jersey and California. Lending and investing activities are funded primarily by deposits gathered through its retail branch office network.
First IC generates most of its income from interest and fee income on loans, service charges on deposit accounts and interest income from investment securities and deposits in other financial institutions. First IC incurs interest expense on deposits and other borrowed funds and noninterest expenses such as salaries and employee benefits, occupancy expense, data processing, professional fees and services, bank security, and other operating expenses. Net interest income is the largest source of First IC’s revenue. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and shareholders’ equity, also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources.
Changes in the market interest rates and interest rates First IC earns on interest-earning assets or pays on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities and shareholders’ equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income. Fluctuations in market interest rates are driven by many factors, including governmental policies, inflation, deflation, macroeconomic developments, changes in unemployment, the money supply, political and international conditions and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in First IC’s loan portfolio are affected by, among other factors, economic and competitive conditions in Georgia and the markets serviced by branches and loan production offices in Texas, Washington, New York, New Jersey, and California, as well as developments affecting the real estate, technology, financial services, insurance, transportation, manufacturing and homebuilding sectors within First IC’s target market.
Critical Accounting Estimates
Our consolidated financial statements are prepared based on the application of accounting policies in accordance with generally accepted accounting principles (“GAAP”) and follow general practices within the banking industry. These policies require the reliance on estimates, assumptions and judgments, which may prove inaccurate or are subject to variations. Changes in underlying factors, estimates, assumptions or judgements could have a material impact on our future financial condition and results of operations.
Certain policies inherently have a greater reliance on the use of estimates, assumptions and judgements and, as such, have a greater possibility of producing results that could be materially different than originally reported. We have identified the determination of the allowance for credit losses (“ACL”), valuation of deferred tax assets, and the estimated fair value of financial instruments to be the accounting areas that require the most subjective or complex judgments and, as such, could be most subject to revision as new or additional information becomes available or circumstances change, including overall changes in the economic climate and/or market interest rates. Therefore, we consider these policies, discussed below, to be critical accounting estimates and discuss them directly with the Audit Committee of our board of directors.
Our significant accounting policies are presented in Note 1 of our audited consolidated financial statements included with this proxy statement/prospectus. These policies, along with the disclosures presented in the other financial statement notes and in this discussion, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Recent accounting pronouncements and standards that have impacted or could potentially affect us are also discussed in Note 1 of our audited consolidated financial statements included with this proxy statement/prospectus.
Allowance for credit losses
A critical accounting policy is our accounting policy related to the ACL. Effective January 1, 2023, we adopted Accounting Standards Update (“ASU”) 2016-13, Financial Instruments — Measurement of Current Expected Credit Losses on Financial Instruments, which modified the accounting for credit losses from an incurred loss model to an expected credit loss model. Under the incurred loss model, losses on financial instruments are recognized when it is probable that a loss has been incurred, while CECL is an “expected credit loss” model, which represents management’s estimate of expected credit losses over the life of the loan portfolio. The level of the ACL is calculated to maintain a reserve level that management considers sufficient to absorb estimated credit losses for financial instruments within the scope of CECL. The determination of the ACL involves a greater amount of judgment and complexity than our other significant accounting policies. Management’s determination of the adequacy of the ACL is based on the periodic evaluation of borrowers’ abilities to make loan payments, economic conditions, and other subjective factors. The evaluation has subjective components requiring material estimates. These factors may be susceptible to significant change and when actual results differ from the estimates, additional provisions for credit losses may be required which would adversely impact profitability.
In addition to the quantitative analysis, qualitative factors are used to adjust First IC’s historical loss data for current conditions and reasonable and supportable economic forecasts. Qualitative factors considered include, but may not be limited to, the following: changes in our lending policies and procedures; changes in international, national, regional, and local economic conditions; changes in the nature, volume, and terms of our financial assets; the experience, ability, and depth of our lending management and staff; changes in the volume and severity of past due loans; changes in the quality of our loan review system; changes in the value of underlying collateral for collateral dependent loans, the existence and effect of any concentrations of credit or changes in the levels of such concentrations; and the effect of other external factors including but not limited to competition, legal matters, and regulatory requirements. All of the aforementioned qualitative risk factors are assigned a weight of 10% with the exception of changes in economic conditions which has been assigned a weight of 20%. Each risk factor is then assigned a score on a scale of 5 indicating various impacts to the risk profile ranging from significant additional adverse risk to improved risk environment.
We measure expected credit losses for loans on a pooled basis when similar risk characteristics exist. We have identified the loan portfolio segmentation by loan type code as follows: commercial real estate, commercial line of credit, commercial term loans, construction real estate, unsecured installments, secured lines of credit, multi-family real estate, non-owner occupied residential real estate, owner occupied residential real estate, and Small Business Administration (SBA) loans. We have elected to implement the discounted cash flow (DCF) method which involves projecting and discounting expected cash flows from a financial asset to estimate its fair value, and subsequently, expected credit losses. The DCF method requires substantial data, including loan terms, historical data, and projections of future economic conditions that might impact cash flows. Expected cash flows are modeled, taking into consideration items such as prepayment speeds, default rates, and recoveries. The expected cash flows are then discounted back to present value using effective interest rates. The difference between the amortized cost basis and present value of expected cash flows is the ACL. We chose this methodology because it is periodic in nature which allows for effective incorporation of a reasonable and supportable forecast that is directionally consistent and aligns with other calculations outside of the ACL estimation. The methodology chosen also allows for the use of available peer group data for loss rate inputs to ensure comparability to our peers.

For further information regarding our ACL see Note 1 and Note 4 in our audited consolidated financial statements included with this proxy statement/prospectus.
Valuation of deferred tax assets
First IC recognizes deferred tax assets and liabilities for future tax consequences arising from differences between the carrying amounts of existing assets and liabilities under GAAP and their respective tax basis. First IC evaluates the recoverability of its deferred tax assets at each year-end, weighing all positive and negative evidence, and establishes or maintains a valuation allowance for these assets if it is determined that it is more likely than not that some or all of the deferred tax assets will not be realized. The weight given to the evidence is commensurate with the extent to which the evidence can be objectively verified. If negative evidence exists, positive evidence of greater weight is necessary to support a conclusion that a valuation allowance is not needed.
The framework for assessing the recoverability of deferred tax assets requires all evidence available to be weighed, including: (1) the sustainability of recent profitability required to realize the deferred tax assets; (2) the cumulative net income or losses in the consolidated statements of operations in recent years; and (3) unsettled circumstances that, if unfavorably resolved, would adversely affect future operations and profit levels on a continuing basis in future years.
For further information regarding our deferred tax assets and liabilities see Note 1 and Note 10 in our audited consolidated financial statements included with this proxy statement/prospectus.
Fair value measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Fair value is based on quoted market prices, or if market prices are not available, is estimated using various techniques.
When market prices are unavailable, significant assumptions used are verified against observable market data where possible. When observable market data is not available, the estimate of fair value becomes more subjective and involves a high degree of judgment. In this circumstance, fair value is estimated based on our judgment regarding the value that market participants would assign to the asset or liability. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there are inherent limitations to any valuation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values.
A portion of our assets are carried at fair value on our consolidated balance sheet. The majority of these assets are measured at fair value on a recurring basis, however, certain assets are measured at fair value on a nonrecurring basis based on the fair value of the underlying collateral.
For further information regarding the valuation of our financial instruments, see Note 1 and Note 16 in our audited consolidated financial statements included with this proxy statement/prospectus.
Results of Operations for the Three Months Ended March 31, 2025 and March 31, 2024
First IC reported net income available to common shareholders of $5.4 million for the three months ended March 31, 2025. Basic and diluted earnings per common share for the three months ended March 31, 2025 was $0.59, while return on assets (annualized), return on equity (annualized) and the efficiency ratio was 1.75%, 16.01%, and 48.69%, respectively. By comparison, First IC reported a net income available to common shareholders for the three months ended March 31, 2024 of $5.5 million, and basic and diluted loss per common share was $0.61. Return on assets (annualized), return on common equity (annualized), and the efficiency ratio was 1.91%, 18.35%, and 47.41%, respectively, for the three months ended March 31, 2024.
Net Interest Income
Net interest income is the difference between interest income on earning assets, such as loans and investment securities, and interest expense on liabilities, such as deposits and borrowings, which are used to fund those assets. The level of interest rates and the volume and mix of earning assets and interest-bearing liabilities impact net interest income and net interest margin.
Net interest income for the three months ended March 31, 2025 and 2024, was $12.7 million and $12.3 million, respectively, representing an increase of $420 thousand, or 3.43%. The net interest margin remained consisted between the first quarter of 2024 and the first quarter of 2025, measuring approximately 4.3% for both periods.
Net interest income increased primarily due to decreases in interest expense on deposits. Total interest expense was $7.6 million for the three months ended March 31, 2025, compared with $8.2 million for the three months ended March 31, 2024. Interest expense comprised of interest on deposits and borrowings which were $6.9 million and $730 thousand for the three months ended March 31, 2025, respectively, compared with $7.6 million and $631 thousand for the three months ended March 31, 2024, respectively. The decrease in interest on deposits was primarily driven by decreased certificate of deposit rate offerings as a result of the decreasing interest rate environment compounded by the loss of a number of customer accounts because First IC Bank was not able to match rates offered by other larger institutions in the markets First IC Bank serves. The decrease in interest on deposits was partially offset by an increase in interest on borrowings which was caused by an increase in the Federal Home Loan Bank of Atlanta (“FHLB”) borrowing balance, with an outstanding balance of $85.0 million at March 31, 2025 compared to the balance of $50.0 million at March 31, 2024.
Over the same period, interest income also decreased, but by an amount that was less than the decrease in interest expense. Total interest income was $20.3 million for the three months ended March 31, 2025, compared with $20.5 million for the three months ended March 31, 2024. The decrease was primarily driven by a decrease in interest income on interest-bearing deposits with other financial institutions that was partially offset by an increase in interest and fees earned on loans. Interest income from deposits with other financial institutions was $1.2 million and $2.2 million for the three months ended March 31, 2025 and 2024, respectively. The decrease was due to a decrease in deposit balances with other institutions of $38.3 million. The decrease was caused by funding needs for loan growth. Interest and fees on loans was $18.8 million and $18.0 million for the three months ended March 31, 2025 and 2024, respectively. The increase is primarily driven by growth of the loan portfolio, which increased by $117.3 million over the same period.

The following table presents, for the periods indicated, the total dollar amount of average balances (in thousands), interest income from average interest-earning assets (in thousands) and the annualized resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed in both dollars (in thousands) and rates. Any non-accruing loans have been included in the table as loans carrying a zero yield.
	Three Months Ended
	March 31, 2025			March 31, 2024
(dollars in thousands)	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-Earning Assets:
Deposits in other financial institutions	$123,907	$1,222	3.94%	$175,714	$2,170	4.94%
Investment securities	34,279	227	2.65%	33,796	210	2.49%
Loans	1,012,081	18,754	7.41%	920,943	18,037	7.83%
Corporate stock	3,632	57	6.28%	3,108	57	7.34%
Total interest-earning assets	1,173,899	20,260	6.90%	1,133,561	20,474	7.22%
Allowance for credit losses	(12,003)			(11,753)
Interest-earning assets, net	1,161,896			1,121,808
Noninterest-earning assets	34,302			33,171
Total assets	$1,196,198			$1,154,979
Liabilities and Shareholders’ Equity
Interest-Bearing Liabilities:
Interest-bearing demand deposits	$41,639	$19	0.18%	$40,641	$19	0.19%
Money market deposits	99,078	591	2.39%	84,178	475	2.26%
Savings deposits	7,149	6	0.34%	8,826	11	0.50%
Certificates and other time deposits	565,370	6,243	4.42%	565,236	7,087	5.02%
FHLB advances	59,222	729	4.92%	50,000	631	5.05%
Total interest-bearing liabilities	772,458	7,588	3.93%	748,881	8,223	4.39%
Non-interest-Bearing Liabilities:
Noninterest bearing demand deposits	259,255			257,041
Other liabilities	22,178			23,775
Total liabilities	1,053,891			1,029,697
Shareholders’ equity	142,307			125,282
Total liabilities and shareholders’ equity	$1,196,198			$1,154,979
Net interest rate spread			2.97%			2.83%
Net interest income and margin(1)		$12,672	4.32%		$12,251	4.32%

(1)
The net interest margin is equal to annualized net interest income divided by average interest-earning assets.

The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been allocated to rate.
	For the Three Months Ended March 31, 2025 vs. 2024
	Increase (Decrease) Due to Change In
(dollars in thousands)	Volume	Rate	Total
Interest-Earning Assets:
Deposits in other financial institutions	$(640)	$(308)	$(948)
Investment securities	3	14	17
Loans	1,785	(1,068)	717
Corporate stock	10	(10)	—
Total increase (decrease) in interest income	1,158	(1,372)	(214)
Interest-Bearing Liabilities:
Interest-bearing demand deposits	—	—	—
Money market deposits	84	32	116
Savings deposits	(2)	(3)	(5)
Certificates and other time deposits	2	(846)	(844)
FHLB advances	116	(18)	98
Total increase (decrease) in interest expense	200	(835)	(635)
Increase (decrease) in net interest income	$958	$(537)	$421
Provision for Credit Losses
First IC’s provision for credit losses is a charge to income in order to bring its ACL to a level deemed appropriate by management. The provision for credit losses was $100 thousand for each of the three months ended March 31, 2025 and 2024. The provision for credit losses for the three months ended March 31, 2025 and 2024 were related to management’s estimation of the ACL, as described above in the “Allowance for credit losses” section. First IC’s credit quality metrics remained strong with minimal nonperforming assets and past due loans as of March 31, 2025.
Noninterest Income
First IC’s primary sources of noninterest income are service charges on deposit accounts, including non-sufficient funds (“NSF”) fees; other service charges and fees, including wire transfer fees, interchange fees, and loan servicing fees; as well as gain on sale of loans, and other operating income. Noninterest income does not include loan origination fees, which are recognized over the life of the related loan as an adjustment to yield using the interest method.
Noninterest income totaled $1.6 million for the three months ended March 31, 2025, a decrease of $424 thousand, or 20.6%, when compared to the same period in 2024.

The following table is a comparison of the components of noninterest income for the three months ended March 31, 2025 and 2024:
	For the Three Months Ended March 31,
(dollars in thousands)	2025	2024	Change $	Change %
Service charges on deposit accounts	$565	$554	$11	2.0%
Other service charges, commissions and fees	533	809	(276)	-34.1%
Gain on sale of loans	507	652	(145)	-22.2%
Other operating income	33	48	(15)	-31.3%
Total	$1,638	$2,063	$(425)	-20.6%
Notable variances for the noninterest income table above are as follows:
•
The decrease in other service charges, commissions, and fees is primarily attributable to decreases in service fees on SBA loans which was driven by a $32.2 million decrease in serviced SBA loan participation balances from March 31, 2024 to March 31, 2025.

•
The decrease in gain on sale of loans was primarily due to volume and timing differences. Fewer loans were sold during the three months ended March 31, 2025 as compared to the three months ended March 31, 2024.

Noninterest Expense
First IC’s primary components of noninterest expense are salaries and employee benefits, occupancy expense, data processing, processional fees, security, and other operating expenses.
Noninterest expense totaled $7.0 million for the three months ended March 31, 2025, a decrease of $168 thousand, or 2.5%, when compared to the same period in 2024.
The following table is a comparison of the components of noninterest expense for the three months ended March 31, 2025 and 2024:
	For the Three Months Ended March 31,
(dollars in thousands)	2025	2024	Change $	Change %
Salaries and employee benefits	$3,835	$3,644	$191	5.2%
Occupancy expense	920	912	8	0.9%
Data processing	293	275	18	6.5%
Legal and professional fees	275	168	107	63.7%
FDIC insurance assessments	137	212	(75)	-35.4%
SBA loan referral fees	68	138	(70)	-50.7%
Bank security expense	253	248	5	2.0%
Other noninterest expenses	1,200	1,216	(16)	-1.3%
Total	$6,981	$6,813	$168	2.5%
Components of noninterest expense were consistent and comparable between the three months ended March 31, 2025 and 2024. Notable variances in the noninterest expense table above are as follows:
•
The increase in salaries and employee benefits was primarily due performance based raises awarded between the two periods and increases in other employee related costs such as payroll taxes and group insurance costs. There were no new branch or loan production office locations during the period, so headcount was not a significant driver of the increase noted.

•
The increase in legal and professional fees was primarily due to an increase in legal fees related to the merger of approximately $110 thousand. Accounting and auditing fees remained consistent between the two periods.

•
The decrease in FDIC insurance assessment was due to First IC Bank being released from its Consent Order with the FDIC and the GA DBF in November 2024. Fees decreased as less attention and oversight was required subsequent to the release of the Consent Order.

•
The decrease in SBA loan referral fees was due to a decreased volume of SBA loan originations and loan sales during the periods, despite significant loan portfolio growth overall.

Income Taxes
The amount of federal and state income tax expense is influenced by the amount of pre-tax income, the amount of tax-exempt income and the amount of other nondeductible expenses. Income tax expense decreased $50 thousand for the three months ended March 31, 2025, compared with the same period in 2024. First IC’s effective tax rate was 25.7% for the three months ended March 31, 2025, compared to 25.8% for the three months ended March 31, 2024.
Results of Operations for the Years Ended December 31, 2024 and 2023
For the twelve months ended December 31, 2024, First IC reported net income available to common shareholders of $24.7 million. Basic and diluted earnings per common share for the twelve months ended December 31, 2024, was $2.72, while return on assets, return on equity and the efficiency ratio was 2.07%, 17.96%, and 46.17%, respectively. By comparison, First IC’s net income available to common shareholders for the twelve months ended December 31, 2023, was $24.6 million and basic and diluted earnings per common share was $2.71. Return on assets, return on common equity, and the efficiency ratio was 2.13%, 20.21%, and 44.50%, respectively, for the twelve months ended December 31, 2023.
Net Interest Income
Net interest income for the twelve months ended December 31, 2024 and 2023 was $51.9 million and $51.9 million, respectively, representing an increase of $16 thousand, or 0.03%. The net interest margin decreased 21 basis points from 4.71% for the twelve months ended December 31, 2023 to 4.50% for the same period in 2024 due primarily to significant interest income growth driven by a growth in the loan portfolio and rate increases on interest bearing deposits with other institutions, offset by customer changes in deposit class to take advantage of higher interest rate offerings and certain special rate offerings during the year to keep pace with loan demand.
Net interest income increased by only 0.03% from the year ended December 31, 2023 to December 31, 2024. Total interest expense was $32.1 million for the year ended December 31, 2024, compared with $26.1 million for the year ended December 31, 2023. Interest expense comprised of interest on deposits and borrowings which were $29.5 million and $2.5 million for the year ended December 31, 2024, respectively, compared with $24.2 million and $1.9 million for the year ended December 31, 2023, respectively. The increase in interest on deposits was primarily driven by volume increases from natural growth and special rate offerings as well as shifts in existing customer balances to deposit offerings with higher interest rate offerings. The increase in interest on borrowings was caused by increased FHLB borrowing activity during the year to provide liquidity to support loan growth.
Over the same period, interest income also increased. Total interest income was $83.9 million for the year ended December 31, 2024, compared with $77.9 million for the year ended December 31, 2023. The increase was primarily driven by increases in interest and fees on loans and interest income on interest-bearing deposits with other financial institutions which totaled $74.4 million and $8.4 million, respectively, for the year ended December 31, 2024, and $69.7 million and $7.2 million, respectively, for the year ended December 31, 2023. The increase in interest and fees on loans was primarily driven by growth of the loan portfolio while the increase in interest on deposits with other financial institutions was primarily driven by higher rates on interest-bearing balances throughout 2024.
The average yield on interest-earning assets and the average rate paid on interest-bearing liabilities are primarily impacted by changes in market interest rates as well as changes in the volume and relative mix of the underlying assets and liabilities.

The following table presents, for the periods indicated, the total dollar amount of average balances (in thousands), interest income from average interest-earning assets and the annualized resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed in both dollars (in thousands) and rates. Any non-accruing loans have been included in the table as loans carrying a zero yield.
	Years Ended
	December 31, 2024			December 31, 2023
(dollars in thousands)	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-Earning Assets:
Deposits in other financial institutions	$157,771	$8,380	5.31%	$153,579	$7,159	4.66%
Investment securities	34,314	882	2.57%	37,030	939	2.54%
Loans	958,199	74,435	7.77%	907,556	69,713	7.68%
Corporate stock	3,166	232	7.33%	2,220	111	5.00%
Total interest-earning assets	1,153,450	83,929	7.28%	1,100,385	77,922	7.08%
Allowance for credit losses	(11,915)			(11,132)
Interest-earning assets, net	1,141,535			1,089,253
Noninterest-earning assets	34,652			33,892
Total assets	$1,176,187			$1,123,145
Liabilities and Shareholders’ Equity
Interest-Bearing Liabilities
Interest-bearing demand deposits	$38,977	67	0.17%	$42,424	74	0.17%
Money market deposits	83,508	2,009	2.41%	118,766	2,315	1.95%
Savings deposits	8,478	36	0.42%	10,609	50	0.47%
Certificates and other time deposits	560,227	27,409	4.89%	521,519	21,737	4.17%
FHLB advances	50,001	2,538	5.08%	36,562	1,892	5.17%
Total interest-bearing liabilities	741,191	32,059	4.33%	729,880	26,068	3.57%
Noninterest-Bearing Liabilities
Noninterest-bearing demand deposits	273,698			250,961
Other liabilities	28,034			24,723
Total liabilities	1,042,923			1,005,564
Shareholders’ equity	133,264			117,581
Total liabilities and shareholders’ equity	$1,176,187			$1,123,145
Net interest rate spread			2.95%			3.51%
Net interest income margin(1)		$51,870	4.50%		$51,854	4.71%

(1)
The net interest margin is equal to annualized net interest income divided by average interest-earning assets.

The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been allocated to rate.

	For the Years ended December 31,
	2024 vs. 2023
	Increase (Decrease) Due to Change In
(dollars in thousands)	Volume	Rate	Total
Interest-Earning Assets:
Deposits in other financial institutions	$195	$1,026	$1,221
Investment securities	(69)	12	(57)
Loans	3,890	832	4,722
Corporate stock	47	74	121
Total increase in interest income	4,063	1,944	6,007
Interest-Bearing Liabilities:
Interest-bearing demand deposits	(6)	(1)	(7)
Money market deposits	(687)	381	(306)
Savings deposits	(10)	(4)	(14)
Certificates and other time deposits	1,613	4,059	5,672
FHLB advances	695	(49)	646
Total increase in interest expense	1,605	4,386	5,991
Increase (decrease) in net interest income	$2,458	$2,442	$16
Provision for Credit Losses
First IC recorded $400 thousand in provision for credit losses for the twelve months ended December 31, 2024, as compared to $1 million in provision for credit losses for the twelve months ended December 31, 2023, representing a decrease of $600 thousand, or 60%. The decrease in the provision for credit losses for the twelve months ended December 31, 2024, as compared to the same period of 2023, was primarily due to an increased provision in 2023 following the implementation of ASC 326 which was able to be reduced in 2024 as First IC Bank’s model began to normalize.
Noninterest Income
First IC’s primary sources of noninterest income are service charges on deposit accounts, including NSF fees; other service charges and fees, including wire transfer fees, interchange fees, and loan servicing fees; as well as gain on sale of loans, and other operating income. Noninterest income does not include loan origination fees, which are recognized over the life of the related loan as an adjustment to yield using the interest method.
Noninterest income totaled $9.3 million for the year ended December 31, 2024, an increase of $415 thousand, or 4.7%, when compared to the same period in 2023.
The following table is a comparison of the components of noninterest income for the twelve months ended December 31, 2024, and 2023:
	For the Twelve Months Ended December 31,
(dollars in thousands)	2024	2023	Change $	Change %
Service charges on deposit accounts	$2,356	$2,189	$167	7.6%
Other service charges, commissions and fees	2,890	3,182	(292)	-9.2%
Gain on sale of loans	3,807	3,281	526	16.0%
Other operating income	221	207	14	6.8%
Total	$9,274	$8,859	$415	4.7%

Notable variances for the noninterest income table above are as follows:
•
The increase in service charges on deposit accounts was primarily due to increases in NSF fees and service charges on business accounts, both of which were driven by deposit volume increases experienced during the period.

•
The decrease in other service charges, commissions, and fees was primarily due to decreases in debit card interchange fees and servicing fees on SBA loans. The decrease in debit card interchange fees is based on customer usage. The decrease in service fees on SBA loans was driven by a decrease in the balance of serviced portions of SBA loans sold.

•
The increase in gain on sale of loans is primarily volume driven. There were no significantly larger loans sold in 2024 as compared to 2023, but the loan portfolio did increase by $77.2 million.

Noninterest Expense
First IC’s primary components of noninterest expense are salaries and employee benefits, occupancy expense, data processing, processional fees, security, and other operating expenses.
Noninterest expense totaled $28.0 million for the twelve months ended December 31, 2024, an increase of $1.5 million, or 5.5%, when compared to the same period in 2023.
The following table is a comparison of the components of noninterest expense for the year ended December 31, 2024, and 2023:
	For the Twelve Months Ended December 31,
(dollars in thousands)	2024	2023	Change $	Change %
Salaries and employee benefits	$15,039	$14,447	$592	4.1%
Occupancy expense	3,653	3,535	118	3.3%
Data processing	1,093	1,018	75	7.4%
Legal and professional fees	628	845	(217)	-25.7%
FDIC insurance assessments	812	732	80	10.9%
SBA loan referral fees	621	399	222	55.6%
Bank security expense	1,095	1,023	72	7.0%
Other noninterest expenses	5,103	4,576	527	11.5%
Total	$28,044	$26,575	$1,469	5.5%
Notable variances for the noninterest expense table above are as follows:
•
The increase in salaries and employee benefits was primarily due to performance based raises awarded between the two periods of approximately 3% as well as a slight employee headcount increase. There were no new branch or loan production office locations during the period, so headcount growth was attributable to existing office and branch locations.

•
The increase in occupancy expense was due to increases in rent, utilities, and property taxes for existing office and branch locations. As noted above, there were no new locations that opened during the period.

•
The increase in data processing expense relates to all fees paid to First IC Bank’s core system provider. First IC Bank grew in 2024, and a portion of billings from the core data processing provider are volume and activity driven.

•
The decrease in legal and professional fees was due to fees paid during 2023 related to a decrease in legal fees. Additionally, accounting fees decreased which was driven mostly by decreased fees for the required FDICIA engagement as 2023 was the first year under audit and required substantial planning and set-up time.

•
The increase in SBA loan referral fees was volume driven. The loan portfolio grew by $77.2 million, and a significant amount of referrals were obtained and followed through to assist in the recognized growth.

•
The increase in other noninterest expense was primarily due to increases in taxes other than income, directors fees, and armed carrier expense. All three of these items are impacted in a directionally consistent manner with the growth recognized over the same period.

Income Taxes
The amount of federal and state income tax expense is influenced by the amount of pre-tax income, the amount of tax-exempt income and the amount of other nondeductible expenses. Income tax expense decreased $570 thousand, or 6.65%, to $8 million for the year ended December 31, 2024 compared with $8.6 million for the same period in 2023 primarily due to a decrease in pre-tax net income in 2024. The effective tax rates were 24.46% and 25.86% for the years ended December 31, 2024 and 2023, respectively.
Financial Condition
Loan Portfolio
Total loans held for investment as of March 31, 2025, were $1.0 billion, an increase of $47.6 million, or 4.8%, from December 31, 2024. The key driver of this change was organic growth and a strong loan pipeline. Total loans held for investment as of December 31, 2024, were $997.2 million, an increase of $77.2 million, or 8.4%, from December 31, 2023. The key driver of this change was organic growth and a strong loan pipeline.
Loans held for investment as a percentage of total deposits were 107.1%, 102.3% and 96.5% as of March 31, 2025, December 31, 2024, and December 31, 2023, respectively. Total loans held for investment as a percentage of total assets were 85.2%, 83.6% and 79.6% as of March 31, 2025, December 31, 2024, and December 31, 2023, respectively.
The following table summarizes First IC’s loan portfolio by type of loan and as a percentage of total loans as of the dates indicated:
	March 31, 2025		December 31, 2024		December 31, 2023
(dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Commercial	$221,514	21.2%	$214,344	21.5%	$195,503	21.3%
Real Estate
Construction & Development	2,374	0.2%	3,573	0.4%	3,494	0.4%
1-4 Family	272,550	26.1%	267,967	26.9%	264,504	28.8%
Multifamily	25,755	2.5%	8,321	0.8%	13,557	1.5%
Commercial	522,172	50.0%	502,588	50.4%	442,838	48.1%
Consumer	395	0.0%	410	0.0%	93	0.0%
Total loans	1,044,760	100.0%	997,203	100.0%	919,989	100.0%
Less: Allowance for credit losses	(12,037)		(11,936)		(11,749)
Loans, net of allowance for credit losses	$1,032,723		$985,267		$908,240
First IC has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis. Diversification of the loan portfolio is a means of managing the risks associated with fluctuations in economic conditions.
In order to manage the diversification of the loan portfolio, First IC segments loans into classes. The real estate loan segment is sub-segmented into classes that primarily include commercial real estate loans, construction and development loans, 1-4 family residential loans and multi-family residential loans. First IC analyzes the overall ability of the borrower and guarantors to repay a loan. Information and risk management practices specific to First IC’s loan segments and classes follows.
Commercial:   First IC’s commercial loan segment encompasses loans extended to businesses for various purposes, including working capital, equipment financing, other real property acquisition and development, and other business-related needs. A portion of this portfolio includes loans originated and partially guaranteed by the SBA which often times also include a sold portion that is serviced by First IC. Commercial loans are loans primarily underwritten based on the cash flows of the business operations of the borrower and secured by assets being financed such as accounts receivable, inventory, and equipment. Commercial loans often are dependent on the profitable operations of the borrower. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. The cash flows of borrowers may not be as expected and the collateral securing these loans may fluctuate, increasing the risk associated with this loan segment. As a result of the additional complexities, variables, and risks, commercial loans typically require more thorough underwriting and servicing than other types of loans. The commercial loan portfolio increased $7.2 million, or 3.3%, to $221.5 million as of March 31, 2025 compared to $214.3 million as of December 31, 2024. Total commercial loans as of December 31, 2024 increased $18.8 million, or 9.6%, compared to $195.5 million as of December 31, 2023.
Construction & Development.   First IC makes construction loans to fund commercial construction, residential construction, and real estate development construction. Construction loans involve additional risks as they often involve the disbursement of funds with the repayment dependent on the ultimate success of the project’s completion. Sources of repayment for these loans may be pre-committed permanent financing or sale of the developed property. The loans in this portfolio are monitored closely by management. Due to uncertainties inherent in estimating construction costs, the market value of the completed project and the effects of governmental regulation on real property, it can be difficult to accurately evaluate the total funds required to complete a project and the related loan to value ratio. As a result of these uncertainties, construction lending often includes the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of a borrower or guarantor to repay the loan. First IC’s land and lot loans include loans to fund the purchase of land for the purposes of commercial or residential development. These loans involve additional risk as land values can fluctuate more than other real estate property types. First IC has more stringent loan to value policy limits for this segment due to the potential fluctuation in collateral value. Sources of repayment for these loans may be pre- committed permanent financing, the sale of individual residential lots, or the sale of the developed commercial property. The construction & development loan portfolio decreased $1.2 million, or 33.6%, to $2.4 million as of March 31, 2025 compared to $3.6 million as of December 31, 2024. Total construction & development loans as of December 31, 2024 increased $79 thousand, or 2.3%, compared to $3.5 million as of December 31, 2023.
1-4 Family.   First IC’s 1-4 family loans include the origination of 1-4 family residential mortgage loans and home equity lines of credit collateralized by owner-occupied residential properties generally located in the market areas in which First IC has branch and loan production office locations. The 1-4 family loan portfolio increased $4.6 million, or 1.7%, to $272.6 million as of March 31, 2025 compared to $268.0 million as of December 31, 2024. Total 1-4 family loans as of December 31, 2024 increased $3.5 million, or 1.3%, compared to $264.5 million as of December 31, 2023.
Multifamily:   First IC’s multifamily residential loan portfolio consists of loans secured by apartment buildings and other residential properties with five or more dwelling units. The primary objective of this lending activity is to provide financing for the acquisition, refinancing, or improvement of these properties. The multifamily loan portfolio increased $17.4 million, or 209.5%, to $25.8 million as of March 31, 2025 compared to $8.3 million as of December 31, 2024. Total multifamily loans as of December 31, 2024 decreased $5.2 million, or 38.6%, compared to $13.6 million as of December 31, 2023.
Commercial Real Estate:   First IC makes commercial real estate mortgage loans which are primarily viewed as cash flow loans and secondarily as loans secured by real estate. The properties securing First IC’s commercial real estate mortgage loans can be owner occupied or non-owner occupied. Concentrations within the various types of commercial properties are monitored by management in order to assess the risks in the portfolio. The repayment of these loans is largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Accordingly, repayment of these loans may be subject to adverse conditions in the real estate market or the economy to a greater extent than other types of loans. First IC seeks to minimize these risks in a variety of ways in connection with underwriting these loans, including giving careful consideration to the property’s operating history, future operating projections, current and projected occupancy, location and physical condition. The commercial real estate loan portfolio increased $19.6 million, or 3.9% to $522.2 million as of March 31, 2025 compared to $502.6 million as of December 31, 2024. Total commercial real estate loans as of December 31, 2024 increased $59.8 million, or 13.5%, compared to $442.8 million as of December 31, 2023.
Consumer:   First IC’s consumer loans include automobile loans, personal loans (collateralized and uncollateralized) and deposit account collateralized loans. The terms of these loans typically range from 1 to 15 years and vary based on the nature of collateral and size of the loan. Consumer loan collections are dependent on the borrower’s continuing financial stability, and thus more likely to be adversely affected by job loss, illness or personal bankruptcy. Furthermore, the application of various federal and state laws may limit the amount which can be recovered on such loans. To monitor and manage consumer loan risk, policies and procedures are developed and modified, as deemed appropriate by First IC’s management. The consumer loans decreased $15 thousand, or 3.7%, to $395 thousand as of March 31, 2025 compared to $410 thousand as of December 31, 2024. Consumer loans as of December 31, 2024 increased $317 thousand, or 340.9%, compared to $93 thousand as of December 31, 2023.
Concentrations of Credit
Lending is concentrated in SBA, commercial real estate mortgage and consumer loans to local borrowers. The Company has a high concentration of real estate loans, and a specific concentration in strip shopping centers, which could pose an adverse credit risk, particularly with an economic downturn in the real estate market. A substantial portion of the borrowers’ ability to honor their contracts is dependent upon the viability of the real estate economic sector. Management monitors these concentrations on a continual basis and has considered these concentrations in the quarterly ACL analysis.
Maturities and Sensitivity of Loans to Changes in Interest Rates
The information in the following table is based on the contractual maturities of individual loans, including loans that may be subject to renewal at their contractual maturity. Renewal of these loans is subject to review and credit approval, as well as modification of terms upon maturity. Actual repayments of loans may differ from the maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties. The following table summarizes the loan maturity distribution by type and related interest rate characteristics as of the periods presented (in thousands):
As of March 31, 2025	One Year or less	After one through five years		After five through 15 years		After 15 years		Total
		Fixed	Variable	Fixed	Variable	Fixed	Variable
Commercial	$8,873	$10,337	$4,471	$8,641	$19,790	$6,844	$162,558	$221,514
Real Estate
Construction	2,374	—	—	—	—	—	—	2,374
I-4 Family	—	—	—	184	36,184	—	236,182	272,550
Multifamily	—	3,144	—	22,611	—	—	—	25,755
Commercial	18,602	300,238	5,900	148,099	—	49,333	—	522,172
Consumer	—	386	9	—	—	—	—	395
Total loans	$29,849	$314,105	$10,380	$179,535	$55,974	$56,177	$398,740	$1,044,760
Asset Quality
Nonperforming Assets and Potential Problem Loans.   First IC has procedures in place to assist in maintaining the overall quality of its loan portfolio. First IC has established underwriting guidelines to be followed by its officers to monitor First IC’s delinquency levels for any negative or adverse trends.

First IC had $3.6 million, $3.7 million, and $1.9 million in nonaccrual loans as of March 31, 2025, December 31, 2024, and December 31, 2023, respectively.
The following table presents information regarding nonperforming assets as of the dates indicated:
(dollars in thousands)	As of March 31, 2025	As of December 31, 2024	As of December 31, 2023
Nonaccrual loans:
Commercial	$3,312	$3,439	$1,945
Real Estate:
Construction & Development	—	—	—
I-4 Family	291	293	—
Multifamily	—	—	—
Commercial	—	—	—
Consumer	—	—	—
Total nonaccrual loans	3,603	3,732	1,945
Accruing loans 90 or more days past due	—	—	—
Total nonperforming loans	3,603	3,732	1,945
Other real estate owned, net	—	—	—
Total nonperforming assets	$3,603	$3,732	$1,945
Nonperforming assets to total assets	0.29%	0.31%	0.17%
Nonperforming loans to total loans	0.34%	0.37%	0.21%
Allowance for Credit Losses
The ACL represents a reserve for inherent losses in the loan portfolio. The adequacy of the ACL is evaluated quarterly. The portfolio is initially segregated based on results of internal reviews and external reviews by third parties with particular emphasis on nonaccrual and past due loans and other loans management believes might be potentially impaired or warrant additional attention. Additionally, the Company segregates the loan portfolio by type of loan and utilizes this segregation in evaluating exposure to risk within the portfolio. The amount of the ACL is affected by the following: (1) charge-offs of loans that decrease the ACL, (2) subsequent recoveries on loans previously charged-off that increase the ACL, and (3) provisions for credit losses charged to earnings that increase the ACL.
At March 31, 2025, December 31, 2024, and December 31, 2023, the ACL amounted to $12.0 million, $11.9 million, and $11.7 million, respectively, or 1.2%, 1.2%, and 1.3% of total loans, respectively. First IC believes that the ACL at March 31, 2025, December 31, 2024 and December 31, 2023 was adequate to cover estimated lifetime credit losses inherent in the loan portfolio as of such dates.

The following table presents, as of and for the periods indicated, an analysis of the ACL and other related data:
(dollars in thousands)	Three Months Ended March 31, 2025	Year Ended December 31, 2024	Year Ended December 31, 2023
Average loans outstanding	$1,012,081	$958,199	$907,556
Gross loans outstanding at the end of period	1,044,760	997,203	919,989
Allowance for credit losses at beginning of period	11,936	11,749	10,162
Provision for credit losses	100	400	1,000
Charge-offs:
Commercial	—	694	—
Real Estate:	—	—	—
Consumer	—	—	16
Total charge-offs for all loan types	—	694	16
Recoveries:
Commercial	1	81	603
Real Estate	—	—	—
Consumer	—	400	—
Total recoveries for all loan types	1	481	603
Net (recoveries) charge-offs	1	(213)	587
Allowance for credit losses at end of period	$12,037	$11,936	$11,749
Allowance for credit losses to total loans	1.15%	1.20%	1.28%
Net charge-offs to average loans(1)	0.00%	-0.02%	0.06%
Allowance for credit losses to nonperforming loans	334.08%	319.83%	604.06%

(1)
Interim period annualized.

The following table shows the allocation of the ACL among First IC’s loan categories and the percentage of the respective loan category to total loans held for investment as of the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total ACL is available to absorb losses from any loan category.
	As of March 31, 2025		As of December 31, 2024		As of December 31, 2023
(dollars in thousands)	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans
Balance of allowance for credit losses applicable to:
Commercial	$2,267	1.02%	$2,417	1.13%	$2,986	1.53%
Real Estate	9,770	1.19%	9,519	1.22%	8,763	1.21%
Consumer	—	0.00%	—	0.00%	—	0.00%
Total allowance for credit losses	$12,037	1.15%	$11,936	1.20%	$11,749	1.28%
Investment Portfolio
The investment portfolio consists of securities which are classified as available-for-sale. Investment securities classified as available for sale are measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, as accumulated other comprehensive income, or loss until realized. Interest earned on available for sale investment securities is included in interest income.

As of March 31, 2025, the carrying amount of available for sale investment securities totaled $32.5 million, a decrease of $2.2 million, or 6.5%, compared with $34.7 million as of December 31, 2024. The carrying amount of available for sale investment securities at December 31, 2024 increased $450 thousand, or 1.3%, compared with $34.3 million as of December 31, 2023. Available for sale investment securities represented 2.6%, 2.9% and 3.0% of total assets as of March 31, 2025, December 31, 2024, and December 31, 2023, respectively.
The following tables summarize the amortized cost and fair value of available for sale investment securities, with gross unrealized gains and losses as of the dates shown:
As of March 31, 2025 (dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Available for sale investment securities:
U.S. Government agencies	$10,417	$1	$(544)	$9,874
Mortgage-backed securities	21,409	—	(2,262)	19,147
Taxable municipal securities	4,144	—	(689)	3,455
Total	$35,970	$1	$(3,495)	$32,476
As of December 31, 2024 (dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Available for sale investment securities:
U.S. Government agencies	$12,809	$1	$(710)	$12,100
Mortgage-backed securities	21,921	—	(2,685)	19,236
Taxable municipal securities	4,153	—	(769)	3,384
Total	$38,883	$1	$(4,164)	$34,720
As of December 31, 2023 (dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Available for sale investment securities:
U.S. Government agencies	$13,489	$10	$(948)	$12,551
Mortgage-backed securities	21,024	—	(2,782)	18,242
Taxable municipal securities	4,189	—	(712)	3,477
Total	$38,702	$10	$(4,442)	$34,270
The unrealized losses are attributable primarily to changes in market interest rates relative to those available when the available for sale investment securities were acquired. The fair value of these available for sale investment securities is expected to recover as the available for sale investment securities reach their maturity or re-pricing date, or if market rates for such investments decline.
First IC does not believe that any of the available for sale investment securities are impaired due to reasons of credit quality. Accordingly, as of March 31, 2025, December 31, 2024 and December 31, 2023, First IC has not established an ACL in its consolidated balance sheets for the periods then ended.
The average yield of First IC’s available for sale investment securities portfolio was 2.33% during the three months ended March 31, 2025 compared to 2.24% for the same period in 2024. The average yield for the year ended December 31, 2024 was 2.28% compared with 2.21% for the year ended December 31, 2023.
Deposits
First IC’s lending and investing activities are primarily funded by deposits. First IC offers a variety of deposit accounts having a range of interest rates and terms including demand, savings, money market and certificates and other time accounts.

Total deposits as of March 31, 2025, were $975.9 million, an increase of $1.2 million, or 0.12%, from December 31, 2024. While total deposit balances remained almost unchanged, First IC has continued to see the deposit mix shift into higher yielding products, particularly certificates of deposit and other time deposits. Total time deposits as of March 31, 2025 were $589.7 million, an increase of $29.0 million, or 13.1% from December 31, 2024. Conversely, total noninterest bearing deposits as of March 31, 2025 were $257.4 million, a decrease of $17.8 million, or 6.5%, from December 31, 2024. As such, the level of time deposits to total deposits has increased from 57.5% as of December 31, 2024 to 60.4% as of March 31, 2025 while the level of noninterest- bearing deposits to total deposits has decreased from 28.2% as of December 31, 2024 to 26.4% as of March 31, 2025. First IC may also access funding by acquiring brokered deposits. As of March 31, 2025 and December 31, 2024, there were brokered deposits outstanding of $50.1 million and $35.2 million, respectively, all of which were included in time deposits over $250 thousand.
Total deposits as of December 31, 2024, were $974.7 million, an increase of $21.7 million, or 2.3%, from December 31, 2023. Key drivers of this change were organic growth in our business checking account category due to our continued focus on total relationship banking, which was partially offset by scheduled maturities of time deposits that were not replaced. Total time deposits as of December 31, 2024 were $560.6 million, a decrease of $12.9 million, or 5.5% from December 31, 2023. Conversely, total noninterest bearing deposits as of December 31, 2024 were $275.2 million, an increase of $32.0 million, or 13.2%, from December 31, 2023. As such, the level of time deposits to total deposits has decreased from 60.2% as of December 31, 2023 to 57.5% as of December 31, 2024 while the level of noninterest- bearing deposits to total deposits has increased from 25.5% as of December 31, 2023 to 28.2% as of December 31, 2024. As of December 31, 2024 and 2023, there were brokered deposits outstanding of $35.2 million and $35.1 million, respectively, all of which were included in time deposits over $250 thousand.
The following table sets forth the average balance amounts and the average rates paid on deposits held by First IC for the periods presented:
	For the three months ended March 31, 2025		For the year ended December 31, 2024		For the year December 31, 2023
(dollars in thousands)	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid
Noninterest-bearing demand deposits	$259,255	0.00%	$273,698	0.00%	$250,961	0.00%
Interest-bearing demand deposits	41,639	0.18%	38,977	0.17%	42,424	0.17%
Money market deposits	99,078	2.39%	83,508	2.41%	118,765	1.95%
Savings deposits	7,148	0.34%	8,478	0.42%	10,609	0.47%
Certificates and other time deposits	565,370	4.42%	560,227	4.89%	521,519	4.17%
Total deposits	$972,490	2.82%	$964,888	3.06%	$944,278	2.56%
The following table sets forth the portion of First IC’s certificates and other time deposits, by account, which are in excess of the FDIC insurance limit, by remaining time until maturity, as of March 31, 2025:
(dollars in thousands)	March 31, 2025
Three months or less	$173,398
Over three months through six months	67,380
Over six months through twelve months	111,785
Over twelve months	—
Total	$352,563
As of March 31, 2025, December 31, 2024, and December 31, 2023, approximately $352.6 million, $349.3 million, and $351.3 million, respectively, of our total deposit portfolio was uninsured. The uninsured amounts are estimates based on the methodologies and assumptions used for First IC’s regulatory reporting requirements.

Other Borrowings
At March 31, 2025, December 31, 2024, and December 31, 2023, First IC had $85.0 million, $50.0 million, and $50.0 million of outstanding FHLB advances, respectively.
At March 31, 2025, First IC had total available credit from the FHLB totaling $298.0 million. From these available credit agreements, $85.0 million had been advanced, leaving remaining credit availability of $213.0 million. There were two advance agreements outstanding as of March 31, 2025. The first is a $50.0 million fixed rate hybrid advance with a rate of 4.993% due on June 16, 2025. The second is a $35.0 million daily rate credit advance with a rate of 4.570% due on December 4, 2025. FHLB advances require First IC to pledge, under a blanket lien, certain qualifying first mortgage loans. Total First IC Bank collateral as of March 31, 2025 was $223.2 million and included 1-4 family and commercial real estate loans.
At March 31, 2025, First IC also had lines of credit available approximating $12 million with correspondent banks which represent available credit for overnight borrowings from financial institutions. As of March 31, 2025, December 31, 2024, and December 31, 2023, there were no outstanding amounts under these lines of credit.
Contractual Obligations
The following table presents maturities of the outstanding borrowings and the estimated future minimum lease payments under the noncancelable operating leases as of March 31, 2025:
(dollars in thousands)	1 year or less	More than 1 Year but less than 3 years	3 year or more but less than 5 years	5 years or more	Total
Operating leases	$1,536	$2,504	$2,047	$2,294	$8,381
FHLB advances	85,000	—	—	—	85,000
Total	$86,536	$2,504	$2,047	$2,294	$93,381
Off-Balance Sheet Items
First IC is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include unfunded commitments on originated loans, commitments to extend credit, and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk more than the amount recognized in the consolidated balance sheets. The contractual amounts of those instruments reflect the extent of involvement First IC has in those types of financial instruments.
First IC’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for unfunded commitments, commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. First IC uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
A summary of the contractual amount of First IC’s exposure to off-balance-sheet risk as of March 31, 2025, December 31, 2024, and December 31, 2023 is as follows:
(dollars in thousands)	March 31, 2025	December 31, 2024	December 31, 2023
Financial instruments whose contract amounts represent credit risk:
Unfunded commitments	$23,377	$23,800	$43,598
Standby letters of credit	$1,922	$1,860	$2,142
Commitments to extend credit	$—	$—	$—
Unfunded commitments are the portions of originated loans by First IC that are available to be accessed or drawn upon by the borrower and represent the difference between the current principal balance and the total available credit based on terms in the executed loan documents. These amounts are generally related to commercial and consumer lines of credit, construction loans, and other loans purposed to provide working capital. First IC is exposed to credit risk related to these commitments in instances when available credit is drawn on and the borrower subsequently experiences financial difficulty. All loans in the loan portfolio, including those with unfunded commitments, are subject to underwriting procedures and requirements as established in Board-approved policies.
Standby letters of credit are conditional commitments issued by First IC to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. First IC evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by First IC upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income- producing commercial properties.
Liquidity and Capital Resources
Liquidity
Liquidity is the measure of First IC’s ability to meet the cash flow requirements of depositors and borrowers, while at the same time meeting First IC’s operating, capital, and strategic cash flow needs and to maintain reserve requirements to operate on an ongoing basis and manage unexpected events, all at a reasonable cost. For the three months ended March 31, 2025, and for the years ended December 31, 2024 and 2023, First IC’s liquidity needs have been met by core deposits, borrowed funds, investment security and loan maturities and amortizing investment security and loan portfolios. First IC has access funding sources from correspondent banks, and advances from the FHLB are available under a security and pledge agreement to take advantage of investment opportunities.
Liquidity sources available to First IC, including cash and due from banks, interest- bearing time deposits in banks, unpledged investment securities available for sale, at fair value, eligible to be pledged, and available lines of credit totaled approximately $386.1 million on March 31, 2025, $442.1 million on December 31, 2024, and $472.7 million on December 31, 2023.
First IC Bank is typically required to maintain a reserve against its deposits in accordance with Regulation D of the Federal Reserve Act. The Federal Reserve adopted a rule in March 2020 eliminating the reserve requirement. There were no required balances at March 31, 2025, December 31, 2024, or December 31, 2023.
First IC is a legal entity, separate and distinct from First IC Bank. A significant portion of the revenues of First IC result from dividends paid to it by First IC Bank. There are various legal limitations applicable to the payment of dividends by First IC Bank to First IC and to the payment of dividends by First IC to its shareholders. Under the current supervisory practices of First IC Bank’s regulatory agencies, prior approval from those agencies is required if cash dividends declared in any given year exceed net income for that year, plus retained net profits of the two preceding years. The payment of dividends by First IC Bank or First IC may be limited by other factors, such as requirements to maintain capital above regulatory guidelines. First IC Bank’s regulatory agencies have the authority to prohibit First IC Bank or First IC from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending on the financial condition of First IC Bank, or First IC, could be deemed to constitute such an unsafe or unsound practice. In addition, under the current supervisory practices of the Federal Reserve, First IC should inform and consult with the Federal Reserve reasonably in advance of declaring or paying a dividend that exceeds earnings for the period for which the dividend is being paid or that could result in a material adverse change to First IC’s capital structure.

Transfers of funds from First IC Bank to First IC in the form of loans, advances, and cash dividends are restricted by federal and state regulatory authorities. At March 31, 2025, the aggregate amount of unrestricted funds which could be transferred from First IC Bank to First IC, without prior regulatory approval, totaled $27.5 million. The amount of unrestricted funds is generally determined by subtracting the total dividend payments of First IC Bank from First IC Bank’s net income for that year, combined with First IC Bank’s retained net income for the preceding two years.
For the three months ended March 31, 2025, and the years ended December 31, 2024 and 2023, the aforementioned restrictions on First IC Bank’s ability to transfer funds to First IC has not had and is not reasonably likely to have in the future, an impact on the ability of First IC to meet its cash obligations.
Capital Resources and Regulatory Capital
First IC Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on First IC’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for Prompt Corrective Action (“PCA”), First IC Bank must meet specific capital guidelines (set forth in the table below) that involve quantitative measures of First IC Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. First IC Bank’s capital amounts, and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Management believes, as of March 31, 2025, December 31, 2024, and December 31, 2023, First IC Bank meets all capital adequacy requirements to which it is subject.
As of March 31, 2025, the most recent notification from the Federal Reserve Bank of Atlanta categorized First IC Bank as well capitalized under the regulatory framework, as outlined in the table below. There are no conditions or events since that notification that management believes have changed First IC Bank’s category.
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under the Regulatory Framework of the Federal Deposit Insurance Act
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2025:
Total Capital to Risk-Weighted Assets	$155,063	17.99%	$68,955	8.00%	$86,194	10.00%
Tier 1 Capital to Risk-Weighted Assets	144,275	16.74%	51,711	6.00%	68,949	8.00%
Common Equity Tier 1 Capital to Risk Weighted Assets	144,275	16.74%	38,784	4.50%	56,021	6.50%
Tier 1 Capital to Average Assets	144,275	12.03%	47,972	4.00%	59,965	5.00%
As of December 31, 2024:
Total Capital to Risk-Weighted Assets	$158,292	19.20%	$65,955	8.00%	$82,444	10.00%
Tier 1 Capital to Risk-Weighted Assets	147,965	17.95%	49,459	6.00%	65,945	8.00%
Common Equity Tier 1 Capital to Risk Weighted Assets	147,965	17.95%	37,094	4.50%	53,581	6.50%
Tier 1 Capital to Average Assets	147,965	12.18%	48,593	4.00%	60,741	5.00%
As of December 31, 2023:
Total Capital to Risk-Weighted Assets	$142,757	17.07%	$66,920	8.00%	$83,650	10.00%
Tier 1 Capital to Risk-Weighted Assets	132,283	15.81%	50,502	6.00%	66,936	8.00%
Common Equity Tier 1 Capital to Risk Weighted Assets	132,283	15.81%	37,652	4.50%	54,386	6.50%
Tier 1 Capital to Average Assets	132,283	11.13%	47,541	4.00%	59,426	5.00%

Total shareholders’ equity as of March 31, 2025, was $142.3 million, a decrease of $3.2 million, or 2.17%, from December 31, 2024. Key drivers of this change were the net income attributable to First IC for the three months ended March 31, 2025, partially offset by dividends and changes in accumulated other comprehensive losses, net of tax. Total accumulated other comprehensive loss, net of tax as of March 31, 2025, was $2.8 million, a decrease of $529 thousand, or 16.09%, from December 31, 2024. The key driver of this change was decreases in market interest rates over the comparable periods. First IC Bank continues to remain well capitalized as defined by regulatory guidelines.
Total shareholders’ equity as of December 31, 2024, was $145.5 million, an increase of $15.9 million, or 12.24%, from December 31, 2023. Key drivers of this change were the net income attributable to First IC for the twelve months ended December 31, 2024, partially offset by dividends paid and changes in other comprehensive losses, net of tax. Total accumulated other comprehensive loss, net of tax as of December 31, 2024, was $3.3 million, a decrease of $212 thousand, or 6.1%, from December 31, 2023. The key driver of this change was decreases in market interest rates over the comparable periods. First IC Bank continues to remain well capitalized as defined by regulatory guidelines.

DESCRIPTION OF CAPITAL STOCK OF METROCITY
As a result of the merger, First IC shareholders who receive shares of MetroCity common stock in the merger will become shareholders of MetroCity. The rights of MetroCity shareholders are governed by Georgia law and the Restated Articles of Incorporation and Amended and Restated Bylaws of MetroCity. The following briefly summarizes the material terms of MetroCity common stock. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding MetroCity’s capital stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations, the GBCC and the MetroCity Restated Articles of Incorporation and Amended and Restated Bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law, which MetroCity and First IC urge you to read. Copies of MetroCity’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, as well as to obtain copies of First IC’s governing documents, see “Where You Can Find More Information” beginning on page 142.
General
MetroCity’s articles authorize the issuance of up to 40,000,000 shares of MetroCity common stock, par value of one cent ($0.01) per share, and up to 10,000,000 shares of preferred stock, par value of one cent ($0.01) per share. At April 1, 2025, there were issued and outstanding 25,402,782 shares of our common stock, and no shares of preferred stock.
Common Stock
Each share of MetroCity common stock has the same rights, privileges and preferences as every other share of common stock, and there is no preemptive, conversion, redemption rights or sinking fund provisions applicable to MetroCity common stock. The designations and powers, preferences and rights and the qualifications, limitations or restrictions of the MetroCity common stock are described below.
Dividend Rights.   Subject to the rights of preferred stock MetroCity may use in the future, each share of MetroCity common stock will participate equally in dividends, which are payable when and as declared by our board of directors.
Liquidation and Dissolution.   After the return of all funds to depositors and the payment of creditors and after distribution in full of the preferential amounts to be distributed to the holders of all classes and series of stock entitled thereto or the holders of capital notes, if any, in the event of a voluntary or involuntary liquidation, dissolution or winding up of the corporation, as provided for in the Financial Institutions Code of Georgia and the GBCC, the holders of MetroCity common stock shall be entitled to receive all of MetroCity’s remaining assets.
Voting Rights.   Each share of MetroCity common stock entitles the holder to one vote on all matters submitted to a vote of common shareholders, including the election of directors. There is no cumulative voting in the election of directors. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the subject matter will be the act of the shareholders, except for the election of directors. In the election of directors, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at any meeting where a quorum is present.
Absence of Preemptive Rights.   MetroCity common stock does not have preemptive rights or other rights to subscribe for additional shares.
Stock Exchange Listing.   MetroCity common stock is listed on The Nasdaq Global Select Market under the symbol “MCBS.”
Preferred Stock
Upon authorization of the MetroCity board of directors, MetroCity may issue shares of one or more series of preferred stock from time to time. MetroCity’s board of directors may, without any action by holders of MetroCity common stock (subject to Nasdaq shareholder approval rules) and except as may be otherwise provided in the terms of any series of preferred stock of which there are shares outstanding, adopt resolutions to designate and establish a new series of preferred stock.
Upon establishing such a series of preferred stock, the MetroCity board of directors will determine the number of shares of preferred stock of that series that may be issued and the rights and preferences of that series of preferred stock. The rights of any series of preferred stock may include, among others:
•
general or special voting rights;

•
preferential liquidation rights;

•
preferential cumulative or noncumulative dividend rights;

•
redemption or put rights; and

•
conversion or exchange rights.

MetroCity may issue shares of, or rights to purchase shares of, one or more series of MetroCity preferred stock that have been designated from time to time, the terms of which might:
•
adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the MetroCity common stock or other series of MetroCity preferred stock;

•
discourage an unsolicited proposal to acquire MetroCity; or

•
facilitate a particular business combination involving MetroCity.

Any of these actions could have an anti-takeover effect and discourage a transaction that some or a majority of MetroCity shareholders might believe to be in their best interests or in which our shareholders might receive a premium for their stock over MetroCity’s then market price.
Anti-Takeover Considerations and Special Provisions of MetroCity’s Articles, Bylaws and Georgia Law
Authorized but Unissued Capital Stock.   At April 1, 2025, MetroCity had 14,597,218 shares of authorized but unissued shares of MetroCity common stock. MetroCity also had 10,000,000 shares of authorized but unissued shares of preferred stock, and the MetroCity board of directors may authorize the issuance of one or more series of preferred stock without shareholder approval (subject to Nasdaq shareholder approval rules). These shares could be used by MetroCity’s board of directors to make it more difficult or to discourage an attempt to obtain control of MetroCity through a merger, tender offer, proxy contest or otherwise.
Number and Classification of Directors.   MetroCity’s articles of incorporation and bylaws provide that the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by the board of directors, but in no event shall the number of directors be less than five (5) nor more than twenty-five (25). The board of directors is divided into three classes so that each director serves for a term expiring at the third succeeding annual meeting of shareholders after their election with each director to hold office until his or her successor is duly elected and qualified. The classification of directors, together with the provisions in the articles of incorporation and bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the board of directors, have the effect of making it more difficult for shareholders to change the composition of the MetroCity board of directors. As a result, at least two annual meetings of MetroCity’s shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable, and three meetings, rather than one, would be required to replace the entire board.
Limitation on Right to Call a Special Meeting of Shareholders.   MetroCity’s bylaws provide that special meetings of shareholders may only be called by MetroCity’s Chairman of the Board, Chief Executive Officer, President or by the affirmative vote of MetroCity’s board of directors.
Advance Notice Provisions.   MetroCity’s bylaws provide an advance notice procedure for shareholder proposals to be brought before a meeting of MetroCity’s shareholders and for nominations by shareholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, only such business may be conducted at a meeting of shareholders as has been brought before the meeting by, or at the direction of, MetroCity’s board of directors, or by a shareholder who has given to MetroCity’s Secretary timely written notice in proper form, of the shareholder’s intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are selected and recommended by MetroCity’s board of directors, or the committee of our board of directors designated to make nominations, or who are nominated by a shareholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors.
To be timely, notice of nominations or other business to be brought before any meeting must be delivered to, or mailed or received by, the Secretary by the ninetieth (90th) day, and not earlier than the one hundred twentieth (120th) day, prior to the anniversary date of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is called for a date more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice must be delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting.
The notice of any shareholder proposal or nomination for election as director must set forth various information required under MetroCity’s bylaws. The person submitting the notice of nomination and any person acting in concert with such person must provide, among other things, the name and address under which they appear on our books (if they so appear) and the class and number of shares of MetroCity capital stock that are beneficially owned by them.
Filling of Board Vacancies; Removals.   Any vacancies in the MetroCity board of directors and any directorships resulting from any increase in the number of directors may be filled by a majority of the remaining directors even if the number of directors then in office is less than a quorum.
New or Amendment of the Bylaws.   New bylaws of MetroCity may be adopted or the bylaws may be amended or repealed by the vote or written consent of holders of a majority of the outstanding shares entitled to vote at any annual or special meeting of the shareholders or by the board of directors at any regular or special meeting of the board of directors; provided, however, that if such action is to be taken at a meeting of the shareholders, notice of the general nature of the proposed change in the bylaws must be given in the notice of the meeting.
Voting Provisions.   MetroCity’s articles provide for a heightened voting threshold to consummate a change in control transaction, such as a merger, the sale of substantially all of our assets or other similar transaction. Accordingly, MetroCity will not be able to consummate a change in control transaction or sell all or substantially all of its assets without obtaining the affirmative vote of the holders of shares of MetroCity capital stock having at least two-thirds (2∕3) of the issued and outstanding shares of the Company entitled to vote.
Elimination of Liability and Indemnification.   MetroCity’s articles of incorporation provide that a director of MetroCity will not incur any personal liability to MetroCity or its shareholders for monetary damages for certain breaches of fiduciary duty as a director. A director’s liability, however, is not eliminated with respect to (i) any appropriation, in violation of his or her duties, of any business opportunity of MetroCity, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) any transaction from which the director derived an improper personal benefit, or, (iv) any unlawful distributions under certain provisions of state law. Our articles of incorporation and bylaws also provide, among other things, for the indemnification of our directors, officers and agents, and authorize our board of directors to pay expenses incurred by, or to satisfy a judgment or fine rendered or levied against, such agents in connection with any personal legal liability incurred by the individual while acting for us within the scope of his or her employment (subject to certain limitations). MetroCity has obtained director and officer liability insurance covering all of MetroCity’s and Metro City Bank’s officers and directors.

COMPARISON OF SHAREHOLDERS’ RIGHTS
MetroCity and First IC are each incorporated under the laws of the State of Georgia. Upon completion of the merger, the MetroCity Restated Articles of Incorporation and Restated Bylaws in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the combined company. Because MetroCity and First IC are organized under the laws of the same state, differences in the rights of holders of MetroCity common stock and the rights of holders of First IC common stock will only arise from differences in the laws in their respective corporate governing documents. The material differences between the rights of holders of MetroCity common stock and the rights of holders of First IC common stock resulting from any differing provisions of their articles of incorporation and bylaws are summarized below.
The following summary does not purport to be a complete statement of the rights of MetroCity shareholders and First IC shareholders. The summary is necessarily general, and it is not intended to be a complete statement of all differences affecting the rights of shareholders of MetroCity or First IC, respectively, or a complete description of the specific provisions referred to below. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed, and is qualified in its entirety by reference to the GBCC, and the governing documents of MetroCity and First IC, to which the shareholders of First IC are referred. Copies of the governing documents of MetroCity are available, without charge, to any person, including any beneficial owner of First IC common stock to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” beginning on page 142.
First IC	MetroCity
Capitalization
The total authorized common stock of First IC consists of 15,000,000 shares of common stock, par value $5.00 per share and 10,000,000 shares of preferred stock, par value $1.00 per share. As of the close of business on the record date, there were [•] shares of common stock outstanding, including [•] shares reserved for future issuance pursuant to outstanding options granted under First IC’s benefit plans and no shares of preferred stock outstanding.	The total authorized capital stock of MetroCity consists of 40,000,000 shares of common stock, par value $0.01 per share and 10,000,000 shares of preferred stock, par value $0.01 per share. As of April 1, 2025, there were 25,402,782 shares of common stock outstanding and no shares of preferred stock outstanding.
Preemptive Rights

Under the GBCC, a corporation’s shareholders do not have preemptive rights unless the corporation’s articles of incorporation provide otherwise.
The shareholders of First IC do not have any preemptive rights.

Under the GBCC, a corporation’s shareholders do not have preemptive rights unless the corporation’s articles of incorporation provide otherwise.
The shareholders of MetroCity do not have any preemptive rights.

Voting
Under First IC’s bylaws, each shareholder has one vote for each share of stock having voting power, registered in his or her name on the books of First IC.	Under MetroCity’s bylaws, each shareholder has one vote for each share of stock having voting power, registered in his or her name on the books of MetroCity.
Quorum for Meeting of Shareholders and Shareholder Required Vote

First IC’s bylaws provide that a majority of shares of stock outstanding entitled to vote at a meeting shall constitute a quorum for the transaction of business.
In addition, the bylaws state that if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the

MetroCity’s bylaws provide that a majority of shares of stock outstanding entitled to vote at a meeting, represented in person or by proxy, shall constitute a quorum for the transaction of business.
In addition, the bylaws state that if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the

First IC	MetroCity
shareholders, except as otherwise provided by law, First IC’s articles of incorporation or bylaws.	shareholders, except as otherwise provided by law, MetroCity’s articles of incorporation or bylaws.
Limitations on Voting Rights
Neither of First IC’s articles of incorporation or First IC’s bylaws contain limitations on the voting rights of the common stock of First IC, nor are such limitations applicable to First IC’s equity securities under the GBCC.	Neither of MetroCity’s articles of incorporation or MetroCity’s bylaws contain limitations on the voting rights of the common stock of MetroCity, nor are such limitations applicable to MetroCity’s equity securities under the GBCC.
Dividends and Other Stock Rights

First IC can pay dividends on its common stock in accordance with Georgia law.
The First IC board of directors is authorized to provide for the issuance of preferred stock in such series and with such preferences, limitations, and relative rights as may be determined by the board of directors.

MetroCity can pay dividends on its common stock in accordance with Georgia law.
The MetroCity board of directors is authorized to provide for the issuance of preferred stock in such series and with such preferences, limitations, and relative rights as may be determined by the board of directors.

Right to Call Special Meetings of Shareholders of First IC and of Shareholders of MetroCity

Special meetings may be called:
•
by the board of directors; or

•
by the president.

For shareholders to call a special meeting, First IC requires a demand, in writing or by electronic transmission, of at least twenty-five percent of all the votes entitled to be cast on any issue proposed at the proposed special meeting.

Special meetings may be called:
•
by the chairman of the board of directors;

•
by the chief executive officer;

•
by the board of directors; or

•
by the president.

Shareholders of MetroCity are not permitted to call a special meeting.

Notice of Shareholder Meetings
First IC requires the notice of shareholder meetings be given not less than 10 days nor more than 60 days before the meeting.	MetroCity requires the notice of shareholder meetings be given not less than 10 days nor more than 60 days before the meeting.
Shareholder Proposals
Neither of First IC’s articles of incorporation or First IC’s bylaws contain provisions regarding shareholder proposals.	In order for a shareholder to properly bring an item of business before an annual meeting, such shareholder must provide notice to the secretary of MetroCity at the principal executive offices of MetroCity not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, in the event that the annual meeting is called for a date more than 30 days prior to or 60 days after such anniversary date, notice by the shareholder must be delivered not earlier than the close of business 120 days prior to the date of such annual meeting and not later than the close of business on the later of 90 days prior to the date of such annual meeting or if the public announcement of the date of the annual meeting is less than 100 days prior to the date of the annual meeting, then 10 days after the public announcement.

First IC	MetroCity

In order for a shareholder to properly bring an item of business before a special meeting called for the purpose of electing directors, such shareholder must provide notice to the secretary of MetroCity at the principal executive offices no earlier than the close of business 120 days prior to the special meeting and no later than the close of business on the 90th day prior to such meeting or the 10th day following the date on which notice of the date of the meeting was mailed or publicly disclosed, whichever occurs first.
If related to a nominee to the board of directors or other business, the notice must set forth as to each matter the shareholder proposes to bring before the meeting: (a) the name and address of the shareholder; (b) the class or series and number of shares of capital stock of the corporation held of record, and the date such ownership was acquired, (c) any option, warrant, convertible security or similar right with an exercise that is directly or indirectly held by the shareholder, (d) any proxy, contract, arrangement or relationship pursuant to which the shareholder has a right to vote or granted a right to vote any shares, (e) any short interest in any security of the corporation, (f) any rights to dividends on the shares of the corporation that the shareholder holds that are separate from the underlying shares of the corporation, (g) any interests in shares of the corporation held by an entity that the shareholder is a general partner, manager or managing member, (h) any performance related fees that the shareholder is entitled to based on a change in the value of the shares of the corporation, (i) any similar arrangement described in (c)  – (h) above owned by the shareholder’s immediate family sharing the same household, (j) representation that the shareholder will appear in person or by proxy to conduct the business proposed in the notice and whether the shareholder will deliver a proxy statement or form of proxy to holders of at least the percentage of the corporation’s outstanding shares required to approve the shareholder’s proposal or to otherwise solicit proxies from other shareholders in support of the shareholder’s proposal, (k) a certificate regarding whether or not the shareholder has complied with all applicable laws, (l) any other information which would be required to be included in a proxy statement or other filings required to be filed pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder, and (m) any other information as reasonably requested by the corporation.
If the proposal relates to any business other than a nomination of a director, the notice must also:

First IC	MetroCity

(A) describe the business desired to be brought before the meeting, the reasons for conducting such business, and any material interest the shareholder has in such business, and (B) a description of all agreements between the shareholder and any other person in connection with such business.
If the proposal relates to a nomination of a director, the notice must also provide information relating to each nominee including: (A) all information relating to the nominee that would be required to be disclosed in a proxy statement or other filings pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder, (B) a description of any agreements between the shareholder and any other person in connection with the nomination, and (C) a description of all compensation and material monetary agreements between the shareholder and each proposed nominee that would be required to be disclosed pursuant to Item 404 of Regulation S-K were the shareholder the registrant for purposes of Item 404 and the nominee were a director or executive officer of such registrant.
In connection with any such shareholder proposals, such shareholder is required to comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

Board of Directors; Number and Term of Office

First IC’s bylaws and articles of incorporation provide that the number of directors shall be no less than five and no more than twenty-five persons, as determined from time to time by resolution of the shareholders or of the board of directors provided that: a decrease in the number of directors shall not shorten an incumbent director’s term, and the number of directors may not be increased by more than two in any one year.
First IC’s articles of incorporation provide that pursuant to the GBCC, each director shall be elected by the majority of votes cast at a meeting of the shareholders, called for such purpose, at which a quorum is present. “A majority of the votes cast” means that the number of votes cast “for” a director must exceed the number of votes “against” that director.
Under the First IC bylaws, any vacancy occurring in the board of directors, whether caused by removal or otherwise and including vacancies resulting from an increase in the number of directors, may be filled for the unexpired term and until the shareholders have elected a successor by the vote of a majority of the directors remaining in office, though less than a quorum of the board of directors.

MetroCity’s bylaws and articles of incorporation provide that the board of directors and shall be divided into three classes which shall be as nearly equal in number as possible and the directors shall serve for terms of three years. Further, the number of directors shall be no less than five and no more than twenty-five persons, as determined from time to time by the affirmative vote of a majority of the shareholders or by the affirmative vote of a majority of all directors then in office.
Under the MetroCity bylaws, any vacancy occurring in the board of directors, including vacancies resulting from an increase in the number of directors, may be filled for the unexpired term or until the next meeting of shareholders, though less than a quorum of the board of directors.

First IC	MetroCity
Board of Director Nominations
Neither of First IC’s articles of incorporation or First IC’s bylaws contain provisions regarding director nominations.	Nominations of persons for election to the board of directors MetroCity may only be made at any meeting of shareholders at which directors are to be elected (i) by or at the direction of the board of directors, or (ii) pursuant to the shareholder proposal procedures described above.
Removal and Resignation of Directors

A director may be removed from office, with or without cause, upon the affirmative vote of the holders of a majority of the issued and outstanding shares of First IC common stock entitled to vote in an election of directors.
A director may resign at any time by delivering notice in writing or by electronic transmission to the board of directors, its chairman, or First IC. A resignation is effective when the notice is delivered unless the notice specifies a later effective date.

The entire board of directors or an individual director may be removed from office only for cause by the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders would be entitled to cast at an annual election of directors. The board of directors may also remove a director if the director is adjudicated incompetent by a court, is convicted of a felony, does not accept the office within 60 days after being elected, fails to attend board of directors meetings for 6 consecutive meetings without being excused, or was an employee or officer of MetroCity and was discharged or resigned at the request of the board of directors for performance related reasons.
A director may resign at any time either orally at a meeting of the board of directors, by advising the chairman or president, or by delivering notice to MetroCity. A resignation is effective when the notice is delivered unless the notice specifies a later effective date.

Amendment of Bylaws

The board of directors may amend or repeal the bylaws or adopt new bylaws unless the articles of incorporation or the GBCC reserves this power exclusively to the shareholders or unless the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal such bylaw.
The shareholders may amend or repeal the bylaws or adopt new bylaws even though the bylaws may also be amended or repealed by the board of directors.

The bylaws of the corporation may be altered or amended at any annual or special meeting of the shareholders or by the board of directors at any regular or special meeting of the board of directors; provided, adequate notice is provided prior to such meeting.
The shareholders may provide by resolution that any bylaw provision repealed, amended, adopted, or altered by them may not be repealed, amended, adopted or altered by the board of directors.
Action by the shareholders with respect to bylaws require an affirmative vote of a majority of all shares entitled to elect directors, and action by the board of directors with respect to bylaws require an affirmative vote of a majority of all directors then holding office.

First IC	MetroCity
Amendment of Articles of Organization

First IC’s articles of incorporation may be amended in accordance with the GBCC, which generally requires the approval of the First IC board of directors and the holders of a majority of the votes entitled to be cast on the amendment.
Unless two-thirds of the directors then in office shall approve the proposed change, Article 8 (Limitation of Director Liability) of First IC’s articles of incorporation may be amended or rescinded only by the affirmative vote of at least two thirds of the issued and outstanding shares of First IC common stock entitled to vote thereon, at any regular meeting or special meeting of the shareholders.

MetroCity’s articles of incorporation may be amended in accordance with the GBCC, which generally requires the approval of the MetroCity board of directors and the holders of a majority of the votes entitled to be cast on the amendment.
Unless two-thirds of the directors then in office shall approve the proposed change, Articles 5 (staggered board of directors) and 7 (approval of merger or sale of substantially all assets) of MetroCity’s articles of incorporation may be amended or rescinded only by the affirmative vote of at least two thirds of the issued and outstanding shares of MetroCity common stock entitled to vote thereon, at any regular meeting or special meeting of the shareholders.

Limitation of Liability and Indemnification

First IC’s articles of incorporation provide for the limitation of liability of directors, officers and certain non-officer employees. Under the First IC articles of incorporation, a director of shall not be liable to First IC or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, provided that the provisions of First IC’s articles of incorporation shall not eliminate or limit the liability of a director: (a) for any appropriation, in violation of his or her duties, of any business opportunity of the corporation; (b) for acts or omissions which involve intentional misconduct or a knowing violation of law; (c) for the types of liability set forth in Section 14-2-832 of the GBCC; or (d) for any transaction from which the director received an improper personal benefit.
If the GBCC is amended to authorize corporate action further eliminating or limiting the liability of directors after Article 8 of the articles of incorporation became effective, then, without further corporate action, the liability of a director of First IC, in addition to the limitation on liability provided in the articles of incorporation, shall be limited to the fullest extent permitted by the GBCC, as so amended.
Under the First IC articles of incorporation, First IC shall, to the fullest extent permitted by the provisions of the GBCC and any other applicable law, indemnify each director and officer of the corporation against any and all expenses, liabilities or other matters referred to in or covered by the GBCC.
The First IC bylaws provide that First IC shall indemnify a party because he or she is or was a

MetroCity’s articles of incorporation provide for the limitation of liability of directors. Under the MetroCity articles of incorporation, a director is released, discharged, remised and forgiven from any personal liability to the shareholders of MetroCity for monetary damages for breach of duty of care or other duty as a director, and all liability of directors to the shareholders of MetroCity are eliminated as completely and fully as permitted by 14-2-202(b)(4) of the GBCC; provided that the provisions of MetroCity’s articles of incorporation shall not eliminate or limit the liability of a director: (a) for any appropriation, in violation of his or her duties, of any business opportunity of the corporation; (b) for acts or omissions which involve intentional misconduct or a knowing violation of law; (c) for any transaction from which the director received an improper personal benefit; or (d) for the types of liability set forth in Section 14-2-832 of the GBCC.
The MetroCity bylaws provide that MetroCity shall indemnify a party because he or she is or was a director, trustee, officer, employee, or agent of the corporation, or that such person is or was serving, at the request of MetroCity, as a director, trustee, officer, employee, or agent of another firm, corporation, trust, or other organization or enterprise unless (i) such person is adjudged to have been guilty or liable for gross negligence, willful misconduct, or criminal acts in the performance of their duties to the corporation or to such other firm, corporation, trust, organization, or enterprise; or (ii) if the suit, action or proceeding has been the subject of a compromise settlement except with the approval of (x) a court of competent jurisdiction; (y) the shareholders of a majority of the outstanding shares of the corporation; or (z) a

First IC	MetroCity

director or officer against liability incurred in the proceeding if: (i) such party conducted himself or herself in good faith; and (ii) such party reasonably believed: (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of First IC; (B) in all other cases, that such conduct was at least not opposed to the best interests of First IC; and (C) in the case of any criminal proceeding, that the party had no reasonable cause to believe such conduct was unlawful.
A director’s or officer’s conduct with respect to an employee benefit plan for a purpose he or she believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement that his or her conduct was at least not opposed to the best interests of First IC.
First IC may not indemnify a party under its bylaws: (i) in connection with a proceeding by or in the right of First IC, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct under the First IC bylaws; or (ii) in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.
The First IC bylaws provide that First IC shall, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a party if he or she delivers to First IC: (i) a written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in the bylaws or that the proceeding involves conduct for which such person’s liability has been eliminated under First IC’s articles of incorporation; and (ii) his or her written undertaking to repay any funds advanced if it is ultimately determined that the party is not entitled to indemnification under the bylaws or the GBCC.
First IC may indemnify and advance expenses under the bylaws to a non-board-appointed officer or to an employee or agent of First IC who is not a director or board appointed officer, in each case, to the extent, consistent with public policy, that such indemnification and advances may be provided to a director or board-appointed officer.
First IC shall not indemnify a party under the bylaws for any liability incurred in a proceeding in which the party is adjudged liable by a final majority of the members of the board of directors excluding any director party to the same or substantially the same action, suit or proceeding.
The MetroCity bylaws provide that MetroCity may pay the expenses in advance of the final disposition of an action described above if authorized by the board of directors upon receipt of an undertaking by or on behalf of the party to repay such amount unless it is ultimately determined that the party is entitled to be indemnified by MetroCity.
MetroCity, upon the majority vote of its board of directors, may purchase and maintain indemnity insurance on behalf of any eligible party against liability asserted in any such capacity regardless of whether MetroCity would have the power to indemnify the party against such liability.

First IC	MetroCity

nonappealable adjudication by a court or tribunal of proper jurisdiction to First IC or is subjected to injunctive relief in favor of First IC: (i) for any appropriation, in violation of his or her duties, of any business opportunity of First IC; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for the types of liability set forth in Section 14-2-832 of the GBCC; or (iv) for any transaction from which he or she received an improper personal benefit.
Where approved or authorized in the manner described in the bylaws, First IC may advance or reimburse expenses incurred in advance of final disposition of the proceeding only if: (i) the party furnishes First IC a written affirmation of his or her good faith belief that his or her conduct does not constitute behavior of the kind described in the bylaws; and (ii) the party furnishes First IC a written undertaking, executed personally or on his or her behalf, to repay any advances if it is ultimately determined that he or she is not entitled to indemnification under the bylaws.

Anti-Takeover Statutes/Provisions
Under the GBCC, subject to certain exceptions, a merger, share exchange or sale, lease, exchange or transfer of all or substantially all of the corporation’s assets generally must be approved at a meeting of a corporation’s shareholders by the: (i) affirmative vote of a majority of all the votes entitled to be cast on the matter; and (ii) in addition, with respect to a merger or share exchange, affirmative vote of a majority of all the votes entitled to be cast by holders of the shares of each voting group entitled to vote separately on the transaction as a group by the articles of incorporation. First IC’s articles of incorporation and bylaws do not contain any provisions regarding approval of fundamental business transactions by the holders of First IC common stock.	MetroCity’s articles of incorporation provide that in any case in which the GBCC or other applicable law requires shareholder approval of any merger or share exchange of the MetroCity with or into any other corporation, or any sale, lease, exchange or other disposition of all or substantially all of the assets of MetroCity to any other corporation, person or other entity, approval of such actions shall require the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote.
Approval of Business Combinations
The bylaws and articles of organization of First IC do not contain any special provisions relating to the approval of business combinations, and therefore business combinations requiring a vote of First IC’s shareholders are subject to the default rule under the GBCC requiring the affirmative vote of a majority of the outstanding shares entitled to vote thereon.	MetroCity’s articles of incorporation provide that in any case in which the GBCC or other applicable law requires shareholder approval of any merger or share exchange of the MetroCity with or into any other corporation, or any sale, lease, exchange or other disposition of all or substantially all of the assets of MetroCity to any other corporation, person or other entity, approval of such actions shall require the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote.

First IC	MetroCity
Shareholder Rights Plan
First IC has not adopted a shareholder rights plan.	MetroCity has not adopted a shareholder rights plan.
Exclusive Forum
First IC does not have an exclusive forum clause in its articles of incorporation or bylaws.	MetroCity does not have an exclusive forum clause in its articles of incorporation or bylaws.

LEGAL MATTERS
The validity of the MetroCity common stock to be issued in the merger will be passed upon for MetroCity by Hunton Andrews Kurth LLP, Dallas, Texas. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for MetroCity by Hunton Andrews Kurth LLP, Dallas, Texas, and for First IC by Alston & Bird LLP, Atlanta, Georgia.

EXPERTS
MetroCity
The consolidated financial statements of MetroCity as of December 31, 2024 and 2023 and for each of the years in the three-year period ended December 31, 2024, and the effectiveness of internal control over financial reporting as of December 31, 2024 have been audited by Crowe LLP, an independent registered public accounting firm, as set forth in their reports thereon, included in MetroCity’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such firm as experts in accounting and auditing.
First IC
The consolidated financial statements of First IC as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024 have been audited by McNair, McLemore, Middlebrooks & Co., LLC, an independent auditor, as set forth in their report, which has been included in this proxy statement/prospectus. Such consolidated financial statements have been included in this proxy statement/prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
MetroCity has filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of its common stock that First IC shareholders will be entitled to receive in connection with the merger. This proxy statement/prospectus is a part of that registration statement. The registration statement, including the attached annexes, exhibits and schedules, contains additional information about MetroCity and MetroCity common stock. The rules and regulations of the SEC allow MetroCity to omit certain information included in the registration statement from this proxy statement/prospectus.
MetroCity also files annual, quarterly and current reports, and other information with the SEC, which are available to the public free of charge at the SEC’s web site at www.sec.gov. MetroCity’s SEC filings are also available free of charge at MetroCity’s website at https://www. https://www.metrocitybank.bank/investor-relations/sec-filings. Information contained on MetroCity’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.
The SEC allows MetroCity to “incorporate by reference” into this proxy statement/prospectus certain information in documents filed by MetroCity with the SEC, which means that MetroCity can disclose important information to you by referring you to those documents without actually including the specific information in this proxy statement/prospectus. The information incorporated by reference is considered to be a part of this proxy statement/prospectus and should be read with the same care. You should not assume that the information in this proxy statement/prospectus is current as of any date other than the date of this proxy statement/prospectus or that any information incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference (or, with respect to particular information contained in such document, as of any date other than the date set forth within such document as the date as of which such particular information is provided). MetroCity incorporates by reference into this proxy statement/prospectus the documents listed below (other than any portions thereof deemed furnished and not filed in accordance with SEC rules):
•
MetroCity’s Annual Report on Form 10-K and Form 10-K/A for the year ended March 10, 2025, filed with the SEC on March 10, 2025 and April 7, 2025, respectively;

•
the information specifically incorporated by reference into MetroCity’s Annual Report on Form 10-K for the year ended December 31, 2024 from MetroCity’s Definitive Proxy Statement on Schedule 14A for the 2025 Annual Meeting, filed with the SEC on April 15, 2025;

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MetroCity’s Current Reports on Form 8-K or Form 8-K/A, as applicable, filed with the SEC on January 15, 2025, March 17, 2025, March 19, 2025, April 16, 2025 and May 22, 2025;

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MetroCity’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 8, 2025; and

•
The description of MetroCity’s common stock included as Exhibit 4.1 to its Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2024, filed with the SEC on March 10, 2025 and April 7, 2025, respectively, and any other amendment or report filed for the purposes of updating such description.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference. All reports and other documents MetroCity subsequently files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), between the date of this proxy statement/prospectus and the date of the First IC shareholder meeting of shareholders or the termination of this merger agreement, will also be incorporated by reference into this proxy statement/prospectus and deemed to be part of this proxy statement/prospectus from the date of the filing of such reports and documents. The most recent information that MetroCity files with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this proxy statement/prospectus commencing on the date on which the document is filed.
You may obtain from MetroCity a copy of any documents incorporated by reference into this proxy statement/prospectus without charge to you either from MetroCity or from the SEC as described above.

You can obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from MetroCity at the following address:
MetroCity Bankshares, Inc.
5114 Buford Highway
Doraville, Georgia 30340
Attention: Lucas Stewart, Assistant Corporate Secretary
Telephone: (770) 455-4989
First IC is a private company and accordingly does not file reports or other information with the SEC. If you would like to request documents from First IC, please send a request in writing or by telephone to First IC at the following address:
First IC Corporation
5593 Buford Highway
Doraville, Georgia 30340
Attention: Edward Briscoe
Telephone: (770) 451-7200
If you would like to request documents, please do so by [•], 2025 to receive them before the First IC shareholder meeting. If you request any incorporated documents from MetroCity, then MetroCity will mail them to you by first-class mail, or another equally prompt means, within one business day after MetroCity receives your request.
MetroCity has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to MetroCity, and First IC has supplied all information contained in this proxy statement/prospectus relating to First IC.
Neither MetroCity nor First IC has authorized anyone to give any information or make any representation about the merger, the MetroCity common stock to be received by First IC shareholders in the merger or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/ prospectus does not extend to you. The information contained herein speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

389 Mulberry Street | Macon, Georgia 31201 Post Office Box One | Macon, Georgia 31202 478-330-5276 | mmmcpa.com
March 31, 2025
INDEPENDENT AUDITOR’S REPORT
The Board of Directors
First IC Corporation and Subsidiary
Opinion
We have audited the consolidated financial statements of First IC Corporation and Subsidiary (the Company), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2024, and the related notes to the consolidated financial statements.
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of First IC Corporation and Subsidiary as of December 31, 2024 and 2023, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2024 in accordance with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with auditing standards generally accepted in the United States of America, the Company’s internal control over financial reporting as of December 31, 2024 and 2023, based on criteria established in the Internal Control — Integrated Framework (2013), issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 31, 2025 expressed an unmodified opinion.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of First IC Corporation and Subsidiary, and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about First IC Corporation and Subsidiary’s ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion.

Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with GAAS, we:
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Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

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Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control — related matters that we identified during the audit.
McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLC

FIRST IC CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31
ASSETS
	2024	2023
Cash and Cash Equivalents
Cash and Due from Banks	$6,280,174	$5,784,974
Interest-Bearing Deposits at Other Financial Institutions	135,133,475	176,312,249
	141,413,649	182,097,223
Debt Securities
Available for Sale, at Fair Value, Amortized Cost of $38,883,165 and $38,702,027, Net of Allowance for Credit Losses of $0 and $0	34,719,624	34,269,995
Federal Home Loan Bank Stock	3,193,400	3,094,700
SBA Loans Held for Sale	2,964,000	3,757,500
Loans	997,202,999	919,989,035
Allowance for Credit Losses	(11,936,080)	(11,748,785)
Unearned Income	(4,168,017)	(3,931,316)
	981,098,902	904,308,934
Premises and Equipment, Net	7,246,197	7,441,379
Other Assets	13,843,245	12,314,339
Operating Lease Right-of-Use Asset, Net	7,673,580	8,272,520
Total Assets	$1,192,152,597	$1,155,556,590
See accompanying notes which are an integral part of these consolidated financial statements.

FIRST IC CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31
LIABILITIES AND STOCKHOLDERS’ EQUITY
	2024	2023
Deposits
Demand	$275,206,765	$243,211,722
Interest-Bearing Demand	131,116,213	127,094,107
Savings	7,782,622	9,211,591
Time, $250,000 and Over	349,294,222	351,335,156
Other Time	211,314,848	222,124,309
	974,714,670	952,976,885
FHLB Borrowings	50,000,000	50,000,000
Other Liabilities	13,984,471	14,487,505
Operating Lease Liability	7,988,403	8,493,177
Total Liabilities	1,046,687,544	1,025,957,567
Stockholders’ Equity
Common Stock, $5 Par Value; 15,000,000 Shares Authorized, 9,068,699 and 9,064,733 Shares Issued and Outstanding in 2024 and 2023, Respectively	45,343,495	45,323,665
Surplus	19,147,314	19,148,373
Retained Earnings	84,263,441	68,628,290
Accumulated Other Comprehensive Loss, Net of Tax	(3,289,197)	(3,501,305)
Total Stockholders’ Equity	145,465,053	129,599,023
Total Liabilities and Stockholders’ Equity	$1,192,152,597	$1,155,556,590
See accompanying notes which are an integral part of these consolidated financial statements.

FIRST IC CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31
	2024	2023	2022
Interest Income
Interest and Fees on Loans	$74,434,731	$69,712,461	$44,073,395
Interest on Debt Securities
U.S. Government Agencies	793,051	814,999	730,782
State, County and Municipal	89,442	124,436	128,992
Interest-Bearing Deposits with Other Financial Institutions	8,379,935	7,159,184	2,380,586
Other Investments	231,200	110,882	18,697
	83,928,359	77,921,962	47,332,452
Interest Expense
Interest on Deposits	29,520,477	24,176,340	5,434,153
Interest on Borrowed Money	2,538,138	1,892,012	40
	32,058,615	26,068,352	5,434,193
Net Interest Income	51,869,744	51,853,610	41,898,259
Provision for Credit Losses – Loans	400,000	1,000,000	1,000,000
Net Interest Income After Provision for Credit Losses	51,469,744	50,853,610	40,898,259
Noninterest Income
Service Charges on Deposits	2,356,255	2,188,678	1,963,143
Other Service Charges, Commissions and Fees	2,890,263	3,182,268	3,352,718
Gain on Sale of Loans	3,807,047	3,281,223	8,258,696
Other	220,841	207,271	291,618
	9,274,406	8,859,440	13,866,175
Other Expenses
Salaries and Employee Benefits	15,038,896	14,446,839	14,360,809
Occupancy and Equipment	3,652,835	3,535,271	3,623,065
Data Processing	1,092,685	1,018,039	970,078
Professional Fees	627,507	844,651	653,535
FDIC Insurance Assessment	812,395	732,167	248,795
SBA Loan Referral Fees	621,351	398,740	1,613,002
Bank Security Expense	1,094,729	1,023,060	897,082
Other	5,103,869	4,576,467	4,590,509
	28,044,267	26,575,234	26,956,875
Net Income Before Income Taxes	32,699,883	33,137,816	27,807,559
Income Taxes	8,000,000	8,570,000	6,400,000
Net Income	$24,699,883	$24,567,816	$21,407,559
See accompanying notes which are an integral part of these consolidated financial statements.

FIRST IC CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022
	2024			2023			2022
	Pre-Tax	Tax Expense (Benefit)	Net of Tax	Pre-Tax	Tax Expense (Benefit)	Net of Tax	Pre-Tax	Tax Expense (Benefit)	Net of Tax
Net Income	$32,699,883	$8,000,000	$24,699,883	$33,137,816	$8,570,000	$24,567,816	$27,807,559	$6,400,000	$21,407,559
Other Comprehensive Income (Loss)
Gains (Losses) on Securities Arising During the Year	268,491	56,383	212,108	593,248	124,582	468,666	(5,281,234)	(1,109,059)	(4,172,175)
Reclassification Adjustment	—	—	—	—	—	—	—	—	—
Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment	268,491	56,383	212,108	593,248	124,582	468,666	(5,281,234)	(1,109,059)	(4,172,175)
Comprehensive Income	$32,968,374	$8,056,383	$24,911,991	$33,731,064	$8,694,582	$25,036,482	$22,526,325	$5,290,941	$17,235,384
See accompanying notes which are an integral part of these consolidated financial statements.

FIRST IC CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’
EQUITY FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022
	Common Shares	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2021	9,049,117	$45,245,585	$21,021,859	$38,546,301	$202,204	$105,015,949
Net Income	—	—	—	21,407,559	—	21,407,559
Change in Net Unrealized Gains (Losses) on Investment Securities Available for Sale, Net of Tax	—	—	—	—	(4,172,175)	(4,172,175)
Exercise of Stock Options			—	—	—	—
Stock Dividends	910,410	4,552,050	2,276,025	(6,828,075)	—	—
Retirement of Treasury Shares	(947,979)	(4,739,895)	(4,259,167)	—	—	(8,999,062)
Stock-Based Compensation			256,197			256,197
Issuance of Restricted Stock	55,000	275,000	(275,000)	—	—	—
Balance, December 31, 2022	9,066,548	45,332,740	19,019,914	53,125,785	(3,969,971)	113,508,468
Net Income	—	—	—	24,567,816	—	24,567,816
Cash Dividends Paid	—	—	—	(9,066,548)		(9,066,548)
Change in Net Unrealized Gains (Losses) on Investment Securities Available for Sale, Net of Tax	—	—	—	—	468,666	468,666
Forfeiture of Unvested Shares	(1,815)	(9,075)	(4,125)	1,237	—	(11,963)
Stock-Based Compensation	—	—	132,584	—	—	132,584
Balance, December 31, 2023	9,064,733	45,323,665	19,148,373	68,628,290	(3,501,305)	129,599,023
Net Income	—	—	—	24,699,883	—	24,699,883
Cash Dividends Paid	—	—	—	(9,064,732)	—	(9,064,732)
Change in Net Unrealized Gains (Losses) on Investment Securities Available for Sale, Net of Tax	—	—	—	—	212,108	212,108
Exercise of Stock Options	3,966	19,830	(11,028)	—	—	8,802
Stock-Based Compensation	—	—	9,969	—	—	9,969
Balance, December 31, 2024	9,068,699	$45,343,495	$19,147,314	$84,263,441	$(3,289,197)	$145,465,053
See accompanying notes which are an integral part of these financial statements.

FIRST IC CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31
	2024	2023	2022
Cash Flows from Operating Activities
Net Income	$24,699,883	$24,567,816	$21,407,559
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities Depreciation	691,803	781,255	882,928
Amortization and Accretion	567,402	501,956	621,599
Operating Lease Amortization Expense, Net	94,166	96,547	124,110
Stock-Based Compensation	9,969	132,584	256,197
Deferred Income Tax	(26,238)	(327,205)	(150,893)
Provision for Credit Losses – Loans	400,000	1,000,000	1,000,000
Gain on Sales and Disposals of Premises and Equipment	—	—	(29,905)
Gain on Sale of Loans	(3,807,047)	(3,281,223)	(8,258,696)
Change In
SBA Loans Held for Sale	793,500	10,608,769	3,048,772
Interest Receivable	(113,556)	(917,620)	(1,387,176)
Interest Payable	(472,404)	8,969,869	1,307,354
Other	(2,035,695)	(2,082,180)	(924,077)
	20,801,783	40,050,568	17,897,772
Cash Flows from Investing Activities
Proceeds from Sales, Calls, Maturities and Paydowns of Securities Available for Sale	3,398,843	5,502,523	6,549,036
Purchases of Debt Securities Available for Sale	(3,587,813)	—	(6,302,699)
Purchases of Premises and Equipment	(496,621)	(170,600)	(279,223)
Dispositions of Premises and Equipment	—	—	78,875
Loans, Net	(73,382,921)	(58,053,942)	(193,083,732)
Proceeds from Sales (Purchases) of Federal Home Loan Bank Stock	(98,700)	(1,561,100)	(1,142,800)
	(74,167,212)	(54,283,119)	(194,180,543)
Cash Flows from Financing Activities
Demand, Interest-Bearing Demand, Time and Savings Accounts	21,737,785	79,079,641	44,290,492
Purchase of Treasury Shares	—	—	(8,999,062)
Proceeds from FHLB Borrowings	—	50,000,000	25,000,000
Repayments of FHLB Borrowings	—	(25,000,000)	—
Proceeds from Exercise of Stock Options	8,802	—	—
Dividends Paid	(9,064,732)	(9,066,548)	—
	12,681,855	95,013,093	60,291,430
Net Increase (Decrease) in Cash and Cash Equivalents	(40,683,574)	80,780,542	(115,991,341)
Cash and Cash Equivalents, Beginning	182,097,223	101,316,681	217,308,022
Cash and Cash Equivalents, Ending	$141,413,649	$182,097,223	$101,316,681
Noncash Investing Transactions
Change in Net Unrealized Gains (Losses) on Investment
Securities Available for Sale, Net of Tax	$212,108	$468,666	$(4,172,175)
Noncash Financing Transactions
Lease Liabilities Arising from Obtaining Right of Use Assets	$779,090	$—	$10,514,117
Retirement of Treasury Shares	$—	$—	$8,999,062
Stock Dividends	$—	$—	$6,828,075
See accompanying notes which are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(1)   Summary of Significant Accounting Policies
Principles of Consolidation
The consolidated financial statements include the accounts of First IC Corporation and its wholly-owned subsidiary First IC Bank. All intercompany accounts have been eliminated during consolidation.
Nature of Operations
The Bank provides a full range of retail and commercial banking services for consumers and small-to medium-size businesses located primarily in the Atlanta, Georgia metropolitan area along with full service and loan production offices in Texas, Washington, New York, New Jersey and California. Lending and investing activities are funded primarily by deposits gathered through its retail branch office network.
Use of Estimates
In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for credit losses (ACL) and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.
Reclassifications
In certain instances, amounts reported in prior years’ consolidated financial statements have been reclassified to conform to statement presentations selected for 2024. Such reclassifications had no effect on previously reported stockholders’ equity or net income.
Concentrations of Credit Risk
Lending is concentrated in small business administration, commercial real estate mortgage and consumer loans to local borrowers. The Company has a high concentration of real estate loans, and a specific concentration in strip shopping centers, which could pose an adverse credit risk, particularly with an economic downturn in the real estate market. A substantial portion of the borrowers’ ability to honor their contracts is dependent upon the viability of the real estate economic sector. Management continues to monitor these concentrations and has considered these concentrations in its allowance for credit loss analysis.
The success of the Company is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves. Adverse changes in the economic conditions in these geographic markets would likely have a material adverse effect on the Company’s results of operations and financial condition. The operating results of the Company depend primarily on its net interest income. Accordingly, operations are subject to risks and uncertainties surrounding the exposure to changes in the interest rate environment and prolonged declines in national and local economies.
At times, the Company may have cash and cash equivalents at financial institutions in excess of insured limits. The Company places its cash and cash equivalents with high credit quality financial institutions whose credit rating is monitored by management to minimize credit risk.
Accounting Policies
The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The significant accounting policies followed by the Company and the methods of applying those policies are summarized hereafter.

(1)   Summary of Significant Accounting Policies (continued)
Debt Securities
The Company classifies its debt securities as trading, available for sale or held to maturity. Securities that are held principally for resale in the near term are classified as trading. Trading securities are carried at fair value, with realized and unrealized gains and losses included in noninterest income. Currently, no securities are classified as trading. Securities acquired with both the intent and ability to be held to maturity are classified as held to maturity and reported at amortized cost. All securities not classified as trading or held to maturity are considered available for sale. Securities available for sale are carried at fair value, with unrealized gains and losses reported in other comprehensive income, net of tax. Available for sale securities may be sold to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital requirements, or unforeseen changes in market conditions. Purchase premiums and discounts are recognized in interest income using methods approximating the interest method over the terms of the securities. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.
Allowance for Credit Losses-Available for Sale Securities
For all available for sale securities in an unrealized loss position, the Company first evaluates whether it intends to sell or it is more likely than not that the Bank will be required to sell the security before recovery of its amortized cost basis. If either criteria is met, the security’s amortized cost basis is written down to fair value through earnings. If either of the criteria is not met, the Bank evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security is compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any loss that has not been recorded through an allowance for credit losses is recognized in other comprehensive income, net of tax, as a non-credit related impairment.
Changes in the allowance for credit loss are recorded as provision for credit loss expense. Losses are charged against the allowance for credit loss when management believes an available for sale security is confirmed to be uncollectible or when either of the criteria regarding intent or requirement to sell is met. At December 31, 2024 and 2023, there was no allowance for credit loss related to the available for sale portfolio. Accrued interest receivable on available for sale debt securities totaled $131,053 and $132,279 at December 31, 2024 and 2023, respectively, and is excluded from the estimate of credit losses.
Federal Home Loan Bank Stock
Investment in stock of a Federal Home Loan Bank (FHLB) is required for every federally insured institution that utilizes its services. The amount of the required investment is determined and adjusted periodically by the FHLB. The FHLB stock is reported in the consolidated financial statements at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Dividend income is recognized when earned.
SBA Loan Sales and Servicing Rights
Small Business Administration (SBA) loans that the Company has the intent to sell in the secondary market are designated as held for sale at origination and are recorded at the lower of amortized cost or fair value. The Company typically sells the guaranteed portion of the SBA loans in the secondary market while maintaining the servicing rights. Gains or losses recognized upon the sale of loans are determined on a specific identification basis. Servicing assets or liabilities are initially recorded at fair value and are subsequently measured using the amortization method which requires servicing rights to be amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income or expense of the

(1)   Summary of Significant Accounting Policies (continued)
underlying loans. Servicing assets are periodically evaluated for impairment. If the fair value of the servicing asset exceeds the carrying amount, an impairment is recognized through a valuation allowance. SBA servicing income is recorded for fees earned for servicing loans. The amortization of servicing rights is netted against servicing income.
Loans Receivables
Loans that the Company has the ability and intent to hold for the foreseeable future or until maturity are recorded at their amortized cost, net of unearned interest and fees. Accrued interest receivable totaled $4,419,847 and $4,305,065 at December 31, 2024 and 2023, respectively. This amount is reported in Other Assets on the consolidated balance sheets and is excluded from the estimate of credit losses. Interest income on loans is recognized using the effective interest method. Loan origination fees, net of certain direct origination costs, are deferred and amortized over the lives of the related loans using the interest method.
A loan is considered to be delinquent when payments have not been made according to contractual terms, typically evidenced by nonpayment of a monthly installment by the due date. When management believes there is sufficient doubt as to the collectability of principal or interest on any loan or generally when loans are 90 days or more past due, the accrual of applicable interest is discontinued and the loan is designated as nonaccrual, unless the loan is well secured and in the process of collection. All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest payments received on nonaccrual loans are either applied against principal or reported as income, according to management’s judgment as to the collectability of principal. Loans are returned to an accrual status when factors indicating doubtful collectability on a timely basis no longer exist.
The Company has sold guaranteed portions of SBA loans in the SBA secondary market and continues to service these loans. Gains or losses on guaranteed portions of SBA loans which are sold are recorded in other income, based on the net proceeds received and the basis in the portion of the loan sold. The basis in the portion of the loan sold is determined by allocating a portion of the loan carrying value to the portion sold based on its fair value, relative to the fair value of the portion of the loan retained and the estimated serving asset. Any loans that have been originated and intended for sale in the SBA secondary market have been identified as SBA loans held for sale.
Allowance for Credit Losses — Loans
The ACL is available to absorb losses inherent in the credit extension process. The entire allowance is available to absorb losses related to the loan and lease portfolio. Credit exposures deemed to be uncollectible are charged against the allowance for credit losses. Recoveries of previously charged-off amounts are credited to the allowance for credit losses. Additions to the ACL are made by charges to the provision for credit losses.
Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Management elected to perform cash flow modeling without the present value component in determining expected losses over the lifetime of the loan portfolio. The expected losses are calculated via a gross loss rate and recovery rate assumption. Adjustments to expected losses are made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level, or term as well as for changes in environmental conditions, such as changes in unemployment rates, property values, or other relevant factors.
The ACL is measured on a collective pool basis when similar risk characteristics exist. For the collectively evaluated pools, the Company segments the loan portfolio by call report classification. The Company utilizes the remaining life method for estimating credit losses for each of the loan pools.
Expected credit losses are estimated over the contractual term of the loans, adjusted for expected payments when appropriate. The contractual term excludes expected extensions, renewals, and modifications

(1)   Summary of Significant Accounting Policies (continued)
unless either of the following applies: management has a reasonable expectation at the reporting date that a modification will be executed with an individual borrower, or the extension or renewal options are included in the original or modified contract at the reporting date and are not unconditionally cancellable by the Company.
Loans that do not share risk characteristics are evaluated on an individual loan basis. Loans evaluated individually are excluded from the collectively evaluated pool. The ACL for an individually evaluated loan is recorded when the amortized cost basis of the loan exceeds the discounted estimated cash flows using the loan’s initial effective interest rate or the fair value, less estimated costs to sell, of the collateral for certain collateral dependent loans.
Cash, Cash Equivalents and Cash Flows
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, interest-bearing and noninterest-bearing amounts due from banks and federal funds sold. Cash flows from loans, demand deposits, NOW accounts, savings accounts and certificates of deposit are reported net.
Cash payments made during 2024, 2023 and 2022 for interest totaled $32,531,018, $17,098,483, and $4,126,839, respectively. Cash payments made during 2024, 2023 and 2022 for income taxes totaled $8,139,968, $6,636,500, and $5,335,000, respectively.
Premises and Equipment
Premises and equipment are recorded at acquisition cost net of accumulated depreciation.
Depreciation is charged to operations over the estimated useful lives of the assets. The useful lives and methods of depreciation are as follows:
Description	Life in Years	Method
Buildings	20 – 35	Straight-Line
Land Improvements	12 – 15	Straight-Line
Leasehold Improvements	5 – 10	Straight-Line
Furniture and Equipment	3 – 10	Straight-Line
Expenditures for major renewals and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in other income or expense.
Other Real Estate
Other real estate generally represents real estate acquired through foreclosure and is initially recorded at estimated fair value, less cost to sell. Any excess of the loan balance at the time of foreclosure is charged to allowance for credit losses. Subsequent declines in fair value upon the periodic revaluation of other real estate, along with gains and losses upon dispositions are reflected in noninterest expense. Costs related to the development or improvement of properties are capitalized while revenues and expenses from operations are expensed as incurred.
Leases
Leases are classified as operating or finance leases at the lease commencement date. The Company leases certain locations and equipment. The Company records leases on the balance sheet in the form of a lease liability for the present value of the future minimum payments under the lease terms and a right-of-use asset equal to the lease liability adjusted for items such as deferred or prepaid rent, lease incentives, and any impairment on the right-of-use asset. The discount rate used is determining the lease liability is based

(1)   Summary of Significant Accounting Policies (continued)
upon incremental borrowing rates the Company could obtain for similar loans as of the date of commencement or renewal.
Advertising Costs
Advertising costs are expensed as incurred. Advertising expense was $270,781, $264,734 and $263,064 for the years ended December 31, 2024, 2023 and 2022, respectively.
Income Taxes
The provision for income taxes is based upon income for financial statement purposes, adjusted for nontaxable income and nondeductible expenses. Deferred income taxes have been provided when different accounting methods have been used in determining income for income tax purposes and for financial reporting purposes. Deferred tax assets and liabilities are recognized based on future tax consequences attributable to differences arising from the financial statement carrying values of assets and liabilities and their tax bases. The differences related primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for credit losses (use of the current expected credit loss model for financial statement purposes and the experience method for tax purposes). In the event of changes in the tax laws, deferred tax assets and liabilities are adjusted in the period of the enactment of those changes, with effects included in the income tax provision. The Company files a consolidated federal income tax return. The subsidiary pays its proportional share of federal income taxes to the Company based on its taxable income.
Stock-Based Compensation
The Company maintains stock-based compensation plans for grants of stock options and restricted shares to key personnel and directors. The Company accounts for such share-based payment plans recognizing the expense of the compensation element over the requisite service period of the awards.
Comprehensive Income
United States generally accepted accounting principles (U.S. GAAP) require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period other than transactions with owners and are not reported in the consolidated statements of operations but as a separate component of the equity section of the balance sheets. Such items are considered components of other comprehensive income (loss). U.S. GAAP requires the presentation in the financial statements of net income and all items of other comprehensive income (loss) as total comprehensive income.
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Off-Balance Sheet Credit Related Financial Instrument
In the ordinary course of business, the Company has entered into commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.
Allowance for Credit Losses — Off-Balance Sheet Credit Exposures
The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally

(1)   Summary of Significant Accounting Policies (continued)
cancellable by the Company. The allowance for credit losses — off-balance sheet credit exposures is adjusted through the provision for credit losses. The allowance for credit losses on off-balance sheet credit exposures is estimated by loan portfolio segment under the current expected credit loss model using the same methodologies as for loans. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life. The allowance for credit losses — off-balance sheet credit exposures was $0 as of December 31, 2024 and 2023.
(2)   Debt Securities
Debt securities as of December 31 are summarized as follows:
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Fair Value
2024
Securities Available for Sale
U.S. Government Agencies	$12,808,668	$1,328	$(710,089)	$—	$12,099,907
Mortgage-Backed	21,921,416	—	(2,685,344)	—	19,236,072
State, County and Municipal	4,153,081	—	(769,436)	—	3,383,645
	$38,883,165	$1,328	$(4,164,869)	$—	$34,719,624
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Fair Value
2023
Securities Available for Sale
U.S. Government Agencies	$13,488,798	$9,790	$(947,207)	$—	$12,551,381
Mortgage-Backed	21,024,035	—	(2,782,091)	—	18,241,944
State, County and Municipal	4,189,194	—	(712,524)	—	3,476,670
	$38,702,027	$9,790	$(4,441,822)	$—	$34,269,995
The amortized cost and fair value of debt securities as of December 31, 2024 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.
	Securities Available for Sale
	Amortized Cost	Fair Value
Due in One Year or Less	$2,348,361	$2,339,774
Due from One to Five Years	8,190,400	7,643,630
Due from Five to Ten Years	2,500,000	2,287,557
Due after Ten Years	3,922,988	3,212,591
	16,961,749	15,483,552
Mortgage-Backed	21,921,416	19,236,072
	$38,883,165	$34,719,624

(2)   Debt Securities (continued)
The following outlines the unrealized loss and fair value by investment category and length of time that individual securities available for sale have been in a continuous unrealized loss position at December 31:
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
2024
Securities Available for Sale
U.S. Government Agencies	$821,576	$(675)	$10,794,626	$(709,414)	$11,616,202	$(710,089)
Mortgage-Backed	3,509,623	(97,923)	15,726,449	(2,587,421)	19,236,072	(2,685,344)
State, County and Municipal	—	—	3,383,645	(769,436)	3,383,645	(769,436)
	$4,331,199	$(98,598)	$29,904,720	$(4,066,271)	$34,235,919	$(4,164,869)
2023
Securities Available for Sale
U.S. Government Agencies	$98,859	$(30)	$10,550,642	$(947,177)	$10,649,501	$(947,207)
Mortgage-Backed	—	—	18,241,944	(2,782,091)	18,241,944	(2,782,091)
State, County and Municipal	—	—	3,476,670	(712,524)	3,476,670	(712,524)
	$98,859	$(30)	$32,269,256	$(4,441,792)	$32,368,115	$(4,441,822)
At December 31, 2024 and 2023, the debt securities with unrealized losses depreciated 10.85 percent and 12.07 percent, respectively, from the Company’s amortized cost basis. These securities are guaranteed by either the U.S. Government or its agencies. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.
At December 31, 2024, 30 out of the 30 mortgage-backed securities, 10 out of the 11 securities issued by U.S. Government agencies and U.S. Government-sponsored corporations, and 3 out of 3 of the State, County and Municipal securities contained unrealized losses. At December 31, 2023, 27 out of the 27 mortgage-backed securities, 10 out of the 13 securities issued by U.S. Government agencies and U.S. Government-sponsored corporations, and 3 out of 3 of the State, County and Municipal securities contained unrealized losses.
Management evaluates available for sale securities in an unrealized loss position on at least a quarterly basis, and more frequently when economic or market concerns warrant such evaluation, to determine if credit-related impairment exists. Management first evaluates whether they intend to sell or more likely than not will be required to sell an impaired security before recovering its amortized cost basis. If either criteria is met, the entire amount of unrealized loss is recognized in earnings with a corresponding adjustment to the security’s amortized cost basis. If either of the criteria is not met, management evaluates whether the decline in fair value is attributable to credit or resulted from other factors. The Company does not intend to sell these investment securities at an unrealized loss position at December 31, 2024 and 2023, and it is more likely than not that the Company will not be required to sell these securities prior to recovery or maturity. Based on the results of management’s review at December 31, 2024 and 2023, management determined that none of the loss was attributable to credit impairment.

(3)   Loans
Loans, segregated by class, as of December 31 are:
	2024	2023
Commercial	$214,344,445	$195,503,111
Real Estate
Construction	3,573,000	3,494,000
1 – 4 Family	267,966,846	264,504,291
Multifamily	8,321,445	13,557,067
Commercial	502,587,701	442,838,014
Consumer	409,562	92,552
	$997,202,999	$919,989,035
Commercial loans are extended to a diverse group of businesses within the Company’s market area. These loans are often underwritten based on the borrowers’ ability to service the debt from income from the business. Real estate construction loans often require loan funds to be advanced prior to the completion of the project. Due to uncertainties inherent in estimating construction costs, changes in interest rates and the other economic conditions, these loans often pose a higher risk than other types of loans.
Credit Quality Indicators
As part of the ongoing monitoring of the credit quality of the loan portfolio, management tracks certain credit quality indicators including trends related to (1) the risk grade assigned to commercial and consumer loans, (2) the level of classified commercial loans, (3) net charge-offs, (4) nonperforming loans and (5) the general economic conditions of the Company’s geographic market. The Company uses a risk grading matrix to assign a risk grade to each of its loans. Loans are graded on a scale of 1 to 8. A description of the general characteristics of the grades is as follows:
•
Grades 1 and 2 — Borrowers with these assigned grades range in risk from virtual absence of risk to minimal risk. Such loans may be secured by Company-issued and controlled certificates of deposit or properly margined equity securities or bonds. Other loans comprising these grades are made to companies that have been in existence for a long period of time with many years of consecutive profits and strong equity, good liquidity, excellent debt service ability and unblemished past performance, or to exceptionally strong individuals with collateral of unquestioned value that fully secures the loans. Loans in this category fall into the “pass” classification.

•
Grades 3 and 4 — Loans assigned these “pass” risk grades are made to borrowers with acceptable credit quality and risk. The risk ranges from loans with no significant weaknesses in repayment capacity and collateral protection to acceptable loans with one or more risk factors considered to be more than average.

•
Grade 5 — This grade includes “special mention” loans on management’s watch list and is intended to be used on a temporary basis for pass grade loans where risk-modifying action is intended in the short-term.

•
Grade 6 — This grade includes “substandard” loans in accordance with regulatory guidelines. This category includes borrowers with well-defined weaknesses that jeopardize the payment of the debt in accordance with the agreed terms. Loans considered to be impaired are assigned this grade, and these loans often have assigned loss allocations as part of the allowance for loan and lease losses. Generally, loans on which interest accrual has been stopped would be included in this grade.

•
Grades 7 and 8 — These grades correspond to regulatory classification definitions of “doubtful” and “loss,” respectively. In practice, any loan with these grades would be for a very short period of time, and generally the Company has no loans with these assigned grades. Management manages the Company’s problem loans in such a way that uncollectible loans or uncollectible portions of loans are charged off immediately with any residual, collectible amounts assigned a risk grade of 6.

(3)   Loans (continued)
The following table presents the loan portfolio by credit quality indicator (risk grade) as of December 31. Those loans with a risk grade of 1, 2, 3 or 4 have been combined in the pass column for presentation purposes.
	Pass	Special Mention	Substandard	Total Loans
2024
Commercial	$210,905,064	$—	$3,439,381	$214,344,445
Real Estate
Construction	3,573,000	—	—	3,573,000
1 – 4 Family	267,595,525	—	371,321	267,966,846
Multifamily	8,321,445	—	—	8,321,445
Commercial	502,587,701	—	—	502,587,701
Consumer	409,562	—	—	409,562
	$993,392,297	$—	$3,810,702	$997,202,999
2023
Commercial	$193,557,684	$—	$1,945,427	$195,503,111
Real Estate
Construction	3,494,000	—	—	3,494,000
1 – 4 Family	264,306,303	—	197,988	264,504,291
Multifamily	13,557,067	—	—	13,557,067
Commercial	442,838,014	—	—	442,838,014
Consumer	92,552	—	—	92,552
	$917,845,620	$—	$2,143,415	$919,989,035
Past Due and Nonaccrual Loans
Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Generally, loans are placed on nonaccrual status if principal or interest payments become 90 days past due or when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provision. Loans may be placed on nonaccrual status regardless of whether or not such loans are considered past due.
The following table represents an age analysis of past due loans and nonaccrual loans, segregated by class of loans, as of December 31:
	Accruing Loans
	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days or More Past Due	Total Accruing Loans Past Due	Nonaccrual Loans	Current Loans	Total Loans
2024
Commercial	$294,925	$169,321	$—	$464,246	$3,439,381	$210,440,818	$214,344,445
Real Estate
Construction	—	—	—	—	—	3,573,000	3,573,000
1 – 4 Family	1,098,792	195,092	—	1,293,884	292,764	266,380,198	267,966,846
Multifamily	—	—	—	—	—	8,321,445	8,321,445
Commercial	489,424	—	—	489,424	—	502,098,277	502,587,701
Consumer	—	—	—	—	—	409,562	409,562
	$1,883,141	$364,413	$—	$2,247,554	$3,732,145	$991,223,300	$997,202,999

(3)   Loans (continued)
	Accruing Loans
	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days or More Past Due	Total Accruing Loans Past Due	Nonaccrual Loans	Current Loans	Total Loans
2023
Commercial	$891,375	$—	$—	$891,375	$1,945,427	$192,666,309	$195,503,111
Real Estate
Construction	—	—	—	—	—	3,494,000	3,494,000
1 – 4 Family	748,483	631,230	—	1,379,713	—	263,124,578	264,504,291
Multifamily	—	—	—	—	—	13,557,067	13,557,067
Commercial	658,265	—	—	658,265	—	442,179,749	442,838,014
Consumer	—	—	—	—	—	92,552	92,552
	$2,298,123	$631,230	$—	$2,929,353	$1,945,427	$915,114,255	$919,989,035

Nonaccrual loans include government guaranteed amounts totaling $2,263,554 and $633,377 as of December 31, 2024 and 2023, respectively.
Loan Modifications
Effective January 1, 2023, loan modifications to borrowers experiencing financial difficulty are required to be disclosed by type of loan modification and type of loan. The Company periodically provides modifications to borrowers experiencing financial difficulty. These modifications include either payment deferrals, term extensions, interest rate reductions, principal forgiveness or combinations of modification types. The determination of whether the borrower is experiencing financial difficulty is made on the date of modification. When principal forgiveness is provided, the amount of principal forgiveness is charged off against the allowance for credit losses — loans with a corresponding reduction in the amortized cost basis of the loan. There were no loans modified to borrowers experiencing financial difficulty during the years ended December 31, 2024 and 2023.
Collateral Dependent Loans
The Company designates individually evaluated loans on nonaccrual status as collateral dependent loans, as well as other loans designated as having higher risk. Collateral-dependent loans are loans where repayment is expected to be provided substantially through the operation or sale of the collateral when the borrower is experiencing financial difficulty. If the Company determines that foreclosure is probable, these loans are written down to the lower of cost or fair value of the collateral less estimated costs to sell. When repayment is expected to be from the operation of the collateral, the ACL (Allowance for Credit Losses) is calculated as the amount by which the amortized cost basis of the financial asset exceeds the present value of expected cash flows from the operation of the collateral. The Company may, in the alternative, measure the ACL as the amount by which the amortized cost basis of the financial asset exceeds the estimated fair value of the collateral.
The following table presents the individually evaluated collateral-dependent financial assets and related ACL as of December 31, 2024 and 2023.
	Collateral Type		Allowance for Credit Losses
	Real Estate	Other
2024
Commercial	$3,439,381	$—	$583,017
Real Estate
1 – 4 Family	371,321	—	55,045
	$3,810,702	$—	$638,062

(3)   Loans (continued)
	Collateral Type		Allowance for Credit Losses
	Real Estate	Other
2023
Commercial	$844,502	$1,100,925	$1,100,925
Real Estate
1 – 4 Family	197,988	—	—
	$1,042,490	$1,100,925	$1,100,925
(4)   Allowance for Credit Losses — Loans
The allowance for credit losses represents a reserve for inherent losses in the loan portfolio. The adequacy of the allowance for credit losses is evaluated quarterly. The portfolio is initially segregated based on results of internal reviews and external reviews by third parties with particular emphasis on nonaccrual and past due loans and other loans management believes might be potentially impaired or warrant additional attention. These loans are assigned specific allowances when a review of relevant data determines that a general allocation is not sufficient or when the review affords management the opportunity to fine tune the amount of exposure risk in these loans. Additionally, the Company segregates the loan portfolio by type of loan and utilizes this segregation in evaluating exposure to risk within the portfolio.
The following details activity in the allowance for credit losses, segregated by class of loan, for the years ended December 31. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other loan categories.
The allowance for credit losses for year ended December 31, 2024 and 2023, by portfolio segment, is as follows:
	Beginning Balance	Charge-offs	Recoveries	Provision	Ending Balance
2024
Commercial	$2,985,719	$(694,238)	$81,533	$43,804	$2,416,818
Real Estate	8,763,066	—	—	756,196	9,519,262
Consumer	—	—	400,000	(400,000)	—
	$11,748,785	$(694,238)	$481,533	$400,000	$11,936,080
	Beginning Balance, prior to adoption of ASC 326	Impact of adopting	Charge-Offs	Recoveries	Provision	Ending Balance
2023
Commercial	$2,603,357	$—	$—	$603,318	$(220,956)	$2,985,719
Real Estate	7,336,317	—	(15,622)	—	1,442,371	8,763,066
Consumer	221,415	—	—	—	(221,415)	—
	$10,161,089	$—	$(15,622)	$603,318	$1,000,000	$11,748,785

(4)   Allowance for Credit Losses — Loans (continued)
The following table presents the individually evaluated nonaccrual financial assets and related ACL as of December 31, 2024 and 2023.
	Nonaccrual Loans With No Allowance	Nonaccrual Loans With An Allowance	Nonaccrual Loans
2024
Commercial	$421,309	$3,018,072	$3,439,381
Real Estate
1 – 4 Family	116,535	176,229	292,764
	$537,844	$3,194,301	$3,732,145
2023
Commercial	$844,502	$1,100,925	$1,945,427
There was no accrued interest written off for nonaccrual loans for the years ended December 31, 2024 and 2023.
(5)   Premises and Equipment
The detail of premises and equipment as of December 31 is as follows:
	2024	2023
Land	$993,223	$993,223
Land Improvements	126,397	126,397
Buildings	4,940,096	4,940,096
Leasehold Improvements	4,898,025	4,898,025
Automobiles	121,784	121,784
Construction In Process	344,394	—
Furniture, Fixtures and Equipment	4,392,499	4,240,271
	15,816,418	15,319,796
Accumulated Depreciation	(8,570,221)	(7,878,417)
	$7,246,197	$7,441,379
Depreciation charged to operating expenses totaled $691,803, $781,255, and $882,928 for 2024, 2023 and 2022, respectively.
(6)   SBA Loan Servicing Rights
The Company originates loans under programs established by the United States Small Business Administration. At times, the Company may sell to secondary market participants the SBA guaranteed portion of the loan, with servicing retained. The portion of the loan sold by the Company is derecognized and is not presented in the consolidated financial statements of the Company. The guaranteed portion of SBA loans held for sale at December 31, 2024 and 2023 totaled $2,964,000 and $3,757,500, respectively. As of December 31, 2024, 2023 and 2022, the unpaid principal balances of serviced loans approximated $300,964,000, $322,895,000, and $337,104,000, respectively. Servicing income included in noninterest income totaled $2,319,805, $2,551,902, and $2,647,202 for 2024, 2023 and 2022, respectively.
Activity for SBA loan servicing rights are summarized as of December 31:
	2024	2023	2022
Balance, Beginning	$4,513,728	$4,077,005	$3,577,397
Rights Capitalized	855,092	911,545	1,046,446
Amortization	(559,570)	(474,822)	(546,838)
Balance, Ending	$4,809,250	$4,513,728	$4,077,005

(7)   Deposits
The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $2,497 and $90,869 as of December 31, 2024 and 2023, respectively. The aggregate amount of certificates of deposit which met or exceeded the FDIC insured limit of $250,000 totaled $349,294,222 and $351,335,156 as of December 31, 2024 and 2023, respectively. There were brokered certificates of deposit of $35,161,000 and $35,125,000 as of December 31, 2024 and 2023, respectively.
As of December 31, 2024, the scheduled maturities of certificates of deposit are as follows:
Year	Amount
2025	$559,096,244
2026	1,266,085
2027	204,396
2028	—
2029	42,345
$560,609,070
(8)   Commitments and Contingencies
The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing need of its customers. Those financial instruments include commitments to extend credit and standby letters of credit and involve, to varying degrees, elements of credit risk in excess of the amount recognized on the consolidated balance sheets. The contractual amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. In most cases, the Company requires collateral to support financial instruments with credit risk.
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management’s credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit or personal property.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.
As of December 31, 2024 and 2023, commitments under standby letters of credit approximated $1,860,000 and $2,142,000, respectively. Unfunded loan commitments as of December 31, 2024 and 2023 approximated $23,800,000 and $43,598,000, respectively.
(9)   Federal Home Loan Bank Advances and Other Borrowings
The Company had available credit from the FHLB totaling $253,920,250 and $244,313,500 as of December 31, 2024 and 2023, respectively. From these available credit agreements, $50,000,000 had been advanced as of December 31, 2024 and 2023. The advance agreement outstanding as of December 31, 2024 and 2023 is a daily rate credit advance with a fixed rate hybrid of 4.993 percent due on June 16, 2025. FHLB advances require the Company to pledge, under a blanket lien, certain qualifying first mortgage loans.

(9)   Federal Home Loan Bank Advances and Other Borrowings (continued)
The Company had lines of credit available as of December 31, 2024 and 2023, approximating $12,000,000 with correspondent banks which represent available credit for overnight borrowings from financial institutions. As of December 31, 2024 and 2023, there were no outstanding amounts under these lines of credit.
(10)   Income Taxes
The components of income tax expense for the years ended December 31 are as follows:
	2024	2023	2022
Current Federal Tax Expense	$6,726,238	$7,481,277	$5,805,924
Deferred Federal Tax Expense (Benefit)	(26,238)	(327,205)	(150,893)
Total Federal Expense	6,700,000	7,154,072	5,655,031
State Tax Expense	1,300,000	1,415,928	744,969
Total Income Taxes	$8,000,000	$8,570,000	$6,400,000
The Company’s provision for income taxes differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows as of December 31:
	2024	2023	2022
Federal Statutory Taxes	$6,866,975	$6,958,941	$5,839,587
Stock-Based Compensation	(8,057)	14,546	41,114
State Tax Expense	(257,975)	(297,345)	(246,043)
Other	99,057	477,930	20,373
Actual Federal Taxes	$6,700,000	$7,154,072	$5,655,031
The components of the net deferred taxes as of December 31 are as follows:
	2024	2023	2022
Deferred Tax Assets
Allowance for Credit Losses	$2,506,577	$2,467,245	$2,133,829
Nonaccrual Interest	41,744	36,902	5,292
Other	126,252	122,870	122,871
	2,674,573	2,627,017	2,261,992
Deferred Tax Liabilities
Accumulated Depreciation of Premises and Equipment	(156,914)	(197,656)	(251,548)
Servicing Rights	(1,009,943)	(947,883)	(856,171)
	(1,166,857)	(1,145,539)	(1,107,719)
	1,507,716	1,481,478	1,154,273
Deferred Tax Asset on Unrealized Securities (Gains) Losses	874,344	930,727	1,055,309
Net Deferred Tax Asset	$2,382,060	$2,412,205	$2,209,582
(11)   Operating Leases
The Company has eleven leases for its branch locations with each lease being subject to different terms per the respective agreement . These leases are included as an asset on the Company’s balance sheet and

(11)   Operating Leases (continued)
represents the Company’s right to use the underlying assets for the lease term. The Company’s obligation to make lease payments is included as a liability on the Company’s balance sheet. Operating lease right-of-use assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. Because the rate implicit in the lease is not readily determinable, the Company uses its incremental borrowing rate, which is the Company’s applicable FHLB borrowing rate on the date of the lease commencement, to determine the present value of the lease payments.
As of December 31, 2024 and 2023, operating lease right-of-use assets were $7,673,580 and $8,272,520, respectively, As of December 31, 2024 and 2023, the lease liability was $7,988,403 and $8,493,177, respectively. The weighted average lease term was 7.43 and 8.14 years as of December 31, 2024 and 2023, respectively, and the weighted average discount rate used was 2.88 and 2.76 percent as of December 31, 2024 and 2023. Operating lease costs were $1,818,156, $1,788,142, and $1,815,625 for the years ended December 31, 2024, 2023, and 2022, respectively.
Cash paid for the leased spaces totaled $1,492,297 and $1,475,364 during the period ended December 31, 2024 and 2023, respectively.
Future Minimum Payments
2025	1,535,654
2026	1,370,558
2027	1,132,795
2028	1,144,239
2029	903,132
2030 and thereafter	2,294,412
Total	8,380,790
Less: Imputed Interest	392,387
Total Lease Liability	$7,988,403
(12)   401(k) Profit Sharing Plan
The Company sponsors a 401(k) profit sharing plan, covering substantially all employees who meet certain eligibility requirements. Contributions to the plan are made based upon specifics outlined in the plan documents. Expense under the plan was $422,352 in 2024, $332,289 in 2023 and $708,867 in 2022.
(13)   Stock Compensation
Stock Options
The Company has established a stock compensation plan for directors and employees. The following is a summary of the activity in the Company’s stock option plan during 2024, 2023 and 2022.
	2024		2023		2022
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at Beginning of Year	89,850	$6.33	103,563	$6.03	116,740	$6.16
Granted	—	—	—	—	—	—
Exercised	(3,966)	(2.22)	—	—	—	—
Forfeited	—	—	(13,713)	(4.08)	(13,177)	6.73
Outstanding at End of Year	85,884	$6.45	89,850	$6.33	103,563	$6.03
Options Exercisable at End of Year	85,884	$6.45	89,850	$6.33	103,563	$6.03

(13)   Stock Compensation (continued)
Intrinsic value of options exercised during 2024, 2023, and 2022 approximated $26,883, $0, and $0 respectively. Compensation expense for stock options was $0 for 2024, 2023, and 2022.
Restricted Stock
Effective January 1, 2022, the Company issued restricted stock to its directors and certain employees. Compensation expense for restricted stock is based upon the grant date fair value of the shares and is recognized over the vesting period of the awards. Shares of restricted stock vest 33 percent on the grant date and 33 percent on each of the first two anniversaries of the grant date. During 2022, there were 55,000 shares of restricted stock granted at a fair market value of $7.25 share. 18,150, 16,335, and 18,700 shares vested during the years ended December 31, 2024, 2023 and 2022, respectively. 1,815 unvested restricted stock shares were forfeited in 2023. During the years ended December 31, 2024, 2023, and 2022, the Company recognized compensation expense of $9,969, $132,584, and $256,197, respectively.
(14)   Accumulated Other Comprehensive Income (Loss)
Changes in accumulated other comprehensive income (loss) for unrealized gains and losses on available for sale securities, net of tax, for the years ended December 31 are as follows:
	2024	2023	2022
Beginning Balance	$(3,501,305)	$(3,969,971)	$202,204
Other Comprehensive Income (Loss) Before Reclassification	212,108	468,666	(4,172,175)
Amounts Reclassified from Accumulated Other Comprehensive Income	—	—	—
Current Period Other Comprehensive Income (Loss)	212,108	468,666	(4,172,175)
Ending Balance	$(3,289,197)	$(3,501,305)	$(3,969,971)
(15)   Regulatory Capital Matters
The amount of dividends payable by the Company from the subsidiary Bank is limited by various banking regulatory agencies. The Bank is restricted on the amount of dividends it may declare without prior regulatory approval. Upon approval by regulatory authorities, the Bank may pay cash dividends to the Company in excess of regulatory limitations.
Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes as of December 31, 2024, the Bank meets all capital adequacy requirements to which they are subject.
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At December 31, 2024 and 2023, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the company’s category. The amounts and ratios as defined in the regulations are presented hereafter for the Bank and on a consolidated basis.

(15)   Regulatory Capital Matters (continued)
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under the Regulatory Framework of the Federal Deposit Insurance Act
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(In Thousands)
As of December 31, 2024
Total Capital to Risk-Weighted Assets
Consolidated	$158,797	19.75%	$64,323	8.00%	N/A	N/A
First IC Bank	158,292	19.20	65,955	8.00	82,444	10.00
Tier I Capital to Risk-Weighted Assets
Consolidated	148,721	18.49	48,260	6.00	N/A	N/A
First IC Bank	147,965	17.95	49,459	6.00	65,945	8.00
Common Equity Tier I Capital
To Risk-Weighted Assets	148,721	18.49	36,195	4.50	N/A	N/A
Consolidated	147,965	17.95	37,094	4.50	53,581	6.50
First IC Bank
Tier I Capital to Average Assets
Consolidated	148,721	12.26	48,522	4.00	N/A	N/A
First IC Bank	147,965	12.18	48,593	4.00	60,741	5.00
As of December 31, 2023
Total Capital to Risk-Weighted Assets
Consolidated	$143,297	17.56%	$65,283	8.00%	N/A	N/A
First IC Bank	142,757	17.07	66,920	8.00	83,650	10.00
Tier I Capital to Risk-Weighted Assets
Consolidated	133,075	16.30	48,985	6.00	N/A	N/A
First IC Bank	132,283	15.81	50,202	6.00	66,936	8.00
Common Equity Tier I Capital
To Risk-Weighted Assets
Consolidated	133,075	16.30	36,739	4.50	N/A	N/A
First IC Bank	132,283	15.81	37,652	4.50	54,386	6.50
Tier I Capital to Average Assets
Consolidated	133,075	11.21	47,485	4.00	N/A	N/A
First IC Bank	132,283	11.13	47,541	4.00	59,426	5.00
(16)   Fair Value Measurements
FASB guidance defines fair value, establishes a framework for measuring fair value, establishes a three- level valuation hierarchy for disclosure of fair value measurement and enhances disclosure requirements for fair value measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The valuation hierarchy requires an entity to maximize the use of observable inputs and to minimize the use of unobservable inputs when measuring fair value. The three levels of inputs are defined as follows:
•
Level 1 — Quoted prices for identical assets or liabilities in active markets that the reporting entity has the ability to access at the measurement date;

(16)   Fair Value Measurements (continued)
•
Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability or inputs that are derived principally from or corroborated by observable market data by correlation or other means; and

•
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of assets or liabilities.

A description of the valuation methodologies used for assets measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. While management believes the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.
Investment Securities Available for Sale — Securities classified as available for sale are reported at fair value on a recurring basis. If quoted prices are not available, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U. S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things. Level 2 securities include U.S. Government agencies, mortgage-backed securities issued by government-sponsored entities, municipal bonds and corporate debt securities.
Collateral Dependent Loans — Collateral dependent loans are evaluated at the time the loan is identified as collateral dependent, at the lower of cost or fair value. Fair value is measured based on the value of the collateral securing the loan. The collateral of the loans is based on appraisals which may utilize the comparative sales, cost or income approaches. An unobservable input results when the appraiser or management determines the fair value of the collateral is further impaired below the appraised value due to the local market conditions or other economic factors. As such, the fair value of collateral dependent loans are considered Level 3 in the fair value hierarchy.
Other Real Estate — Certain foreclosed assets, upon initial recognition, are remeasured and reported at fair value less cost to sale through a charge-off to the allowance for credit losses based on the fair value of the foreclosed asset. The fair value of a foreclosed asset is estimated based on appraisals which utilize the comparative sales, cost or income approaches. An unobservable input results when the appraiser or management determines the fair value has deteriorated below the appraised value due to the local market conditions or other economic factors. As such, the fair value of other real estate is considered Level 3 in the fair value hierarchy.
The following table presents the fair value measurements of assets measured at fair value on a recurring or nonrecurring basis as of December 31, aggregated by the level in the fair value hierarchy within which those measurements fall.

(16)   Fair Value Measurements (continued)
	Quoted Market Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
2024
Financial Assets
Recurring
Investment Securities Available for Sale
U.S. Government Agencies	$—	$12,099,907	$—
Mortgage-Backed	—	19,236,072	—
State, County and Municipal	—	3,383,645	—
	$—	$34,719,624	$—
2023
Financial Assets
Recurring
Investment Securities Available for Sale
U.S. Government Agencies	$—	$12,551,381	$—
Mortgage-Backed	—	18,241,944	—
State, County and Municipal	—	3,476,670	—
	$—	$34,269,995	$—
Assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2024 are as follows:
		Fair Value Measurements at Reporting Date Using
	Total	Level 1	Level 2	Level 3
2024
Collateral Dependent Loans
Commercial	$1,770,057	$—	$—	$1,770,057
Real Estate
1 – 4 Family	121,184	—	—	121,184
	$1,891,241	$—	$—	$1,891,241
The following table presents the quantitative information about Level 3 fair value measurements for collateral dependent loans measured at fair value on a nonrecurring basis as of December 31, 2024:
	Balance	Valuation Technique	Significant Unobservable Inputs	General Range
2024
Collateral Dependent Loans
Commercial	$1,770,057	Sales Comparison Approach	Adjustments for Comparable Sales	10 – 25%
Real Estate
1 – 4 Family	$121,184	Sales Comparison Approach	Adjustments for Comparable Sales	10 – 25%
There were no level 3 financial assets at December 31, 2023.

(17)   Revenues from Contracts with Customers
The Company’s revenue from contracts with noninterest income in the consolidated statement December 31, customers within the scope of ASU 2014-09 included in of operations is comprised of the following for the years ended
	2024	2023	2022
Noninterest Income
Service Charges on Deposits	$2,356,255	$2,188,678	$1,963,143
ATM Interchange Fees	205,062	281,140	330,890
	$2,561,317	$2,469,818	$2,294,033
A description of the Company’s revenue streams accounted for under ASU 2014-09 is as follows:
Service Charges on Deposit Accounts: The Company earns fees from its deposit customers for transaction-based, account maintenance, and overdraft services. Transaction-based fees, which include services such as ATM use fees, stop payment charges, statement rendering, and ACH fees, are recognized at the time the transaction is executed as that is the point in time the Company fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges on deposits are withdrawn from the customer’s account balance.
ATM Interchange Fees: The Company earns interchange fees from cardholder transactions conducted through the Visa/MasterCard or other payment network. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, concurrently with the transaction processing services provided to the cardholder.

(18)   Financial Information of First IC Corporation (Parent Only)
BALANCE SHEETS
DECEMBER 31
ASSETS
	2024	2023
Cash	$756,066	$791,832
Investment in Subsidiary	144,708,987	128,807,191
Total Assets	$145,465,053	$129,599,023
LIABILITIES AND STOCKHOLDERS’ EQUITY
Stockholders’ Equity
Common Stock, $5 Par Value; 15,000,000 Shares Authorized, 9,068,699 and 9,064,733 Shares Issued and Outstanding in 2024 and 2023, Respectively	$45,343,495	$45,323,665
Surplus	19,147,314	19,148,373
Retained Earnings	84,263,441	68,628,290
Accumulated Other Comprehensive Loss, Net of Tax	(3,289,197)	(3,501,305)
Total Liabilities and Stockholders’ Equity	$145,465,053	$129,599,023

(18)   Financial Information of First IC Corporation (Parent Only) (continued)
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31
	2024	2023	2022
Income
Dividends from Subsidiary	$9,064,732	$9,066,548	$9,000,000
Expenses
Salaries and Benefits	21,083	12,803	16,966
Other	23,485	21,612	56,177
	44,568	34,415	73,143
Income Before Income Tax Benefit and Equity in Undistributed Earnings of Subsidiary	9,020,164	9,032,133	8,926,857
Income Tax Benefit	—	—	—
Income Before Equity in Undistributed Earnings of Subsidiary	9,020,164	9,032,133	8,926,857
Equity in Undistributed Earnings of Subsidiary	15,679,719	15,535,683	12,480,702
Net Income	24,699,883	24,567,816	21,407,559
Other Comprehensive Income
Gains (Losses) on Securities Arising During the Year	268,491	593,248	(5,281,234)
Deferred Tax Expense (Benefit) Related to Other Comprehensive Income (Loss)	56,383	124,582	(1,109,059)
Other Comprehensive Income (Loss), Net of Tax	212,108	468,666	(4,172,175)
Comprehensive Income	$24,911,991	$25,036,482	$17,235,384

(18)   Financial Information of First IC Corporation (Parent Only) (continued)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31
	2024	2023	2022
Cash Flows from Operating Activities
Net Income	$24,699,883	$24,567,816	$21,407,559
Adjustments to Reconcile Net Income to Net Cash Provided (Used) by Operating Activities Equity in Undistributed Earnings of Subsidiary	(15,679,719)	(15,535,683)	(12,480,707)
Other	—	—	32,364
	9,020,164	9,032,133	8,959,216
Cash Flows from Financing Activities
Purchase of Treasury Shares	—	—	(8,999,062)
Dividends paid	(9,064,732)	(9,066,548)	—
Proceeds from Exercise of Stock Options	8,802	—	—
	(9,055,930)	(9,066,548)	(8,999,062)
Net Increase (Decrease) in Cash	(35,766)	(34,415)	(39,846)
Cash, Beginning	791,832	826,247	866,093
Cash, Ending	$756,066	$791,832	$826,247
(19)   Subsequent Events
The Company assessed events that have occurred subsequent to December 31, 2024 through March 31, 2025 for potential recognition and disclosure in the financial statements. In February 2025, the company obtained a daily rate credit advance from FHLB in the amount of $25,000,00 with a rate of 4.57 percent due on December 4, 2025. On March 17, 2025, MetroCity Bankshares, Inc. (MetroCity) and First IC Corporation (First IC) jointly announced the signing of a definitive merger agreement for MetroCity to acquire First IC in a cash and stock transaction. Under the terms of the merger agreement, First IC shareholders will receive 3,384,588 shares of MetroCity common stock and $111,965,213 in cash, subject to adjustment, for total consideration consisting of approximately 46% stock and 54% cash. Based on the closing price of MetroCity common stock of $27.78 per share on March 14, 2025, the implied purchase price is $22.71 per First IC common share, with an aggregate transaction value of approximately $206,000,000. No other events have occurred that would require adjustment to or disclosure in the financial statements which were available to be issued on March 31, 2025.

FIRST IC CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
March 31, 2025 (unaudited) and December 31, 2024
ASSETS
	March 31, 2025	December 31, 2024
Cash and Cash Equivalents
Cash and Due from Banks	$6,644,061	$6,280,174
Interest-Bearing Deposits at Other Financial Institutions	121,955,310	135,133,475
	128,599,371	141,413,649
Debt Securities
Available for Sale, at Fair Value, Amortized Cost of $35,969,716 and $38,883,165, Net of Allowance for Credit Losses of $0 and $0	32,475,908	34,719,624
Federal Home Loan Bank Stock	4,872,100	3,193,400
SBA Loans Held for Sale	3,773,000	2,964,000
Loans	1,044,759,878	997,202,999
Allowance for Credit Losses	(12,036,821)	(11,936,080)
Unearned Income	(4,260,161)	(4,168,017)
	1,028,462,896	981,098,902
Premises and Equipment, Net	7,136,384	7,246,197
Other Assets	13,637,766	13,843,245
Operating Lease Right-of-Use Asset, Net	7,317,427	7,673,580
Total Assets	$1,226,274,852	$1,192,152,597
See accompanying notes which are an integral part of these consolidated financial statements.

FIRST IC CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
March 31, 2025 (unaudited) and December 31, 2024
LIABILITIES AND STOCKHOLDERS’ EQUITY
	March 31, 2025	December 31, 2024
Deposits
Demand	$257,372,859	$275,206,765
Interest-Bearing Demand	122,298,535	131,116,213
Savings	6,587,150	7,782,622
Time, $250,000 and Over	352,562,903	349,294,222
Other Time	237,092,740	211,314,848
	975,914,187	974,714,670
FHLB Borrowings	85,000,000	50,000,000
Other Liabilities	15,402,236	13,984,471
Operating Lease Liability	7,654,828	7,988,403
Total Liabilities	1,083,971,251	1,046,687,544
Stockholders’ Equity
Common Stock, $5 Par Value; 15,000,000 Shares Authorized, 9,070,161 and 9,068,699 Shares Issued and Outstanding as of March 31, 2025 and December 31, 2024, Respectively	45,350,805	45,343,495
Surplus	19,149,857	19,147,314
Retained Earnings	80,563,049	84,263,441
Accumulated Other Comprehensive Loss, Net of Tax	(2,760,110)	(3,289,197)
Total Stockholders’ Equity	142,303,601	145,465,053
Total Liabilities and Stockholders’ Equity	$1,226,274,852	$1,192,152,597
See accompanying notes which are an integral part of these consolidated financial statements.

FIRST IC CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
For the Three Months ended March 31, 2025 and 2024 (unaudited)
	March 31, 2025	March 31, 2024
Interest Income
Interest and Fees on Loans	$18,754,103	$18,037,191
Interest on Debt Securities
U.S. Government Agencies	204,833	187,465
State, County and Municipal	22,361	22,361
Interest-Bearing Deposits with Other Financial Institutions	1,221,599	2,169,654
Other Investments	56,875	57,333
	20,259,771	20,474,004
Interest Expense
Interest on Deposits	6,858,901	7,591,697
Interest on Borrowed Money	729,515	631,060
	7,588,416	8,222,757
Net Interest Income	12,671,355	12,251,247
Provision for Credit Losses – Loans	100,000	100,000
Net Interest Income After Provision for Credit Losses	12,571,355	12,151,247
Noninterest Income
Service Charges on Deposits	564,859	553,828
Other Service Charges, Commissions and Fees	532,948	808,605
Gain on Sale of Loans	507,534	651,635
Other	33,078	48,458
	1,638,419	2,062,526
Other Expenses
Salaries and Employee Benefits	3,834,581	3,644,217
Occupancy and Equipment	920,336	912,020
Data Processing	293,454	275,287
Professional Fees	274,798	168,028
FDIC Insurance Assessment	137,395	211,940
SBA Loan Referral Fees	67,605	137,653
Bank Security Expense	253,469	248,250
Other	1,199,833	1,215,385
	6,981,471	6,812,780
Net Income Before Income Taxes	7,228,303	7,400,993
Income Taxes	1,860,000	1,910,000
Net Income	$5,368,303	$5,490,993
See accompanying notes which are an integral part of these consolidated financial statements.

FIRST IC CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
For the Three Months Ended March 31, 2025 and 2024 (Unaudited)
	March 31, 2025			March 31, 2024
	Pre-Tax	Tax Expense (Benefit)	Net of Tax	Pre-Tax	Tax Expense (Benefit)	Net of Tax
Net Income	$7,228,303	$1,860,000	$5,368,303	$7,400,993	$1,910,000	$5,490,993
Other Comprehensive Income (Loss)
Gains (Losses) on Securities Arising During the Year	669,733	140,646	529,087	(165,916)	(34,843)	(131,073)
Reclassification Adjustment	—	—	—	—	—	—
Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustment	669,733	140,646	529,087	(165,916)	(34,843)	(131,073)
Comprehensive Income	$7,898,036	$2,000,646	$5,897,390	$7,235,077	$1,875,157	$5,359,920
See accompanying notes which are an integral part of these consolidated financial statements.

FIRST IC CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Three Months Ended March 31, 2025 and 2024 (Unaudited)
	Common Shares	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2023	9,064,733	$45,323,665	$19,148,373	$68,628,290	$(3,501,305)	$129,599,023
Net Income	—	—	—	5,490,993	—	5,490,993
Cash Dividends Paid	—	—	—	(9,064,729)	—	(9,064,729)
Change in Net Unrealized Gains (Losses) on Investment Securities Available for Sale, Net of Tax	—	—	—	—	(131,073)	(131,073)
Exercise of Stock Options	—	—	—	—	—	—
Stock-Based Compensation	—	—	9,969	—	—	9,969
Balance, March 31, 2024	9,064,733	$45,323,665	$19,158,342	$65,054,554	$(3,632,378)	$125,904,183
Balance, December 31, 2024	9,068,699	$45,343,495	$19,147,314	$84,263,441	$(3,289,197)	$145,465,053
Net Income	—	—	—	5,368,303	—	5,368,303
Cash Dividends Paid	—	—	—	(9,068,695)	—	(9,068,695)
Change in Net Unrealized Gains (Losses) on Investment Securities Available for Sale, Net of Tax	—	—	—	—	529,087	529,087
Exercise of Stock Options	1,462	7,310	2,543	—	—	9,853
Stock-Based Compensation	—	—	—	—	—	—
Issuance of Restricted Stock	—	—	—	—	—	—
Balance, March 31, 2025	9,070,161	$45,350,805	$19,149,857	$80,563,049	$(2,760,110)	$142,303,601
See accompanying notes which are an integral part of these consolidated financial statements.

FIRST IC CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2025 and 2024 (Unaudited)
	March 31, 2025	March 31, 2024
Cash Flows from Operating Activities
Net Income	$5,368,303	$5,490,993
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities Depreciation	158,004	192,947
Amortization and Accretion	96,677	95,211
Operating Lease Amortization Expense, Net	22,578	21,310
Stock-Based Compensation	—	9,969
Provision for Credit Losses – Loans	100,000	100,000
Gain on Sale of Loans	(507,534)	(651,635)
Change In
SBA Loans Held for Sale	(809,000)	337,500
Interest Receivable	(63,698)	(161,677)
Interest Payable	1,502,689	(198,855)
Other	(51,291)	3,723,627
	5,816,728	8,959,390
Cash Flows from Investing Activities
Proceeds from Sales, Calls, Maturities and Paydowns of Securities Available for Sale	2,911,670	1,110,742
Purchases of Debt Securities Available for Sale	—	(1,691,250)
Purchases of Premises and Equipment	(455,441)	(15,365)
Dispositions of Premises and Equipment	407,250	—
Loans, Net	(46,956,460)	(7,110,954)
Proceeds from Sales (Purchases) of Federal Home Loan Bank Stock	(1,678,700)	(89,200)
	(45,771,681)	(7,796,027)
Cash Flows from Financing Activities
Demand, Interest-Bearing Demand, Time and Savings Accounts	1,199,517	(7,625,934)
Proceeds from FHLB Borrowings	35,000,000	—
Proceeds from Exercise of Stock Options	9,853	—
Dividends Paid	(9,068,695)	(9,064,729)
	27,140,675	(16,690,663)
Net Increase (Decrease) in Cash and Cash Equivalents	(12,814,278)	(15,527,300)
Cash and Cash Equivalents, Beginning	141,413,649	182,097,223
Cash and Cash Equivalents, Ending	$128,599,371	$166,569,923
Noncash Investing Transactions
Change in Net Unrealized Gains (Losses) on Investment Securities Available for Sale, Net of Tax	$529,087	$(131,073)
See accompanying notes which are an integral part of these consolidated financial statements.

FIRST IC CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements (Unaudited)
(1)   Summary of Significant Accounting Policies
Principles of Consolidation
The consolidated financial statements include the accounts of First IC Corporation (the Company) and its wholly-owned subsidiary First IC Bank. All intercompany accounts have been eliminated during consolidation.
The Company’s significant accounting policies followed in the preparation of the unaudited consolidated financial statements are disclosed in Note 1 of the audited financial statements and notes for the year ended December 31, 2024 and are included in the F-pages to this proxy statement/prospectus.
Basis of Presentation
The accompanying unaudited consolidated financial statements of the Company and its subsidiary, First IC Bank, have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for annual year-end financial statements. All significant intercompany balances and transactions have been eliminated. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments and reclassifications of a normal and recurring nature considered necessary to present fairly the financial positions at March 31, 2025 and December 31, 2024, the statements of income and comprehensive income for the three months ended March 31, 2025 and 2024, the cash flows for the three months ended March 31, 2025 and 2024, and the changes in shareholders’ equity for the three months ended March 31, 2025 and 2024. The statements should be read in conjunction with the audited consolidated financial statements and related notes for the year ended December 31, 2024 included in the F-pages to this proxy statement/prospectus. Operating results for the three months ended March 31, 2025 are not necessarily indicative of the results that may be expected for the year ending December 31, 2025. Certain items in the prior period financial statements have been reclassified to conform to the current presentation. These reclassifications had no effect on prior year net income or shareholders’ equity.
Nature of Operations
First IC Bank provides a full range of retail and commercial banking services for consumers and small- to medium-size businesses located primarily in the Atlanta, Georgia metropolitan area along with full service and loan production offices in Texas, Washington, New York, New Jersey and California. Lending and investing activities are funded primarily by deposits gathered through its retail branch office network.
Business Combination
On March 16, 2025, the Company and MetroCity Bankshares, Inc. (“MetroCity”), the holding company for Metro City Bank, entered into an Agreement and Plan of Reorganization (the “Agreement”), which provides that, subject to the terms and conditions set forth in the Agreement, the Company will merge with and into MetroCity (the “Merger”) with MetroCity being the surviving corporation in the Merger. In addition, simultaneously with or immediately following the Merger of the Company with and into MetroCity, First IC Bank will be merged with and into Metro City Bank.
The Agreement and transactions contemplated thereby are subject to the approval of the shareholders of the Company, regulatory approvals, and other customary closing conditions.
Subject to the terms and conditions of the Agreement, each share of Company common stock (“Company Stock”), will receive (i) an amount of cash without interest equal to the quotient of (A) $111,965,213, subject to adjustments as provided in the Agreement (as adjusted, the “Aggregate Cash Consideration”), divided by (B) the aggregate number of shares of Company Stock issued and outstanding immediately prior to the effective time of the Merger, rounded to the nearest cent, and (ii) a number, as adjusted in accordance with the terms of the Agreement, of validly issued, fully paid and nonassessable shares of MetroCity common stock, par value $0.01 per share (“MCBS Common Stock”), equal to the quotient of (A) 3,384,588 shares of MCBS Common Stock, as adjusted in accordance with the terms of the Agreement (as adjusted, the “Aggregate Stock Consideration”), divided by (B) the aggregate number of shares of Company Stock issued and outstanding immediately prior to the effective time of the Merger, rounded to the nearest ten thousandth (collectively, the “Merger Consideration”).
Additionally, in connection with the Merger, each option to purchase shares of Company Stock (each referred to as an “Option”), whether vested or unvested, that is then-outstanding and which has not been exercised or canceled prior thereto shall fully vest and be canceled and, on the closing date of the Merger, the holder thereof shall be entitled to receive from MetroCity or Metro City Bank, cash in an amount equal to the product of (i) the number of shares of Company Stock provided for in each such Option, and (ii) the excess, if any, of (x) the per share cash equivalent consideration (as defined in the Agreement) over (y) the exercise price of the Option. The Aggregate Cash Consideration will be reduced on a dollar for dollar basis in an amount equal to the aggregate cash payments to be paid to the Option holders. Any Option for which the exercise price exceeds the per share cash equivalent consideration will be cancelled as of the effective time of the Merger without payment.
Use of Estimates
In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for credit losses (ACL) and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.
Reclassifications
In certain instances, amounts reported in prior periods consolidated financial statements have been reclassified to conform to statement presentations included in these unaudited consolidated financial statements. Such reclassifications had no effect on previously reported stockholders’ equity or net income.
Concentrations of Credit Risk
Lending is concentrated in small business administration, commercial real estate mortgage and consumer loans to local borrowers. The Company has a high concentration of real estate loans, and a specific concentration in strip shopping centers, which could pose an adverse credit risk, particularly with an economic downturn in the real estate market. A substantial portion of the borrowers’ ability to honor their contracts is dependent upon the viability of the real estate economic sector. Management continues to monitor these concentrations and has considered these concentrations in its allowance for credit loss analysis.
The success of the Company is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves. Adverse changes in the economic conditions in these geographic markets would likely have a material adverse effect on the Company’s results of operations and financial condition. The operating results of the Company depend primarily on its net interest income. Accordingly, operations are subject to risks and uncertainties surrounding the exposure to changes in the interest rate environment and prolonged declines in national and local economies.
At times, the Company may have cash and cash equivalents at financial institutions in excess of insured limits. The Company places its cash and cash equivalents with high credit quality financial institutions whose credit rating is monitored by management to minimize credit risk.
Accounting Policies
The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The significant accounting policies followed by the Company and the methods of applying those policies are summarized hereafter.
Debt Securities
The Company classifies its debt securities as trading, available for sale or held to maturity. Securities that are held principally for resale in the near term are classified as trading. Trading securities are carried at fair value, with realized and unrealized gains and losses included in noninterest income. Currently, no securities are classified as trading. Securities acquired with both the intent and ability to be held to maturity are classified as held to maturity and reported at amortized cost. All securities not classified as trading or held to maturity are considered available for sale. Securities available for sale are carried at fair value, with unrealized gains and losses reported in other comprehensive income, net of tax. Available for sale securities may be sold to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital requirements, or unforeseen changes in market conditions. Purchase premiums and discounts are recognized in interest income using methods approximating the interest method over the terms of the securities. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.
Allowance for Credit Losses-Available for Sale Securities
For all available for sale securities in an unrealized loss position, the Company first evaluates whether it intends to sell, or it is more likely than not that First IC Bank will be required to sell the security before recovery of its amortized cost basis. If either criterion is met, the security’s amortized cost basis is written down to fair value through earnings. If either of the criteria is not met, First IC Bank evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors.
If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security is compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any loss that has not been recorded through an allowance for credit losses is recognized in other comprehensive income, net of tax, as a non-credit related impairment.
Changes in the allowance for credit loss are recorded as provision for credit loss expense. Losses are charged against the allowance for credit loss when management believes an available for sale security is confirmed to be uncollectible or when either of the criteria regarding intent or requirement to sell is met. At March 31, 2025 and December 31, 2024, there was no allowance for credit loss related to the available for sale portfolio. Accrued interest receivable on available for sale debt securities totaled $136,990 and $131,053 at March 31, 2025 and December 31, 2024, respectively, and is excluded from the estimate of credit losses.
Federal Home Loan Bank Stock
Investment in stock of a Federal Home Loan Bank (FHLB) is required for every federally insured institution that utilizes its services. The amount of the required investment is determined and adjusted periodically by the FHLB. The FHLB stock is reported in the consolidated financial statements at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Dividend income is recognized when earned.
SBA Loan Sales and Servicing Rights
Small Business Administration (SBA) loans that the Company has the intent to sell in the secondary market are designated as held for sale at origination and are recorded at the lower of amortized cost or fair value. The Company typically sells the guaranteed portion of the SBA loans in the secondary market while maintaining the servicing rights. Gains or losses recognized upon the sale of loans are determined on a specific identification basis. Servicing assets or liabilities are initially recorded at fair value and are subsequently measured using the amortization method which requires servicing rights to be amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income or expense of the underlying loans. Servicing assets are periodically evaluated for impairment. If the fair value of the servicing asset exceeds the carrying amount, an impairment is recognized through a valuation allowance. SBA servicing income is recorded for fees earned for servicing loans. The amortization of servicing rights is netted against servicing income.
Loans Receivables
Loans that the Company has the ability and intent to hold for the foreseeable future or until maturity are recorded at their amortized cost, net of unearned interest and fees. Accrued interest receivable totaled $4,477,608 and $4,419,847 at March 31, 2025 and December 31, 2024, respectively. This amount is reported in Other Assets on the consolidated balance sheets and is excluded from the estimate of credit losses. Interest income on loans is recognized using the effective interest method. Loan origination fees, net of certain direct origination costs, are deferred and amortized over the lives of the related loans using the interest method.
A loan is considered to be delinquent when payments have not been made according to contractual terms, typically evidenced by nonpayment of a monthly installment by the due date. When management believes there is sufficient doubt as to the collectability of principal or interest on any loan or generally when loans are 90 days or more past due, the accrual of applicable interest is discontinued and the loan is designated as nonaccrual, unless the loan is well secured and in the process of collection.
All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest payments received on nonaccrual loans are either applied against principal or reported as income, according to management’s judgment as to the collectability of principal. Loans are returned to an accrual status when factors indicating doubtful collectability on a timely basis no longer exist.
The Company has sold guaranteed portions of SBA loans in the SBA secondary market and continues to service these loans. Gains or losses on guaranteed portions of SBA loans which are sold are recorded in other income, based on the net proceeds received and the basis in the portion of the loan sold. The basis in the portion of the loan sold is determined by allocating a portion of the loan carrying value to the portion sold based on its fair value, relative to the fair value of the portion of the loan retained and the estimated serving asset. Any loans that have been originated and intended for sale in the SBA secondary market have been identified as SBA loans held for sale.
Allowance for Credit Losses — Loans
The ACL is available to absorb losses inherent in the credit extension process. The entire allowance is available to absorb losses related to the loan and lease portfolio. Credit exposures deemed to be uncollectible are charged against the allowance for credit losses. Recoveries of previously charged-off amounts are credited to the allowance for credit losses. Additions to the ACL are made by charges to the provision for credit losses.
Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Management elected to perform cash flow modeling without the present value component in determining expected losses over the lifetime of the loan portfolio. The expected losses are calculated via a gross loss rate and recovery rate assumption. Adjustments to expected losses are made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level, or term as well as for changes in environmental conditions, such as changes in unemployment rates, property values, or other relevant factors.
The ACL is measured on a collective pool basis when similar risk characteristics exist. For the collectively evaluated pools, the Company segments the loan portfolio by call report classification. The Company utilizes the remaining life method for estimating credit losses for each of the loan pools.
Expected credit losses are estimated over the contractual term of the loans, adjusted for expected payments when appropriate. The contractual term excludes expected extensions, renewals, and modifications unless either of the following applies: management has a reasonable expectation at the reporting date that a modification will be executed with an individual borrower, or the extension or renewal options are included in the original or modified contract at the reporting date and are not unconditionally cancellable by the Company.
Loans that do not share risk characteristics are evaluated on an individual loan basis. Loans evaluated individually are excluded from the collectively evaluated pool. The ACL for an individually evaluated loan is recorded when the amortized cost basis of the loan exceeds the discounted estimated cash flows using the loan’s initial effective interest rate or the fair value, less estimated costs to sell, of the collateral for certain collateral dependent loans.
Cash, Cash Equivalents and Cash Flows
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, interest-bearing and noninterest-bearing amounts due from banks and federal funds sold. Cash flows from loans, demand deposits, NOW accounts, savings accounts and certificates of deposit are reported on a net basis.
Premises and Equipment
Premises and equipment are recorded at acquisition cost net of accumulated depreciation.
Depreciation is charged to operations over the estimated useful lives of the assets. The useful lives and methods of depreciation are as follows:
Description	Life in Years	Method
Buildings	20 – 35	Straight-Line
Land Improvements	12 – 15	Straight-Line
Leasehold Improvements	5 – 10	Straight-Line
Furniture and Equipment	3 – 10	Straight-Line
Expenditures for major renewals and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in other income or expense.
Other Real Estate
Other real estate generally represents real estate acquired through foreclosure and is initially recorded at estimated fair value, less cost to sell. Any excess of the loan balance at the time of foreclosure is charged to allowance for credit losses. Subsequent declines in fair value upon the periodic revaluation of other real estate, along with gains and losses upon dispositions are reflected in noninterest expense. Costs related to the development or improvement of properties are capitalized while revenues and expenses from operations are expensed as incurred.
Leases
Leases are classified as operating or finance leases at the lease commencement date. The Company leases certain locations and equipment. The Company records leases on the balance sheet in the form of a lease liability for the present value of the future minimum payments under the lease terms and a right-of-use asset equal to the lease liability adjusted for items such as deferred or prepaid rent, lease incentives, and any impairment on the right-of-use asset. The discount rate used is determining the lease liability is based upon incremental borrowing rates the Company could obtain for similar loans as of the date of commencement or renewal.
Advertising Costs
Advertising costs are expensed as incurred. Advertising expense was $68,640 and $75,231 for the three months ended March 31, 2025 and 2024, respectively.

Income Taxes
The provision for income taxes is based upon income for financial statement purposes, adjusted for nontaxable income and nondeductible expenses. Deferred income taxes have been provided when different accounting methods have been used in determining income for income tax purposes and for financial reporting purposes. Deferred tax assets and liabilities are recognized based on future tax consequences attributable to differences arising from the financial statement carrying values of assets and liabilities and their tax bases. The differences related primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for credit losses (use of the current expected credit loss model for financial statement purposes and the experience method for tax purposes).
In the event of changes in the tax laws, deferred tax assets and liabilities are adjusted in the period of the enactment of those changes, with effects included in the income tax provision. The Company files a consolidated federal income tax return. The subsidiary pays its proportional share of federal income taxes to the Company based on its taxable income.
Stock-Based Compensation
The Company maintains stock-based compensation plans for grants of stock options and restricted shares to key personnel and directors. The Company accounts for such share-based payment plans recognizing the expense of the compensation element over the requisite service period of the awards.
Comprehensive Income
U.S. GAAP require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period other than transactions with owners and are not reported in the consolidated statements of operations but as a separate component of the equity section of the balance sheets. Such items are considered components of other comprehensive income. U.S. GAAP requires the presentation in the financial statements of net income and all items of other comprehensive income as total comprehensive income.
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Off-Balance Sheet Credit Related Financial Instrument
In the ordinary course of business, the Company has entered into commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.
Allowance for Credit Losses — Off-Balance Sheet Credit Exposures
The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Company. The allowance for credit losses — off-balance sheet credit exposures is adjusted through the provision for credit losses. The allowance for credit losses on off-balance sheet credit exposures is estimated by loan portfolio segment under the current expected credit loss model using the same methodologies as for loans. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life. The allowance for credit losses — off-balance sheet credit exposures was $0 as of March 31, 2025 and December 31, 2024.

(2)   Debt Securities
Debt securities as of March 31, 2025 and December 31, 2024 are summarized as follows:
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Fair Value
March 31, 2025
Securities Available for Sale
U.S. Government Agencies	$10,416,028	$1,014	$(543,926)	$—	$9,873,116
Mortgage-Backed	21,409,635	—	(2,261,533)	—	19,148,102
State, County and Municipal	4,144,053	—	(689,363)	—	3,454,690
	$35,969,716	$1,014	$(3,494,822)	$—	$32,475,908
December 31, 2024
Securities Available for Sale
U.S. Government Agencies	$12,808,668	$1,328	$(710,089)	$—	$12,099,907
Mortgage-Backed	21,921,416	—	(2,685,344)	—	19,236,072
State, County and Municipal	4,153,081	—	(769,436)	—	3,383,645
	$38,883,165	$1,328	$(4,164,869)	$—	$34,719,624
There was no allowance for credit losses on available for sale securities on March 31, 2025 or December 31, 2024. There were no held to maturity debt securities at March 31, 2025 or December 31, 2024. There were no investment securities transferred between available for sale and held to maturity in the periods presented.
The amortized cost and fair value of debt securities as of March 31, 2025 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.
	Securities Available for Sale
	Amortized Cost	Fair Value
Due in One Year or Less	$—	$—
Due from One to Five Years	7,166,701	6,745,277
Due from Five to Ten Years	3,490,422	3,332,399
Due after Ten Years	3,902,958	3,250,131
	14,560,081	13,327,806
Mortgage-Backed	21,409,635	19,148,102
	$35,969,716	$32,475,908

The following outlines the unrealized loss and fair value by investment category and length of time that individual securities available for sale have been in a continuous unrealized loss position at March 31, 2025 and December 31, 2024:
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
March 31, 2025
Securities Available for Sale
U.S. Government Agencies	$760,748	$(1,210)	$8,610,808	$(542,716)	$9,371,556	$(543,926)
Mortgage-Backed	3,605,697	(15,706)	15,542,405	(2,245,827)	19,148,102	(2,261,533)
State, County and Municipal	—	—	3,454,690	(689,363)	3,454,690	(689,363)
	$4,366,445	$(16,916)	$27,607,903	$(3,477,906)	$31,974,348	$(3,494,822)
December 31, 2024
Securities Available for Sale
U.S. Government Agencies	$821,576	$(675)	$10,794,626	$(709,414)	$11,616,202	$(710,089)
Mortgage-Backed	3,509,623	(97,923)	15,726,449	(2,587,421)	19,236,072	(2,685,344)
State, County and Municipal	—	—	3,383,645	(769,436)	3,383,645	(769,436)
	$4,331,199	$(98,598)	$29,904,720	$(4,066,271)	$34,235,919	$(4,164,869)
At March 31, 2025, debt securities with unrealized losses had depreciated approximately 9.37% from their total amortized cost basis. At December 31, 2024, the debt securities with unrealized losses depreciated 10.85% from the Company’s amortized cost basis. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.
At March 31, 2025, 30 out of the 30 mortgage- backed securities, 7 out of the 9 securities issued by U.S. Government agencies and U.S. Government- sponsored corporations, and 3 out of 3 of the State, County and Municipal securities contained unrealized losses. At December 31, 2024, 30 out of the 30 mortgage — backed securities, 10 out of the 11 securities issued by U.S. Government agencies and U.S. Government — sponsored corporations, and 3 out of 3 of the State, County and Municipal securities contained unrealized losses.
Management evaluates available for sale securities in an unrealized loss position on at least a quarterly basis, and more frequently when economic or market concerns warrant such evaluation, to determine if credit-related impairment exists. Management first evaluates whether they intend to sell or more likely than not will be required to sell an impaired security before recovering its amortized cost basis. If either criterion is met, the entire amount of unrealized loss is recognized in earnings with a corresponding adjustment to the security’s amortized cost basis. If either of the criteria is not met, management evaluates whether the decline in fair value is attributable to credit or resulted from other factors. The Company does not intend to sell these debt securities at an unrealized loss position at March 31, 2025 and December 31, 2024, and it is more likely than not that the Company will not be required to sell these securities prior to recovery or maturity. Based on the results of management’s review at March 31, 2025 and December 31, 2024, management determined that none of the loss was attributable to credit impairment.

(3)   Loans
Loans, segregated by class, as of March 31, 2025 and December 31, 2024 are:
	March 31, 2025	December 31, 2024
Commercial	$221,514,131	$214,344,445
Real Estate
Construction	2,374,000	3,573,000
1 – 4 Family	272,549,820	267,966,846
Multifamily	25,754,832	8,321,445
Commercial	522,171,827	502,587,701
Consumer	395,268	409,562
	$1,044,759,878	$997,202,999
Commercial loans are extended to a diverse group of businesses within the Company’s market area. These loans are often underwritten based on the borrowers’ ability to service the debt from income from the business. Real estate construction loans often require loan funds to be advanced prior to the completion of the project. Due to uncertainties inherent in estimating construction costs, changes in interest rates and the other economic conditions, these loans often pose a higher risk than other types of loans.
Deferred loan fees, net of deferred loan costs are excluded from the balances above and are presented in the balance sheets as unearned income. Income from net deferred loan fees and costs is recognized over the lives of the respective loans as a yield adjustment. If loans repay prior to scheduled maturities, any unamortized fee or cost is recognized at that time. Accrued interest receivable is excluded from the amortized cost basis of loans.
Credit Quality Indicators
As part of the ongoing monitoring of the credit quality of the loan portfolio, management tracks certain credit quality indicators including trends related to (1) the risk grade assigned to commercial and consumer loans, (2) the level of classified commercial loans, (3) net charge-offs, (4) nonperforming loans and (5) the general economic conditions of the Company’s geographic market. The Company uses a risk grading matrix to assign a risk grade to each of its loans. Loans are graded on a scale of 1 to 8. A description of the general characteristics of the grades is as follows:
•
Grades 1 and 2 — Borrowers with these assigned grades range in risk from virtual absence of risk to minimal risk. Such loans may be secured by Company-issued and controlled certificates of deposit or properly margined equity securities or bonds. Other loans comprising these grades are made to companies that have been in existence for a long period of time with many years of consecutive profits and strong equity, good liquidity, excellent debt service ability and unblemished past performance, or to exceptionally strong individuals with collateral of unquestioned value that fully secures the loans. Loans in this category fall into the “pass” classification.

•
Grades 3 and 4 — Loans assigned these “pass” risk grades are made to borrowers with acceptable credit quality and risk. The risk ranges from loans with no significant weaknesses in repayment capacity and collateral protection to acceptable loans with one or more risk factors considered to be more than average.

•
Grade 5 — This grade includes “special mention” loans on management’s watch list and is intended to be used on a temporary basis for pass grade loans where risk-modifying action is intended in the short-term.

•
Grade 6 — This grade includes “substandard” loans in accordance with regulatory guidelines. This category includes borrowers with well-defined weaknesses that jeopardize the payment of the debt in accordance with the agreed terms. Loans considered to be impaired are assigned this grade, and these loans often have assigned loss allocations as part of the allowance for loan and lease losses. Generally, loans on which interest accrual has been stopped would be included in this grade.

•
Grades 7 and 8 — These grades correspond to regulatory classification definitions of “doubtful” and “loss,” respectively. In practice, any loan with these grades would be for a very short period of time, and generally the Company has no loans with these assigned grades. Management manages the Company’s problem loans in such a way that uncollectible loans or uncollectible portions of loans are charged off immediately with any residual, collectible amounts assigned a risk grade of 6.

The following table presents the loan portfolio by credit quality indicator (risk grade) by year of origination as of March 31, 2025. Those loans with a risk grade of 1, 2, 3 or 4 have been combined in the pass column for presentation purposes.
	2025	2024	2023	2022	2021	Prior Years	Total
Commercial
Pass	$16,395,933	$38,077,293	$26,960,970	$69,560,185	$18,204,882	$49,296,796	$218,496,059
Special Mention	$—	$—	$—	$—	$—	$—	$—
Substandard	$—	$—	$—	$2,131,409	$—	$886,663	$3,018,072
Total Commercial	$16,395,933	$38,077,293	$26,960,970	$71,691,594	$18,204,882	$50,183,459	$221,514,131
Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—
Construction & Development
Pass	$—	$—	$786,608	$592,312	$571,725	$423,355	$2,374,000
Special Mention	$—	$—	$—	$—	$—	$—	$—
Substandard	$—	$—	$—	$—	$—	$—	$—
Total Construction & Development	$—	$—	$786,608	$592,312	$571,725	$423,355	$2,374,000
Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—
1 – 4 Family
Pass	$12,592,186	$27,835,916	$46,327,210	$133,862,438	$32,872,569	$18,688,744	$272,179,063
Special Mention	$—	$—	$—	$—	$—	$—	$—
Substandard	$—	$—	$—		$176,229	$194,528	$370,757
Total 1 – 4 Family	$12,592,186	$27,835,916	$46,327,210	$133,862,438	$33,048,798	$18,883,272	$272,549,820
Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—
Multifamily Real Estate
Pass	$17,476,747	$2,604,883	$5,133,706	$—	$—	$539,496	$25,754,832
Special Mention	$—	$—	$—	$—	$—	$—	$—
Substandard	$—	$—	$—	$—	$—	$—	$—
Total Multifamily Real Estate	$17,476,747	$2,604,883	$5,133,706	$—	$—	$539,496	$25,754,832
Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—
Commercial Real Estate
Pass	$23,242,356	$109,436,645	$65,512,416	$96,852,585	$81,110,240	$146,017,584	$522,171,826
Special Mention	$—	$—	$—	$—	$—	$—	$—
Substandard	$—	$—	$—	$—	$—	$—	$—
Total Commercial Real Estate	$23,242,356	$109,436,645	$65,512,416	$96,852,585	$81,110,240	$146,017,584	$522,171,826
Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—

	2025	2024	2023	2022	2021	Prior Years	Total
Consumer
Pass	$—	$395,268	$—	$—	$—	$—	$395,268
Special Mention	$—	$—	$—	$—	$—	$—	$—
Substandard	$—	$—	$—	$—	$—	$—	$—
Total Consumer	$—	$395,268	$—	$—	$—	$—	$395,268
Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—
Total Loans
Pass	$69,707,222	$178,350,005	$144,720,910	$300,867,520	$132,759,416	$214,965,975	$1,041,371,048
Special Mention	$—	$—	$—	$—	$—	$—	$—
Substandard	$—	$—	$—	$2,131,409	$176,229	$1,081,191	$3,388,829
Total Loans	$69,707,222	$178,350,005	$144,720,910	$302,998,929	$132,935,645	$216,047,166	$1,044,759,877
Total Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—

The following table presents the loan portfolio by credit quality indicator (risk grade) by year of origination as of December 31, 2024. Those loans with a risk grade of 1, 2, 3 or 4 have been combined in the pass column for presentation purposes.
	2024	2023	2022	2021	2020	Prior Years	Total
Commercial
Pass	$37,562,609	$27,875,933	$72,483,113	$18,928,719	$10,980,557	$43,074,133	$210,905,064
Special Mention	$—	$—	$—	$—	$—	$—	$—
Substandard	$—	$—	$2,131,409	$—	$—	$1,307,972	$3,439,381
Total Commercial	$37,562,609	$27,875,933	$74,614,522	$18,928,719	$10,980,557	$44,382,105	$214,344,445
Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—
Construction & Development
Pass	$—	$1,183,888	$891,462	$860,477	$489,701	$147,472	$3,573,000
Special Mention	$—	$—	$—	$—	$—	$—	$—
Substandard	$—	$—	$—	$—	$—	$—	$—
Total Construction & Development	$—	$1,183,888	$891,462	$860,477	$489,701	$147,472	$3,573,000
Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—
1 – 4 Family
Pass	$28,802,771	$47,089,521	$137,019,436	$34,195,477	$9,300,382	$11,187,938	$267,595,525
Special Mention	$—	$—	$—	$—	$—	$—	$—
Substandard	$—	$—	$—	$176,229	$—	$195,092	$371,321
Total 1 – 4 Family	$28,802,771	$47,089,521	$137,019,436	$34,371,706	$9,300,382	$11,383,030	$267,966,846
Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—
Multifamily Real Estate
Pass	$2,615,568	$5,158,826	$—	$—	$—	$547,051	$8,321,445
Special Mention	$—	$—	$—	$—	$—	$—	$—
Substandard	$—	$—	$—	$—	$—	$—	$—
Total Multifamily Real Estate	$2,615,568	$5,158,826	$—	$—	$—	$547,051	$8,321,445

	2024	2023	2022	2021	2020	Prior Years	Total
Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—
Commercial Real Estate
Pass	$109,878,808	$65,777,715	$97,930,491	$80,880,150	$21,003,495	$127,117,042	$502,587,701
Special Mention	$—	$—	$—	$—	$—	$—	$—
Substandard	$—	$—	$—	$—	$—	$—	$—
Total Commercial Real Estate	$109,878,808	$65,777,715	$97,930,491	$80,880,150	$21,003,495	$127,117,042	$502,587,701
Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—
Consumer
Pass	$409,562	$—	$—	$—	$—	$—	$409,562
Special Mention	$—	$—	$—	$—	$—	$—	$—
Substandard	$—	$—	$—	$—	$—	$—	$—
Total Consumer	$409,562	$—	$—	$—	$—	$—	$409,562
Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—
Total Loans
Pass	$179,269,318	$147,085,883	$308,324,502	$134,864,823	$41,774,135	$182,073,636	$993,392,297
Special Mention	$—	$—	$—	$—	$—	$—	$—
Substandard	$—	$—	$2,131,409	$176,229	$—	$1,503,064	$3,810,702
Total Loans	$179,269,318	$147,085,883	$310,455,911	$135,041,052	$41,774,135	$183,576,700	$997,202,999
Total Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—

Past Due and Nonaccrual Loans
Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Generally, loans are placed on nonaccrual status if principal or interest payments become 90 days past due or when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provision. Loans may be placed on nonaccrual status regardless of whether or not such loans are considered past due.
The following table represents an age analysis of past due loans and nonaccrual loans, segregated by class of loans, as of March 31, 2025 and December 31, 2024:
	Accruing Loans
	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days or More Past Due	Total Accruing Loans Past Due	Nonaccrual Loans	Current Loans	Total Loans
March 31, 2025
Commercial	$3,772,196	$—	$3,311,714	$7,083,910	$3,311,714	$211,118,507	$221,514,131
Real Estate
Construction	—	—	—	—	—	2,374,000	2,374,000
1 – 4 Family	2,075,227	—	176,229	2,251,456	291,672	270,006,692	272,549,820
Multifamily	—	—	—	—	—	25,754,832	25,754,832
Commercial	487,703	3,499,693	—	3,987,396	—	518,184,430	522,171,826
Consumer	—	—	—	—	—	395,268	395,268
	$6,335,126	$3,499,693	$3,487,943	$13,322,762	$3,603,386	$1,027,833,729	$1,044,759,877

	Accruing Loans
	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days or More Past Due	Total Accruing Loans Past Due	Nonaccrual Loans	Current Loans	Total Loans
December 31, 2024
Commercial	$294,925	$169,321	$—	$464,246	$3,439,381	$210,440,818	$214,344,445
Real Estate
Construction	—	—	—	—	—	3,573,000	3,573,000
1 – 4 Family	1,098,792	195,092	—	1,293,884	292,764	266,380,198	267,966,846
Multifamily	—	—	—	—	—	8,321,445	8,321,445
Commercial	489,424	—	—	489,424	—	502,098,277	502,587,701
Consumer	—	—	—	—	—	409,562	409,562
	$1,883,141	$364,413	$—	$2,247,554	$3,732,145	$991,223,300	$997,202,999

Nonaccrual loans include government guaranteed amounts totaling $2,483,786 and $2,263,554 as of March 31, 2025 and December 31, 2024, respectively.
Loan Modifications
Effective January 1, 2023, loan modifications to borrowers experiencing financial difficulty are required to be disclosed by type of loan modification and type of loan. The Company periodically provides modifications to borrowers experiencing financial difficulty. These modifications include either payment deferrals, term extensions, interest rate reductions, principal forgiveness or combinations of modification types. The determination of whether the borrower is experiencing financial difficulty is made on the date of modification. When principal forgiveness is provided, the amount of principal forgiveness is charged off against the allowance for credit losses — loans with a corresponding reduction in the amortized cost basis of the loan. There were no loans modified to borrowers experiencing financial difficulty during the three months ended March 31, 2025 and year ended December 31, 2024.
Collateral Dependent Loans
The Company designates individually evaluated loans on nonaccrual status as collateral dependent loans, as well as other loans designated as having higher risk. Collateral-dependent loans are loans where repayment is expected to be provided substantially through the operation or sale of the collateral when the borrower is experiencing financial difficulty. If the Company determines that foreclosure is probable, these loans are written down to the lower of cost or fair value of the collateral less estimated costs to sell. When repayment is expected to be from the operation of the collateral, the ACL is calculated as the amount by which the amortized cost basis of the financial asset exceeds the present value of expected cash flows from the operation of the collateral. The Company may, in the alternative, measure the ACL as the amount by which the amortized cost basis of the financial asset exceeds the estimated fair value of the collateral.

The following table presents the individually evaluated collateral-dependent financial assets and related ACL as of March 31, 2025 and December 31, 2024.
	Collateral Type		Allowance for Credit Losses
	Real Estate	Other
March 31, 2025
Commercial	$5,240,032	$—	$415,675
Real Estate
1 – 4 Family	565,722	—	39,246
	$5,805,754	$—	$454,921
December 31, 2024
Commercial	$3,439,381	$—	$583,017
Real Estate
1 – 4 Family	371,321	—	55,045
	$3,810,702	$—	$638,062
(4)   Allowance for Credit Losses — Loans
The allowance for credit losses represents a reserve for inherent losses in the loan portfolio. The adequacy of the allowance for credit losses is evaluated quarterly. The portfolio is initially segregated based on results of internal reviews and external reviews by third parties with particular emphasis on nonaccrual and past due loans and other loans management believes might be potentially impaired or warrant additional attention. These loans are assigned specific allowances when a review of relevant data determines that a general allocation is not sufficient or when the review affords management the opportunity to fine tune the amount of exposure risk in these loans. Additionally, the Company segregates the loan portfolio by type of loan and utilizes this segregation in evaluating exposure to risk within the portfolio.
The following details activity in the allowance for credit losses, segregated by class of loan, for the periods presented. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other loan categories.
The allowance for credit losses for the three months ended March 31, 2025, by portfolio segment, is as follows:
	Commercial	Real Estate	Consumer	Total
Balance, December 31, 2024	$2,416,818	$9,519,262	$—	$11,936,080
Charge-offs	—	—	—	—
Recoveries	—	—	—	—
Provision for (recovery of) credit losses	—	100,741	—	100,741
Balance, March 31, 2025	2,416,818	9,620,003	—	12,036,821
The allowance for credit losses for the three months ended March 31, 2024, by portfolio segment, is as follows:
	Commercial	Real Estate	Consumer	Total
Balance, December 31, 2023	$2,985,719	$8,763,066	$—	$11,748,785
Charge-offs	—	—	—	—
Recoveries	—	—	—	—
Provision for (recovery of) credit losses	—	101,285	—	101,285
Balance, March 31, 2024	2,985,719	8,864,351	—	11,850,070

The allowance for credit losses for the year ended December 31, 2024, by portfolio segment, is as follows:
	Commercial	Real Estate	Consumer	Total
Balance, December 31, 2023	$2,985,719	$8,763,066	$—	$11,748,785
Charge-offs	(694,238)	—	—	(694,238)
Recoveries	81,533	—	400,000	481,533
Provision for (recovery of) credit losses	43,804	756,196	(400,000)	400,000
Balance, December 31, 2024	2,416,818	9,519,262	—	11,936,080
The following table presents the individually evaluated nonaccrual financial assets as of March 31, 2025 and December 31, 2024:
	March 31, 2025
	Nonaccrual Loans With No Allowance	Nonaccrual Loans With An Allowance	Total Nonaccrual Loans
Commercial
Real Estate	$405,670	$2,906,044	$3,311,714
1 – 4 Family	115,443	176,229	291,672
	$521,113	$3,082,273	$3,603,386
	December 31, 2024
	Nonaccrual Loans With No Allowance	Nonaccrual Loans With An Allowance	Total Nonaccrual Loans
Commercial
Real Estate	$421,309	$3,018,072	$3,439,381
1 – 4 Family	116,535	176,229	292,764
	$537,844	$3,194,301	$3,732,145
There was no accrued interest written off for nonaccrual loans for the years ended March 31, 2025 and December 31, 2024.
(5)   SBA Loan Servicing Rights
The Company originates loans under programs established by the SBA. At times, the Company may sell to secondary market participants the SBA guaranteed portion of the loan, with servicing retained. The portion of the loan sold by the Company is derecognized and is not presented in the consolidated financial statements of the Company. The guaranteed portion of SBA loans held for sale at March 31, 2025 and December 31, 2024 totaled $3,773,000 and $2,964,000, respectively. As of March 31, 2025 and December 31, 2024, the unpaid principal balances of serviced loans approximated $ 289,365,644 and $300,964,000, respectively.
(6)   Commitments and Contingencies
The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing need of its customers. Those financial instruments include commitments to extend credit and standby letters of credit and involve, to varying degrees, elements of credit risk in excess of the amount recognized on the consolidated balance sheets. The contractual amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. In most cases, the Company requires collateral to support financial instruments with credit risk.
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management’s credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit or personal property.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.
As of March 31, 2025 and December 31, 2024, commitments under standby letters of credit approximated $1,922,000 and $1,860,000, respectively. Unfunded loan commitments as of March 31, 2025 and December 31, 2024 approximated $23,377,000 and $23,800,000, respectively.
(7)   Federal Home Loan Bank Advances and Other Borrowings
The Company had available credit from the FHLB totaling $298,040,000 and $253,920,250 as of March 31, 2025 and December 31, 2024, respectively. From these available credit agreements, $85,000,000 and $50,000,000 had been advanced as of March 31, 2025 and December 31, 2024, respectively. There were two advance agreements outstanding as of March 31, 2025. The first was a $50 million fixed rate hybrid advance with a rate of 4.993% due on June 16, 2025, which was also outstanding as of December 31, 2024. The second is a $35 million daily rate credit advance with a rate of 4.570% due on December 4, 2025. FHLB advances require the Company to pledge, under a blanket lien, certain qualifying first mortgage loans.
The Company had lines of credit available as of March 31, 2025 and December 31, 2024, approximating $12,000,000 with correspondent banks which represent available credit for overnight borrowings from financial institutions. As of March 31, 2025 and December 31, 2024, there were no outstanding amounts under these lines of credit.
(8)   Stock Compensation
Stock Options
The Company has established a stock compensation plan for directors and employees. The following is a summary of the activity in the Company’s stock option plan for the three months ended March 31, 2025 and the year ended December 31, 2024.
	March 31, 2025		December 31, 2024
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at Beginning of Period	85,884	$6.45	89,850	$6.33
Granted	—	—	—	—
Exercised	(1,462)	(6.73)	(3,966)	(2.22)
Forfeited	—	—	—	—
Outstanding at End of Period	84,422	$6.45	85,884	$6.45
Options Exercisable at End of Period	84,422	$6.45	85,884	$6.45
Restricted Stock
Effective January 1, 2022, the Company issued restricted stock to its directors and certain employees. Compensation expense for restricted stock is based upon the grant date fair value of the shares and is recognized over the vesting period of the awards. Shares of restricted stock vest 33% on the grant date and 33% on each of the first two anniversaries of the grant date. During 2022, there were 55,000 shares of restricted stock granted at a fair market value of $7.25 share. During the years ended December 31, 2024, 2023, and 2022, respectively, 18,150, 16,335, and 18,700 shares were vested, respectively. During 2023, 1,815 unvested restricted stock shares were forfeited. During the years ended December 31, 2024, 2023, and 2022, the Company recognized compensation expense of $9,969, $132,584, and $256,197, respectively. For the quarterly period ended March 31, 2025, there was no recognized compensation expense. There is no unrecognized restricted stock compensation expense at March 31, 2025.
(9)   Fair Value Measurements
Financial Accounting Standards Board guidance defines fair value, establishes a framework for measuring fair value, establishes a three- level valuation hierarchy for disclosure of fair value measurement and enhances disclosure requirements for fair value measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The valuation hierarchy requires an entity to maximize the use of observable inputs and to minimize the use of unobservable inputs when measuring fair value.
The three levels of inputs are defined as follows:
•
Level 1 — Quoted prices for identical assets or liabilities in active markets that the reporting entity has

•
Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability or inputs that are derived principally from or corroborated by observable market data by correlation or other means; and

•
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of assets or liabilities.

A description of the valuation methodologies used for assets measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. While management believes the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.
Substantially all assets and liabilities are measured at level 1. Available for sale securities are measured on a recurring basis at level 2. Loans and deposits would be measured using level 3.
Investment Securities Available for Sale — Securities classified as available for sale are reported at fair value on a recurring basis. If quoted prices are not available, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U. S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things. Level 2 securities include U.S. Government agencies, mortgage-backed securities issued by government-sponsored entities, municipal bonds and corporate debt securities.
Collateral Dependent Loans — Collateral dependent loans are evaluated at the time the loan is identified as collateral dependent, at the lower of cost or fair value. Fair value is measured based on the value of the collateral securing the loan. The collateral of the loans is based on appraisals which may utilize the comparative sales, cost or income approaches. An unobservable input results when the appraiser or management determines the fair value of the collateral is further impaired below the appraised value due to the local market conditions or other economic factors. As such, the fair value of collateral dependent loans are considered Level 3 in the fair value hierarchy.

Other Real Estate — Certain foreclosed assets, upon initial recognition, are remeasured and reported at fair value less cost to sale through a charge-off to the allowance for credit losses based on the fair value of the foreclosed asset. The fair value of a foreclosed asset is estimated based on appraisals which utilize the comparative sales, cost or income approaches. An unobservable input results when the appraiser or management determines the fair value has deteriorated below the appraised value due to the local market conditions or other economic factors. As such, the fair value of other real estate is considered Level 3 in the fair value hierarchy.
The following table presents the fair value measurements of assets measured at fair value on a recurring or nonrecurring basis as of March 31, 2025 and December 31, 2024, aggregated by the level in the fair value hierarchy within which those measurements fall.
	Balance as of:	Quoted Market Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
March 31, 2025
Financial Assets
Recurring
Investment Securities Available for Sale
U.S. Government Agencies	$9,873,116	$—	$9,873,116	$—
Mortgage-Backed	19,148,102	—	19,148,102	—
State, County and Municipal	3,454,690	—	3,454,690	—
Total Securities AFS at Fair Value	$32,475,908	$—	$32,475,908	$—
December 31, 2024
Financial Assets
Recurring
Investment Securities Available for Sale
U.S. Government Agencies	$12,099,907	$—	$12,099,907	$—
Mortgage-Backed	19,236,072	—	19,236,072	—
State, County and Municipal	3,383,645	—	3,383,645	—
Total Securities AFS at Fair Value	$34,719,624	$—	$34,719,624	$—
Assets and liabilities measured at fair value on a nonrecurring basis as of March 31, 2025 and December 31, 2024, are as follows:
		Fair Value Measurements at Reporting Date Using
	Total	Level 1	Level 2	Level 3
March 31, 2025
Collateral Dependent Loans
Commercial	$2,696,751	$—	$—	$2,696,751
Real Estate
1 – 4 Family	301,200	—	—	301,200
December 31, 2024
Collateral Dependent Loans
Commercial	$1,770,057	$—	$—	$1,770,057
Real Estate
1 – 4 Family	121,184	—	—	121,184

The following table presents the quantitative information about Level 3 fair value measurements for collateral dependent loans measured at fair value on a nonrecurring basis as of March 31, 2025 and December 31, 2024:
	Balance	Valuation Technique	Significant Unobservable Inputs	General Range
March 31, 2025
Collateral Dependent Loans
Commercial	$2,696,751	Sales Comparison Approach	Adjustments for Comparable Sales	10 – 25%
Real Estate
1 – 4 Family	$301,200	Sales Comparison Approach	Adjustments for Comparable Sales	10 – 25%
December 31, 2024
Collateral Dependent Loans
Commercial	$1,770,057	Sales Comparison Approach	Adjustments for Comparable Sales	10 – 25%
Real Estate
1 – 4 Family	$121,184	Sales Comparison Approach	Adjustments for Comparable Sales	10 – 25%
(10)   Revenues from Contracts with Customers
The Company’s revenue from contracts with customers within the scope of ASU 2014-09 included in noninterest income in the consolidated statement of operations is comprised of the following for the three months ended March 31, 2025 and 2024:
	March 31, 2025	March 31, 2024
Noninterest Income
Service Charges on Deposits	$564,859	$553,828
ATM Interchange Fees	73,364	53,484
	$638,223	$670,482
A description of the Company’s revenue streams accounted for under ASU 2014-09 is as follows:
Service Charges on Deposit Accounts — The Company earns fees from its deposit customers for transaction-based, account maintenance, and overdraft services. Transaction-based fees, which include services such as ATM use fees, stop payment charges, statement rendering, and ACH fees, are recognized at the time the transaction is executed as that is the point in time the Company fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges on deposits are withdrawn from the customer’s account balance.
ATM Interchange Fees — The Company earns interchange fees from cardholder transactions conducted through the Visa/MasterCard or other payment network. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, concurrently with the transaction processing services provided to the cardholder.

(11)   Earnings (Loss) per Common Share
Basic earnings (loss) per common share represents income (loss) available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per common share reflects additional common shares that would have been outstanding id dilutive potential preferred shares had been converted.
Applicable guidance requires that outstanding, unvested share-based payment awards that contain voting rights and rights to nonforfeitable dividends participate in undistributed earning with common shareholders. Accordingly, the weighted average number of shares of the Company’s common stock used in the calculation of basic and diluted earnings (loss) per common share includes unvested shares of the Company’s outstanding restricted common stock.
The following table presents the computation of basic and diluted earnings (loss) per common share for the three months ended March 31, 2025 and 2024:
Earnings (Loss) per Common Share
	March 31, 2025	March 31, 2024
(Numerator):
Net income (loss) available to common shareholders	$5,368,303	$5,490,993
(Denominator):
Weighted average shares outstanding – basic	9,069,430	9,064,733
Potentially dilutive preferred shares	85,153	87,867
Weighted average shares outstanding – diluted	9,154,583	9,152,600
Earnings (loss) per common share:
Basic	$0.59	$0.61
Diluted	$0.59	$0.60
(12)   Subsequent Events
The Company assessed events that have occurred subsequent to March 31, 2025 for potential recognition and disclosure in the financial statements. No events have occurred that would require adjustment to or disclosure in the financial statements which were available to be issued subsequent to March 31, 2025.

ANNEX A
AGREEMENT AND PLAN OF REORGANIZATION
DATED AS OF MARCH 16, 2025
BY AND AMONG
METROCITY BANKSHARES, INC.,
METRO CITY BANK,
FIRST IC CORPORATION,
AND
FIRST IC BANK

A-i

A-ii

A-iii

SCHEDULES AND EXHIBITS
Schedules:
Company Disclosure Schedule
Buyer Disclosure Schedule
Exhibits:
Exhibit A — Form of Voting Agreement
Exhibit B — Form of Support Agreement
Exhibit C — Form of Release Agreement
Exhibit D — Plan of Bank Merger

A-iv

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is dated as of March 16, 2025, by and among MetroCity Bankshares, Inc., a Georgia corporation (“Buyer”), Metro City Bank, a Georgia state-chartered bank and wholly owned subsidiary of Buyer (“Buyer Bank”), First IC Corporation, a Georgia corporation (“Company”), and First IC Bank, a Georgia state-chartered bank and wholly owned subsidiary of Company (“Company Bank”). Capitalized terms used in this Agreement have the meaning set forth in Article VIII.
W I T N E S S E T H
WHEREAS, the board of directors of Buyer and the board of directors of Company have each (i) determined that this Agreement and the business combination and related transactions it contemplates are in the best interests of their respective entities and shareholders; and (ii) adopted this Agreement;
WHEREAS, in accordance with the terms of this Agreement, (i) Company will merge with and into Buyer, with Buyer as the surviving entity (the “Merger”), and (ii) Company Bank will thereafter merge with and into Buyer Bank, with Buyer Bank as the surviving entity (the “Bank Merger”);
WHEREAS, as a material inducement to Buyer and Buyer Bank to enter into this Agreement, (i) each director and Executive Officer of Company has entered into a voting agreement with Buyer, dated as of this date (a “Voting Agreement”), substantially in the form attached to this Agreement as Exhibit A, pursuant to which each such person has agreed to vote all shares of Company Common Stock (as defined in this Agreement) he or she owns in favor of the approval of this Agreement and the transactions it contemplates, and (ii) each non-executive director of Company and Company Bank has entered into a support agreement, substantially in the form attached to this Agreement as Exhibit B (the “Director Support Agreements”);
WHEREAS, for federal income tax purposes (and, if applicable, state and local tax purposes), the parties intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code (and any comparable provision of state law) and relevant Treasury Regulations, and that this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and the Treasury Regulations thereunder and any relevant comparable provision of state law); and
WHEREAS, the parties desire to make certain representations, warranties, and agreements and prescribe certain conditions in connection with the transactions described in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:
ARTICLE I
THE MERGER
Section 1.01   The Merger.   Subject to the terms and conditions of this Agreement, at the Effective Time, Company shall merge with and into Buyer in accordance with the Georgia Business Corporation Code (the “GBCC”) and other applicable Law. Upon consummation of the Merger, the separate corporate existence of Company shall cease and Buyer shall survive and continue to exist as a corporation incorporated under the GBCC (in such capacity, the “Surviving Entity”).
Section 1.02   The Bank Merger.   After the Merger, Company Bank shall merge with and into Buyer Bank , with Buyer Bank as the surviving entity in the Bank Merger (in such capacity, the “Surviving Bank”) and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. The parties agree that the Bank Merger shall become effective at such time following the Closing as Buyer shall specify. The Bank Merger shall be implemented pursuant to the agreement and plan of bank merger attached as Exhibit D (the “Plan of Bank Merger”). Prior to the Closing, (a) Company shall cause the Plan of Bank Merger to be duly executed by Company Bank and delivered to Buyer, (b) Buyer shall cause Buyer Bank to duly execute and deliver the Plan of Bank Merger to Company, and (c) Company shall cause Company Bank, and Buyer shall cause Buyer Bank, to execute, deliver, file or obtain, as applicable, such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger immediately following the Closing (the “Bank Merger Certificates”).

Section 1.03   Closing.   Unless otherwise mutually agreed to by the parties, the closing of the Merger (the “Closing”) shall take place by electronic exchange of documents on a date (the “Closing Date”) which is five (5) Business Days following the last to occur of the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI of this Agreement (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) (the “Approval Date”), provided, however, that if the Approval Date occurs during the month immediately prior to the start of Buyer’s next fiscal quarter, the Closing shall occur on the last Business Day of the month in which the Approval Date occurs with an Effective Time as of 12:01 a.m. on the first calendar day of the month of Buyer’s next fiscal quarter. At the Closing, there shall be delivered to Buyer and Company the certificates and other documents required to be delivered under Article VI of this Agreement.
Section 1.04   Effective Time.   Subject to the terms and conditions of this Agreement, Buyer and Company shall make all such filings as may be required by applicable Laws to consummate the Merger. The Merger shall become effective as set forth in the certificate of merger related to the Merger (the “Certificate of Merger”) that shall be filed with the Georgia Secretary of State on or prior to the Closing Date. The “Effective Time” of the Merger shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger.
Section 1.05   Articles of Incorporation and Bylaws.   At the Effective Time, the Articles of Incorporation and Bylaws of Buyer as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law.
Section 1.06   Directors and Officers of the Surviving Entity.   At the Effective Time, the directors and officers of Buyer as of immediately prior to the Effective Time shall, at and after the Effective Time, be the directors and officers, respectively, of the Surviving Entity, and each such individual shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Incorporation and Bylaws of the Surviving Entity.
Section 1.07   Tax Consequences.   For federal income tax purposes (and, if applicable, state and local tax purposes), it is intended that each of the Merger and the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code (and any comparable provision of state law) and relevant Treasury Regulations, and that this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and the Treasury Regulations thereunder and any comparable provisions of state law). This Agreement shall be interpreted consistent with that intent. No party shall take or cause to be taken (or permit any of its Affiliates to take or cause to be taken) any action, or fail to take or cause to be taken (or permit any of its Affiliates to fail to take or cause to be taken) any action, in each case, which would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Each party hereto shall cause all Tax Returns to be prepared and filed on the basis of treating each of the Merger and the Bank Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and shall not (or permit any of its Affiliates to) take any position inconsistent therewith in any Tax filing or action, except as otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code).
Section 1.08   Additional Actions.   If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, assignments, or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement, Company and its officers and directors shall be deemed to have granted to Buyer an irrevocable power of attorney (or shall take, or cause to be taken, all such necessary action as may be reasonably requested by Buyer) to execute and deliver all deeds, assignments, documents, or assurances in Law and to perform any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of Buyer are authorized in the name of Company or otherwise to take any and all additional actions they deem necessary or advisable.

ARTICLE II
MERGER CONSIDERATION; EXCHANGE PROCEDURES
Section 2.01   Merger Consideration; Effects on Capital Stock of the Merger.   Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, Company or any shareholder of Company:
(a)   Each share of Buyer Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.
(b)   Each share of Company Common Stock (i) held as treasury stock or (ii) owned directly by Buyer or its Subsidiaries (other than, in the case of clause (ii), shares in trust or custodial accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion, and no payment shall be made with respect to them.
(c)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (except for “Dissenting Shares” as provided in Section 2.09 below and shares described in Section 2.01(b) above) shall become and be converted into the right to receive the following consideration:
(i)   an amount of cash without interest equal to the quotient of (A) $111,965,213, subject to adjustment as provided in Section 2.02(a), Section 2.07(a) and Section 7.01(i), as applicable (as adjusted, the “Aggregate Cash Consideration”), divided by (B) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, rounded to the nearest cent (such amount, the “Per Share Cash Consideration”); and
(ii)   a number (such number, the “Exchange Ratio”), as adjusted in accordance with the terms of this Agreement (including as provided in Section 7.01(i)), of validly issued, fully paid and nonassessable shares of Buyer Common Stock equal to the quotient of (A) the Aggregate Stock Consideration divided by (B) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, rounded to the nearest ten thousandth (such amount, the “Per Share Stock Consideration”). “Aggregate Stock Consideration” means 3,384,588 shares of Buyer Common Stock, subject to appropriate adjustment (without duplication based on the same adjustment being provided elsewhere in this Agreement) for any stock split, reverse stock split, recapitalization, reclassification or similar transaction with respect to the then outstanding shares of Buyer Common Stock declared or effected after the date of this Agreement and prior to the Closing Date.
Section 2.02   Adjustment to Merger Consideration; Expense Allowance.
(a)   In connection with the Agreement and the transactions contemplated hereby, Company shall be permitted an expense allowance for Transaction Costs in an amount not to exceed $12,500,000 on a pre-tax basis (such amount, the “Transaction Expense Allowance”). In the event that the Final Transaction Costs exceed the Transaction Expense Allowance as of the close of business on the third Business Day preceding the Closing Date (such date the “Calculation Date”), then the Aggregate Cash Consideration will be reduced, on a dollar for dollar basis, by an amount equal to the difference between the Final Transaction Costs and the Transaction Expense Allowance (the “Expense Reduction”).
(b)   If the Final Transaction Costs set forth in the Final Expense Statement are less than the Transaction Expense Allowance, then immediately prior to the Effective Time, Company may declare and pay to each holder of record of Company Common Stock a cash dividend for each outstanding share of Company Common Stock equal to the quotient of (a) the difference between the Transaction Expense Allowance and the Final Transaction Costs, divided by (b) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, rounded to the nearest cent (the “Special Dividend”). Any funds used by the Company to pay the Special Dividend to the holders of Company Common Stock shall be paid solely from the Company’s assets and funds and Company shall not be funded or reimbursed for the Special Dividend, directly or indirectly, for any portion of the Special Dividend by Buyer or any of its Affiliates.
(c)   At least ten (10) Business Days prior to the Closing Date, Company shall deliver to Buyer a statement (the “Initial Expense Statement”) setting forth the Final Transaction Costs, including any Transaction Costs projected through the Closing Date, with all necessary and appropriate supporting information and documentation that is reasonably satisfactory to Buyer. Company shall also update the Initial Expense Statement following its delivery, if necessary, to reflect any changes therein. If Buyer does not object in writing to the Initial Expense Statement within five (5) Business Days after the date the Company delivers the Initial Expense Statement to Buyer, the Initial Expense Statement shall be deemed to be accepted by Buyer and shall constitute the Final Expense Statement, subject only to any further changes mutually agreed upon by both Buyer and the Company. In the event Buyer disputes any item in the Initial Expense Statement, the parties shall confer in good faith to resolve any such dispute. The term “Final Expense Statement” shall mean the Initial Expense Statement, as it may be adjusted to reflect any changes or resolve any disputes, as reasonably agreed upon by the parties as of the Calculation Date.
(i)   “Transaction Costs” means the amount of all of the costs and expenses of Company or Company Bank incurred (or to be incurred) in connection with the transactions contemplated by this Agreement through the Closing Date, including without limitation: (i) the amount of any costs, fees, expenses and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement or the transactions contemplated hereby; (ii) the amount of all legal and accounting fees and other expenses incurred in connection with the negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby; (iii) the amount of any costs, fees, expenses, contract payments, penalties or liquidated damages paid or accrued in connection with the termination of contracts by Company or Company Bank, including any and all expenses charged by Company or Company Bank’s service, software or technology company providers or vendors, including for deconversion and release of records, electronic or otherwise, such contracts being set forth on Buyer Disclosure Schedule 2.02(c)(i)(iii); provided, however, that Buyer shall have the right to add to or modify Buyer Disclosure Schedule 2.02(c)(i)(iii) up to thirty (30) days after the date of this Agreement, after which Buyer shall not be permitted to modify or change the requested termination of the contracts set forth on Buyer Disclosure Schedule 2.02(c)(i)(iii); (iv) the amount of any payments to be made pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar agreements or arrangements or severance, noncompetition, retention or bonus arrangements between Company or Company Bank and any other Person (as defined herein) (including any “excess parachute payments” within the meaning of Section 280G of the Code or similarly applicable state law) and in excess of the applicable amount accrued for any such payment in accordance with GAAP on Company’s consolidated balance sheet in the ordinary course of business and consistent with past practices; (v) the amount of any payroll or other similar Tax required to be expensed in connection with any payments or benefits described in clause (iv); (vi) the amount of any cost to terminate and liquidate any Company Benefit Plan and to pay all related expenses and fees, including expenses and fees associated with any governmental filings in connection with such termination, to the extent such termination is required hereunder or requested by Buyer; (vii) the amount of all unaccrued and unpaid Taxes which are due and owing as a result of unbudgeted, missed, incomplete, or past due payments, including all penalties and interest thereon, subject to Section 5.27(b); and (viii) such other amounts as are agreed upon by Company and Buyer. For illustrative purposes, Company Disclosure Schedule 2.02(c)(i) sets forth a projection of the Transaction Costs as of the date of this Agreement.
(ii)   “Final Transaction Costs” means all Transaction Costs, all of which shall be set forth in the Final Expense Statement (as defined herein) delivered pursuant to Section 2.02 of this Agreement. To the extent any Transaction Costs are unknown or cannot be calculated prior to the delivery of the Final Expense Statement, Company and Buyer shall confer in good faith and agree upon reasonable estimates thereof for purposes of determining the Final Transaction Costs.
Section 2.03   Rights as Shareholders; Stock Transfers.   All shares of Company Common Stock, if and when converted as provided in Section 2.01(c) of this Agreement, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate previously evidencing them shall represent only the right to receive for each share of Company Common Stock, the Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock in accordance with this Article II. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of Company, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of Company of shares of Company Common Stock.
Section 2.04   Fractional Shares.   Notwithstanding any other provision of this Agreement, no fractional shares of Buyer Common Stock will be issued in the Merger. Buyer shall instead pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the VWAP of the Buyer Common Stock for the ten (10) consecutive trading days ending on the third (3rd) trading day immediately preceding the Closing Date, rounded to the nearest whole cent as provided by Bloomberg L.P.
Section 2.05   Exchange Procedures.
(a)   Prior to the Effective Time, for the benefit of the holders of Certificates, (i) Buyer shall cause to be delivered to the Exchange Agent, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock issuable pursuant to this Article II or evidence of shares in book entry form (“New Certificates”) and (ii) Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent cash equal to the aggregate amount of the Aggregate Cash Consideration issuable pursuant to this Article II plus an estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock (that cash and New Certificates being referred to as the “Exchange Fund”).
(b)   As promptly as practicable, but in any event no later than five (5) Business Days following the Effective Time, and provided that Company has delivered, or caused to be delivered, to the Exchange Agent all information that is reasonably necessary for the Exchange Agent to perform its obligations, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered their Certificate of Certificates, an appropriate and customary letter of transmittal in form and substance mutually agreed upon by the parties (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (including cash in lieu of fractional shares) as provided for in this Agreement. Buyer shall provide in the exchange agreement with the Exchange Agent that, upon surrender of a Certificate for exchange and cancellation to the Exchange Agent in reasonably appropriate form for such purpose, together with a reasonably complete letter of transmittal, duly executed, Exchange Agent will promptly pay, and the holder of the Certificate shall be entitled to receive in exchange, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock to which the former holder of Company Common Stock shall have become entitled pursuant to this Agreement, (ii) a check or wire transfer representing that amount of cash to which the former holder of Company Common Stock shall have become entitled pursuant to this Agreement, and/or (iii) a check or wire transfer representing the amount of cash (if any) payable in lieu of a fractional share of Buyer Common Stock which the former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall be cancelled. Until surrendered as contemplated by this Section 2.05(b), each Certificate (except for “Dissenting Shares” as provided in Section 2.09 below and Certificates representing shares described in Section 2.01(b) of this Agreement) shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided for in this Agreement and any unpaid dividends and distributions as provided in paragraph (c) of this Section 2.05 and any unpaid dividend with respect to the Company Common Stock with a record date that is prior to the Effective Time. No interest shall be paid or accrued on any cash constituting Merger Consideration (including any cash in lieu of fractional shares) and any unpaid dividends and distributions payable to holders of Certificates. For shares of Company Common Stock held in book entry form, Buyer shall establish procedures for delivery which shall be reasonably acceptable to Company.

(c)   All shares of Buyer Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by Buyer in respect of the Buyer Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Buyer Common Stock issuable pursuant to this Agreement. No dividends or other distributions with a record date after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder shall surrender his or her Certificate in accordance with this Section 2.05. After the surrender of a Certificate in accordance with this Section 2.05, the record holder shall be entitled to the prompt payment of any dividends or other distributions, without any interest, which had become payable with respect to shares of Buyer Common Stock represented by the Certificate.
(d)   The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and a New Certificate or New Certificates representing shares of Buyer Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.05, or an appropriate affidavit of loss and indemnity agreement and a bond in such amount as may be reasonably required in each case by Buyer (but not more than the amount required under Buyer’s contract with its transfer agent). If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange is registered, it shall be a condition of the issuance that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting the exchange pay to the Exchange Agent any transfer or other recordation Tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that any Tax has been paid or is not payable.
(e)   Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for twelve (12) months after the Effective Time (as well as any interest or proceeds from any investment of the Exchange Fund) shall be delivered by the Exchange Agent to Buyer. Any shareholders of Company who have not complied with Section 2.05(b) of this Agreement shall thereafter look only to the Surviving Entity for the Merger Consideration, any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled in respect of each share of Company Common Stock such shareholder held immediately prior to the Effective Time, deliverable in respect of each share of Company Common Stock the shareholder holds as determined pursuant to this Agreement, in each case without any interest. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable Law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to the property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be deemed conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by the Certificate and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.
(f)   Buyer (through the Exchange Agent, if applicable) and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock any amounts as Buyer (or any other applicable withholding agent) is required to deduct and withhold under applicable Law; provided, however, that Buyer or the Exchange Agent, as applicable, shall provide the Person subject to such deduction or withholding with at least five (5) Business Days written notice of the amount and nature of such deduction or withholding and shall provide such Person with a reasonable opportunity to mitigate or eliminate such deduction or withholding. Any amounts so deducted and withheld, and timely remitted to the applicable Taxing Authority, shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock for whom the deduction and withholding was made by Buyer (or any other applicable withholding agent).
Section 2.06   Anti-Dilution Provisions.   In the event Buyer changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock, the Exchange Ratio shall be proportionately and appropriately adjusted so as to provide the holders of the Company Common Stock the same economic benefit as contemplated by this Agreement prior to that event; provided that, for the avoidance of doubt, no adjustment shall be made with regard to Buyer Common Stock if (i) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares (including, without limitation, upon the exercise of outstanding stock options or other equity awards) or (ii) Buyer issues employee or director stock grants or similar equity awards pursuant to a Buyer Benefit Plan in existence as of the date of this Agreement.
Section 2.07   Options and Restricted Stock.
(a)   Each option to purchase Company Common Stock (each referred to as an “Option,” and collectively referred to as the “Options”) granted under Company’s 2009 Equity Compensation Plan and 2018 Omnibus Incentive Plan (as amended, the “Company Equity Plans”), whether vested or unvested, which is outstanding immediately prior to the Effective Time and which has not been exercised or canceled prior thereto shall, at the Effective Time, fully vest (to the extent not vested) and be canceled and, on the Closing Date, Company or Company Bank shall pay to the holder thereof cash in an amount equal to the product of (i) the number of shares of Company Common Stock provided for in each such Option, and (ii) the excess, if any, of (x) the Per Share Cash Equivalent Consideration over (y) the Exercise Price (the “Cash Payment”). The Aggregate Cash Consideration will be reduced on a dollar for dollar basis in an amount equal to the aggregate of any Cash Payments to be paid pursuant to this Section 2.07(a). Any Option for which the Exercise Price exceeds the Per Share Cash Equivalent Consideration shall be cancelled as of the Effective Time without payment. For purposes of this Section 2.07(a), “Exercise Price” shall mean the exercise price per share of Company Common Stock provided for with respect to such Option. The Cash Payment shall be paid in cash within five (5) Business Days after the Closing Date, shall be made without interest and shall be less applicable tax withholdings. Company shall prohibit the exercise of any Option beginning on and after the fifth (5) Business Day immediately preceding the Closing Date.
(b)   Reserved.
(c)   At the Effective Time, the Company Equity Plans and all related grant agreements thereunder shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be of no further force and effect.
(d)   At or prior to the Effective Time, Company, the board of directors of Company and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary, including obtaining consents from the holders of outstanding Options, for the treatment of the Options and to effectuate the provisions of this Section 2.07.
Section 2.08   Tax Adjustment.   Notwithstanding anything in this Agreement to the contrary, to preserve the status of the Merger as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, if the value of the aggregate Stock Consideration (based upon the VWAP of the Buyer Common Stock for the ten (10) consecutive trading days ending on the third (3rd) trading day immediately preceding the Closing Date) would be less than forty percent (40%) of the sum of (i) the Aggregate Cash Consideration,

(ii) the Aggregate Stock Consideration, and (iii) any other amounts that would be considered “boot” received by the shareholders of Company for purposes of Section 368(a) of the Code, then the Exchange Ratio will be increased with a corresponding decrease to the Aggregate Cash Consideration so that the Aggregate Stock Consideration is equal to forty percent (40%) of the sum of (i) the Aggregate Cash Consideration, (ii) the Aggregate Stock Consideration, and (iii) any other amounts that would be considered “boot” received by the shareholders of Company for purposes of Section 368(a) of the Code, without changing the value of the Merger Consideration under Section 2.01 of this Agreement. For the avoidance of doubt, any adjustment to the Merger Consideration pursuant to Section 7.01(i)(ii) shall be subject to this Section 2.08.
Section 2.09   Dissenting Shares.   Shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by persons who have properly exercised, and not withdrawn or waived, dissenters’ rights with respect thereto (“Dissenting Shares”) in accordance with the GBCC will not be converted into the right to receive the Merger Consideration, but will be entitled in lieu thereof, to receive the fair value of their shares of Company Common Stock (the “Dissenters Cash Payment”) unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the GBCC. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Common Stock will thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. Company will give Buyer prompt notice of any notices of intent to demand payment received by Company with respect to shares of Company Common Stock. Prior to the Effective Time, Company will not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands. If the amount paid to a dissenting shareholder exceeds such dissenting shareholders’ Merger Consideration, such excess amount shall not reduce the amount of Merger Consideration paid to other holders.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY
Section 3.01   Making of Representations and Warranties.
(a)   Concurrently with the execution of this Agreement, Company has delivered to Buyer a schedule (the “Company Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article III or to one or more of its covenants contained in Article V; provided, however, that the mere inclusion of an item on the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Company that such item represents a material exception or fact, event or circumstance or that the item disclosed is or would reasonably be expected to have a Material Adverse Effect with respect to Company.
(b)   Except as set forth on the Company Disclosure Schedule; provided that any disclosures made in the Company Disclosure Schedule with respect to a section of this Article III shall be deemed only to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Company and Company Bank represent and warrant as follows:
Section 3.02   Organization, Standing and Authority.
(a)   Company is a Georgia corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and is duly registered with the FRB as a bank holding company under the BHC Act and meets the applicable requirements for qualification as a bank holding company under the BHC Act and the regulations of the FRB. Company is duly licensed or qualified to do business in the State of Georgia and each other foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)   Company Bank is a Georgia state-chartered bank duly organized, validly existing, and in good standing under the Laws of the State of Georgia. Company Bank’s deposits are insured by the FDIC in the manner and to the full extent permitted by law, and all premiums and assessments required to be paid to the FDIC have been paid by Company Bank when due. Company Bank is a member in good standing of the FHLB. Except as Previously Disclosed, Company Bank is duly licensed or qualified to do business in the State of Georgia and each other foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.03   Capital Stock.   The authorized capital stock of Company consists of 15,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock of the Company, par value $1.00 per share (“Company Preferred Stock”). As of the date of this Agreement, there were (i) no shares of Company Preferred Stock outstanding, (ii) 9,070,161 shares of Company Common Stock outstanding, (iii) 84,414 shares reserved for issuance under existing Options, (iv) no shares held in treasury, (v) no shares held by Company Subsidiaries, and (vi) no shares reserved for future issuance pursuant to the Company Equity Plans. The outstanding shares of Company Common Stock have been duly authorized and are validly issued and are fully paid and non-assessable. Company Disclosure Schedule 3.03 sets forth the name of each holder of an outstanding Option granted under the Company Equity Plans, identifying the nature of the award; the applicable Company Equity Plan pursuant to which such award was granted; the aggregate amount of outstanding Options and the weighted average strike price of outstanding Options; as to Options, the number of shares of Company Common Stock subject to each Option, the grant, vesting and expiration dates and the exercise price relating to the Options held; and for restricted stock awards, the number of shares of Company Common Stock subject to each award, and the grant and vesting dates. There are no options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which Company is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Company or any of Company’s Subsidiaries or obligating Company or any of Company’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Company or any of Company’s Subsidiaries other than those listed in Company Disclosure Schedule 3.03. All shares of Company Common Stock subject to issuance as set forth in this Section 3.03 or Company Disclosure Schedule 3.03 shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Company or any of Company’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any of Company’s Subsidiaries or any other securities of Company or any of Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. All of the outstanding shares of capital stock of each of Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all such shares are owned by Company free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Company’s voting rights, charges or other encumbrances of any nature whatsoever. Neither Company nor any of its Subsidiaries has any trust capital securities or other similar securities outstanding. No bonds, debentures, notes or other indebtedness issued by Company or any of its Subsidiaries (i) having the right to vote on any matters on which shareholders of Company may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of Company, are issued or outstanding.
Section 3.04   Subsidiaries.
(a)   Other than Company Bank, Company has no other Subsidiaries. There are no contracts, commitments, understandings, or arrangements by which any Subsidiary is or may be bound to sell or otherwise transfer any of its equity securities (other than to Company or a wholly-owned Subsidiary of Company). There are no contracts, commitments, understandings, or arrangements relating to Company’s rights to vote or to dispose of the securities of any Subsidiary.

(b)   Except as set forth in Company Disclosure Schedule 3.04(b), Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.
Section 3.05   Corporate Power; Minute Books.   Company and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Company and Company Bank has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the contemplated transactions, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Company’s shareholders of this Agreement and of Company Bank and Company of the Plan of Bank Merger. Company has made available to Buyer complete and correct copies of the minutes of all meetings of the board of directors and each committee of the board of directors of Company and the board of directors and each committee of the boards of directors of Company’s Subsidiaries held between January 1, 2023 and February 11, 2025 provided, that such minutes did not contain any discussions related to deliberations of the boards of directors of Company and Company’s Subsidiaries with respect to the consideration of the sale of Company and were redacted to exclude any discussions of regulatory examination ratings or other confidential supervisory information and other merger and acquisition opportunities. The minute books of Company and each of its Subsidiaries contain true, complete and accurate in all material respects records of all corporate actions taken by shareholders of Company and each of its Subsidiaries and the boards of directors of Company and each of its Subsidiaries (including committees of such boards of directors).
Section 3.06   Corporate Authority.   Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been adopted by the board of directors of Company. Except for the approval of this Agreement by the holders of at least a majority of the Company Common Stock outstanding and entitled to be cast thereon (the “Requisite Company Shareholder Approval”) and the adoption of the Plan of Bank Merger by the board of directors of Company Bank and Company, in its capacity as the sole shareholder of Company Bank, no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. Company’s board of directors has directed that this Agreement be submitted to Company’s shareholders for approval and, except for the receipt of the Requisite Company Shareholder Approval in accordance with the GBCC, Company’s Articles of Incorporation and Bylaws, no other vote of the shareholders of Company is required by Law, Company’s Articles of Incorporation or Bylaws to approve this Agreement and the transactions contemplated by this Agreement. Each of Company and Company Bank has duly executed and delivered this Agreement and, assuming due authorization, execution, and delivery by Buyer and Buyer Bank, this Agreement is a valid and legally binding obligation of Company and Company Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
Section 3.07   Regulatory Approvals; No Defaults.
(a)   No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained in connection with the execution, delivery, or performance by Company of this Agreement or to consummate the contemplated transactions (including the Bank Merger), except for (i) as applicable, filings of, applications or notices with, and consents, approvals or waivers by, or the making of satisfactory arrangements with, the FRB, the FDIC, FINRA, and the GDBF, (ii) the Requisite Company Shareholder Approval, (iii) the approval of the Bank Merger and the Plan of Bank Merger by Company, the sole shareholder of Company Bank and the filing of the Bank Merger Certificates, (iv) the filing and effectiveness of the Registration Statement with the SEC, (v) the approval of the listing on The Nasdaq Global Select Market (“Nasdaq”) of the Buyer Common Stock to be issued in the Merger (the “Buyer Share Issuance”), (vi) the filing of the Certificate of Merger with the Georgia Secretary of State, (vii) as Previously Disclosed, and (viii) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Buyer Common Stock in the Merger. Each consent, approval, receipt, or waiver by the FRB, the FDIC and the GDBF as referred to in clause (i) is a “Regulatory Approval.” To Company’s Knowledge as of the date of this Agreement, there is no fact or circumstance relating to Company that would reasonably be expected to result in any of the approvals set forth above and referred to in Section 6.01(b) not being received in order to permit consummation of the Merger and Bank Merger on a timely basis.
(b)   Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the immediately preceding paragraph and the expiration of the related waiting periods, the execution, delivery, and performance of this Agreement by Company and Company Bank, as applicable, and the consummation of the transactions contemplated by this Agreement do not and will not (i) constitute a breach or violation of, or a default under, the Articles of Incorporation or Bylaws (or similar governing documents) of Company or any of its Subsidiaries, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction or Privacy Obligation applicable to Company or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii) above, for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company.
Section 3.08   Reports; Internal Control.
(a)   Except as Previously Disclosed, Company and each of its Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments, that they were required to file since December 31, 2022 with any Governmental Authority and have paid all material fees and assessments due and payable in connection with any filings Company was required to make. Subject to Section 9.06 of this Agreement, except for normal examinations conducted by a Governmental Authority in the regular course of the business of Company and its Subsidiaries or as set forth on Company Disclosure Schedule Section 3.08(a), no Governmental Authority has notified Company that it has initiated any proceeding or, to Company’s Knowledge, threatened any investigation into the business or operations of Company or any of its Subsidiaries since December 31, 2022. Subject to Section 9.06 of this Agreement, there is no material unresolved violation or exception by any Governmental Authority with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Authority of, Company or any of its Subsidiaries.
(b)   Based on its most recent evaluation prior to the date of this Agreement, Company has not had to disclose to Company’s outside auditors and the audit committee of Company’s board of directors (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Company’s ability to record, process, summarize, and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting.
(c)   The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access to them), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. Company and its Subsidiaries have devised and maintained and currently maintain a system of internal accounting controls designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(d)   Since December 31, 2022, (x) neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duties or similar violation by Company or any of its officers, directors, employees, or agents to the board of directors of Company or any committee of the board of directors or, to Company’s Knowledge, to any director or officer of Company.
Section 3.09   Financial Statements; Undisclosed Liabilities.
(a)   Company has furnished or made available to Buyer copies of Company’s audited consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for the years ended December 31, 2023 and 2022, accompanied by the report thereon of Company’s independent auditors, and copies of Company’s unaudited consolidated balance sheet as of December 31, 2024, and the related consolidated statement of income (the “Company Annual Financial Statements”). Company has also furnished or made available to Buyer copy of the Consolidated Reports of Condition and Income (the “Call Reports”) filed by Company Bank as of and for each period during the year ended December 31, 2024. The Company Annual Financial Statements and the Call Reports are collectively referred to in this Agreement as the “Company Financial Statements”.
(b)   The Company Annual Financial Statements have been prepared from the books and records of Company and its Subsidiaries and are true, correct and complete in all material respects and fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of Company at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, subject to, in the case of the unaudited consolidated financial statements of Company included in the Company Annual Financial Statements, normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company). The Call Reports are true, correct and complete in all material respects and fairly present, in all material respects, the financial position of Company Bank and the results of its operations at the dates, and for the periods indicated in compliance with the rules and regulations of applicable federal banking authorities. The books and records of Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
(c)   Except for (i) those liabilities that are fully reflected or reserved for in the audited consolidated financial statements of Company included in the Company Annual Financial Statements, (ii) liabilities or obligations incurred in the ordinary course of business since December 31, 2023 in amounts consistent with past practice; (iii) liabilities that have been discharged or paid in full before the Effective Date; (iv) liabilities arising from information Previously Disclosed; or (v) liabilities or obligations incurred directly as a result of this Agreement, neither Company nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than pursuant to or as contemplated by this Agreement or that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect with respect to Company.
Section 3.10   Absence of Certain Changes or Events.
(a)   Since December 31, 2023 (the “Company Balance Sheet Date”), there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise),

results of operations, cash flows, or properties of Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company, and to the Knowledge of the Company, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to the Company in the future, (ii) any change by Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred in by Company’s independent accountants, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice, (iv) any material election made by Company or any of its Subsidiaries for federal or state income tax purposes, (v) any material change in the credit policies or procedures of Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive, (vi) other than loans and loan commitments, investment securities, and other real estate owned in the ordinary course of business and consistent with past practice, any material acquisition or disposition of any assets or properties, or any contract for any acquisition or disposition entered into, or (vii) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.
(b)   Except as otherwise expressly permitted or expressly contemplated by this Agreement, and except as set forth in Company Disclosure Schedule 3.10(b), since the Company Balance Sheet Date, the Company and its Subsidiaries have carried on its business in the ordinary course consistent with past practice and there has not been: (i) any entry by Company or any of its Subsidiaries into any contract or commitment of more than (A) $75,000 in the aggregate or (B) $75,000 per annum with a term of more than one year, other than contracts, borrowings, loans and loan commitments in the ordinary course of business, or (ii) other than in the ordinary course of business, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other equity-based compensation (including phantom stock awards) or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of Company or any of its Subsidiaries, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers, or employees of Company or any of its Subsidiaries.
Section 3.11   Legal Proceedings.
(a)   Subject to Section 9.06 of this Agreement, neither Company nor any of its Subsidiaries is, or since December 31, 2022, has been, a party to any, nor are there any pending or, to Company’s Knowledge, threatened, civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of noncompliance or other proceedings of any nature against Company or any of its Subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company, or challenge the validity or propriety of the transactions contemplated by this Agreement.
(b)   Subject to Section 9.06 of this Agreement, there is, and since December 31, 2022 has been, no injunction, order, judgment, or decree imposed upon Company, any of its Subsidiaries, or the assets of Company or any of its Subsidiaries, and neither Company nor any of its Subsidiaries has been advised of, or is aware of, the threat of any such action.
Section 3.12   Compliance With Laws.
(a)   Except as Previously Disclosed, Company and each of its Subsidiaries is and since December 31, 2022, has been in compliance in all material respects with all applicable federal, state, local statutes, Laws, Privacy Obligations, regulations, ordinances, rules, judgments, orders or decrees or applicable to Company, its Subsidiaries and their respective employees, including without limitation, all Laws related to data protection or privacy, the USA PATRIOT Act, Bank Secrecy Act, the Equal

Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and any other Law relating to discriminatory lending, financing or leasing practices, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and the Dodd-Frank Act. Company and each of its Subsidiaries have, since December 31, 2022, properly certified foreign deposit accounts and made necessary tax withholdings on deposit accounts, timely and properly filed and maintained requisite “Currency Transaction Reports” and other related forms, including requisite “Custom Reports” required by any agency of the United States Treasury Department, including the IRS, in all cases in material compliance with the applicable laws and regulations, and timely filed Suspicious Activity Reports with the Financial Institutions — Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it under the laws and regulations referenced in this Section 4.35 in material compliance with the applicable laws and regulations.
(b)   Except as Previously Disclosed, Company and each of its Subsidiaries has all material permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Company’s Knowledge, no suspension or cancellation of any of them is threatened.
(c)   Except as Previously Disclosed and subject to Section 9.06 of this Agreement, neither Company nor any of its Subsidiaries has received, since December 31, 2022, written notification or communication from any Governmental Authority, or to the Company’s Knowledge, oral notification (i) asserting that it is not in material compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any material license, franchise, permit or governmental authorization (nor, to Company’s Knowledge, do any grounds for any of the foregoing exist).
(d)   Company has not engaged in any activities permissible only for a financial holding company under Section 4(k) of the BHC Act.
Section 3.13   Material Contracts; Defaults.
(a)   Other than the Company Benefit Plans or as set forth on Company Disclosure Schedule 3.13(a), neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) or amendment thereto (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of Company or any of its Subsidiaries to indemnification from Company or any of its Subsidiaries, (iii) which provides that the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iv) which grants any right of first refusal, right of first offer, or similar right with respect to any material assets or properties of Company and or Subsidiaries, (v) which provides for payments to be made by Company or any of its Subsidiaries upon a change in control, (vi) under which the Company or any of its Subsidiaries licenses (or grants or is granted rights in or to use) any material Intellectual Property, other than non-exclusive (x) in-licenses to off-the-shelf software with fees of less than $75,000 individually or in the aggregate or (y) out-licenses granted in the ordinary course of business, (vii) which provides for the lease of personal property having a value in excess of $75,000 individually or $75,000 in the aggregate, (viii) which relates to capital expenditures and involves future payments in excess of $125,000 individually or $125,000 in the aggregate, (ix) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Company’s business, (x) which is not terminable on sixty (60) calendar days or less notice and involving the payment of more than $75,000 per annum, (xi) which materially restricts the conduct of any business by Company of any of its Subsidiaries or contains any exclusivity, most-favored nations or similar provisions, (xii) which relates to any indebtedness for borrowed money or borrowing by any of the Company’s Subsidiaries of money other than those entered into in the ordinary course of business and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business, (xiii) any debt securities or any swaps, hedging or derivatives arrangements (or the guarantee of any of the foregoing by the Company or any of its Subsidiaries), or (xiv) which is a settlement, consent or similar agreement and contains any material continuing obligations of Company or any of its Subsidiaries (collectively, “Material Contracts”). Company has previously made available to Buyer true, complete, and correct copies of each Material Contract.
(b)   (i) Each Material Contract is valid and binding on Company or its applicable Subsidiary and in full force and effect, and, to the Knowledge of Company, is valid and binding on the other parties thereto (assuming the due execution by each other party thereto, and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles), (ii) Company and each of its Subsidiaries and, to the Knowledge of Company, each of the other parties thereto, has in all material respects performed all obligations required to be performed by such party to date under each Material Contract, and (iii) to the Knowledge of Company, no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of Company or any of its Subsidiaries or any other party thereto, under any such Material Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or breach or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Company. No power of attorney or similar authorization given directly or indirectly by Company is currently outstanding.
(c)   Company Disclosure Schedule 3.13(c) contains a schedule showing the estimated, with reasonable precision, present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement), under any employment, change-in-control, severance, salary continuation, deferred compensation, supplemental retirement or similar contract, plan or arrangement with or which covers any present or former employee, director or consultant of Company or any of its Subsidiaries and identifying the types and estimated amounts of the in-kind benefits due under any Company Benefit Plan or Material Contract for each such person, specifying the assumptions in such schedule. The failure of Company to include immaterial amounts (both individually or in the aggregate) under this Section 3.13(c) shall not constitute a breach hereof.
(d)   Other than the consents, approvals, authorizations, notices or other actions (collectively, “Company Third Party Consents”) required under Material Contracts as set forth on Company Disclosure Schedule 3.13(d), no third-party consent by any Person under any Material Contract is required in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions it contemplates.
Section 3.14   Agreements with Regulatory Agencies.   Subject to Section 9.06 of this Agreement, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management, its business or its operations (each, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised in writing, or to the Knowledge of Company orally, by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement. Subject to Section 9.06 of this Agreement, to Company’s Knowledge, there are no investigations relating to any material regulatory matters pending before any Governmental Authority with respect to Company or any of its Subsidiaries.
Section 3.15   Brokers.   Neither Company, Company Bank nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions, or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Company has engaged, and will pay a fee or commission to, Stephens Inc. (“Stephens”) in accordance with the terms of a letter agreement between Stephens and Company, a true, complete, and correct copy of which has been delivered by Company to Buyer.

Section 3.16   Employee Benefit Plans.
(a)   All benefit and compensation plans, contracts, policies, or arrangements (whether or not written) (i) covering current or former employees of Company or any of its Subsidiaries (the “Company Employees”), (ii) covering current or former directors of Company or any of its Subsidiaries, or (iii) with respect to which Company or any Subsidiary has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and employment, deferred compensation, stock option, stock purchase, restricted stock, stock appreciation rights, phantom stock, stock based, incentive, retention, change in control, bonus, commission, severance, vacation, sick leave, paid time off, welfare, pension, medical, dental, vision, life, disability, other health and welfare, benefit or similar plan, policy, program or arrangement (the “Company Benefit Plans”), are identified on Company Disclosure Schedule 3.16(a). True and complete copies of (i) all plan documents relating to each Company Benefit Plan including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plans and all amendments to them, (ii) IRS Forms 5500 (for the three (3) most recently completed plan years), (iii) current summary plan descriptions with respect to each Company Benefit Plan, (iv) the most recent IRS determination or opinion letters with respect to each Company Benefit Plan, (v) all material and non-routine records, notices and filings in connection with any IRS or U.S. Department of Labor audits or investigations during the prior three years with respect to each Company Benefit Plan, (vi) copies of the Form 1094-C and Form 1095-C filings for the last three years (to the extent applicable) and (vii) copies of the summary of benefits and coverage for the last three years, have been made available to Buyer, in each case, to the extent applicable.
(b)   All Company Benefit Plans are in material compliance in form and operation with all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the IRS that is currently in effect, and no circumstance, to Company’s Knowledge, exists that would reasonably be expected to result in revocation of any such favorable determination letter or the loss of the qualification of the Company Benefit Plan under Section 401(a) of the Code. There is no pending or, to Company’s Knowledge, threatened litigation relating to the Company Benefit Plans. Neither Company nor any of its Subsidiaries has engaged in, or is aware of, a transaction with respect to any Company Benefit Plan that, assuming the taxable period of the transaction expired as of the date of this Agreement, would reasonably be expected to subject Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.
(c)   No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA (including any multiple employer plan as described in 29 C.F.R. Section 4001.2), currently or formerly maintained or contributed to by Company, any of its Subsidiaries or any entity which is considered one employer with Company or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither Company nor any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, a “multiple employer plan” within the meaning of Section 4063 and 4064 of ERISA, in each case, at any time during the six (6)-year period ending on the Closing Date, and neither Company nor any of its Subsidiaries has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the thirty (30)-day reporting requirement has not been waived, has been required to be filed for any Company Benefit Plan or by any ERISA Affiliate within the thirty six (36)-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.
(d)   All material contributions required to be made with respect to all Company Benefit Plans have been timely made or have been reflected on the financial statements of Company to the extent required by GAAP. With respect to each Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code, (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted and (ii) no such Company Benefit Plan is considered to be an “at-risk” plan within the meaning of Section 430 of the Code or Section 303 of ERISA.
(e)   To Company’s Knowledge, other than as set forth on Company Disclosure Schedule 3.16(e), neither Company nor any of its Subsidiaries has any obligations for retiree health or life benefits under any Company Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the Laws of any state or locality. All Company Benefit Plans that are group health plans have been operated in material compliance with the group health plan continuation requirements of Section 4980B of the Code and Sections 601-609 of ERISA, the certification of prior coverage and other requirements of Sections 701-702 and 711-713 of ERISA and the terms and conditions of the Patient Protection and Affordable Care Act. Company may amend or terminate any such Company Benefit Plan at any time without incurring any liability thereunder, other than routine administrative costs.
(f)   Other than as set forth on Company Disclosure Schedule 3.16 or as otherwise expressly provided in this Agreement, the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement under any Company Benefit Plans, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans, (iv) result in any payment under any Company Benefit Plans that would be an “excess parachute payment” as defined in Section 280G of the Code, or (v) limit or restrict the right of Company or Company Bank or, after the consummation of the transactions contemplated by this Agreement, Buyer or any of its Subsidiaries, to merge, amend, or terminate any of the Company Benefit Plans.
(g)   No Company Benefit Plan provides for the indemnification, gross-up or reimbursement of Taxes under Section 4999 of the Code.
(h)   Each Company Benefit Plan that is a deferred compensation plan is in material compliance with Section 409A of the Code, to the extent applicable, and Company has not been required to withhold or pay any Taxes as a result of a failure to meet the requirements of Section 409A of the Code.
(i)   Each Option (A) was granted in material compliance with all applicable Laws and all of the terms and conditions of the applicable plan pursuant to which it was issued, and (B) has an exercise price per share equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant (as determined pursuant to the applicable Company Equity Plan) and has not otherwise been modified within the meaning of Section 409A of the Code.
(j)   Company maintains no split dollar life insurance for the benefit of any current or former executive, employee director or other service provider (the “Split Dollar Policies”).
Section 3.17   Labor Matters; Employment.
(a)   Neither Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Company’s Knowledge threatened, asserting that Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Company’s Knowledge, threatened, nor, to Company’s Knowledge, is there any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(b)   Company and its Subsidiaries are in compliance in all material respects with, and since December 31, 2022, have complied in all material respects with, all Laws regarding employment and employment practices, terms and conditions of employment, wages and hours, plant closing notification, classification of employees and independent contractors, equitable pay practices, privacy right, labor disputes, employment discrimination, sexual harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other Laws in respect of any reduction in force (including notice, information and consultation requirements).
(c)   (i) To Company’s Knowledge, no written allegations of sexual harassment or sexual misconduct have been made in the past five (5) years against any person who is a current member of the board of directors of Company or a current officer of Company or its Subsidiaries categorized at or above Senior Vice President, (ii) in the past five (5) years neither Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any current officer at or above Senior Vice President, and (iii) there are no proceedings currently pending or, to the Knowledge of Company, threatened related to any allegations of sexual harassment or sexual misconduct by any current member of the board of directors of Company, any current Section 16 officer or any Senior Vice President.
Section 3.18   Environmental Matters.
(a)   To Company’s Knowledge, there has been no Release of, contamination by, or exposure of any Person to any Hazardous Substance (including at any facility or property in which Company or any of its Subsidiaries presently holds a security interest, Lien or a fiduciary or management role (“Company Property”)) that has or could give rise to any material liability under Environmental Law for Company or any of its Subsidiaries.
(b)   To Company’s Knowledge, Company and each of its Subsidiaries is and has been in compliance, in all material respects, with all Environmental Laws, which compliance includes obtaining and complying with all permits, licenses, registrations and other authorizations required pursuant to Environmental Laws.
(c)   Subject to Section 9.06 of this Agreement and to Company’s Knowledge, neither Company nor any of its Subsidiaries has received (i) any written notice, demand letter, claim, order, decree, report or other information regarding any actual or alleged violation of, or liability under, any Environmental Law or (ii) any written request for information reasonably indicating an investigation or other inquiry by any Governmental Authority concerning a possible violation of, or liability under, any Environmental Law.
(d)   No material Lien or encumbrance has been imposed on any facility or property owned by Company or on any Company Property in connection with any liability or potential liability arising from or related to Environmental Law and, to Company’s Knowledge, there is no action, proceeding, writ, injunction, or claim pending or threatened which could result in the imposition of any such material Lien or encumbrance.
(e)   To Company’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, per- or polyfluoroalkyl substances, mold, prior manufacturing operations, dry-cleaning, or automotive services) involving Company, any of its Subsidiaries, any predecessor, any currently or formerly owned, leased or operated facility or property, or any Company Property, that could reasonably be expected in connection with any Environmental Law to (i) result in any material claim, liability, or investigation against Company or any of its Subsidiaries, (ii) result in any material restriction on the ownership, use, or transfer of any facility or property, or (iii) materially adversely affect the value of any Company Property.
(f)   Company and its Subsidiaries have furnished to Buyer all environmental assessments, audits, reports, and other material documents and information in their possession or control relating to Company, any of its Subsidiaries, any predecessor, any facility or property currently or formerly owned. leased or operated by Company or any of its Subsidiaries, or any Company Property.

(g)   There is no litigation pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries relating to any facility or property now or formerly owned or operated by Company or any of its Subsidiaries or any predecessor or any Company Property, before any court or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with or liability under any Environmental Law or (ii) relating to the Release of any Hazardous Substance.
(h)   To Company’s Knowledge, there are no underground storage tanks on, in or under any property currently owned or operated by Company or any of its Subsidiaries, or any Company Property and, to Company’s Knowledge, no underground storage tank has been closed or removed from any Company Property.
Section 3.19   Tax Matters.
(a)   Each of Company and its Subsidiaries has timely filed all income and other material Tax Returns that it was required to file under applicable Laws prior to the Effective Time, other than Tax Returns that are not yet due or for which a valid request for extension was filed consistent with requirements of applicable Laws. All such Tax Returns are correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. All Taxes due and owing by Company or any of its Subsidiaries (as shown on any the Tax Returns of the Company or its Subsidiaries, as applicable) have been timely paid, other than any Taxes that have been reserved or accrued on the balance sheet of Company in accordance with GAAP. Neither Company nor any Subsidiary is the beneficiary of any extension of time within which to file any Tax Return (other than an automatic extension of time to file, obtained in the ordinary course of business), and neither Company nor any of its Subsidiaries currently has any open tax years for which the applicable statute of limitations has been extended or suspended (other than as a result of automatic extensions of time to file Tax Returns, obtained in the ordinary course of business). Within the past six years, no written claim has been made by an authority in a jurisdiction where Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction. There are no Liens for Taxes (other than statutory liens for Taxes not yet due and payable, or Taxes that are being contested in good faith through appropriate proceedings and for which adequate provision has been made on the balance sheet of Company in accordance with GAAP) upon any of the assets of Company or any of its Subsidiaries.
(b)   Each of Company and its Subsidiaries has withheld and paid all income or other material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.
(c)   No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are being conducted or, to Company’s Knowledge, are pending or threatened with respect to Company or any Subsidiary. Other than with respect to audits that have already been completed and resolved, neither Company nor any Subsidiary has received from any foreign, federal, state, or local Taxing Authority (including in jurisdictions where Company or any Subsidiary has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against Company or any Subsidiary.
(d)   Company has made available to Buyer true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to Company and its Subsidiaries for taxable periods ended December 31, 2024 (to the extent already filed) and 2023. Company has made available to Buyer correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by Company or any Subsidiary filed for the years ended December 31, 2024 and 2023. Company and each Subsidiary have timely and properly taken such actions in response to and in compliance with written notices Company or any Subsidiary has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by Law. Neither Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect, and no request to waive or extend such a statute of limitations or time period has been filed or is currently pending.

(e)   Neither Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Company and each Subsidiary have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither Company nor any Subsidiary is a party to or bound by any Tax indemnity, allocation or sharing agreement (other than an agreement with Company Bank or such provisions in a commercial agreement the principal purpose of which is not Tax). Neither Company nor any Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), or (ii) has liability for the Taxes of any Person (other than Company or any Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, or by contract.
(f)   Neither Company nor any Subsidiary shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) occurring or existing prior to the Effective Time; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
(g)   Within the past two (2) years, neither Company nor any Subsidiary has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(h)   Neither Company nor any Subsidiary is or has been a party to any “listed transaction”, as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).
(i)   Neither Company nor any Subsidiary has deferred the payment of any Tax or claimed or received any Tax refund or credit pursuant to the CARES Act, any similar statutory relief, or any other Tax legislation related to the COVID-19 pandemic or pursuant to any written agreement with a Taxing Authority that remains unpaid.
(j)   Company Disclosure Schedule 3.19(j) sets forth the entity classification of each Subsidiary of the Company for U.S. federal income Tax purposes.
(k)   To Company’s Knowledge, neither Company nor any Subsidiary has taken or agreed to take any action, has failed to take or agreed not to take any action or has Knowledge of any fact, agreement, plan, or other circumstance that could reasonably be expected to prevent or impede the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 3.20   Investment Securities; Borrowings; Deposits.
(a)   Company has made available to Buyer a true and complete list of the investment securities, mortgage backed securities and any other securities owned by Company or any of its Subsidiaries, as of February 28, 2025, as well as their descriptions, CUSIP numbers, book values, market values and coupon rates. Each of the Company and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to the Company’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects. Other than Company’s ownership of capital stock of Company Bank, neither Company nor any of its Affiliates owns in excess of 5% of any class of voting securities or the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, insurance company, mortgage or loan broker, or any other financial institution. Except for investments in FHLB stock and FRB stock and pledges to secure FHLB or FRB borrowings and reverse repurchase agreements entered into in arm’s-length transactions pursuant to normal commercial terms and conditions and entered into in the ordinary course of business and restrictions that exist for securities to be classified as “held to maturity,” none of the investment securities held by Company or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment to freely dispose of such investment at any time.
(b)   Company has made available to Buyer a true and complete list, as of February 28, 2025, of the borrowed funds (excluding deposit accounts) of Company and its Subsidiaries.
(c)   Company has made available to Buyer a true and complete list, as of February 28, 2025, of the deposits of Company or any of its Subsidiaries that are “brokered” or “listing service” deposits.
(d)   Company and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Company believes are prudent and reasonable in the context of their respective businesses, and Company and its Subsidiaries have, since January 1, 2023, been in compliance with such policies, practices and procedures in all material respects.
Section 3.21   Derivative Transactions.
(a)   To the Company’s Knowledge, all Derivative Transactions entered into by Company or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Company or any of its Subsidiaries, and were entered into with counterparties believed at the time by Company or any of its Subsidiaries, as applicable, to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Company and each of its Subsidiaries have duly performed, in all material respects, all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to Company’s Knowledge, there are no breaches, violations, or defaults or allegations or assertions of default by any party to the Derivative Transactions.
(b)   No Derivative Transaction, were it to be a Loan held by Company, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. Each Derivative Transaction is listed on Company Disclosure Schedule 3.21(b), and the financial position of Company under or with respect to each has been reflected in the books and records of Company in accordance with GAAP consistently applied and no open exposure of Company with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $200,000.
Section 3.22   Regulatory Capitalization.   Company Bank is “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC.
Section 3.23   Loans; Nonperforming and Classified Assets.
(a)   Company Disclosure Schedule 3.23 identifies (i) each loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of February 28, 2025, more than sixty (60) calendar days delinquent in payment of principal or interest or in default of any other material provision, (ii) each Loan that, as of February 28, 2025, was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Company or Company Bank, together with the principal amount of and accrued and unpaid interest on each Loan and the identity of the borrower, and (iii) each asset of Company that as of December 31, 2024 was classified as other real estate owned (“OREO”) and its book value as of the date of this Agreement.
(b)   Each material Loan held in Company Bank’s loan portfolio (“Company Loan”) (i) is evidenced by notes, agreements, or other evidences of indebtedness that are true, genuine, and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Company’s Knowledge or except as Previously Disclosed, is a legal, valid, and binding obligation of the obligor named in such documents, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(c)   Except as Previously Disclosed, all currently outstanding Company Loans were solicited, originated, and, currently exist in material compliance with all applicable requirements of Law and Company Bank’s lending policies at the time of origination or purchase of the Company Loans, and the loan documents with respect to each Company Loan are complete and correct in all material respects. There are no material oral modifications or amendments or additional agreements related to the Company Loans that are not reflected in the written records of Company Bank. Other than loans pledged to the FHLB or the FRB, all such Company Loans are owned by Company Bank free and clear of any Liens. No claims of defense as to the enforcement of any Company Loan have been asserted in writing against Company Bank for which there is a reasonable possibility of an adverse determination, and except as Previously Disclosed, each of Company and Company Bank has no Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim, or defense for which there is a reasonable possibility of an adverse determination to Company Bank with respect to any material Company Loan. None of the Company Loans are presently serviced by third parties, and there is no obligation which could result in any Loan becoming subject to any third-party servicing.
(d)   Neither Company nor Company Bank is a party to any agreement or arrangement with (or otherwise obligated to) any Person that obligates Company to repurchase from that Person any Loan or other asset of Company or Company Bank, unless there is material breach of a representation or covenant by Company or its Subsidiaries.
Section 3.24   Allowance; Impairment.
(a)   Company’s allowance for credit losses as reflected in Company’s unaudited balance sheet as of December 31, 2024 was, and the allowance shown on the balance sheets in Company Financial Statements for periods ending on such date, in the reasonable judgment of management, was as of their dates, in compliance with Company’s existing methodology for determining the adequacy of its allowance for credit losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP, and is, in the reasonable judgment of management, adequate under all such standards.
(b)   As of December 31, 2024, any impairment on loans, investments, derivatives and any other financial instrument in the Company Financial Statements was accounted for under GAAP.
Section 3.25   Administration of Trust and Fiduciary Accounts.   Neither the Company nor Company Bank has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.
Section 3.26   Investment Management and Related Activities.   None of Company, any of its Subsidiaries or Company’s or its Subsidiaries’ employees is required to be registered, licensed, or authorized under the Laws issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.
Section 3.27   Repurchase Agreements.   With respect to all agreements pursuant to which Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date of this Agreement, the value of such collateral equals or exceeds the amount of the debt it secures.

Section 3.28   CRA, Anti-Money Laundering and Customer Information Security.   Neither Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and, to Company’s Knowledge, none of Company and its Subsidiaries has been advised of, or has any reason to believe (because of Company Bank’s Home Mortgage Disclosure Act data for the fiscal year ended December 31, 2024, filed with the FDIC, or otherwise) that any facts or circumstances exist which would cause Company Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act and its implementing regulations, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in material violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule, or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and its implementing regulations, as well as the provisions of the information security program adopted by Company Bank pursuant to Appendix B to 12 C.F.R. Part 364. Furthermore, the board of directors of Company Bank has adopted and Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act. Company Bank has implemented a program with respect to the beneficial ownership requirements set forth in the final rule on Customer Due Diligence Requirements for Financial Institutions found in 81 Federal Register 29397 (July 11, 2016) and 31 C.F.R. § 1010 et seq.
Section 3.29   Transactions with Affiliates.   Except as set forth in Company Disclosure Schedule 3.29, there are no outstanding amounts payable to or receivable from, or advances by Company or any of its Subsidiaries to, and neither Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, Executive Officer, five percent or greater shareholder, or other Affiliate of Company or any of its Subsidiaries, or to Company’s Knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the ordinary course of business. Except as set forth in Company Disclosure Schedule 3.29, neither Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, Executive Officers, or other Affiliates other than deposit accounts of those individuals at Company Bank. All agreements between Company and any of its Affiliates comply in all material respects, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and the FRB’s Regulation W (12 C.F.R. Part 223).
Section 3.30   Tangible Properties and Assets.
(a)   Except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, Company or its Subsidiary has good, valid, and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the material personal property, and other material assets (tangible or intangible), used, occupied, and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent and (ii) Liens incurred in the ordinary course of business or imperfections of title, easements, and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy, or operation of any material asset.
(b)   Company Disclosure Schedule 3.30 sets forth a true, correct, and complete schedule of all real property (by name and location) owned by the Company or any of its Subsidiaries (the “Owned Real Property”). The Company or its Subsidiaries (a) has good and marketable title to all of the Owned Real Property, free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) mechanics’, workmens’, repairmens’, warehousemens’, carriers’, or similar Liens arising in the ordinary course of business, (iii) any Liens imposed by applicable Law, (vi) Liens for real property Taxes not yet due and payable or that are being contested in good faith through appropriate proceedings and for which adequate provision has been made on the balance sheet of Company in accordance with GAAP, (v) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (vi) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.
(c)   Company Disclosure Schedule 3.30 sets forth a true, correct, and complete schedule of all leases, subleases, licenses and other agreements under which Company uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases” and together with the Owned Real Property, the “Company Real Property”). Each of the Leases is valid, binding, and in full force and effect and neither Company nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by Company or any of its Subsidiaries of, or material default by Company or any of its Subsidiaries in, the performance of any covenant, agreement, or condition contained in any Lease, and to Company’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement, or condition contained in such Lease. There is no pending or, to Company’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action, or governmental or regulatory investigation of any nature with respect to the real property that Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any real property by eminent domain. Company and each of its Subsidiaries has paid all rents and other material, charges to the extent due under the Leases. There are no material pending or, to the Knowledge of Company, threatened condemnation proceedings against any Company Real Property.
Section 3.31   Intellectual Property.   Company Disclosure Schedule 3.31 sets forth a true, complete, and correct list of all registered or applied-for Owned Intellectual Property. Company or its Subsidiaries exclusively owns all Owned Intellectual Property, free and clear of all Liens. The Owned Intellectual Property registrations and applications are subsisting, unexpired, valid and enforceable, and since December 31, 2022, neither Company nor any of its Subsidiaries has received notice of a claim alleging otherwise. The conduct of the business of Company or any of its Subsidiaries does not violate, misappropriate, or infringe in any material respect (collectively, “Infringe”) the Intellectual Property of any third party and since December 31, 2022, neither the Company nor any of its Subsidiaries has received any written notice alleging same. To the Knowledge of the Company, no Person is Infringing any Owned Intellectual Property.
Section 3.32   Insurance.   Company Disclosure Schedule 3.32 identifies all of the material insurance policies, binders, or bonds currently maintained by Company and its Subsidiaries, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims involving more than $100,000. Company and each of its Subsidiaries is insured with reputable insurers against such risks and in amounts as the management of Company reasonably has determined to be prudent. All the Insurance Policies are in full force and effect, and neither Company nor any of its Subsidiaries is in material default of them and all claims under the Insurance Policies have been filed in a timely fashion.
Section 3.33   Anti-Takeover Provisions.   No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation (collectively, “Takeover Restrictions”) is applicable to this Agreement and the transactions contemplated by this Agreement.
Section 3.34   Dissenting Shareholders.   Company has no Knowledge of any plan or intention on the part of any shareholder of Company to make a written demand for payment of the fair value of such holder’s shares of Company Common Stock in the manner provided in Section 2.09.
Section 3.35   Fairness Opinion.   The board of directors of Company has received the written opinion of Stephens to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date of this Agreement the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view. Stephens has not amended or rescinded that opinion as of the date of this Agreement.

Section 3.36   Information Supplied.   None of the information supplied or to be supplied by or on behalf of Company or Company Bank for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, in the case of the Registration Statement, at the time the Registration Statement is declared effective by the SEC and, in the case of the Proxy Statement, at the time the Proxy Statement is first sent or given to the shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Company and Company Bank make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Buyer or Buyer Bank or any of their directors, officers, agents, advisors and representatives (collectively, “Representatives”) for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement.
Section 3.37   SEC Status; Securities Issuances.   Company is not subject to the registration provisions of Section 12 of the Exchange Act, nor the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. Shares of Company Common Stock are quoted on the OTC Expert Market under the symbol “FIEB”. Company (i) is eligible to have shares of Company Common Stock traded on the OTC Expert Market in accordance with the rules promulgated by OTC Markets Group, Inc., (ii) complies in all material respects with all financial and other disclosure requirements for companies with securities traded on the OTC Expert Market, and (iii) complies in all material respects with all other requirements of the rules promulgated by OTC Markets Group, Inc. applicable to the OTC Expert Market. Company has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating to the issuance and sale of Company Common Stock. Company represents that the preceding sentence also applies to shares of Company Common Stock held in the Company 401(k) Plan (as defined in Section 5.12(e)).
Section 3.38   Information Security.   Company and its Subsidiaries use commercially reasonable and appropriate efforts and measures to protect (i) their trade secrets and confidential information and (ii) the integrity, security and continuous operation of the Systems used in connection with their businesses (and all Personal Data that are Processed thereby), and since December 31, 2022, (x) there have been no breaches, outages, violations, or unauthorized uses of or unauthorized access to same, other than incidents that were resolved without material cost, liability or the duty to notify any Person and (y) such Systems have functioned in all material respects in accordance with their specifications and intended purpose and have been free of material defects, errors, viruses, malware or other corruptants.
Section 3.39   Indemnification.   Except as provided in Company’s Articles of Incorporation and Bylaws or the Material Contracts, neither Company nor any of its Subsidiaries is a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or with any other persons who serve or served in any other capacity with any other enterprise at the request of Company (a “Covered Person”), and, to the Knowledge of Company, there are no claims for which any Covered Person would be entitled to indemnification under the Company’s Articles of Incorporation and Bylaws, applicable Law or any indemnification agreement.
Section 3.40   Questionable Payments.   None of Company, Company Bank or any of their Subsidiaries, or to Company’s Knowledge, any director, officer, employee, agent or other person acting on behalf of Company, Company Bank or any of its Subsidiaries, has, directly or indirectly: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any unlawful payments to any foreign or domestic governmental officials, employees or agents of any foreign or domestic government or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (d) established or maintained any unlawful fund of monies or other assets of Company or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Company or any of its Subsidiaries or (f) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other material unlawful payment, regardless of form, whether in money, property or services, to any foreign or domestic governmental official, employee, or agent of any foreign or domestic government. None of Company, Company Bank or any of their Subsidiaries, or to Company’s Knowledge, any director, officer, employee, agent or other person acting on behalf of Company, Company Bank or any of its Subsidiaries, is subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
Section 3.41   Mortgage Loan Matters.   Except as Previously Disclosed or as set forth on Company Disclosure Schedule 3.41, at all times while Company and its Subsidiaries have been originating and servicing qualified and non-qualified (i.e., not for sale to any public government-sponsored enterprise) residential mortgage loans (collectively, the “Mortgage Loans”), Company and its Subsidiaries:
(a)   has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in the states where each Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by it;
(b)   has developed policies and procedures governing the origination of Mortgage Loans, including, but not limited to, ability to repay, analysis of gift letters and evaluation of financial statements from borrowers, use of third party brokers, and independent quality control, and is in compliance with such policies and procedures in all material respects;
(c)   utilized origination, collection and servicing practices with respect to the Mortgage Loans that have been in all material respects legal, in compliance with all applicable Laws, and customary in the mortgage origination and servicing industry, and the collection and servicing practices have been consistent with Customary Servicing Procedures;
(d)   to the Knowledge of the Company, has not been the subject of allegations of material failure to comply with applicable loan origination, servicing or claims procedures, in its most recent audits (if any); and
(e)   has in full force and effect an adequate errors and omissions policy or policies with respect to its origination and servicing operations and a standard mortgage banker’s blanket bond.
Section 3.42   SBA Matters.   At all times while Company and its Subsidiaries have been originating and servicing SBA Loans, Company and its Subsidiaries (A) is and was approved and in good standing, as required, as an issuer and servicer of SBA loans, (B) has not received any written notice of any cancellation or suspension of, or material limitation on, its status as a licensee or as an approved issuer, seller/servicer or lender, as applicable, from the SBA, (C) holds and at all relevant times held in good standing all required approvals, permits and licenses of the SBA that are necessary to the conduct of the SBA-related business of Company and each of its Subsidiaries, as applicable, and (D) were and are in material compliance with the SBA’s Standard Operating Procedures.
Section 3.43   No Other Representations or Warranties.   Except for the representations and warranties made by Company in this Article III or in any certificate delivered with respect thereto, and as qualified by the Company Disclosure Schedule (and any updates thereto), neither Company nor any other Person makes any express or implied representation or warranty with respect to Company or any of Company’s Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties. Company acknowledges and agrees that neither Buyer or Buyer Bank nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article IV or in any certificate delivered with respect thereto.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Section 4.01   Making of Representations and Warranties.
(a)   Concurrently with the execution of this Agreement, Buyer has delivered to Company a schedule (the “Buyer Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article IV or to one or more of its covenants contained in Article V; provided, however, that the mere inclusion of an item on the Buyer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Buyer that such item represents a material exception or fact, event or circumstance or that the item disclosed is, or would reasonably be expected to have, a Material Adverse Effect with respect to Buyer.
(b)   Except (i) as set forth on the Buyer Disclosure Schedule; provided that any disclosures made with respect to a section of this Article IV shall be deemed only to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, or (ii) as disclosed in any reports, forms, schedules, registration statements and other documents publicly filed by Buyer with the SEC since December 31, 2022 prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Buyer and Buyer Bank represent and warrant as follows:
Section 4.02   Organization, Standing and Authority.   Buyer is a Georgia corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and is duly registered with the FRB as a bank holding company under the BHC Act and meets the applicable requirements for qualification under the BHC Act and the regulations of the FRB. Buyer has full corporate power and authority to carry on its business as now conducted. Buyer is duly licensed or qualified to do business in the State of Georgia and each other foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires qualification, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Buyer Bank is a Georgia state-chartered bank duly organized, validly existing, and in good standing under the Laws of the State of Georgia. Buyer Bank’s deposits are insured by the FDIC in the manner and to the full extent permitted by Law, and all premiums and FDIC assessments required to be paid have been paid by Buyer Bank when due. Buyer Bank is a member in good standing of the FHLB.
Section 4.03   Capital Stock.   As of March 5, 2025, the authorized capital stock of Buyer consisted solely of (a) 10,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are outstanding and (b) 40,000,000 shares of Buyer Common Stock, of which (i) 25,402,782 shares are outstanding as of the date of this Agreement, (ii) no shares are held by Buyer Subsidiaries and (iii) 169,134 shares are reserved for future issuance as of the date of this Agreement pursuant to outstanding options granted under the Buyer Benefit Plans. The outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. All of the outstanding shares of capital stock of Buyer’s Subsidiaries are duly authorized, validly issued, fully paid, and nonassessable and not subject to preemptive rights, and are owned by Buyer or another Subsidiary of Buyer free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Buyer’s voting rights, charges, or other encumbrances of any nature whatsoever. As of the date of this Agreement, there are no options, warrants, or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments, or understandings to which Buyer is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Buyer or any of Buyer’s Subsidiaries or obligating Buyer or any of Buyer’s Subsidiaries to issue (whether upon conversion, exchange, or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Buyer or any of Buyer’s Subsidiaries, except for (i) shares of Buyer Common Stock issuable pursuant to the Buyer Benefits Plans and (ii) by virtue of this Agreement. The shares of Buyer Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, and nonassessable and will not be subject to preemptive rights.
Section 4.04   Corporate Power.   Buyer and its Subsidiaries have the corporate power and authority to carry on their business as it is now being conducted and to own all their properties and assets; and Buyer and Buyer Bank have the corporate power and authority to execute, deliver, and perform their obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Buyer of the Plan of Bank Merger.

Section 4.05   Corporate Authority.   Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been adopted by the board of directors of Buyer. The execution and delivery of the Bank Plan of Merger and the consummation of the Bank Merger have been adopted by the board of directors of Buyer Bank. Subject only to the adoption of the Plan of Bank Merger by the board of directors Buyer Bank and Buyer, as the sole shareholder of Buyer Bank, no other corporate proceedings on the part of Buyer are necessary to approve this Agreement or to consummate the transactions contemplated nearby. No vote of the shareholders of Buyer is required by Law, the Articles of Incorporation of Buyer, the Bylaws of Buyer or otherwise to approve this Agreement and the transactions it contemplates. Buyer and Buyer Bank each has duly executed and delivered this Agreement and, assuming due authorization, execution, and delivery by Company and Company Bank, this Agreement is a valid and legally binding obligation of Buyer and Buyer Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
Section 4.06   SEC Documents; Other Reports; Internal Controls.
(a)   Buyer has filed all required reports, forms, schedules, registration statements and other documents with the SEC since December 31, 2022 (the “Buyer Reports”) and has paid all material associated fees and assessments due and payable. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing, as of the date of that subsequent filing), the Buyer Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC applicable to such Buyer Reports, and none of the Buyer Reports when filed with the SEC, and if amended, as of the date of the amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC, as applicable, with respect to any of the Buyer Reports. None of Buyer’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Buyer is eligible to use SEC Form S-3.
(b)   Buyer and each of its Subsidiaries have timely filed all reports, schedules, forms, registrations, statements and other documents, together with any amendments, that they were required to file since December 31, 2022 with any Governmental Authority (other than Buyer Reports) and have paid all fees and assessments due and payable. Subject to Section 9.06 of this Agreement, except for normal examinations conducted by a Governmental Authority in the regular course of the business of Buyer and its Subsidiaries, no Governmental Authority has notified Buyer that it has initiated any proceeding or, to Buyer’s Knowledge, threatened an investigation into the business or operations of Buyer or any of its Subsidiaries since December 31, 2022. Subject to Section 9.06 of this Agreement, there is no material unresolved violation or exception by any Governmental Authority with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any Governmental Authority of, Buyer or any of its Subsidiaries.
(c)   Based on its most recent evaluation prior to the date of this Agreement, Buyer has not had to disclose to Buyer’s outside auditors and the audit committee of Buyer’s board of directors (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Buyer’s ability to record, process, summarize, and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting.
(d)   The records, systems, controls, data, and information of Buyer and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Buyer or its Subsidiaries or accountants (including all means of access to them), except for any nonexclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. Buyer and its Subsidiaries have devised and maintained and currently maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.
(e)   Buyer has implemented and maintained and currently maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15(d)-15(e) of the Exchange Act) designed to ensure that material information relating to Buyer and its Subsidiaries is made known to the management of Buyer by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Buyer Reports.
(f)   Since December 31, 2022, (x) neither Buyer nor any of its Subsidiaries nor, to Buyer’s Knowledge, any director, officer, employee, auditor, accountant, or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies, or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that Buyer or any of its Subsidiaries has engaged in inappropriate accounting or auditing practices, and (y) no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duties, or similar violation by Buyer or any of its officers, directors, employees, or agents to the board of directors of Buyer or any committee of the board of directors or to any director or officer of Buyer.
Section 4.07   Financial Statements; Undisclosed Liabilities.
(a)   The financial statements of Buyer (including any related notes and schedules) included in the Buyer Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly disclosed in the financial statements or in the notes to them), and fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of Buyer and its Subsidiaries as of the dates and for the periods shown. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
(b)   Except for (i) those liabilities that are fully reflected or reserved for in the audited consolidated financial statements of Buyer included in its Annual Report filed on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC, (ii) liabilities or obligations incurred in the ordinary course of business since December 31, 2024 in amounts consistent with past practice (including such liabilities contained in the Buyer Reports); (iii) liabilities that have been discharged or paid in full before the Effective Date; or (iv) liabilities or obligations incurred directly as a result of this Agreement, neither Buyer nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued, or contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect with respect to Buyer.
(c)   To the Knowledge of Buyer, Crowe LLP, which has expressed its opinion with respect to the financial statements of Buyer and its Subsidiaries (including the related notes), is and has been throughout the periods covered by such financial statements “independent” with respect to Buyer within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board.

Section 4.08   Regulatory Approvals; No Defaults.
(a)   No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Buyer or any of its Subsidiaries or Affiliates in connection with the execution, delivery, or performance by Buyer of this Agreement, or to consummate the transactions contemplated by this Agreement (including the Bank Merger), except for (i) as applicable, filings of, applications or notices with, and consents, approvals or waivers by, or the making of satisfactory arrangements with, the FRB, the FDIC, the GDBF; (ii) the approval of the Bank Merger and Plan of Bank Merger by Buyer, as sole shareholder of Buyer Bank, and the filing of the Bank Merger Certificates; (iii) the filing and effectiveness of the Registration Statement with the SEC; (iv) the approval of the listing on Nasdaq of the Buyer Common Stock to be issued in the Merger; (v) the filing of the Certificate of Merger with the Georgia Secretary of State and (vi) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Buyer Common Stock in the Merger. To Buyer’s Knowledge as of the date of this Agreement, there is no fact or circumstance relating to Buyer that could reasonably be expected to result in any of the approvals set forth above and referred to in Section 6.01(b) of this Agreement not being received in order to permit consummation of the Merger and Bank Merger on a timely basis or will include a Materially Burdensome Regulatory Condition.
(b)   Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the immediately preceding paragraph and the expiration of the related waiting periods, the execution, delivery, and performance of this Agreement by Buyer and Buyer Bank, as applicable, and the consummation of the transactions contemplated by this Agreement do not and will not (i) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Buyer or any of its Subsidiaries or Affiliates, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction or Privacy Obligation applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries or Affiliates under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries or Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Buyer.
Section 4.09   Agreements with Regulatory Agencies.   Subject to Section 9.06 of this Agreement, neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management, its business or its operations (each, a “Buyer Regulatory Agreement”), nor has Buyer or any of its Subsidiaries been advised in writing, or to the Knowledge of Buyer, orally, by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any Buyer Regulatory Agreement. Subject to Section 9.06 of this Agreement, to Buyer’s Knowledge, there are no investigations relating to any material regulatory matters pending before any Governmental Authority with respect to Buyer or any of its Subsidiaries.
Section 4.10   Absence of Certain Changes or Events.   Except as reflected in Buyer’s audited balance sheet as of December 31, 2024 or in the Buyer Reports filed prior to the date of this Agreement, since December 31, 2024, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect with respect to Buyer or its Subsidiaries, and to Buyer’s Knowledge, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to Buyer in the future.
Section 4.11   Compliance With Laws.
(a)   Buyer and each of its Subsidiaries is and since December 31, 2022 has been in compliance in all material respects with all applicable federal, state, local statutes, Laws, Privacy Obligations, regulations, ordinances, rules, judgments, orders, or decrees or applicable to Buyer, its Subsidiaries and their respective employees, including without limitation, all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and any other Law relating to discriminatory lending, financing or leasing practices, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and the Dodd-Frank Act.
(b)   Buyer and each of its Subsidiaries has all material permits, licenses, authorizations, orders, and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect and, to Buyer’s Knowledge, no suspension or cancellation of any of them is threatened.
(c)   Subject to Section 9.06 of this Agreement, neither Buyer nor any of its Subsidiaries has received, since December 31, 2022, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Buyer’s Knowledge, do any grounds for any of the foregoing exist).
Section 4.12   Information Supplied.   None of the information supplied or to be supplied by or on behalf of Buyer and Buyer Bank for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, in the case of the Registration Statement, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement is declared effective by SEC and, in the case of the Proxy Statement, at the time the Proxy Statement is first sent or given to the shareholders of Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the applicable provisions of the Securities Act. Notwithstanding the foregoing, Buyer and Buyer Bank make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Company or any Affiliates thereof or any of their Representatives for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement.
Section 4.13   Information Security.   Buyer and its Subsidiaries use commercially reasonable and appropriate efforts and measures to protect (i) their trade secrets and confidential information and (ii) the integrity, security and continuous operation of the Systems used in connection with their businesses (and all Personal Data that are Processed thereby), and since December 31, 2022, (x) there have been no breaches, outages, violations, or unauthorized uses of or unauthorized access to same, other than incidents that were resolved without material cost, liability or the duty to notify any Person and (y) such Systems have functioned in all material respects in accordance with their specifications and intended purpose and have been free of material defects, errors, viruses, malware or other corruptants.
Section 4.14   Legal Proceedings.
(a)   Subject to Section 9.06 of this Agreement, neither Buyer nor any of its Subsidiaries is a party to any, nor are there any pending or, to Buyer’s Knowledge, threatened, civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature against Buyer or any of its Subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Buyer, or challenge the validity or propriety of the transactions contemplated by this Agreement.
(b)   Subject to Section 9.06 of this Agreement, there is no injunction, order, judgment, or decree imposed upon Buyer, any of its Subsidiaries, or the assets of Buyer or any of its Subsidiaries, and neither Buyer nor any of its Subsidiaries has been advised of, or is aware of, the threat of any action.
Section 4.15   Brokers.   Except for the fees and expenses of Hillworth Securities, LLC (“Hillworth”) (which will be paid by Buyer), none of Buyer, Buyer Bank, or any of their officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.
Section 4.16   Employee Benefit Plans.   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Buyer:
(a)   All material benefit and compensation plans, contracts, policies, or arrangements (whether or not written) (i) covering current or former employees of Buyer or any of its Subsidiaries, (ii) covering current or former directors of Buyer or any of its Subsidiaries, or (iii) with respect to which Buyer or any Subsidiary has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Buyer Benefit Plans”), are in material compliance in form and operation with all applicable Laws, including ERISA and the Code. Each Buyer Benefit Plan which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the IRS that is currently in effect, and no circumstance, to Buyer’s Knowledge, exists could result in revocation of any such favorable determination letter or the loss of the qualification of the Buyer Benefit Plan under Section 401(a) of the Code. There is no pending or, to Buyer’s Knowledge, threatened litigation relating to the Buyer Benefit Plans. Neither Buyer nor any of its Subsidiaries has engaged in, or is aware of, a transaction with respect to any Buyer Benefit Plan that, assuming the taxable period of the transaction expired as of the date of this Agreement, could subject Buyer or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA;
(b)   No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Buyer or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA (including any multiple employer plan as described in 29 C.F.R. Section 4001.2), currently or formerly maintained or contributed to by Buyer, any of its Subsidiaries or any ERISA Affiliate. Neither Buyer nor any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA at any time during the six-year period ending on the Closing Date, and neither Buyer nor any of its Subsidiaries has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Buyer Benefit Plan or by any ERISA Affiliate within the 36 month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement; and
(c)   All contributions required to be made with respect to all Buyer Benefit Plans have been timely made or have been reflected on the financial statements of Buyer to the extent required by GAAP. No Buyer Benefit Plan or single-employer plan of an ERISA Affiliate has failed to satisfy the minimum funding requirements of Section 412 of the Code or Sections 302 and 303 of ERISA, and none of Buyer or any ERISA Affiliate has an outstanding funding waiver. No Buyer Benefit Plan is considered to be an “at-risk” plan within the meaning of Section 430 of the Code or Section 303 of ERISA.
(d)   To Buyer’s Knowledge, neither Buyer nor any of its Subsidiaries has any material obligations for retiree health or life benefits under any Buyer Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the Laws of any state or locality.
Section 4.17   Labor Matters; Employment.
(a)   Neither Buyer nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Buyer’s Knowledge threatened, asserting that Buyer or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Buyer or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Buyer’s Knowledge, threatened, nor, to Buyer’s Knowledge, any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
Section 4.18   Tax Matters.
(a)   Buyer and each of its Subsidiaries has timely filed all income and other material Tax Returns that it was required to file under applicable Laws prior to the Effective Time, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable Laws. All such Tax Returns are correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. All income and other material Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return of Buyer or its Subsidiaries, as applicable) have been timely paid, other than any Taxes that have been reserved or accrued on the balance sheet of Buyer in accordance with GAAP or which Buyer is contesting in good faith. Neither Buyer nor any Subsidiary is the beneficiary of any extension of time within which to file any Tax Return (other than an automatic extension of time to file, obtained in the ordinary course of business), and neither Buyer nor any of its Subsidiaries currently has any open tax years for which the applicable statute of limitations has been extended or suspended (other than as a result of automatic extensions of time to file Tax Returns, obtained in the ordinary course of business). Within the past six years, no written claim has ever been made by an authority in a jurisdiction where Buyer or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction. There are no Liens for Taxes (other than statutory liens for Taxes not yet due and payable, or Taxes that are being contested in good faith and for which adequate provision has been made on the balance sheet of Buyer in accordance with GAAP) upon any of the assets of Buyer or any of its Subsidiaries.
(b)   Buyer and each Subsidiary has withheld and paid all income or other material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.
(c)   Except as described in Buyer Disclosure Schedule 4.18(c), no foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are being conducted or to Buyer’s Knowledge are pending or threatened with respect to Buyer or any Subsidiary. Other than with respect to audits that have already been completed and resolved, neither Buyer nor any of its Subsidiaries has received from any foreign, federal, state, or local Taxing Authority (including jurisdictions where Buyer or its Subsidiaries has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against Buyer or any of its Subsidiaries.
(d)   Buyer and each Subsidiary have timely and properly taken such actions in response to and in compliance with written notices Buyer or any Subsidiary has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by Law. Buyer and each Subsidiary has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect, and no request to waive or extend such a statute of limitations or time period has been filed or is currently pending.

(e)   Neither Buyer nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(f)   Buyer and each Subsidiary have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither Buyer nor any Subsidiary is a party to or bound by any Tax allocation or sharing agreement (other than an agreement with Buyer Bank and its Subsidiaries or such provisions in a commercial agreement the principal purpose of which is not Tax). Neither Buyer nor any Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Buyer), or (ii) has liability for the Taxes of any Person (other than Buyer or any Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, or by contract.
(g)   Neither Buyer nor any Subsidiary shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) occurring or existing prior to the Effective Time; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
(h)   Within the two (2) year period ending on the date hereof, neither Buyer nor any Subsidiary has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(i)   Neither Buyer nor any Subsidiary is or has been a party to any “listed transaction”, as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).
(j)   Neither Buyer nor any Subsidiary has taken or agreed to take any action, has failed to take or agreed not to take any action or has Knowledge of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent or impede the Merger or Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 4.19   Loans.
(a)   Each material Loan held in Buyer Bank’s loan portfolio (i) is evidenced by notes, agreements, or other evidences of indebtedness that are true, genuine, and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Buyer’s Knowledge, is a legal, valid, and binding obligation of the obligor named, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
Section 4.20   CRA, Anti-Money Laundering and Customer Information Security.   Neither Buyer nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and, to Buyer’s Knowledge, none of Buyer and its Subsidiaries has been advised of, or has any reason to believe (because of Buyer Bank’s Home Mortgage Disclosure Act data for the fiscal year ended December 31, 2024, filed with the FDIC, or otherwise) that any facts or circumstances exist which would cause Buyer Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and its implementing regulations, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in material violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule, or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and its implementing regulations, as well as the provisions of the information security program adopted by Buyer Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of Buyer Bank has adopted and Buyer Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act. Buyer Bank has implemented a program with respect to the beneficial ownership requirements set forth in the final rule on Customer Due Diligence Requirements for Financial Institutions found in 81 Federal Register 29397 (July 11, 2016) and 31 C.F.R. § 1010 et seq.
Section 4.21   Regulatory Capitalization.   Buyer Bank is “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Buyer is “well capitalized,” as such term is defined in the rules and regulations promulgated by the FRB.
Section 4.22   Fairness Opinion.   The board of directors of Buyer has received the written opinion of Hillworth to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date of this Agreement the Merger Consideration is fair to Buyer from a financial point of view. Hillworth has not amended or rescinded that opinion as of the date of this Agreement.
Section 4.23   Allowance; Impairment.
(a)   Buyer’s allowance for credit losses as reflected in Buyer’s audited balance sheet as of December 31, 2023 was, and the allowance shown on the balance sheets in Buyer financial statements for periods ending after such date, in the reasonable judgment of management, was as of their dates, in compliance with Buyer’s existing methodology for determining the adequacy of its allowance for credit losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP, and is adequate under all such standards.
(b)   As of December 31, 2023, any impairment on loans, investments, derivatives and any other financial instrument in the Buyer financial statements was correctly accounted for under GAAP.
Section 4.24   Questionable Payments.   None of Buyer, Buyer Bank or any of their Subsidiaries, or to Buyer’s Knowledge, any director, officer, employee, agent or other person acting on behalf of Buyer, Buyer Bank or any of its Subsidiaries, has, directly or indirectly: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any unlawful payments to any foreign or domestic governmental officials, employees or agents of any foreign or domestic government or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (d) established or maintained any unlawful fund of monies or other assets of Company or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Company or any of its Subsidiaries or (f) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other material unlawful payment, regardless of form, whether in money, property or services, to any foreign or domestic governmental official, employee, or agent of any foreign or domestic government. None of Buyer, Buyer Bank or any of their Subsidiaries, or to Buyer’s Knowledge, any director, officer, employee, agent or other person acting on behalf of Buyer, Buyer Bank or any of its Subsidiaries, is subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
Section 4.25   Anti-Takeover Provisions.   No Takeover Restrictions are applicable to this Agreement and the transactions contemplated by this Agreement.
Section 4.26   No Other Representations or Warranties.   Except for the representations and warranties made by Buyer in this Article IV or in any certificate delivered with respect thereto, and as qualified by the Buyer Disclosure Schedule (and any updates thereto), neither Buyer nor any other Person makes any express or implied representation or warranty with respect to Buyer or any of Buyer’s Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Buyer hereby disclaims any such other representations or warranties. Buyer acknowledges and agrees that neither Company or Company Bank nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article III or in any certificate delivered with respect thereto.
ARTICLE V
COVENANTS
Section 5.01   Covenants of Company.   During the period from the date of this Agreement and continuing until the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, as required by applicable Law or with the prior written consent of Buyer, Company shall use commercially reasonable efforts to (a) carry on its business in the ordinary course consistent with past practice, (b) preserve its business organization intact, (c) keep available to itself and Buyer the present services of the current officers and employees of Company and its Subsidiaries and (d) preserve for itself and Buyer the goodwill of the customers of Company and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth on the Company Disclosure Schedule, as otherwise expressly contemplated or permitted by this Agreement or consented to in writing (which may include electronic mail) by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed, and Buyer shall, when considering the reasonableness of any such request, take into account the preservation of the franchise value of Company and Company Bank, as independent enterprises on a going-forward basis and the prevention of substantial deterioration of the properties of Company and its Subsidiaries), neither Company nor any of its Subsidiaries shall:
(a)   Stock.   Other than pursuant to stock options or stock-based awards outstanding as of the date of this Agreement and listed on the Company Disclosure Schedule, (i) issue, sell, grant or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, or any securities (including units of beneficial ownership interest in any partnership or limited liability company), (ii) enter into any agreement with respect to the foregoing, (iii) accelerate the vesting of any existing Rights, or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.
(b)   Dividends; Other Distributions.   Make, declare, set aside or pay any dividends (other than annual dividends and/or distributions on Company Common Stock in the ordinary course of business and consistent with past practices; provided that, for the avoidance of doubt, as of the date of this Agreement, Company has declared and paid all dividends for the 2025 calendar year, as is consistent with past practices) on or make other distributions (whether in cash or otherwise) in respect of any of its capital stock, except as provided in Section 2.02(b) of this Agreement and dividends by wholly-owned Subsidiaries of Company to the Subsidiary’s parent or another wholly-owned Subsidiary of Company.
(c)   Compensation; Employment Agreements, Etc.   Enter into or amend or renew any employment, consulting, severance, retention, change-in-control or similar agreements or arrangements with any director, officer, or employee of Company or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit or pay any incentive, commission or bonus payments, or grant any equity compensation, except, in each case, (i) for the retention payments and equity awards disclosed on Company Disclosure Schedule 5.01(c), (ii) as may be required by Law, (iii) to satisfy written contractual obligations existing as of the date of this Agreement and disclosed on Company Disclosure Schedule 5.01(c), if any, and (iv) salary increases, bonus, commission and incentive compensation payments in the ordinary course of business consistent with past practice and pursuant to written policies currently in effect, provided that such payments shall not exceed the aggregate amount set forth on Company Disclosure Schedule 5.01(c).   Notwithstanding anything to the contrary contained in Section 5.01(c) of this Agreement, neither Company nor any of its Subsidiaries shall provide compensation of any type to any “disqualified individual” to the extent such compensation would be expected to constitute an “excess parachute payment” as defined in Section 280G of the Code, nor agree to provide any indemnification, gross-up or reimbursement in respect of any Taxes (including any interest or penalties relating thereto).

(d)   Hiring and Terminations; Promotions.   (i) Hire or terminate (other than for cause) any person as an employee of Company or any of its Subsidiaries, except for hiring at will employees at an annual rate of salary not to exceed $100,000 to fill vacancies that may arise from time to time in the ordinary course of business, (or (ii) promote any employee except to fill vacancies that may arise in the ordinary course of business or to satisfy contractual obligations existing as of the date of this Agreement and set forth on Company Disclosure Schedule 5.01(d) unless Buyer, acting through its Chief Executive Officer or President or his designee(s) consents in writing (provided that Buyer shall respond to any such request by Company, together with reasonable supporting documentation, within three (3) Business Days and such consent shall not be unreasonably withheld, conditioned or delayed).
(e)   Benefit Plans.   Enter into, establish, adopt, amend, modify, terminate or accelerate the vesting, funding or payment with respect to (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with Buyer, (ii) to satisfy contractual obligations existing as of the date of this Agreement and set forth on Company Disclosure Schedule 5.01(e), (iii) as previously disclosed to Buyer and set forth on Company Disclosure Schedule 5.01(e), or (iv) as may be required by this Agreement), any Company Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other material employee benefit, incentive or welfare contract, plan or arrangement, or any related trust agreement (or similar arrangement), in respect of any current or former director, officer, or employee of Company or any of its Subsidiaries.
(f)   Transactions with Officers and Directors.   Except pursuant to agreements or arrangements in effect on the date of this Agreement and set forth on Company Disclosure Schedule 5.01(f), or making or renewing loans to officers directors, or any of their respective immediate family members or any Affiliates or associates (as such terms are defined under the Exchange Act) that are otherwise permitted by Section 5.01(t) and compliant with Company’s Regulation O policies and procedures, pay, loan, or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation or business expense reimbursement or advancement in the ordinary course of business consistent with past practice.
(g)   Dispositions.   Except in the ordinary course of business consistent with past practice, sell, transfer, license, mortgage, pledge, abandon, allow to lapse or expire, encumber or otherwise dispose of or discontinue any of its assets (tangible or intangible), deposits, business or properties, other real estate owned, or cancel or release any indebtedness owed to Company or any of its Subsidiaries, other than non-exclusive licenses granted in the ordinary course of business.
(h)   Acquisitions.   Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any material portion of the assets, business, deposits, or properties of any other entity, except for purchases specifically approved by Buyer pursuant to any other applicable paragraph of this Section 5.01.
(i)   Capital Expenditures.   Make or commit to make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice (including expenditures reasonably necessary to maintain existing assets in good repair) not exceeding more than $75,000 in the aggregate, unless Buyer, acting through its Chief Executive Officer or President or his designee(s) consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed); provided that Buyer shall grant or deny its consent to emergency repairs or replacements to prevent substantial deterioration of the condition of a property within two (2) Business Days of its receipt of a written request from the Company.
(j)   Governing Documents.   Amend Company’s Articles of Incorporation or Bylaws or any equivalent documents of Company’s Subsidiaries.
(k)   Accounting Methods.   Implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by applicable Law, GAAP, or applicable accounting requirements of any Governmental Authority, in each case, including changes in the interpretation or enforcement thereof.

(l)   Contracts.   Enter into, materially amend, modify, renew, terminate or waive any material provision of, any Material Contract, Lease, or Insurance Policy, other than amendments, modifications, renewals, terminations, extensions, waivers, or changes that are (i) reasonably needed to carryout its business until Closing, (ii) not materially adverse to the Company or any of its Subsidiaries, and (iii) not for a term of more than twelve (12) months, and except, in all such cases, as reasonably requested by Buyer.
(m)   Claims.   Other than settlement of foreclosure actions in the ordinary course of business, enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Company or any of its Subsidiaries or directors or Executive Officers is a party or becomes a party after the date of this Agreement, which settlement or agreement involves payment by Company or any of its Subsidiaries of an amount which exceeds $75,000 individually or $150,000 in the aggregate (provided that, in connection with such settlement or agreement, such aggregate amounts shall be exclusive of any amount of proceeds indirectly paid under any Insurance Policy but inclusive of any amount of proceeds paid by Company or any of its Subsidiaries as a deductible or retention) and/or would impose any material restriction on the business of Company or any of its Subsidiaries unless Buyer, acting through its Chief Executive Officer or President or his designee(s) consents in writing; provided that, this Section 5.01(m) shall not apply to Tax matters, which shall be governed by Section 5.01(u) of this Agreement.
(n)   Banking Operations.   Enter into any new material line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority or which management or the board of directors of Company believe would make such operations more conservative, file any application or make any contract or commitment with respect to branching or site location or relocation.
(o)   Derivative Transactions.   Enter into any Derivative Transaction.
(p)   Indebtedness.   Except as set forth in Company Disclosure Schedule 5.01(p), incur, modify, extend or renegotiate any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of twelve (12) months (other than deposits, FHLB borrowings, or federal funds purchased, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than the issuance of letters of credit in the ordinary course of business consistent with past practice, unless Buyer, acting through its Chief Executive Officer or President or his designee(s) consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed).
(q)   Investment Securities.   Other than in the ordinary course of business and consistent with past practice, acquire (other than (i) by way of foreclosures or acquisitions in a bona fide fiduciary capacity or (ii) in satisfaction of debts previously contracted in good faith), sell or otherwise dispose of any debt security or equity investment.
(r)   Deposits.   Make any changes to deposit pricing that are not in the ordinary course of business consistent with past practice, taking into account changes in interest rates after the date hereof, or acquire any “brokered deposits” except for any extensions or renewals of existing brokered deposits, unless Buyer, acting through its Chief Executive Officer or President or his designee(s) consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed).
(s)   Loans. Take any action with respect to Loans other than as set forth on Company Disclosure Schedule 5.01(s).
(t)   Investments in Real Estate.   Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu of foreclosure.
(u)   Taxes.   Make, change or revoke any material income Tax election, change any material Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into, cancel or modify any closing agreement, settle or compromise any liability with respect to Taxes, request any ruling from a Governmental Authority with respect to material Taxes, enter into any material Tax sharing agreement, file any claim for a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.
(v)   Reorganization.   Knowingly take any action or fail to take any action which action or failure to act could reasonably be expected to prevent or impede the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(w)   Compliance with Agreements.   Commit any act or omission which constitutes a material breach or material default by Company under any agreement with any Governmental Authority or under any Material Contract, material Lease or other material agreement or material license to which it is a party or by which it or its properties is bound or under which it or its assets, business, or operations receives benefits.
(x)   Environmental Assessments.   Except for foreclosures in process as of the date of this Agreement, foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM 1527-21 Phase I Environmental Site Assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA § 101(35) (“Phase I Assessment”), 42 U.S.C. § 9601(35), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence of any Recognized Environmental Condition (as defined in ASTM 1527-21) or any other material environmental issue.
(y)   Adverse Actions.   Take any action or knowingly fail to take (which omission would reasonably be likely to result in such consequences), or adopt any resolutions of its board of directors in support of, any action that is intended or is reasonably likely to result in (i) a material delay in the consummation of the Merger or the transactions contemplated by this Agreement, (ii) any material impediment to Company’s ability to consummate the Merger of the transactions contemplated by this Agreement, or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied, except, in each case, as may be required by applicable Law or GAAP.
(z)   Capital Stock Purchase.   Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except that Company may repurchase, redeem or otherwise acquire shares of Company Common Stock in connection with the payment of withholding taxes owed by a holder of an Option upon the vesting of an Option, as applicable, resulting from this Agreement.
(aa)   Restructuring.   Merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.
(bb)   Facilities.   Except as required by Law or otherwise expressly contemplated by this Agreement, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility, or automated banking facility.
(cc)   Loan Workouts.   Compromise, resolve, or otherwise “workout” any delinquent or troubled loan, other than (i) any loan workout in the ordinary course of business, consistent with Company Bank’s current policies and procedures and past practice, or (ii) unless Buyer, acting through its President and Chief Lending Officer or his designee(s) first consents in writing (provided that Buyer shall respond to any such request by Company, together with reasonable supporting documentation, within three (3) Business Days and such consent shall not be unreasonably withheld, conditioned or delayed).
(dd)   Commitments.   Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
Section 5.02   Covenants of Buyer.
(a)   Affirmative Covenants.   From the date of this Agreement until the Effective Time, except as expressly contemplated or permitted by this Agreement or as required by applicable Law, Buyer shall use commercially reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the service of its officers and key employees.
(b)   Negative Covenants.   From the date of this Agreement until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Company, Buyer shall not, and shall cause each of its Subsidiaries not to:
(i)   Stock.   Adjust, split, combine or reclassify any capital stock of Buyer,
(ii)   Adverse Actions.   Take any action or fail to take (which omission would reasonably be likely to result in such consequences) any action that is intended or is reasonably likely to result in (A) a material delay in the consummation of the Merger or the transactions contemplated by this Agreement, (B) any material impediment to Buyer’s ability to consummate the Merger or the transactions contemplated by this Agreement, (C) any of the conditions to the Merger set forth in Article VI not being satisfied except, in each case, as may be required by applicable Law or GAAP.
(iii)   Articles of Incorporation and Bylaws.   Amend Buyer’s Articles of Incorporation or Buyer’s Bylaws in a manner that would adversely affect the economic benefits of the Merger to the holders of Company Common Stock or materially and adversely change the rights, terms or preferences of the Buyer Common Stock,
(iv)   Acquisitions.   Enter into any agreement with respect to, or consummate any mergers or business combinations, or acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits, or properties, that would be reasonably likely to result in (A) a material delay in the consummation of the Merger or the transactions contemplated by this Agreement, or (B) any material impediment to Buyer’s ability to consummate the Merger or the transactions contemplated by this Agreement.
(v)   Reorganization.   Knowingly take any action or fail to take any action which action or failure to act could reasonably be expected to prevent or impede the Merger or Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or
(vi)   Commitments.   Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
Section 5.03   No Control.   Nothing contained in this Agreement gives Buyer or its Subsidiaries any of their respective representatives or Affiliates, directly or indirectly, the right to control or direct the operations of Company or Company Bank prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of Company and Company Bank.
Section 5.04   Commercially Reasonable Efforts.   Subject to the terms and conditions of this Agreement, each of the parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated by this Agreement as promptly as practicable, including the satisfaction of the conditions set forth in Article VI of this Agreement, and shall cooperate reasonably and fully to that end.
Section 5.05   Shareholder Approval.
(a)   Company agrees to take, in accordance with applicable Law, the Articles of Incorporation of Company and the Bylaws of Company, all action necessary to convene a meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Company’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “Company Meeting”) and, subject to Section 5.10 of this Agreement, shall take all lawful action to solicit shareholder approval, including by communicating to its shareholders the Company board of directors’ recommendation (and including such recommendation in the Proxy Statement) that the shareholders approve this Agreement and the transactions contemplated hereby (the “Company Board Recommendation”). However, subject to Section 5.10, Section 7.01 and Section 7.02, as applicable, if the board of directors of Company, in response to (1) a Company Intervening Event or (2) a Company Superior Proposal, in each case, after consultation with its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would be inconsistent with its fiduciary duties under applicable Law to continue to make the Company Board Recommendation, then, prior to the receipt of the Requisite Company Shareholder Approval, the board of directors of Company may withhold or withdraw or modify or qualify in a manner adverse to Buyer the Company Board Recommendation or may submit this Agreement and the Merger to its shareholders without recommendation (a “Company Adverse Recommendation Change”). Notwithstanding any Company Adverse Recommendation Change, unless this Agreement has been terminated pursuant to Section 7.01 of this Agreement or Company determines in good faith, after consultation with its outside counsel and, with respect to financial matters, its financial advisor, that it would be inconsistent with its fiduciary duties under applicable Law, Company shall submit this Agreement to its shareholders for their consideration at the Company Meeting. In the event that there is present at the Company Meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Shareholder Approval, Company shall not adjourn or postpone the Company Meeting unless Company, after consultation with its outside counsel, determines that failure to do so would reasonably be likely to result in a breach of applicable Law. Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer. Company shall postpone or adjourn the Company Meeting, if, (x) as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or (y) if on the date of such meeting, Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Shareholder Approval, or (z) after consultation with Buyer, to allow reasonable additional time for mailing of any supplemental or amended disclosure which Company’s board of directors has determined in good faith, after consultation with outside counsel, is necessary or advisable under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Company’s shareholders prior to the Company Meeting. Company shall only be required to postpone or adjourn the Company Meeting two (2) times, for aggregate postponements or adjournments not exceeding thirty (30) calendar days, pursuant to the immediately preceding sentence of this Section 5.05(a) and any further postponements or adjournments of the Company Meeting pursuant to such sentence (other than as provided in clause (z)) shall require the prior written consent of Buyer.
(b)   Company shall use its reasonable best efforts to cause the Company Meeting to occur as soon as reasonably practicable after the Registration Statement has been declared effective, but in any event, the Company Meeting shall occur no later than sixty (60) days after the Registration Statement has been declared effective.
Section 5.06   Registration Statement; Proxy Statement; Nasdaq Listing.
(a)   Buyer and Company agree to cooperate in the preparation of (i) a proxy statement of Company relating to the matters to be submitted to Company’s shareholders at the Company Meeting (as amended or supplemented from time to time, the “Proxy Statement”) and (ii) Buyer’s registration statement on Form S-4 pursuant to which shares of Buyer Common Stock issuable in connection with the Merger will be registered with the SEC (as amended or supplemented from time to time, the “Registration Statement”), of which the Proxy Statement will be a part, including by providing to the other party other all non-privileged information concerning itself and its Affiliates as may be reasonably requested by the other in connection with the preparation of the Registration Statement and the Proxy Statement. Each of Buyer and Company agree to use commercially reasonable efforts to cause the Registration Statement to be filed with the SEC within sixty (60) calendar days after the date of this Agreement and to be declared effective by the SEC as promptly as reasonably practicable after its filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions it contemplates. Buyer also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents, and letters from the financial advisor and Company’s independent auditors in connection with the Registration Statement and the Proxy Statement. After the Registration Statement is declared effective under the Securities Act, Company, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement to its shareholders.
(b)   Buyer shall promptly notify Company of when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
(c)   The Proxy Statement and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and their implementing rules and regulations. Each of Buyer and Company shall promptly notify the other party upon the receipt of any comments (whether written or oral) from the SEC or its staff and of any request by the SEC or its staff or any government officials for amendments or supplements to the Registration Statement, the Proxy Statement, or for any other filing or for additional information and shall supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger, or any other filing. Buyer and Company shall cooperate with each other in responding to any comments or requests by the SEC or its staff or any government officials with respect to the Registration Statement or the Proxy Statement. If at any time prior to the Company Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement or the Registration Statement, Company and Buyer shall use their commercially reasonable efforts to promptly prepare, file with the SEC (if required under applicable Law) and mail to Company shareholders and Buyer shareholders an amendment or supplement. Each of Company and Buyer shall correct any information provided by it for use in the Registration Statement or the Proxy Statement as promptly as reasonably practicable if and to the extent such information is discovered to contain any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(d)   Each of Buyer and Company shall provide to the other party and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement, as applicable and all responses to requests for additional information by and replies to comments of the SEC prior to filing the Registration Statement with the SEC, and Buyer shall provide Company and its counsel with a copy of all SEC filings made by such party.
(e)   Buyer agrees to use commercially reasonable efforts to list, prior to the Effective Date, on Nasdaq the shares of Buyer Common Stock to be issued in connection with the Merger, subject to official notice of issuance prior to the Effective Time.
Section 5.07   Regulatory Filings; Consents.
(a)   Each of Buyer and Company and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts (i) to promptly prepare all documentation (including the Registration Statement and the Proxy Statement), to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, all Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger and the Bank Merger, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable (including by avoiding or setting aside any preliminary or permanent injunction or other order of any United States federal or state court of competent jurisdiction or any other Governmental Authority); provided, however, that in no event shall

Buyer be required to agree to any non-standard condition or restriction in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Authority that would reasonably be expected to have a material adverse effect (measured on a scale relative to the affected party) on the condition (financial or otherwise), results of operation, liquidity, assets or deposit liabilities, properties or business of the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger and the Bank Merger, as determined by Buyer after reasonable consultation with the Company (a “Materially Burdensome Regulatory Condition”). Buyer and Company shall furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement and any application, petition, or any other statement or application made by or on behalf of Buyer or Company to any Governmental Authority in connection with the transactions contemplated by this Agreement. Provided that Company has cooperated as required by this Agreement, Buyer agrees to use commercially reasonable efforts to file the requisite applications with the FRB, FDIC and the GDBF within forty-five (45) calendar days after the date of this Agreement. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain all Regulatory Approvals) and shall respond as promptly as practicable to the requests of Governmental Authority for documents and information. Each party shall have a reasonable opportunity to review and approve in advance all characterizations of the information relating to it and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority and Buyer and Company shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing, provided, however, that materials may be excluded or redacted as necessary (A) to comply with applicable Law, or (B) to address reasonable privilege or confidentiality concerns.
(b)   Company shall notify Buyer promptly and shall promptly furnish Buyer with copies of notices or other communications or summaries of oral communications received by Company or any of its Subsidiaries of (i) any material communication, written or oral, from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any material communication, written or oral, from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives), and (iii) any legal actions threatened or commenced against or otherwise affecting Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response from Company, its Subsidiaries or its representatives). With respect to any of the foregoing, Company shall consult with Buyer and its representatives so as to permit Company and Buyer and their respective representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.
(c)   Buyer shall notify Company promptly and shall promptly furnish Company with copies of notices or other material communications or summaries of oral communications received by Buyer or any of its Subsidiaries of (i) any material communication, written or oral, from any Person alleging that the consent of that Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response from Buyer or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any material communication, written or oral, from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response from Buyer or its representatives), and (iii) any legal actions threatened or commenced against or otherwise affecting Buyer or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response from Buyer, its Subsidiaries or its representatives).
Section 5.08   Publicity.   Buyer and Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions it contemplates and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed, conditioned or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by Law. Without limiting the preceding sentence, Buyer and Company shall (i) cooperate to develop all public announcement materials; and (ii) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other. In addition, Company and its Subsidiaries shall coordinate with Buyer regarding all communications with customers, suppliers, employees, shareholders, and the community in general related to the transactions contemplated by this Agreement.
Section 5.09   Access; Information.
(a)   Company and Buyer agree that upon reasonable notice and subject to applicable Laws relating to the exchange of information, each shall afford the other party and its officers, employees, counsel, accountants, and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to its books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, and personnel and to such other information relating to it as the other party may reasonably request for the purposes of verifying the representations and warranties of the other party and preparing for and consummating the transactions contemplated herein and, during such period, shall furnish promptly to the other party all information concerning its business, properties, and personnel as the other party may reasonably request. Notwithstanding the foregoing, neither Company nor Buyer shall be required to provide access to or to disclose information, where access or disclosure could reasonably be expected to (i) violate the rights of such entity’s customers, (ii) jeopardize the attorney-client privilege of the entity in possession or control of such information, (iii) result in the disclosure of any trade secrets of third parties; (iv) violate any obligation of Company or Buyer with respect to confidentiality (provided that the party who owes an obligation of confidentiality makes a reasonable effort to obtain a waiver of such obligation) including with respect to disclosure of regulatory examination ratings or other confidential supervisory information, or violate any fiduciary duty of Company or Buyer; (v) interfere with the prudent operation of such entity; or (vi) contravene any Law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.
(b)   No investigation by a party or its representatives shall be deemed to modify or waive any representation, warranty, covenant, or agreement of the other party set forth in this Agreement, or the conditions to the respective obligations of Buyer and Company to consummate the transactions contemplated by this Agreement. Company shall use its reasonable efforts, subject to applicable Law and the fiduciary duties of the board of directors of Company, to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.
Section 5.10   No Solicitation by Company.
(a)   Company and its Subsidiaries shall immediately cease, and Company and its Subsidiaries shall cause each of their respective directors and officers and shall instruct each of their agents, advisors and representatives to immediately cease, any discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to a Company Acquisition Proposal. Except as permitted by this Section 5.10, after the execution and delivery of this Agreement, Company shall not, and shall cause its Subsidiaries and its and their directors and officers, and instructs its and their agents, advisors and representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiry with respect to, (ii) participate or engage in any negotiations with any Person with, or furnish any nonpublic information relating to, or (iii) engage or participate in any discussions with any Person regarding, a Company Acquisition Proposal, except to notify such Person of the existence of the provisions of this Section 5.10.
(b)   Notwithstanding Section 5.10(a), if, prior to the time Requisite Company Shareholder Approval is obtained, Company receives an unsolicited bona fide written Company Acquisition Proposal that the board of directors of Company concludes in good faith (after consultation with its outside counsel, and with respect to financial matters, its financial advisor) that such Company Acquisition Proposal constitutes or is reasonably likely to lead to a Company Superior Proposal, Company may take the following actions: (1) furnish nonpublic information with respect to Company and its Subsidiaries to the Person making such Company Acquisition Proposal, but only if (A) prior to so furnishing such information, Company has entered into a customary confidentiality agreement with such Person on terms no less favorable to Company than the mutual confidentiality agreement by and between Company and Buyer dated as of December 19, 2024, and (B) all such information has previously been provided to Buyer or is provided to Buyer prior to or contemporaneously with the time it is provided to the Person making such Company Superior Proposal or such Person’s representatives; and (2) engage or participate in any discussions or negotiations with such Person with respect to the Company Superior Proposal. Company shall promptly (and in any event within forty-eight (48) hours) advise Buyer orally and in writing of the receipt of (i) any proposal that constitutes or is reasonably likely to lead to a Company Acquisition Proposal and the material terms of such proposal (including the identity of the party making such proposal and, if applicable, copies of any documents or correspondence evidencing such proposal), and (ii) any request for information relating to Company or any of its Subsidiaries in connection with a Company Acquisition Proposal. Company shall keep Buyer informed on a reasonably current basis (and in any event at least once every two (2) Business Days) of the status of any such Company Acquisition Proposal (including any material change to its terms).
(c)   Except as set forth in Section 5.10(d) of this Agreement, the board of directors of Company shall not (i) withhold, withdraw, or modify (or publicly propose to withhold, withdraw or modify), in a manner adverse to Buyer and Buyer Bank, its recommendation referred to in Section 5.05 of this Agreement, or (ii) approve or recommend (or publicly propose to approve or recommend) any Company Acquisition Proposal. Except as set forth in Section 5.10(d) of this Agreement, Company shall not, its board of directors shall not allow Company to, and Company shall cause its Subsidiaries and its and their Representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (except for confidentiality agreements referred to and entered into in accordance with the terms of Section 5.10(b) of this Agreement) relating to any Company Superior Proposal.
(d)   Notwithstanding anything to the contrary set forth in this Agreement, the board of directors of Company may, prior to the time the Requisite Company Shareholder Approval is obtained, (i) in response to a Company Superior Proposal or Company Intervening Event which did not result from a breach of Section 5.05, Section 5.10(a), (b) or (c), make a Company Adverse Recommendation Change and/or (ii) in response to a Company Superior Proposal which did not result from a breach of Section 5.05, Section 5.10(a), (b) or (c), terminate this Agreement pursuant to Section 7.01(f) of this Agreement, in each case of clauses (i) or (ii), if the board of directors of Company has determined in good faith, after consulting with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, that the board of directors of Company may not take any such action in connection with a Company Acquisition Proposal unless (1) the Company has complied in all material respects with Section 5.10 of this Agreement, (2) prior to terminating this Agreement pursuant to Section 7.01(f) of this Agreement, Company provides prior written notice to Buyer four (4) Business Days in advance (the “Notice Period”) of its intention to take such action, and furnishes to Buyer a reasonable description of the events or circumstances giving rise to its determination to take such action, which notice shall specify all material terms and conditions of such Company Superior Proposal (including the identity of the party making such Company Superior Proposal), and any material modifications to any of the foregoing, (3) at the end of the Notice Period, the board of directors of Company takes into account any amendment or modification to this Agreement proposed by Buyer and after consultation with its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless be inconsistent with its fiduciary duties under applicable Law to continue to make the Company Board Recommendation, and (4) after the conclusion of any Notice Period, the board of directors of Company determined in good faith, after giving effect to all of the adjustments or revisions (if any) which may be offered by Buyer pursuant to sub-clause (3) above, that in the case of a Company Acquisition Proposal, such Company Acquisition Proposal continues to constitute a Company Superior Proposal, and in the case of a Company Acquisition Proposal or Company Intervening Event, it nevertheless would be inconsistent with its fiduciary duties under applicable Law to make or continue to make the Company Board Recommendation. Any material amendment to any Company Superior Proposal will be deemed to be a new Company Superior Proposal for purposes of this Section 5.10(d) and will require a new Notice Period as referred to in this Section 5.10(d), provided, that such new Notice Period shall be three (3) Business Days,
(e)   Nothing contained in Section 5.05 of this Agreement or this Section 5.10 shall prohibit Company or its board of directors from (i) complying with its disclosure obligations under U.S. federal or state law with regard to a Company Acquisition Proposal, or, (ii) making any disclosure to Company’s shareholders if, after consultation with its outside legal counsel, Company determines that such disclosure is reasonably required under applicable Law; provided, however, that any such disclosure relating to a Company Acquisition Proposal shall be deemed to be a Company Adverse Recommendation Change unless it is limited to a stop, look, and listen communication or Company’s board of directors reaffirms the Company Board Recommendation in such disclosure and does not recommend that Company shareholders tender their shares or otherwise support such Company Acquisition Proposal, or (iii) informing any Person of the existence of the provisions contained in this Section 5.10.
Section 5.11   Indemnification; Directors’ and Officers’ Insurance.
(a)   From and after the Effective Time, Buyer (the “Indemnifying Party”) shall indemnify and hold harmless, each present and former director or officer of Company or any of its Subsidiaries (the “Indemnified Parties”) and any person who becomes an Indemnified Party between the date of this Agreement and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred after the Effective Time or not yet paid or accrued prior to the Effective Time, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part, or arising in whole or in part out of, or pertaining to the fact that he or she was a director or officer of Company or any of its Subsidiaries or is or was serving at the request of Company or any of its Subsidiaries as a director, officer, employee, trustee or other agent of any other organization or in any capacity with respect to any employee benefit plan of Company or any of its Subsidiaries, including without limitation any matters arising in connection with or related to the negotiation, execution, and performance of this Agreement or any of the transactions it contemplates, to the full extent to which such Indemnified Parties would be entitled to have the right to be indemnified under the Articles of Incorporation or Bylaws of Company or its applicable Subsidiary as in effect on the date of this Agreement as though such Articles of Incorporation and Bylaws continue to remain in effect after the Effective Time and as permitted by applicable Law. Buyer shall pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Party to the full extent as would have been permitted by Company or its Subsidiaries under the Company’s or such Subsidiaries’ Articles of Incorporation or Bylaws, upon receipt of an undertaking to repay such advance payments if such officer, director or employee shall be adjudicated or determined to be not entitled to indemnification in accordance with the Company’s or such Subsidiaries’ Articles of Incorporation or Bylaws. Buyer’s obligations as successor in interest to Company shall continue as required under the Articles of Incorporation and Bylaws of Company.
(b)   Any Indemnified Party wishing to claim indemnification under this Section 5.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually and materially prejudice the Indemnifying Party and, if so, only to the extent of such actual and material prejudice. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnified Parties in connection with the defense, except that if the Indemnifying Party elects not to assume defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified

Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements are received, the reasonable fees and expenses of counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine, and such determination shall have become final, that indemnification of an Indemnified Party is prohibited by applicable Laws and regulations.
(c)   Prior to the Closing, Company shall obtain an extension of Company’s existing directors’ and officers’ insurance policies, in each case for a claims reporting or discovery period of six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as Company’s current insurance carrier with respect to directors’ and officers’ liability insurance (“D&O Insurance”) with terms, conditions, retentions, and limits of liability that are at least as favorable to the Indemnified Parties as Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions it contemplates); provided, however, that Company will negotiate the premium for the D&O Insurance in good faith and in consultation with Buyer and in no event shall Company expend for such “tail” policy in the aggregate a premium amount in excess of an amount (the “Maximum D&O Tail Premium”) equal to 250% of the annual premiums paid by the Company for D&O Insurance as of the date of this Agreement; provided, further, that if the cost of such a tail policy exceeds the Maximum D&O Tail Premium, Company shall obtain a tail policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium For the avoidance of doubt, Buyer shall be responsible for the payment of the aggregate premiums in connection with obtaining the D&O Insurance, and the amount of such payment shall not be included in the calculation of Transaction Costs.
(d)   If Buyer or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 5.11.
(e)   Nothing in this Agreement is intended to, shall be construed to or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company or its officers, directors and employees, and that the indemnification of this Section 5.11 is not a substitute for any claims under any policies.
(f)   Any indemnification payments made pursuant to this Section 5.11 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) and the regulations promulgated by the FDIC (12 C.F.R. Part 359).
(g)   This Section 5.11 shall survive the Effective Time, is intended to benefit each Indemnified Party (each of whom shall be entitled to enforce this Section against Buyer), and shall be binding on all successors an assigns of Buyer.
Section 5.12   Employees; Benefit Plans.
(a)   All Company Employees who remain employed by Company or any of its Subsidiaries as of the Effective Time shall be subject to Buyer Bank’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance. In addition, Company and Company Bank agree, upon Buyer’s reasonable request, to facilitate discussions between Buyer and Company Employees regarding employment, consulting, or other arrangements to be effective prior to or following the Merger. Any interaction between Buyer and Company Employees shall be coordinated by Company.

(b)   Company Employees (other than those who are parties to an employment, change of control, retention or other similar type of agreement or arrangement which provides for severance or other payments or benefits upon termination) as of the date of this Agreement who remain employed by Company or any of its Subsidiaries as of the Effective Time and whose employment is terminated by Buyer (absent termination for cause as determined by the employer) within one year after the Effective Time shall, subject to the execution by each Company Employee of a standard release in favor of Buyer and Buyer Bank (if Buyer, in its discretion, requests that a release be signed), receive severance pay in a lump sum equal to two weeks’ base compensation for every year of service, subject to a minimum of four (4) weeks and up to a maximum of twenty-six (26) weeks; provided, however, that prior to the Closing Date, Buyer will allow such Company Employees a reasonable opportunity to apply for posted openings with Buyer and its Subsidiaries in efforts to retain Company Employees.
(c)   Following the Closing Date, for any Company Benefit Plan terminated for which there is a comparable Buyer Benefit Plan of general applicability, Company Employees shall be entitled to participate in such Buyer Benefit Plan (excluding any severance, defined benefit pension, deferred compensation, equity-based, change-in-control, retention and/or transaction-based plans, programs or arrangements) to the same extent as similarly-situated employees of Buyer or Buyer Bank (it being understood that inclusion of Company Employees in Buyer Benefit Plans may occur, if at all, at different times with respect to different plans). With respect to any such comparable Buyer Benefit Plan, for purposes of determining eligibility to participate, vesting, entitlement to benefits, and vacation entitlement (but not for accrual of benefits under any Buyer Benefit Plans, including any post-retirement welfare benefit plan of Buyer, but excluding any vacation and/or paid time off plans), service by a Company Employee shall be recognized to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Company Employee was a participant immediately before the Effective Time, or if there is no such comparable employee benefit plan, to the same extent such service was recognized under the Company 401(k) plan immediately prior to the Effective Time to the extent applicable; provided, however, that such service shall not be recognized (i) to the extent such recognition would result in a duplication of benefits, (ii) for benefit accruals under any defined benefit pension plan or for purposes of qualifying for subsidized early retirement benefits, (iii) for newly-established employee benefit plans sponsored or maintained by Buyer or any of its affiliates for which similarly-situated employees of Buyer and its affiliates do not receive past service credit, (iv) for any benefit plan that is a frozen plan or provides grandfathered benefits, or (v) for any equity-based or long-term incentive compensation plans. Nothing in this Agreement shall limit the ability of Buyer or Buyer Bank to amend or terminate any of the Company Benefit Plans or Buyer Benefit Plans in accordance with their terms at any time after the Effective Time, subject to vested rights of employees and directors that may not be terminated pursuant to the terms of the Company Benefit Plans or Buyer Benefit Plans.
(d)   If employees of Company or any of its Subsidiaries become eligible to participate in a medical, dental, or health plan of Buyer or Buyer Bank upon termination of a similar plan of Company or any of its Subsidiaries, Buyer shall use commercially reasonable efforts to cause each plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, or dental plans of Buyer or Buyer Bank, (ii) provide full credit under such plans for any deductible, co-payment, and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the plan year prior to participation, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to the employee on or after the Effective Time, in each case to the extent the employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time for the plan year in which the Effective Time occurs.
(e)   If requested by Buyer in a written notice delivered to the Company not less than five (5) Business Days prior to the Closing Date, the Company shall cause the board of directors (or the appropriate committee thereof) of the Company or its applicable Subsidiary to adopt resolutions and take such corporate actions that are necessary to terminate each Company Benefit Plan that includes a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (each, a “Company 401(k) Plan”), effective as of the calendar day before the Closing Date. If Company terminates Company’s 401(k) plan prior to the Closing Date, Buyer shall use its commercially reasonable efforts to permit Company 401(k) participants who are employed by Company or any of its Subsidiaries as of such date to roll over any eligible rollover distributions in Company’s 401(k) plan into Buyer’s 401(k) plan.
(f)   Nothing in this Section 5.12, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.12. Without limiting the foregoing, no provision of this Section 5.12 shall create any third party beneficiary rights in any current or former employee, director, or consultant of Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 5.12 is intended (i) to amend any Company Benefit Plan or any Buyer Benefit Plan, (ii) interfere with Buyer’s or the Surviving Entity’s right from and after the Closing Date to amend or terminate any Company Benefit Plan or Buyer Benefit Plan or (iii) interfere with Buyer’s or the Surviving Entity’s right from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor, or consultant.
Section 5.13   Notification of Certain Changes.   Buyer and Company shall promptly advise the other party of any change or event having, or which would reasonably be expected to have, a Material Adverse Effect with respect to it or which it believes would reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement. Prior to the Effective Time (and on the date prior to the Closing Date), Buyer and Company shall supplement or amend their respective Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered materially inaccurate. No supplement or amendment to the Buyer Disclosure Schedule or Company Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 6.02(a) or 6.03(a) of this Agreement, or compliance by Buyer or Company with the respective covenants and agreements. Any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 5.13 or the failure of any condition set forth in Section 6.01, Section 6.02, or Section 6.03 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.01, Section 6.02(a) or Section 6.03(a) to be satisfied.
Section 5.14   Current Information.   During the period from the date of this Agreement to the Effective Time, Company shall cause one or more of its designated representatives to confer on a regular and frequent basis (not less than weekly) with representatives of Buyer and to report the general status of Company’s financial affairs and the ongoing operations of Company and its Subsidiaries. Without limiting the foregoing, (A) Company agrees to provide to Buyer (i) a copy of each report filed by Company or any of its Subsidiaries with a Governmental Authority (if permitted by Law) within one (1) Business Day following its filing, (ii) a copy of the Company’s audited consolidated financial statements for the year ended December 31, 2024, promptly upon receipt by the Company, and (iii) a consolidated balance sheet and a consolidated statement of operations, without related notes, within twenty (20) calendar days after the end of each month, prepared in accordance with Company’s current financial reporting practices, and (B) Company shall provide Buyer, on a monthly basis, with a schedule of all new loans, leases, extensions of credit, and renewal loans, leases and extensions of credit, or any increase in any customer’s aggregate credit outstanding or lease commitment (whether or not subject to prior approval under Section 5.01(s) of this Agreement), and provide Buyer with a copy of, and the opportunity to discuss upon request, the relevant documentation for any loan, extension of credit, lease, or renewal.
Section 5.15   Board Packages.   Company shall distribute by overnight mail or by electronic mail a copy of any Company or Company Bank board package, including the agenda and any draft minutes, to Buyer promptly after it distributes a copy to the board of directors of Company or Company Bank; provided, however, that Company shall not be required to provide to Buyer copies of any documents that disclose (i) confidential discussions of this Agreement or the transactions it contemplates or any third-party proposal to acquire control of Company, (ii) any matter that Company’s board of directors has been advised by counsel may violate a confidentiality obligation or fiduciary duty or any Law or regulation, including with respect to the disclosure of regulatory examination ratings or other confidential supervisory information, or may result in a waiver of Company’s attorney-client privilege or violate the privacy rights of any customer, or (iii) any information provided to Company’s or Company Bank’s board of directors or the Loan Committee of Company’s or Company Bank’s board of directors with respect to loan- or credit-related information, including, but not limited to, loan pricing or credit decisions.
Section 5.16   Transition; Informational Systems Conversion.   From and after the date of this Agreement, Buyer and Company shall use their commercially reasonable efforts to facilitate the integration of Company with the business of Buyer following consummation of the transactions contemplated by this Agreement, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Company and each of its Subsidiaries (the “Information Systems Conversion”) to those used by Buyer, which planning shall include, but not be limited to: (a) discussion of third-party service provider arrangements of Company and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by Company and each of its Subsidiaries in connection with systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and reasonably appropriate to facilitate the conversion, as soon as practicable following the Effective Time; provided, however, that Company shall not be required to take any actions or provide any information pursuant to this Section 5.16 that would, in the Company’s reasonable determination, violate applicable federal, state or local statutes, Laws, regulations, ordinances, rules, judgments, orders or decrees related to data protection or privacy. Buyer shall promptly reimburse Company for any reasonable out of pocket fees, expenses, or charges that Company may incur as a result of taking, at the request of Buyer, any action to facilitate the Information Systems Conversion; provided, however, for the avoidance of doubt, Buyer will not reimburse Company for any amounts included in the Transaction Costs. Company and Buyer shall take all reasonable actions and execute all further documents that are reasonably required to accomplish the foregoing in compliance with all applicable Laws, including those relating to Personal Data.
Section 5.17   Access to Customers and Suppliers.
(a)   Access to Customers.   Company and Buyer shall work together to promote good relations between Company Bank and its customers and to retain and grow Company Bank customer relationships prior to and after the Effective Time. Company and Buyer agree that it may be advisable from and after the date of this Agreement for representatives of Company Bank and/or of Buyer Bank to meet with Company Bank customers to discuss the business combination and related transactions contemplated by this Agreement with Company Bank customers. Meetings with Company Bank customers will only occur with the express, prior permission of Company Bank, will be arranged solely by Company Bank representatives, and will be jointly attended by representatives of both Company Bank and Buyer Bank. Company, however, shall not be required to take any actions or provide any information pursuant to this Section 5.17 that would, in the Company’s reasonable determination, violate applicable federal, state or local statutes, Laws, regulations, ordinances, rules, judgments, orders or decrees related to data protection or privacy. Nothing in this Section 5.17 shall be deemed to prohibit representatives of Company Bank and Buyer Bank to meet with and communicate with their respective customers that may also be customers of the other party.
(b)   Access to Suppliers.   From and after the date of this Agreement, Company shall, upon Buyer’s reasonable request, introduce Buyer and its representatives to suppliers of Company and its Subsidiaries for the purpose of facilitating the integration of Company and its business into that of Buyer. Any interaction between Buyer and Company’s suppliers shall be coordinated by Company. Company shall have the right to participate in any discussions between Buyer and Company’s suppliers.
Section 5.18   Environmental Assessments.
(a)   Company shall cooperate with and grant access to an environmental consulting firm selected by Buyer and reasonably acceptable to Company, during normal business hours (and at such other times as may be agreed), to any real property (including buildings or other structures) currently owned or operated by Company or any of its Subsidiaries or any Company Property for the purpose of conducting (i) Phase I Assessments (which also may include an evaluation of asbestos containing materials, polychlorinated biphenyls, lead based paint, lead in drinking water, mold, and radon); (ii) Phase II

Environmental Assessments, including subsurface investigation of soil, soil vapor, and groundwater (“Phase II Assessment”); and/or (iii) surveys and sampling of indoor air and building materials for the presence of radon, asbestos containing materials, mold, microbial matter, polychlorinated biphenyls, and other Hazardous Substances. Buyer and its environmental consulting firm shall conduct all environmental assessments pursuant to this Section 5.18 at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with Company’s operation of its business, and Buyer shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted. Buyer shall be required to restore each property to substantially its pre-assessment condition. All costs and expenses incurred in connection with any Phase I or Phase II Assessment and any restoration and clean up shall be borne solely by Buyer.
(b)   To the extent requested by Buyer, each environmental assessment shall include an estimate by the environmental consulting firm preparing such environmental assessment of the costs of investigation, monitoring, personal injury, property damage, clean up, remediation, penalties, fines or other liabilities, as the case may be, relating to the “potential environmental condition(s)” or “recognized environmental condition(s)” or other conditions which are the subject of the environmental assessment.
Section 5.19   Shareholder Litigation and Claims.   In the event that any shareholder litigation related to this Agreement or the Merger or the other transactions contemplated by this Agreement is brought or, to Company’s Knowledge, threatened, against Company and/or the members of the board of directors of Company prior to the Effective Time, Company shall consult with Buyer regarding the defense or settlement of the litigation, and no such settlement shall be agreed to without Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Company shall (i) promptly notify Buyer of any shareholder litigation brought, or threatened, against Company and/or members of the board of directors of Company, (ii) keep Buyer reasonably informed with respect to the litigation’s status; provided, however, that no information need to be provided if doing so would jeopardize the attorney-client privilege or contravene any Law or binding agreement entered into prior to the date of this Agreement, and (iii) give Buyer the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation. Company shall consult with Buyer regarding the selection of counsel to represent Company in any such shareholder litigation, if other than existing firms utilized by Company or Company Bank.
Section 5.20   Company Director Resignations.   Company shall use commercially reasonable efforts to deliver to Buyer resignations of those directors of Company, Company Bank, and any of their Subsidiaries requested in writing by Buyer at least five (5) calendar days prior to the Closing Date, with each such resignation to be effective as of the Effective Time.
Section 5.21   Third Party Consents.   Company shall use all commercially reasonable efforts to obtain the Company Third Party Consents prior to Closing.
Section 5.22   Coordination.
(a)   Company and Company Bank shall take any actions Buyer may reasonably request prior to the Effective Time to facilitate the consolidation of the operations of Company Bank with Buyer Bank, including, without limitation, the preparation and filing of all documentation that is necessary or desirable to obtain all permits, consents, approvals and authorizations of third parties or Governmental Authorities to close and/or consolidate any Buyer Bank or Company Bank branches or facilities and furnishing information and otherwise cooperating with Buyer in the marketing and sale to third parties, contingent on the Effective Time, of any owned or leased real property or tangible property associated with any such branches or facilities. Company shall give reasonable consideration to Buyer’s input regarding the matters reflected in this Section 5.22. Company and Company Bank shall permit representatives of Buyer Bank to be onsite at Company Bank during normal business hours to facilitate consolidation of operations and assist with any other coordination efforts as necessary, provided such efforts shall be done without undue disruption to Company’s or Company Bank’s business and at the expense of Buyer or Buyer Bank.
(b)   Upon Buyer’s reasonable request and consistent with GAAP and applicable banking Laws and regulations, (i) each of Company and its Subsidiaries shall modify or change its loan, OREO, accrual, reserve, tax, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Buyer and (ii) Company shall make such accruals under the Company Benefit Plans as Buyer may reasonably request to reflect the benefits payable under such Company Benefit Plans upon the completion of the Merger; provided, that no such modifications, changes, or divestitures of the type described in this Section 5.22(b) shall result in any change to Company’s Reports of Conditions and Statements of Income or call into question the validity of the filings made and certifications given under this Agreement. Notwithstanding the foregoing, no such modifications, changes, or divestitures of the type described in this Section 5.22(b) need be made prior to the satisfaction of the conditions set forth in Sections 6.01(a) and 6.01(b) of this Agreement, and only in the quarter within which Closing occurs.
(c)   Company and Company Bank shall, consistent with GAAP and regulatory accounting principles, use their commercially reasonable efforts to implement at Buyer’s request internal control procedures which are consistent with Buyer’s and Buyer Bank’s current internal control procedures to allow Buyer to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act; provided, however, that no such modifications, changes, or divestitures need be made prior to the satisfaction of the conditions set forth in Sections 6.01(a) and 6.01(b) of this Agreement, and shall be made only in the quarter within which Closing occurs, provided, further, that no modifications, changes, or divestitures of the type described in this Section 5.22(b) shall result in any change to Company’s Reports of Conditions and Statements of Income or call into question the validity of the filings made and certifications given under this Agreement.
(d)   No accrual or reserve or change in policy or procedure made by Company or any of its Subsidiaries pursuant to this Section 5.22 shall constitute or be deemed to be a breach, violation, of or failure to satisfy any representation, warranty, covenant, agreement, condition, or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation, or failure to satisfy shall have occurred. The recording of any such adjustment shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Company or its management with any such adjustments.
(e)   Subject to Section 5.22(b) of this Agreement, Buyer and Company shall reasonably cooperate (i) to minimize any potential adverse impact to Buyer under ASC 805, and (ii) to maximize potential benefits to Buyer and its Subsidiaries under Section 382 of the Code in connection with the transactions contemplated by this Agreement, in each case consistent with GAAP, the rules and regulations of the SEC, and applicable banking Laws.
Section 5.23   Reserved.
Section 5.24   Takeover Restrictions.   None of Company, Buyer or their respective boards of directors shall take any action that would cause any Takeover Restriction to become applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated from any applicable Takeover Restriction now or hereafter in effect. If any Takeover Restriction may become, or may purport to be, applicable to the transactions contemplated by this Agreement, each party and the members of their respective boards of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated and otherwise act to eliminate or minimize the effects of any Takeover Restriction on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Restriction.
Section 5.25   Allowance for Credit Losses.   Company Bank will maintain its allowance for credit losses in accordance with GAAP as applied to banking institutions, including with respect to CECL, and all applicable rules and regulations, and in the reasonable opinion of management, at a level adequate in all respects to provide for all probable losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of Company Bank and other extensions of credit (including letters of credit or commitments to make loans or extend credit); provided, however, that the Company Bank’s allowance for credit losses as of the Effective Time shall not be less than 1.1% of Company Bank’s total Loans (the “Minimum Allowance Amount”).

Section 5.26   Expense Reduction.   In the event that the SEC or any other Governmental Authority objects or raises concern with respect to the Expense Reduction, Company and Buyer agree to work in good faith to adjust the Merger Consideration to account for the amount of the Expense Reduction.
Section 5.27   Certain Tax Matters.
(a)   Each of Buyer and the Company shall take any actions required to cause each of the Merger and the Bank Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by reporting consistently for all U.S. federal, state, and local income Tax or other purposes. Without limiting the generality of the foregoing, neither Buyer nor the Company shall take any action, or fail to take any action, that would reasonably be expected to cause the Merger or the Bank Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Without limiting the provisions of this Section 5.27, each of Buyer and the Company shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulations Section 1.368-3.
(b)   Prior to Closing, the Company shall pay or properly accrue all unpaid Taxes of the Company during the Pre-Closing Tax Period; provided, that the amount of any Taxes paid or properly accrued pursuant to this Section 5.27(b) in satisfaction of missed, incomplete or past due payments, including all penalties and interest thereon, plus the pro rata amount of such Taxes that will be due for the tax year ended December 31, 2025, shall be included in the calculation of Transaction Costs.
ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER
Section 6.01   Conditions to Obligations of the Parties to Effect the Merger.   The respective obligations of Buyer and Company to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties prior to the Closing Date of each of the following conditions:
(a)   Shareholder Approvals.   The Requisite Company Shareholder Approval shall have been obtained.
(b)   Regulatory Approvals; No Materially Burdensome Regulatory Condition.   All Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods shall have expired or been terminated, and no such Regulatory Approvals includes or contains, or shall have resulted in the imposition of, any Materially Burdensome Regulatory Condition.
(c)   No Injunctions or Restraints; Illegality.   No judgment, order, injunction, or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction, or decree shall have been enacted, entered, promulgated, or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement.
(d)   Effective Registration Statement.   The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.
(e)   Nasdaq Listing.   The shares of Buyer Common Stock issuable pursuant to the Merger shall have been listed on Nasdaq, subject to official notice of issuance.
Section 6.02   Conditions to Obligations of Company.   The obligations of Company to consummate the Merger also are subject to the fulfillment or written waiver by Company prior to the Closing Date of each of the following conditions:
(a)   Representations and Warranties. The representations and warranties of Buyer set forth in (i) Section 4.03 and 4.10 of this Agreement (after giving effect to the lead-in to Article IV) shall be true and correct (other than in the case of Section 4.03 such failures to be true and correct as are de minimis) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and (ii) Sections 4.02, 4.04, 4.05, 4.06 and 4.15 of this Agreement (in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations of Buyer set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Buyer. Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to the foregoing effect.
(b)   Performance of Obligations of Buyer.   Buyer shall have performed and complied with all of its covenants and other obligations under this Agreement in all material respects at or prior to the Closing Date, and Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to that effect.
(c)   Tax Opinion.   Company shall have received an opinion from Alston & Bird LLP (or other nationally recognized tax counsel reasonably acceptable to Company), dated as of the Closing Date, in substance and form reasonably satisfactory to Company to the effect that, on the basis of the facts, representations, and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Alston & Bird LLP may reasonably require and rely upon representations contained in certificates of officers of each of Company and Buyer.
(d)   Other Actions.   Buyer shall have furnished Company with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.02 as Company may reasonably request.
Section 6.03   Conditions to Obligations of Buyer.   The obligations of Buyer to consummate the Merger are subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:
(a)   Representations and Warranties. The representations and warranties of Company set forth in (i) Sections 3.03 and 3.10(a) of this Agreement (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.03 of this Agreement, such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date) and (ii) Sections 3.02, 3.05, 3.06 and 3.08 of this Agreement and 3.15 of this Agreement (in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations of Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Company. Buyer shall have received a certificate, dated as of the Closing Date, signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to the foregoing effect.
(b)   Performance of Obligations of Company.   Company shall have performed and complied with all of its covenants and other obligations under this Agreement in all material respects at or prior to the Closing Date, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Financial Officer and Chief Executive Officer of Company to that effect.
(c)   Tax Opinion.   Buyer shall have received an opinion from Hunton Andrews Kurth LLP (or other nationally recognized tax counsel reasonably acceptable to Buyer), dated as of the Closing Date, in substance and form reasonably satisfactory to Buyer to the effect that, on the basis of the facts, representations, and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Hunton Andrews Kurth LLP may reasonably require and rely upon representations contained in certificates of officers of each of Company and Buyer.
(d)   FIRPTA Certification. Company shall have delivered duly executed documentation dated as of the Closing Date reasonably satisfactory to Buyer in form and substance consisting of (i) a certification complying with the Code and the Treasury Regulations certifying that Company is not, and was not, a “United States real property holding corporation” (as the term is defined in Section 897(c)(2) of the Code and the Treasury Regulations promulgated in connection therewith) at any time during the applicable period specified by Section 897(c)(1)(A)(ii) of the Code ending on the Closing Date, and (ii) a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), which notice shall be delivered by Buyer to the IRS on behalf of Company after the Closing.
(e)   Dissenting Shares.   No more than ten percent (10%) of the outstanding shares of Company Common Stock have become and remain Dissenting Shares as described in Section 2.09 of this Agreement.
(f)   Director Support Agreements.   Each of the Support Agreements will be in full force and effect and will have been complied with in all material respects.
(g)   Releases.   Buyer will have received from each of the directors and executive officers of Company and Company Bank a release dated as of the Closing Date in substantially the form attached to the Agreement as Exhibit C.
(h)   Other Actions.   Company shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.03 of this Agreement as Buyer may reasonably request.
Section 6.04   Frustration of Closing Conditions. Neither Buyer nor Company may rely on the failure of any condition set forth in Section 6.01, Section 6.02, or Section 6.03 of this Agreement, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate the Merger, as required by and subject to Section 5.04 of this Agreement.
ARTICLE VII
TERMINATION
Section 7.01   Termination.   This Agreement may be terminated and the Merger and the Bank Merger may be abandoned:
(a)   Mutual Consent.   At any time prior to the Effective Time, by the mutual consent of Buyer and Company if the board of directors of Buyer and the board of directors of Company each so determines by a majority vote of its entire board of directors.

(b)   No Regulatory Approval.   By either Buyer or Company, if its board of directors so determines by a majority vote of the members of its entire board of directors, in the event the approval of any Governmental Authority required for consummation of the Merger or Bank Merger shall have been denied by final, nonappealable action by such Governmental Authority or an application seeking approval of the Merger or Bank Merger shall have been permanently withdrawn at the request of a Governmental Authority, unless the failure to obtain such approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein.
(c)   Breach of Representations and Warranties.   By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement in this Agreement in a manner that would entitle the other party not to consummate the Merger or Bank Merger) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of Buyer, in the case of a termination by Company, or Company, in the case of a termination by Buyer, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 6.02 of this Agreement, in the case of a termination by Company, or Section 6.03 of this Agreement, in the case of a termination by Buyer, and which is not cured by the earlier of the End Date and thirty (30) calendar days following written notice to Buyer, in the case of a termination by Company, or Company, in the case of a termination by Buyer, or by its nature or timing cannot be cured during such period.
(d)   Breach of Covenants.   By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement in this Agreement in a manner that would entitle the other party not to consummate the Merger or Bank Merger) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party which shall not have been cured by the earlier of the End Date or thirty (30) calendar days following written notice to the party committing the breach from the other party, or if the breach, by its nature or timing, cannot be cured during such period.
(e)   Delay.   By either Buyer or Company if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the “End Date”), unless the Effective Time is delayed solely on account of a determination not having been made on the transaction by any Governmental Authority required for consummation of the Merger or Bank Merger in which case such date may be extended unilaterally by Buyer for an additional sixty (60) days, or such later date as may be mutually agreed to by Buyer and Company; provided, that the right to terminate under this Section 7.01(e) will not be available to any party whose failure to perform an obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date.
(f)   Superior Proposal.   By Company if at any time after the date of this Agreement and prior to obtaining the Requisite Company Shareholder Approval, Company receives a Company Acquisition Proposal; provided, however, that Company shall not terminate this Agreement pursuant to the foregoing clause unless:
(i)   Company shall have complied with Section 5.10 of this Agreement, including the conclusion by the board of directors of Company (after consultation with its outside counsel, and with respect to financial matters, its financial advisor) that such Company Acquisition Proposal constitutes or is reasonably likely to lead to a Company Superior Proposal and that the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law;
(ii)   the board of directors of Company concurrently approves, and Company concurrently enters into, a definitive agreement with respect to the Company Superior Proposal; and
(iii)   Company pays the Termination Fee payable pursuant to Section 7.02 of this Agreement.
(g)   Failure to Recommend; Third-Party Acquisition Transaction; Etc.   By Buyer, prior to the Company Meeting, if (i) Company shall have materially breached its obligations under Section 5.10 of this Agreement, (ii) the board of directors of Company shall have failed to make its recommendation referred to in Section 5.05 of this Agreement or made a Company Adverse Recommendation Change, whether or not permitted by Section 5.10 of this Agreement, (iii) the board of directors of Company shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than Buyer or a Subsidiary or Affiliate of Buyer, whether or not permitted by Section 5.10 of this Agreement, (iv) a tender or exchange offer for 20% or more of the outstanding shares of Company Common Stock is commenced and the board of directors of Company shall have failed to publicly recommend against such tender or exchange offer within five (5) Business Days of being requested to do so by Buyer, or (v) Company shall have materially breached its obligations under Section 5.05 of this Agreement by failing to call, give notice of, convene, and hold the Company Meeting in accordance with Section 5.05 of this Agreement.
(h)   No Shareholder Approval; Dissenting Shareholders.   By either Buyer or Company, if the Requisite Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Meeting.
(i)   Price of Buyer Common Stock. By Company if:
(i)   the Average Closing Price is less than 80% of the Average Initial Price; and
(ii)   the number obtained by dividing the Average Closing Price by the Average Initial Price is less than the number obtained by dividing (A) the Final Index Price (as defined below) by (B) the Initial Index Price (as defined below) and subtracting 0.20 from such quotient; provided, however, that a termination by Company pursuant to this Section 7.01(i) will have no force and effect if Buyer agrees in writing (within two (2) Business Days after receipt of Company’s written notice of such termination) to increase, subject to Section 2.08, either (1) the Aggregate Cash Consideration and/or (2) the Aggregate Stock Consideration, such that the sum of such additional consideration plus the value of the Aggregate Stock Consideration is equal to $76,331,936 (valuing the Aggregate Stock Consideration based on the Average Closing Price). If within such two (2) Business Day period, Buyer delivers written notice to Company that Buyer intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies Company in writing of the revised Aggregate Cash Consideration and/or the revised Aggregate Stock Consideration, then no termination will occur pursuant to this Section 7.01(i), and this Agreement will remain in full force and effect in accordance with its terms (except that the Aggregate Cash Consideration and/or the Aggregate Stock Consideration will be modified in accordance with this Section 7.01(i)).
(iii)   For purposes of this Section 7.01(i), the following terms will have the meanings indicated below:
(A)   “Average Initial Price” means the average of the closing price per share of Buyer Common Stock on NASDAQ for the ten (10) consecutive trading days ending on and including the trading day immediately preceding the date of this Agreement.
(B)   “Average Closing Price” means the average of the closing price per share of Buyer Common Stock on NASDAQ for the ten (10) consecutive trading days ending on and including the third (3rd) trading day preceding the Closing Date.
(C)   “Final Index Price” means the average of the daily closing value of the Index for the ten (10) consecutive trading days ending on and including the third (3rd) trading day preceding the Closing Date.
(D)   “Index” means the KBW Regional Bank Index.
(E)   “Initial Index Price” means the closing value of the Index on the date immediately prior to the date of this Agreement.
Section 7.02   Termination Fee.   In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger:

(a)   Company shall pay to Buyer by wire transfer of immediately available funds a termination fee equal to $8,239,563 (the “Termination Fee”) as promptly as practicable (but in any event within three (3) Business Days of termination):
(i)   in the event Company terminates this Agreement pursuant to Section 7.01(f) of this Agreement, in which case Company shall pay the Termination Fee at or prior to the time of such termination, or
(ii)   in the event Buyer terminates this Agreement pursuant Section 7.01(g) of this Agreement.
(b)   In the event that (A) (i) after the date of this Agreement and prior to the termination of this Agreement, a Company Acquisition Proposal, whether or not conditional, shall have been publicly announced (or any Person shall have, after the date of this Agreement, publicly announced an intent, whether or not conditional, to make a Company Acquisition Proposal) and not withdrawn or (ii) the board of directors of Company has made a Company Adverse Recommendation Change (or publicly proposed to make a Company Adverse Recommendation Change) prior to or on the date of Company Meeting (including any postponement or adjournment at which the vote on which the Merger is held), (B) thereafter this Agreement is terminated by either Buyer or Company pursuant to Section 7.01(h) of this Agreement or by Buyer pursuant to Section 7.01(c) or, Section 7.01(d) of this Agreement, and (C) within twelve (12) months after the date of such termination, Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Transaction (whether or not such Acquisition Transaction resulted from or was related to the Company Acquisition Proposal referred to in the foregoing clause (A)(i), if applicable), then Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such Acquisition Transaction, pay Buyer, by wire transfer of immediately available funds, a fee equal to the Termination Fee; provided, that for purposes of this Section 7.02(b), all references in the definition of Acquisition Transaction to “20%” shall instead refer to “50%.”
(c)   Company and Buyer each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if Company fails promptly to pay any amounts due under this Section 7.02 and, in order to obtain such payment, Buyer commences a suit that results in a judgment against Company for such amounts, Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (x) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication), designated therein as the prime rate on the date such payment was due, (y) plus 200 basis points, together with the costs and expenses of Buyer (including reasonable legal fees and expenses) in connection with the suit. The amounts payable by Company pursuant to this Section 7.02 constitute liquidated damages and not a penalty, and, except in the case of fraud or a willful and material breach, shall be the sole monetary remedy in the event of a termination of this Agreement specified in this Section 7.02.
(d)   Notwithstanding anything to the contrary set forth in this Agreement, if Company pays or causes to be paid to Buyer or to Buyer Bank the Termination Fee, neither Company nor Company Bank (or any successor in interest of Company or Company Bank) nor any of their officers, directors or affiliates will have any further obligations or liabilities to Buyer or Buyer Bank with respect to this Agreement or the transactions contemplated by this Agreement, and if Buyer pays or causes to be paid to Company or to Company Bank the Termination Fee, neither Buyer nor Buyer Bank will have any further obligations or liabilities to Company or Company Bank with respect to this Agreement or the transactions contemplated by this Agreement, in each case except in the case of fraud.
Section 7.03   Effect of Termination.   In the event of termination of this Agreement pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party other than as set forth in Section 7.02 of this Agreement, provided, however, termination will not relieve a breaching party from liability for fraud or any willful and material breach of any covenant, agreement, representation, or warranty of this Agreement giving rise to such termination and provided that in no event will a party be liable for any punitive damages. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.
ARTICLE VIII
DEFINITIONS
Section 8.01   Definitions.   The following terms are used in this Agreement with the meanings set forth below:
“Acquisition Transaction” means any of the following (other than the transactions contemplated by this Agreement) involving Company: (a) any merger, consolidation, share exchange, business combination, or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge (excluding any FHLB or FRB pledges or other Company Bank borrowing), transfer or other disposition of assets and/or liabilities that constitute 20% or more of the assets of Company in a single transaction or series of transactions; or (c) any tender offer or exchange offer for 20% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection with a tender offer or exchange offer.
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the Recitals.
“Aggregate Cash Consideration” has the meaning set forth in Section 2.01(c)(i) of this Agreement.
“Aggregate Stock Consideration” has the meaning set forth in Section 2.01(c)(ii) of this Agreement.
“Approval Date” has the meaning set forth in Section 1.03 of this Agreement.
“Bank Merger” has the meaning set forth in the recitals to this Agreement.
“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.
“BHC Act” means the Bank Holding Company Act of 1956, as amended.
“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Georgia are authorized or obligated to close.
“Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer Bank” has the meaning set forth in the preamble to this Agreement.
“Buyer Benefit Plans” has the meaning set forth in Section 4.16(a) of this Agreement.
“Buyer Common Stock” means the common stock, $0.01 par value per share, of Buyer.
“Buyer Disclosure Schedule” has the meaning set forth in Section 4.01(a) of this Agreement.
“Buyer Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Buyer and its Subsidiaries.
“Buyer Regulatory Agreement” has the meaning set forth in Section 4.09 of this Agreement.
“Buyer Reports” has the meaning set forth in Section 4.06(a) of this Agreement.
“Buyer Share Issuance” has the meaning set forth in Section 3.07(a) of this Agreement.
“Calculation Date” has the meaning set forth in Section 2.02(a) of this Agreement.
“Call Reports” has the meaning set forth in Section 3.09(a) of this Agreement.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.
“Cash Payment” has the meaning set forth in Section 2.07(a) of this Agreement.
“CECL” means Current Expected Credit Losses, a credit loss accounting standard that was issued by the Financial Accounting Standards Boards on June 16, 2016, pursuant to Accounting Standards Update (ASU) No. 2016, Topic 326, as amended.
“Certificate” means any certificate or book entry statement which immediately prior to the Effective Time represents shares of Company Common Stock.
“Certificate of Merger” has the meaning set forth in Section 1.04 of this Agreement.
“Closing” and “Closing Date” have the meanings set forth in Section 1.03 of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Community Reinvestment Act” or “CRA” means the Community Reinvestment Act of 1977, as amended.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company 401(k) Plan” has the meaning set forth in Section 5.12(e) of this Agreement.
“Company Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, inquiry or proposal relating to any Acquisition Transaction or any public announcement by any Person (which shall include any regulatory application or notice) of a proposal, plan, or intention with respect to any Acquisition Transaction.
“Company Adverse Recommendation Change” has the meaning set forth in Section 5.05(a) of this Agreement.
“Company Annual Financial Statements” has the meaning set forth in Section 3.09(a) of this Agreement.
“Company Balance Sheet Date” has the meaning set forth in Section 3.10(a) of this Agreement.
“Company Bank” has the meaning set forth in the preamble to this Agreement.
“Company Benefit Plans” has the meaning set forth in Section 3.16(a) of this Agreement.
“Company Board Recommendation” has the meaning set forth in Section 5.05(a) of this Agreement.
“Company Common Stock” means the common stock, $5.00 par value per share, of Company.
“Company Disclosure Schedule” has the meaning set forth in Section 3.01(a) of this Agreement.
“Company Employees” has the meaning set forth in Section 3.16(a) of this Agreement.
“Company Equity Plans” has the meaning set forth in Section 2.07(a) of this Agreement.
“Company Financial Statements” has the meaning set forth in Section 3.09(a) of this Agreement.
“Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Company and its Subsidiaries.
“Company Intervening Event” means a material event, fact, circumstance, development or occurrence which is unknown and not reasonably foreseeable to or by the board of directors of Company as of the date hereof (and does not relate to a Company Superior Proposal), but becomes known to or by the board of directors of Company prior to obtaining the Requisite Company Shareholder Approval; provided, that the fact alone that Company meets or exceeds any internal or published forecasts or projections for any period shall not be considered to be a Company Intervening Event (it being understood that the underlying cause of such over-performance by Company may be taken into account to the extent not otherwise excluded by this definition).

“Company Loan” has the meaning set forth in Section 3.23(b) of this Agreement.
“Company Property” has the meaning set forth in Section 3.18(a) of this Agreement.
“Company Meeting” has the meaning set forth in Section 3.36 of this Agreement.
“Company Real Property” has the meaning set forth in Section 3.30(c) of this Agreement.
“Company Regulatory Agreement” has the meaning set forth in Section 3.14 of this Agreement.
“Company Superior Proposal” means any unsolicited bona fide written Company Acquisition Proposal with respect to more than 50% of the outstanding shares of capital stock of Company or substantially all of the assets of Company that is (a) on terms which the board of directors of Company determines in good faith (after taking into account all the terms and conditions of the Company Acquisition Proposal and this Agreement (including any written proposal by Buyer to adjust the terms and conditions of this Agreement)), including any breakup fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the person making such proposal to obtain financing for such Company Acquisition Proposal, after consultation with its financial advisor, to be more favorable from a financial point of view to Company’s shareholders than the transactions contemplated by this Agreement, and (b) that constitutes a transaction that, in the good faith judgment of the board of directors of Company, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory, and other aspects of the proposal.
“Company Third Party Consents” has the meaning set forth in Section 3.13(d) of this Agreement.
“Covered Person” has the meaning set forth in Section 3.39 of this Agreement.
“Customary Servicing Procedure” means, with respect to each Mortgage Loan, those mortgage servicing practices and procedures (including collection procedures) that are in all material respects legal, proper and customary in the mortgage servicing business of prudent mortgage servicers that service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with (a) the terms of the related Mortgage Note and Mortgage, and (b) applicable Law.
“D&O Insurance” has the meaning set forth in Section 5.11(c) of this Agreement.
“Derivative Transaction” means any swap transactions, option, warrant, forward purchase or sale transactions, futures transactions, cap transactions, floor transactions, or collar transactions relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events, or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to them.
“Dissenters Cash Payment” has the meaning set forth in Section 2.09 of this Agreement.
“Dissenting Shares” has the meaning set forth in Section 2.09 of this Agreement.
“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.
“Director Support Agreements” has the meaning set forth in the recitals of this Agreement.
“Effective Time” has the meaning set forth in Section 1.04 of this Agreement.
“End Date” has the meaning set forth in Section 7.01(e) of this Agreement.
“Environmental Law” means any Law, any judicial or administrative order, decree, or any agency requirement relating to: (a) pollution, public or worker health or safety, or the protection or restoration of the indoor or outdoor environment, human health, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes:

(a) the following statutes, as amended, any successor law, and any implementing regulations, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; and (b) common law that may impose liability (including strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.
“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 3.16(c) of this Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” means such exchange agent as may be designated by Buyer and reasonably acceptable to Company to act as agent for purposes of conducting the exchange procedures described in Section 2.05 of this Agreement (which shall be Buyer’s transfer agent).
“Exchange Fund” has the meaning set forth in Section 2.05(a) of this Agreement.
“Exchange Ratio” has the meaning set forth in Section 2.01(c) of this Agreement.
“Executive Officer” means each officer of (i) Buyer who files reports with the SEC pursuant to Section 16(a) of the Exchange Act, and (ii) those officers of Company set forth on Appendix A.
“Exercise Price” has the meaning set forth in Section 2.07(a) of this Agreement.
“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.
“Fair Housing Act” means the Fair Housing Act, as amended.
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Deposit Insurance Act” means the Federal Deposit Insurance Act of 1950, as amended.
“Federal Reserve Act” means the Federal Reserve Act of 1913, as amended.
“FHLB” means the Federal Home Loan Bank of Atlanta.
“Final Expense Statement” has the meaning set forth in Section 2.02(c) of this Agreement.
“Final Transaction Costs” has the meaning set forth in Section 2.02(c)(ii) of this Agreement.
“FINRA” means the Financial Industry Regulatory Authority.
“FRB” means the Federal Reserve Bank of Atlanta.
“GAAP” means accounting principles generally accepted in the United States of America.
“GBCC” has the meaning set forth in Section 1.01 of this Agreement.
“GDBF” means the Georgia Department of Banking and Finance.
“Governmental Authority” means any federal, state, local or foreign court, regulator, administrative agency, or commission or other governmental authority or instrumentality.
“Gramm-Leach-Bliley Act of 1999” means the Financial Services Modernization Act of 1999, as amended, which is commonly referred to as the “Gramm-Leach-Bliley Act.”
“Hazardous Substance” means any and all substances, materials and wastes (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials, or words of similar meaning or regulatory effect (or for which liability or standards of conduct may be imposed) under any Environmental Law that may have a negative impact on human health or the environment, including petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substance, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins and airborne pathogens (naturally occurring or otherwise).
“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.
“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 5.11(a) of this Agreement.
“Information Systems Conversion” has the meaning set forth in Section 5.16 of this Agreement.
“Initial Expense Statement” has the meaning set forth in Section 2.02(c) of this Agreement.
“Insurance Policies” has the meaning set forth in Section 3.32 of this Agreement.
“Intellectual Property” means all worldwide intellectual property, including (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to them; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of them); (c) copyrights (including any registrations and applications for any of them and all copyrights in Systems); (d) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies, and (e) all applications and registrations for any of the foregoing.
“IRS” means the Internal Revenue Service.
“Knowledge” of any Person (including references to a Person being aware of a particular matter) as used with respect to Company and its Subsidiaries means those facts that are actually known, after reasonable inquiry, by the Executive Officers and the directors of Company and Company Bank, and as used with respect to Buyer and its Subsidiaries means those facts that are actually known, after reasonable inquiry, by the Executive Officers of Buyer and Buyer Bank and the directors of Buyer and Buyer Bank. Without limiting the scope of the immediately preceding sentence, the term “Knowledge” includes any fact, matter, or circumstance set forth in any written notice received by Company or Buyer, respectively, from any Governmental Authority.
“Law” means any statute, law (including common law), ordinance, rule, or regulation of any Governmental Authority that is applicable to the referenced Person.
“Leases” has the meaning set forth in Section 3.30(c) of this Agreement.
“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge or other claim of third parties of any kind.
“Loans” has the meaning set forth in Section 3.23(a) of this Agreement.
“Material Adverse Effect” means with respect to any Person, any effect, circumstance, occurrence or change that (a) is material and adverse to the financial position, results of operations, or business of such Person and its Subsidiaries, taken as a whole, or (b) which does or would materially impair the ability of such Person to perform its obligations under this Agreement; provided, however, that for the purposes of clause (a) above, Material Adverse Effect shall not be deemed to include the impact of: (i) changes, after the date hereof, in Law or interpretations of Law by Governmental Authorities; (ii) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally; (iii) changes, after the date hereof in general economic or capital market conditions affecting financial institutions or their market prices generally, including, but not limited to, changes in levels of interest rates generally; (iv) the effects of the expenses incurred by Company or Buyer or their respective Affiliates in negotiating, documenting, effecting, and consummating the transactions contemplated by this Agreement; (v) any action or omission required by this Agreement or taken, after the date of this Agreement, by Company with the prior written consent of Buyer, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement or at the written direction of Buyer; (vi) the public announcement of this Agreement or the pendency of the transactions contemplated herein (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, lessors or employees); (vii) changes, after the date hereof, in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; (viii) natural disasters, pandemics (including the outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, and the governmental and other responses thereto) or other force majeure events; (ix) a failure, in and of itself, to meet earnings projections or internal financial forecasts or any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, but not including any underlying causes thereof; (x) employee departures or terminations after announcement of this Agreement; (xi) a decline in the trading price of Buyer Common Stock (subject to as provided in Section 7.01(i) and it being understood and agreed that the facts and circumstances giving rise to such change in trading price that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); (xii) impact arising from information Previously Disclosed; and (xiii) impact of this Agreement and the Transactions on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement), except, with respect to subclauses (i), (ii), (iii), (vii) or (viii), to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.
“Materially Burdensome Regulatory Condition” has the meaning set forth in Section 5.07 of this Agreement.
“Material Contracts” has the meaning set forth in Section 3.13(a) of this Agreement.
“Maximum D&O Tail Premium” has the meaning set forth in Section 5.11(c).
“Merger” has the meaning set forth in the recitals to this Agreement.
“Merger Consideration” means the sum of (i) the Aggregate Cash Consideration, plus (ii) the Aggregate Stock Consideration.
“Minimum Allowance Amount” has the meaning set forth in Section 5.25 of this Agreement.
“Mortgage” means with respect to a Mortgage Loan, the mortgage, deed of trust or other instrument securing the related Mortgage Note.
“Mortgage Loans” has the meaning set forth in Section 3.41 of this Agreement.
“Mortgage Note” means the note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage and any riders thereto.
“Mortgaged Property” means the real property and fixtures encumbered by a Mortgage.
“Mortgagor” means with respect to each Mortgage Loan, the obligor on a Mortgage Note, including any co-borrower, co-maker, co-signor or guarantor, who is obligated under the terms of such Mortgage Note.
“Nasdaq” has the meaning set forth in Section 3.07(a) of this Agreement.
“National Labor Relations Act” means the National Labor Relations Act of 1935, as amended.
“New Certificates” has the meaning set forth in Section 2.05(a) of this Agreement.
“Option” and “Options” have the meaning set forth in Section 2.07(a) of this Agreement.
“OREO” has the meaning set forth in Section 3.23(a) of this Agreement.

“Owned Intellectual Property” means Intellectual Property owned or purported to be owned by the Company or its Subsidiaries.
“Owned Real Property” has the meaning set forth in Section 3.30(b) of this Agreement.
“Patient Protection and Affordable Care Act” means the Patient Protection and Affordable Care Act, as amended.
“Per Share Cash Consideration” has the meaning set forth in Section 2.01(c)(i) of this Agreement.
“Per Share Cash Equivalent Consideration” means the sum of (i) the Per Share Cash Consideration and (ii) the VWAP of the Buyer Common Stock on Nasdaq for the consecutive period of ten (10) full trading days ending on the third trading day immediately preceding the Closing Date, as provided by Nasdaq.
“Per Share Stock Consideration” has the meaning set forth in Section 2.01(c)(ii) of this Agreement.
“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization, or other organization or firm of any kind or nature.
“Personal Data” means all data that identifies or that, whether alone or in combination with other data, can reasonably be used to identify an individual or household, including all “personal data,” “personal information,” “personally identifiable information” or similar terms under applicable Law.
“Phase I Assessment” has the meaning set forth in Section 5.01(x) of this Agreement.
“Phase II Assessment” has the meaning set forth in Section 5.18(a) of this Agreement.
“Pre-Closing Tax Period” means any taxable period (or portions thereof) that ends on or prior to the Closing Date.
“Previously Disclosed” means information related to certain Mortgage Loans, and reasonably apparent on the face of such information that such information relates to certain Mortgage Loans, previously disclosed to Buyer before the date of this Agreement.
“Privacy Obligation” means all applicable Laws, binding industry or self-regulatory standards or public or posted privacy policies with respect to Personal Data and/or the Processing thereof.
“Processing” has the meaning ascribed to such term in any applicable Law governing Personal Data.
“Proxy Statement” has the meaning set forth in Section 5.06 of this Agreement.
“Registration Statement” has the meaning set forth in Section 5.06 of this Agreement.
“Regulatory Approval” has the meaning set forth in Section 3.07(a) of this Agreement.
“Release” means, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.
“Requisite Company Shareholder Approval” has the meaning set forth in Section 3.06 of this Agreement.
“Rights” means, with respect to any Person, warrants, options, rights, convertible securities, and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SBA” means the United States Small Business Administration.
“SBA License” means a license granted under the Small Business Act (15 U.S.C. 632 et seq.) and any other authorization needed in order to originate and service SBA Loans.
“SBA Loan” means a loan that is guaranteed by the SBA.

“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Special Dividend” has the meaning set forth in Section 2.02(b) of this Agreement.
“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the party. For purposes of this Agreement any reference to a Company Subsidiary means Company Bank.
“Surviving Entity” shall have the meaning set forth in Section 1.01 of this Agreement.
“Systems” means all hardware, computers, software, websites, applications, databases, systems, networks and other information technology assets and equipment.
“Takeover Restrictions” shall have the meaning set forth in Section 3.33 of this Agreement.
“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, profits, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, business, severance, stamp, occupation, property, custom duties, unemployment, environmental, capital stock, occupancy, or other tax, custom, duty, governmental fee or other like assessment or charge in the nature of tax (including withholding on amounts paid to or by any Person) imposed by a Governmental Authority, together with any interest, additions or penalties, whether disputed or not.
“Taxing Authority” means any Governmental Authority responsible for the imposition, assessment or collection of any Tax.
“Tax Returns” means any return, declaration or other report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Taxing Authority, including any schedules or attachment thereto, and any amendment thereof, and including any information returns, claim for refund, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
“Termination Fee” has the meaning set forth in Section 7.02(a) of this Agreement.
“The date hereof” or “the date of this Agreement” means March 16, 2025.
“Transactions Costs” has the meaning set forth in Section 2.02(c)(i) of this Agreement.
“Transaction Expense Allowance” has the meaning set forth in Section 2.02(a) of this Agreement.
“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.
“Treasury” means the United States Department of the Treasury.
“Treasury Regulations” means the Treasury Regulations promulgated under the Code.
“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and its implementing regulations.
“Voting Agreement” has the meaning set forth in the recitals to this Agreement.
“VWAP” means volume-weighted average trading price of a share of Buyer Common Stock on Nasdaq.

ARTICLE IX
MISCELLANEOUS
Section 9.01   Survival.   No representations, warranties, agreements, and covenants contained in this Agreement (other than agreements or covenants that by their express terms are to be performed after the Effective Time) shall survive the Effective Time or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements, and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party or any of its Affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.
Section 9.02   Waiver; Amendment.   Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties executed in the same manner as this Agreement, except that after the receipt of the Requisite Company Shareholder Approval, there may not be, without further approval of such shareholders of Company, no amendment shall be made which by Law requires such further approval without obtaining that approval.
Section 9.03   Governing Law; Waiver.
(a)   This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Georgia, without regard for the conflicts of law principles thereof.
(b)   Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party irrevocably and unconditionally waives any right such party may have to a trial by jury in any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions it contemplates. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that any other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.
Section 9.04   Expenses.   Except as otherwise provided in Section 5.18 and Section 7.02 of this Agreement, each party will bear all expenses incurred by it in connection with this Agreement and the transactions it contemplates, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing in this Agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.
Section 9.05   Notices.   All notices, requests, and other communications to a party shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
If to Buyer:
MetroCity Bankshares, Inc.
5114 Buford Highway NE
Doraville, Georgia 30340
Attention:
Nack Y. Paek, Chairman and Chief Executive Officer
E-mail: npaek@metrocitybank.bank

With a copy (which shall not constitute notice) to:
Hunton Andrews Kurth LLP
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Attention:
Peter G. Weinstock
Beth A. Whitaker

E-mail:
pweinstock@Hunton.com
bwhitaker@Hunton.com

If to Company:
First IC Corporation
5593 Buford Highway
Doraville, Georgia 30340
Attention:
Dong Wook Kim, President and Chief Executive Officer

Email:
dkim@firsticbank.com

With a copy (which shall not constitute notice) to:
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, GA 30309
Attention:
Mark C. Kanaly
David S. Park

E-mail:
Mark.Kanaly@alston.com
David.Park@alston.com

Section 9.06   Confidential Supervisory Information.   Notwithstanding any other provision of this Agreement, no disclosure, representation, or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including “confidential supervisory information” as defined in any regulation or rule adopted or promulgated by a Governmental Authority) by any party to this Agreement to the extent prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
Section 9.07   Entire Understanding; No Third Party Beneficiaries.   This Agreement, together with the Exhibits, the Disclosure Schedules, and the mutual confidentiality agreement between Company and Buyer, dated December 19, 2024 (the “Confidentiality Agreement”), represents the entire understanding of the parties with reference to the transactions contemplated by this Agreement, and this Agreement supersedes any and all other oral or written agreements previously made, except that the Confidentiality Agreement shall remain in full force and effect. Except for the Indemnified Parties’ rights under Section 5.13 of this Agreement, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, Buyer and Company agree that their respective representations, warranties, and covenants are solely for the benefit of the other party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or Company Employees who might be affected by Section 5.14 of this Agreement), other than the parties, any rights or remedies, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in the representations and warranties are subject to waiver by the parties in accordance with Section 9.02 of this Agreement without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the Knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.08   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal, and enforceable provision which, insofar as practical, implements the purposes and intentions of this Agreement.
Section 9.09   Enforcement of the Agreement.   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court in the State of Georgia having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and that the party seeking an injunction shall not be required to post any bond. Each party to this Agreement (a) irrevocably and unconditionally consents to and submits itself to the jurisdiction of the Superior Court of Fulton County, Georgia, (b) agrees that any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement will be filed in the Superior Court of Fulton County, Georgia, and (c) if and only if the Superior Court of Fulton County, Georgia lacks subject-matter jurisdiction over such action or proceeding, or any part thereof, that action or proceeding may be brought in the United States District Court for the Northern District of Georgia. Any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement not within the subject-matter jurisdiction of the Superior Court of Fulton County, Georgia and not within the subject-matter jurisdiction of the United States District Court for the Northern District of Georgia may be brought in any court in Georgia with subject-matter jurisdiction. The parties irrevocably and unconditionally waive any venue and/or personal-jurisdiction objection to the bringing of any action described in this paragraph in any of the courts enumerated in this paragraph. Each party to this Agreement waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought in any such Georgia Courts and waives any bond, surety or other security that might be required of any other party in any such Georgia Courts with respect to such action or proceeding. To the full extent permitted by applicable Law, any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.05 of this Agreement. Nothing in this Section 9.09, however, shall affect the right of any party to serve legal process in any other manner permitted by law. EACH OF BUYER, BUYER BANK AND COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
Section 9.10   Interpretation.   When a reference is made in this Agreement to sections, exhibits, or schedules, the reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise expressly indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
Section 9.11   Assignment.   No party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.
Section 9.12   Counterparts.   This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, may be executed by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile machine or e-mail delivery of a “.pdf” format data file shall have the same effect as originals. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement and any signed agreement or instrument entered into in connection with this Agreement or any amendment or waivers hereto or thereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement in counterparts by their duly authorized officers, all as of the day and year on page one.
FIRST IC CORPORATION
By:
/s/ Chong W. Chun

Name:
Chong W. Chun

Title:
Chairman

FIRST IC BANK
By:
/s/ Chong W. Chun

Name:
Chong W. Chun

Title:
Chairman

IN WITNESS WHEREOF, the parties have executed this Agreement in counterparts by their duly authorized officers, all as of the day and year on page one.
METROCITY BANKSHARES, INC.
By:
/s/ Nack Y. Paek

Name:
Nack Y. Paek

Title:
Chairman and Chief Executive Officer

METRO CITY BANK
By:
/s/ Nack Y. Paek

Name:
Nack Y. Paek

Title:
Executive Chairman

ANNEX B
FORM OF VOTING AGREEMENT
THIS VOTING AGREEMENT (this “Agreement”) is dated as of March 16, 2025, by and between the undersigned holder (“Shareholder”) of voting common stock, $5.00 par value per share (“Company Common Stock”), of First IC Corporation, a Georgia corporation (“Company”), and MetroCity Bankshares, Inc., a Georgia corporation (“Buyer”). All capitalized terms used but not defined shall have the meanings assigned to them in the Reorganization Agreement (as defined below).
WHEREAS, concurrently with the execution of this Agreement, Buyer, Buyer Bank, Company and Company Bank are entering into an Agreement and Plan of Reorganization (as may be subsequently amended or modified, the “Reorganization Agreement”), pursuant to which Company shall merge with and into Buyer, with Buyer surviving the merger, and each outstanding share of Company Common Stock shall be converted into the right to receive the Merger Consideration, and which further contemplates that Company Bank shall thereafter merge with and into Buyer Bank, with Buyer Bank surviving the merger, pursuant to a separate Plan of Bank Merger;
WHEREAS, Shareholder beneficially owns (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and is entitled to dispose of (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of Company Common Stock identified on Exhibit A (such shares, together with all shares of Company Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to as the “Shares”), and holds stock options or other rights to acquire the number of shares of Company Common Stock identified on Exhibit A (provided, that Shares do not include shares beneficially owned by Shareholder but subject to the voting direction of a third party or over which Shareholder exercises control in a fiduciary capacity (other than shares voted by Shareholder in a fiduciary capacity on behalf of (i) a family member or (ii) affiliated entity of Shareholder, which shares are included in Shares) and no representation by Shareholder is made with respect to such shares pursuant to the terms hereof); and
WHEREAS, it is a material inducement to the willingness of Buyer to enter into the Reorganization Agreement that Shareholder execute and deliver this Agreement.
NOW, THEREFORE, in consideration of, and as a material inducement to, Buyer entering into the Reorganization Agreement and proceeding with the transactions it contemplates, and in consideration of the expenses incurred or to be incurred by Buyer, Shareholder and Buyer agree as follows:
Section 1.   Agreement to Vote Shares.   Shareholder, solely in his or her capacity as a shareholder of Company, agrees that, while this Agreement is in effect, at any meeting of shareholders of Company, however called, or at any adjournment(s) or postponement(s) of such a shareholders’ meeting, or in any other circumstances in which Shareholder is entitled to vote, consent, or give any other approval in his or her capacity as a shareholder of Company, except as otherwise agreed to in writing in advance by Buyer, Shareholder shall:
(a)
appear at each such meeting, in person or by proxy, or otherwise cause the Shares to be counted as present for purposes of calculating a quorum; and

(b)
vote (or cause to be voted), in person or by proxy, all the Shares as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of approval of the Reorganization Agreement and the transactions it contemplates (including any amendments or modifications of the Reorganization Agreement approved by the board of directors of Company and adopted in accordance with the terms thereof); (ii) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation, or warranty or any other obligation or agreement of Company contained in the Reorganization Agreement or of Shareholder contained in this Agreement; and (iii) against any Company Acquisition Proposal or any other action, agreement, or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Reorganization Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Company, to approve the Reorganization Agreement. Prior to the termination of this Agreement, the obligations of Shareholder specified in this Section 1 shall apply whether or not the Merger or any action described above is recommended by the board of directors of Company or otherwise subject to a Company Adverse Recommendation Change.
Section 2.   No Transfers.   While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment, or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee; (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (c) transfers in connection with bona fide estate and tax planning purposes, including transfers to relatives, trusts, and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement; (d) surrender of Company Common Stock to Company in connection with the vesting, settlement or exercise of Company equity awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of Company equity awards, the exercise price on such Company equity awards; and (e) such other transfers as Buyer may otherwise permit in its sole discretion, subject to any restrictions or conditions imposed by Buyer in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.
Section 3.   Representations and Warranties of Shareholder.   Shareholder represents and warrants to and agrees with Buyer as follows:
(a)
Shareholder has all requisite capacity and authority to enter into and perform his or her obligations under this Agreement.

(b)
This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Buyer, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)
The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations and the consummation by Shareholder of the transactions contemplated by this Agreement shall not, violate, conflict with, or constitute a default under, any agreement, instrument, contract, or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule, or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust, or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)
Shareholder is the record and beneficial owner of, or is the trustee of a trust that is the record holder of, and is or whose beneficiaries are the beneficial owners of, and has good title to all of the Shares set forth on Exhibit A of this Agreement, and, except as otherwise described in Exhibit A of this Agreement, the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances. Shareholder does not own, of record or beneficially, any shares of capital stock of Company other than the Shares (other than shares of capital stock subject to stock options or other equity award, warrant or similar instrument over which Shareholder shall have no voting rights until the exercise of such stock options or other equity award, warrant or similar instrument). Except as otherwise described in Exhibit A of this Agreement, Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement, or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

Section 4.   No Solicitation.   Subject to Section 9 of this Agreement and except as otherwise expressly permitted under Section 5.10 of the Reorganization Agreement, from and after the date of this Agreement until the termination of this Agreement pursuant to Section 6 of this Agreement, Shareholder, solely in his or her capacity as a shareholder of Company, shall not, nor shall such Shareholder authorize, to the extent applicable to Shareholder, any partner, officer, director, advisor, agent or representative of such Shareholder or any of his or her affiliates to (and, to the extent applicable to Shareholder, Shareholder shall use commercially reasonable efforts to prohibit any of his, her, or its representatives or affiliates to), (a) solicit, initiate or knowingly encourage any inquiry with respect to, or the making of, any proposal that constitutes or could reasonably be expected to lead to a Company Acquisition Proposal; (b) except in his or her capacity as a director or officer of Company and under circumstances for which such actions are permitted for Company under the Reorganization Agreement, participate in any discussions or negotiations regarding a Company Acquisition Proposal with, or furnish any nonpublic information relating to a Company Acquisition Proposal to, any person that has made or, to the knowledge of Shareholder, is considering making a Company Acquisition Proposal; (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding, or similar arrangement with respect to a Company Acquisition Proposal; (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) with respect to a Company Acquisition Proposal (other than the Reorganization Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain, or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Reorganization Agreement; (e) initiate a shareholders’ vote or action by consent of Company’s shareholders with respect to a Company Acquisition Proposal; or (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Company that takes any action in support of a Company Acquisition Proposal (other than the Reorganization Agreement).
Section 5.   Specific Performance; Remedies.   Shareholder acknowledges that it is a condition to the willingness of Buyer to enter into the Reorganization Agreement that Shareholder execute and deliver this Agreement and that it would be impossible to measure in money the damages to Buyer if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Buyer would not have an adequate remedy at law. Accordingly, Shareholder agrees that Buyer shall have the right, in addition to any other rights it may have, to seek injunctive relief or other equitable remedy for any such failure. Shareholder shall not oppose the granting of such relief on the basis that Buyer has an adequate remedy at law. Shareholder further agrees that Shareholder shall not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Buyer’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Buyer shall have the right to inform any third party that Buyer reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Buyer under this Agreement, and that participation by any third party with Shareholder in activities in violation of Shareholder’s agreement with Buyer set forth in this Agreement may give rise to claims by Buyer against such third party.
Section 6.   Term of Agreement; Termination.   The term of this Agreement shall commence on the date it is signed by the parties. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Reorganization Agreement by the written consent of the parties, and shall be automatically terminated upon the earliest to occur of (i) the Effective Time of the Merger, (ii) the Reorganization Agreement is terminated in accordance with its terms, (iii) the amendment of the Reorganization Agreement in any manner that materially and adversely affects any of Shareholder’s rights set forth therein (including, for the avoidance of doubt, any reduction to the Merger Consideration not provided for in the Reorganization Agreement), or (iv) two (2) years from the date of this Agreement; provided, however, that the transfer restrictions in Section 2 of this Agreement shall be automatically terminated upon the receipt of the Requisite Company Shareholder Approval. Upon such termination, no party shall have any further obligations or liabilities; provided, however, that termination shall not relieve any party from liability for any willful breach of this Agreement prior to termination.
Section 7.   Entire Agreement; Amendments.   This Agreement supersedes all prior agreements, written or oral, among the parties with respect to the subject matter of this Agreement and contains the entire agreement among the parties with respect to that subject matter. This Agreement may not be amended, supplemented or modified, and no provisions may be modified or waived, except by an instrument in writing signed by each party. No waiver of any provision by either party shall be deemed a waiver of any other provision of this Agreement by any party, nor shall any waiver be deemed a continuing waiver of any provision by a party.
Section 8.   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal, and enforceable provision which, insofar as practical, implements the purposes and intention of this Agreement. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.
Section 9.   Capacity as Shareholder.   This Agreement shall apply to Shareholder solely in his or her capacity as a shareholder of Company, and it shall not apply in any manner to Shareholder in his or her capacity as a director, officer, or employee of Company or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director or executive officer of Company, and none of the terms of this Agreement shall be deemed to prohibit or prevent any director or executive officer from exercising his or her fiduciary obligations pursuant to Sections 5.05 or 5.10 of the Reorganization Agreement.
Section 10.   Governing Law.   This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Georgia, without regard for conflict of laws. The parties (a) irrevocably and unconditionally consent and submit themselves to the jurisdiction of the Superior Court of Fulton County, Georgia, (b) agree that any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement will be filed in the Superior Court of Fulton County, Georgia, and (c) if and only if the Superior Court of Fulton County, Georgia lacks subject-matter jurisdiction over such action or proceeding, or any part thereof, that action or proceeding may be brought in the United States District Court for the Northern District of Georgia.
Section 11.   WAIVER OF JURY TRIAL.   EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES TO THIS AGREEMENT (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.
Section 12.   Waiver of Appraisal Rights; Further Assurances.   Provided that the Merger is consummated in compliance with the terms of the Reorganization Agreement, that the consideration offered pursuant to the Merger is not less than that specified in the Reorganization Agreement, and that this Agreement has not been terminated, to the extent permitted by applicable law, Shareholder waives any rights of appraisal or rights to dissent from the Merger or demand fair value for its Shares in connection with the Merger that Shareholder may have under applicable law (if any). At any time prior to the termination of this Agreement, at Buyer’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to, prior to the termination of this Agreement, commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Buyer, Buyer Bank, Company, Company Bank, or any of their respective successors relating to the negotiation, execution, or delivery of this Agreement or the Reorganization Agreement or the consummation of the Merger.

Section 13.   Disclosure.   Shareholder authorizes Company and Buyer to publish and disclose in any announcement or disclosure required by the U.S. Securities and Exchange Commission and in the Proxy Statement, this Agreement, such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.
Section 14.   Ownership.   Nothing in this Agreement shall be construed to give Buyer any rights to exercise or direct the exercise of voting power as owner of the Shares or to vest in Buyer any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Agreement, and Buyer shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Company or to exercise any power or authority to direct the Shareholder in voting any of the Shares, except as otherwise expressly provided herein.
Section 15.   Counterparts.   This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Voting Agreement as of the date and year on page one.
METROCITY BANKSHARES, INC.
By:

Name:
Nack Y. Paek

Title:
Chairman and Chief Executive Officer

SHAREHOLDER OF FIRST IC CORPORATION
Name:
[Signature Page to Voting Agreement]

Exhibit A
Shareholder	Shares	Stock Options or Other Equity Award, Warrant or Similar Instrument

ANNEX C
FORM OF DIRECTOR SUPPORT AGREEMENT
This DIRECTOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of March 16, 2025 (the “Execution Date”) by and between MetroCity Bankshares, Inc., a Georgia corporation (“Buyer”), and            , an individual resident of the State of Georgia (the “Undersigned”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given to them in the Reorganization Agreement (as defined below).
RECITALS
WHEREAS, the Undersigned is a director of First IC Corporation, a Georgia corporation (“Company”), and/or First IC Bank, a Georgia state-chartered bank and wholly-owned subsidiary of Company (“Company Bank”);
WHEREAS, concurrently with the execution of this Agreement, Buyer, Metro City Bank, a Georgia state-chartered bank and wholly-owned subsidiary of Buyer (“Buyer Bank”), Company and Company Bank are entering into an Agreement and Plan of Reorganization (as may be subsequently amended or modified, the “Reorganization Agreement”), pursuant to which Company shall merge with and into Buyer, with Buyer surviving the merger (the “Merger”), and each outstanding share of Company Common Stock shall be converted into the right to receive the Merger Consideration, and which further contemplates that Company Bank shall thereafter merge with and into Buyer Bank, with Buyer Bank surviving the merger, pursuant to a separate Plan of Bank Merger;
WHEREAS, the Undersigned, as a director of Company and/or Company Bank, as the case may be, has had access to certain Confidential Information (as defined below), including, without limitation, information concerning Company’s and Company Bank’s respective businesses and the relationships between Company and Company Bank, their respective Subsidiaries, vendors and customers, and Company’s and/or Company Bank’s status and relationship with peer institutions that compete with Buyer, Buyer Bank, Company and/or Company Bank, and has had access to trade secrets, customer goodwill and proprietary information of Company and/or Company Bank and their respective businesses that constitute a substantial asset to be acquired by Buyer and Buyer Bank; and
WHEREAS, the Undersigned recognizes that Buyer’s willingness to enter into the Reorganization Agreement is dependent on the Undersigned entering into this Agreement (including the anti-piracy/non-solicitation/non-competition covenants below) and, therefore, this Agreement is incident thereto.
NOW, THEREFORE, for good and valuable consideration contained herein and in the Reorganization Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
1.   Director Support.   During the term of this Agreement, the Undersigned agrees to use his or her best efforts to refrain from harming the goodwill and business relationships of (a) Company or Company Bank, their respective Subsidiaries, and their respective customer and client relationships prior to the Effective Time of the Merger, and (b) Buyer or Buyer Bank, their respective Subsidiaries, and their respective customer and client relationships after the Effective Time, each as subject to Section 3 below.
2.   Non-Disclosure Obligations.   The Undersigned agrees that he or she will not make any unauthorized disclosure, directly or indirectly, of any Confidential Information of Buyer, Buyer Bank, Company or Company Bank to third parties, or make any use thereof, directly or indirectly, except solely in their capacity as a director of Buyer, Buyer Bank, Company, or Company Bank (as the case may be) or except for any disclosure that is required by applicable law. The Undersigned also agrees that he or she shall deliver promptly to Buyer or Company at any time at its reasonable request, without retaining any copies, all documents and other material in the Undersigned’s possession at that time relating, directly or indirectly, to any Confidential Information or other information of Buyer, Buyer Bank, Company or Company Bank, or Confidential Information or other information regarding third parties, learned in such person’s position as a director of Company or Company Bank, as applicable.

For purposes of this Agreement, “Confidential Information” means and includes Buyer’s, Buyer Bank’s, Company’s and Company Bank’s confidential and/or proprietary information and/or trade secrets, including those of their respective Subsidiaries, that have been and/or will be developed or used and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, but is not limited to, the: information regarding past, current and prospective customers and investors and business Affiliates, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques, including contact names, services provided, pricing, type and amount of services used; financial data; pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models and the output from same; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information, including compensation and bonuses; payments or rates paid to consultants or other service providers; other such confidential or proprietary information; and notes, analysis, compilations, studies, summaries, and other material prepared by or for Buyer, Buyer Bank, Company, Company Bank or any of their respective Subsidiaries containing or based, in whole or in part, on any information included in any of the foregoing. The term “Confidential Information” does not include any information that (a) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party; (b) was available to the disclosing party, prior to disclosure by Buyer, Buyer Bank, Company or Company Bank, as applicable, on a non-confidential basis from a source other than the Undersigned and is not known by the Undersigned to be subject to any fiduciary, contractual or legal obligations of confidentiality; or (c) was independently acquired or developed by the Undersigned without violating any obligations of this Agreement. The Undersigned acknowledges that Buyer’s, Buyer Bank’s, Company’s and Company Bank’s respective businesses are highly competitive, that this Confidential Information constitutes valuable, special and unique assets to be acquired by Buyer in the Merger and constitutes existing valuable, special and unique assets held by Company pre-Merger, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Buyer.
3.   Non-Competition Obligations.   The Undersigned agrees that, for the period beginning on the Execution Date and continuing until the date that is two (2) years after the Effective Time of the Merger (the “Non-Competition Period”), the Undersigned will not, except on behalf of or for the benefit of Company or Company Bank as a director of Company or Company Bank (as applicable) prior to the Effective Time, except for Buyer or Buyer Bank as a director of Buyer or Buyer Bank after the Effective Time (if applicable), or as set forth on Schedule A hereto, in any capacity, directly or indirectly:
(a)   compete or engage anywhere in the geographic area comprised of the fifty (50) mile radius surrounding the locations of Company Bank at the Effective Time (the “Market Area”) in a business as a federally insured depository institution;
(b)   either directly or indirectly, on Undersigned’s own behalf or in the service or on behalf of others, manage, operate, be employed or engaged by, or be a director of, any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or Governmental Body (each, a “Person”) engaging in a business that is the same, or essentially the same, as that of the Buyer, Buyer Bank, Company or Company Bank anywhere within the Market Area;
(c)   (i) call on, service or solicit for competing business customers of Buyer, Buyer Bank, Company or Company Bank or any of their respective Affiliates if, within the twelve (12) months before the Effective Time, the Undersigned had or made contact with the customer, or had access to information and files about the customer, or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between Buyer, Buyer Bank, Company or Company Bank or any of their respective Affiliates and any such customer; or
(d)   call on, solicit or induce any employee of Buyer, Buyer Bank, Company or Company Bank or any of their respective Affiliates whom the Undersigned had contact with, knowledge of, or association with in the course of service with Company or Company Bank (whether as an employee or a contractor) to terminate his or her employment from or contract with Buyer, Buyer Bank, Company or Company Bank or any of their respective Affiliates, or assist any other Person in such activities;
provided, however, that (A) prior to the Effective Time, the restrictions in this Section 3 shall not prohibit the Undersigned from taking any of the foregoing actions listed in Section 3 for the benefit of Company or Company Bank, and (B) after the Effective Time, the restrictions in the foregoing (c) and (d) will not prohibit the Undersigned from (i) the placement of any general solicitation for employment not specifically directed towards employees of any Buyer, Buyer Bank, Company or Company Bank or hiring any such person as a result thereof, or (ii) responding to inquiries made in response to a general solicitation for customers or employees or publicly advertised employment opportunities (including through employment agencies).
The Undersigned may not avoid the purpose and intent of this Section 3 by engaging in conduct within the Market Area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications or other similar methods.
4.   Non-Competition Covenant Reasonable.   The Undersigned acknowledges that the restrictions imposed by this Agreement are reasonable to protect Buyer’s acquisition of Company and the goodwill and business prospects thereof. The Undersigned acknowledges that the scope and duration of the restrictions contained herein are reasonable in light of the time that the Undersigned has been engaged in the business of Company and/or Company Bank and the Undersigned’s relationship with the customers of Company and/or Company Bank. The Undersigned further acknowledges that the restrictions contained herein are not burdensome to the Undersigned in light of the other opportunities that remain open to the Undersigned. Moreover, the Undersigned acknowledges that he or she has and will have other means available to him or her for the pursuit of his or her livelihood after the Effective Time of the Merger.
5.   Injunctive Relief and Additional Remedies.   The Undersigned acknowledges that the injury that would be suffered by Buyer or Company as a result of a breach of the provisions of this Agreement (including any provision of Section 3) would be irreparable and that an award of monetary damages to Buyer or Company, as the case may be, for such a breach would be an inadequate remedy. Consequently, each of Buyer and Company shall have the right, in addition to any other rights it may have, to seek specific performance, to obtain injunctive relief to restrain any proposed or actual breach or threatened breach or otherwise to specifically enforce any provision of this Agreement without the obligation to post bond or other security in seeking such relief. Such equitable remedies are in addition to the right to obtain compensatory and punitive damages and attorney’s fees, and, notwithstanding Buyer’s or Company’s, as the case may be, right to so seek damages, the Undersigned waives any defense that an adequate remedy for Buyer or Company, as the case may be, exists under law. If the Undersigned, on the one hand, or Buyer or Company, on the other hand, must bring suit to enforce this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees and costs related thereto.
6.   Extension of Restrictive Covenant Period.   In the event that Buyer or Company shall file a lawsuit in any court of competent jurisdiction alleging a breach of Section 3 by the Undersigned and Buyer or Company is successful on the merits of such lawsuit, then any time period set forth in this Agreement including the time periods set forth in Section 3, will be extended one month for each month the Undersigned was in breach of this Agreement, so that Buyer or Company, as the case may be, is provided the benefit of the full Non-Competition Period.
7.   Effectiveness of this Agreement; Termination.   This Agreement shall become effective on the Execution Date and shall be automatically terminated two (2) years following the Effective Time. In addition, this Agreement shall automatically terminate and be of no further force or effect if (a) the Reorganization Agreement is not executed on or prior to the Execution Date, (b) the Reorganization Agreement (once executed) is terminated in accordance with its terms and the Merger does not occur, or (c) upon a Change in Control of Buyer. In the event of such termination, this Agreement will become null and void and neither Buyer nor Company nor their respective directors, officers, employees or stockholders will have any liability hereunder.

8.   Waiver; Amendment.   The rights and remedies of the parties hereto are cumulative and not alternative. Any party may unilaterally waive a right which is solely applicable to it. Such action will be evidenced by a signed written notice. Neither the failure nor any delay in exercising any right, power or privilege under this Agreement by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties hereto.
9.   Notices.   All notices, consents, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, mailed by first class mail (postage prepaid) or sent by email, courier or personal delivery to the parties hereto at the following addresses unless by such notice a different address shall have been designated:
If to Buyer:
MetroCity Bankshares, Inc.
5114 Buford Highway NE
Doraville, Georgia 30340
Attention:
Nack Y. Paek, Chairman and Chief Executive Officer

Email:
npaek@metrocitybank.bank

With a copy (which shall not constitute notice) to:
Hunton Andrews Kurth LLP
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Attention:
Peter G. Weinstock

Beth A. Whitaker
Email:
pweinstock@HuntonAK.com

bwhitaker@HuntonAK.com
If to the Undersigned:
At the address set forth on the Undersigned’s signature page hereto.
All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail, all notices sent by courier as provided above shall be deemed delivered one (1) day after being sent and all notices sent by email shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as provided herein. Notices permitted to be sent via email shall be deemed delivered only if sent to such persons at such email addresses as may be set forth in writing (and confirmation of receipt is received by the sending party).
10.   Successors and Assigns.   This Agreement shall be binding upon and shall inure to the benefit of Buyer, Company and their respective successors and assigns, including, without limitation, any successor by merger, consolidation or stock purchase of Buyer, Company and any Person that acquires all or substantially all of the assets of Buyer or Company.
11.   Governing Law; Jurisdiction.   This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Georgia, without regard for conflict of laws. The parties (a) irrevocably and unconditionally consent and submit themselves to the jurisdiction of the Superior Court of Fulton County, Georgia, (b) agree that any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement will be filed in the Superior Court of Fulton County, Georgia, and (c) if and only if the Superior Court of Fulton County, Georgia lacks subject-matter jurisdiction over such action or proceeding, or any part thereof, that action or proceeding may be brought in the United States District Court for the Northern District of Georgia.

12.   Entire Agreement.   This Agreement, together with the Reorganization Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to such subject matter contained herein. In the event of a conflict between the terms of this Agreement and the terms of the Reorganization Agreement, the terms of the Reorganization Agreement shall control.
13.   No Third-Party Beneficiaries.   Nothing contained in this Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
14.   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. If any restriction in this Agreement is held invalid or unenforceable by any court of competent jurisdiction, it is the intention of the parties hereto that the restrictions be reformed by such court in such a manner that protects the business and Confidential Information of Buyer, Buyer Bank, Company and Company Bank to the maximum extent permissible.
15.   Representation by Counsel; Interpretation.   Each party hereto acknowledges that it has had the opportunity to be represented by counsel in the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby. Accordingly, any rule of law, including, but not limited to, the doctrine of contra proferentem, or any legal decision which would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties hereto.
16.   Section Headings, Construction.   The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
17.   Counterparts.   For the convenience of the parties hereto, this Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original but all of which shall constitute one and the same instrument. An email or electronic scan in “.pdf” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.
METROCITY BANKSHARES, INC.
By:

Nack Y.Paek
Chairman and Chief Executive Officer
[Signature Page to Director Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.
DIRECTOR

Name:

Address:

[Signature Page to Director Support Agreement]

SCHEDULE A
For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in this Agreement shall not apply to any of the following activities of the Undersigned:
1.
The provision of legal services by the Undersigned to any Person.

2.
The offer and sale of insurance products by the Undersigned to any Person.

3.
The provision of investment advisory and brokerage services by the Undersigned to any Person.

4.
The provision of private equity/venture capital financing by the Undersigned to any Person.

5.
The provision of accounting services by the Undersigned to any Person.

6.
The ownership of 5% or less of any class of securities of any Person.

7.
The provision of automobile financing in connection with the operation of auto dealerships.

8.
Obtaining banking-related services or products for entities owned or controlled by the Undersigned.

9.
Referrals of clients or obtaining banking-related services in connection with the conduct of real estate or mortgage broker businesses.

10.
Activities that are incidental to the Undersigned’s performance of his or her profession so long as such activities are not a scheme to circumvent the restrictions contained in this Agreement.

For the purposes of this agreement, “Change in Control of Buyer” means (a) any person or group of persons within the meaning of §13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner, directly or indirectly, of 50% or more of the outstanding voting securities of Buyer or Buyer Bank, or (b) individuals serving on the board of directors of Buyer as of the date of this Agreement cease for any reason to constitute at least a majority of the board of directors of Buyer.

ANNEX D
OPINION OF STEPHENS, INC.
March 14, 2025
Board of Directors
First IC Corporation
5593 Buford Highway
Doraville, GA 30340
Dear Members of the Board:
We have acted as your financial advisor in connection with the proposed acquisition (the “Transaction”) of First IC Corporation (the “Company”) by MetroCity Bankshares, Inc. (the “Buyer”). You have requested that we provide our opinion (the “Opinion”) as investment bankers as to whether the consideration to be received by the common stockholders of the Company (solely in their capacity as such, the “Shareholders”) in the Transaction is fair to them from a financial point of view.
Pursuant to the Agreement and Plan of Reorganization (the “Agreement”) to be entered into by and between the Company and the Buyer, and subject to the terms, conditions and limitations set forth therein, we understand that, subject to potential adjustments as described in the Agreement, the consideration expected to be exchanged by the Buyer for all of the outstanding common stock of the Company (including restricted stock units, performance stock units and options) has an aggregate value of approximately $204.1 million and will consist of the obligation to exchange each outstanding share of the Company’s common stock (including restricted stock units, performance stock units and options) for 3,384,588 shares of the Buyer’s common stock and $111,965,213 in cash, which results in a per share valuation of the Company’s common stock of approximately $22.35. The terms and conditions of the Transaction are more fully set forth in the Agreement.
In connection with developing our Opinion we have:
(i)
reviewed certain publicly available financial statements and reports regarding the Company and the Buyer;

(ii)
reviewed certain audited financial statements regarding the Company and the Buyer;

(iii)
reviewed certain internal financial statements, management reports and other financial and operating data concerning the Company and the Buyer prepared by management of the Company and management of the Buyer, respectively;

(iv)
reviewed, on a pro forma basis, in reliance upon financial projections and other information and assumptions concerning the Company and the Buyer provided by management of the Company and management of the Buyer, as applicable, the effect of the Transaction on the balance sheet, capitalization ratios, earnings and tangible book value both in the aggregate and, where applicable, on a per share basis of the Buyer;

(v)
reviewed the reported prices and trading activity for the common stock of the Company and the Buyer;

(vi)
compared the financial performance of the Company and the Buyer with that of certain other publicly-traded companies and their securities that we deemed relevant to our analysis of the Transaction;

(vii)
reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that we deemed relevant to our analysis of the Transaction;

(viii)
reviewed the most recent draft of the Agreement and related documents provided to us by the Company;

(ix)
discussed with management of the Company and management of the Buyer the operations of and future business prospects for the Company and the Buyer, respectively, and the anticipated financial consequences of the Transaction to the Company and the Buyer, respectively;

(x)
assisted in your deliberations regarding the material terms of the Transaction and your negotiations with the Buyer; and

(xi)
performed such other analyses and provided such other services as we have deemed appropriate.

We have relied on the accuracy and completeness of the information, financial data and financial forecasts provided to us by the Company and the Buyer and of the other information reviewed by us in connection with the preparation of our Opinion, and our Opinion is based upon such information. We have not independently verified or undertaken any responsibility to independently verify the accuracy or completeness of any of such information, data or forecasts. Management of the Company has assured us that it is not aware of any relevant information that has been omitted or remains undisclosed to us. We have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or of the Buyer, and we have not been furnished with any such evaluations or appraisals; nor have we evaluated the solvency or fair value of the Company or of the Buyer under any laws relating to bankruptcy, insolvency or similar matters. We have not assumed any obligation to conduct any physical inspection of the properties, facilities, assets or liabilities (contingent or otherwise) of the Company or the Buyer. We have not received or reviewed any individual loan or credit files nor have we made an independent evaluation of the adequacy of the allowance for loan and lease losses of the Company or the Buyer. We have not made an independent analysis of the effects of potential future changes in the rate of inflation or of prevailing rates of interest or other market developments or disruptions, or of the effects of any global conflicts or hostilities or any other disaster or adversity, on the business or prospects of the Company or the Buyer. With respect to the financial projections or forecasts prepared by management of the Company and management of the Buyer, including the forecasts of potential cost savings and potential synergies, we have also assumed that such financial projections or forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of management of the Company and management of the Buyer, respectively, as to the future financial performance of the Company and the Buyer, respectively, and provide a reasonable basis for our analysis. We recognize that such financial projections or forecasts are based on numerous variables, assumptions and judgments that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and that actual results could vary significantly from such projections or forecasts, and we express no opinion as to the reliability of such financial projections, forecasts or estimates or the assumptions upon which they are based.
As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company and the Buyer, but we have not received fees for providing investment banking services to the Company or the Buyer within the past two years. We serve as financial adviser to the Company in connection with the Transaction, and we are entitled to receive from the Company a fee for our services as financial adviser to the Company, a significant portion of which is contingent upon the consummation of the Transaction. We are also entitled to receive a fee from the Company for providing our Opinion to the Board of Directors of the Company. The Company has also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this Opinion letter. We expect to pursue future investment banking services assignments with participants in this Transaction. In the ordinary course of business, Stephens Inc. and its affiliates and employees at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt, equity or derivative securities of any participants in the Transaction.
We are not legal, accounting, regulatory, or tax experts, and we have relied solely, and without independent verification, on the assessments of the Company and its other advisors with respect to such matters. We have assumed, with your consent, that the Transaction will not result in any materially adverse legal, regulatory, accounting or tax consequences for the Company or its shareholders and that any reviews of legal, accounting, regulatory or tax issues conducted as a result of the Transaction will be resolved favorably to the Company and its shareholders. We do not express any opinion as to any tax or other consequences that might result from the Transaction.
The Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and on the information made available to us as of the date hereof. Market price data used in connection with this Opinion is based on reported market closing prices as of March 13, 2025. It should be understood that subsequent developments may affect this Opinion and that we do not have any obligation to update, revise or reaffirm this Opinion or otherwise comment on events occurring after the date hereof. We further note that volatility or disruptions in the credit and financial markets relating to, among other things, potential future changes in the rate of inflation or prevailing rates of interest or other market developments or disruptions, or the effects of any global conflicts or hostilities or any other disaster or adversity, may or may not have an effect on the Company or the Buyer, and we are not expressing an opinion as to the effects of such volatility or disruptions on the Transaction or any party to the Transaction. We further express no opinion as to the prices at which shares of the Buyer’s or Company’s common stock may trade at any time subsequent to the announcement of the Transaction.
In connection with developing this Opinion, we have assumed that, in all respects material to our analyses:
(i)
the Transaction and any related transactions will be consummated on the terms of the latest draft of the Agreement provided to us, without material waiver or modification;

(ii)
the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct;

(iii)
each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

(iv)
all conditions to the completion of the Transaction will be satisfied within the time frames contemplated by the Agreement without any waivers;

(v)
that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Transaction and any related transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to the Shareholders;

(vi)
there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or the Buyer since the date of the most recent financial statements made available to us, and that no legal, political, economic, regulatory or other development has occurred that will adversely impact the Company or the Buyer; and

(vii)
the Transaction will be consummated in a manner that complies with applicable law and regulations.

This Opinion is directed to, and is for the use and benefit of, the Board of Directors of the Company (in its capacity as such) solely for purposes of assisting with its review and deliberations regarding the Transaction. Our Opinion does not address the merits of the underlying decision by the Company to engage in the Transaction, the merits of the Transaction as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person or entity as to any specific action that should be taken in connection with the Transaction, including with respect to how to vote or act with respect to the Transaction. This Opinion is not intended to confer any rights or remedies upon any other person or entity. In addition, except as explicitly set forth in this letter, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or to any group of such officers, directors or employees, whether relative to the compensation to other shareholders of the Company or otherwise.
Our Fairness Opinion Committee has approved the Opinion set forth in this letter. Neither this Opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission. Notwithstanding the foregoing, this Opinion and a summary discussion of our underlying analyses and role as financial adviser to the Company may be included in communications to shareholders of the Company, provided that this Opinion letter is reproduced in its entirety, and we approve of the content of such disclosures prior to any filing, distribution or publication of such shareholder communications and prior to distribution of any amendments thereto.
Based on the foregoing and our general experience as investment bankers, and subject to the limitations, assumptions and qualifications stated herein, we are of the opinion, on the date hereof, that the consideration to be received by the Shareholders in the Transaction is fair to them from a financial point of view.
Very truly yours,
STEPHENS INC.

ANNEX E
DISSENTERS’ RIGHTS PROVISIONS
OF THE GEORGIA BUSINESS ORGANIZATIONS CODE
Georgia Business Corporation Code
Title 14. Corporations, Partnerships, and Associations
Chapter 2. Business Corporations
Article 13. Dissenters’ Rights
PART 1
Right to Dissent and Obtain Payment for Shares
14-2-1301. Definitions.
As used in this article, the term:
(1)   “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
(2)   “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.
(3)   “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
(4)   “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.
(5)   “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.
(6)   “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.
(7)   “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
(8)   “Shareholder” means the record shareholder or the beneficial shareholder.
14-2-1302. Right to dissent.
(a)   A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:
(1)   Consummation of a plan of merger to which the corporation is a party:
(A)   If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:
(i)   The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;
(ii)   Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii)   The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or
(B)   If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;
(2)   Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
(3)   Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;
(4)   An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604;
(5)   Consummation of an action described in subsection (a) or (b) of Code Section 14-2-1805;
(6)   Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, the bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or
(7)   Consummation of a division, as defined in Code Section 33-14-120, to which the corporation is a party, provided any such appraisal is subject to the limitations of Code Section 33-14-127.
(b)   A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.
(c)   Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:
(1)   In the case of a plan of merger or share exchange, any holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares:
(A)   Anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or
(B)   Any shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders that are different, in type or exchange ratio per share, from the shares to be provided or offered to any other holder of shares of the same class or series of shares in exchange for such shares; or
(2)   The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303. Dissent by nominees and beneficial owners.
A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.
PART 2
Procedure for Exercise of Dissenters’ Rights
14-2-1320. Notice of dissenters’ rights.
(a)   If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.
(b)   If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.
14-2-1321. Notice of intent to demand payment.
(a)   If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:
(1)   Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
(2)   Must not vote his shares in favor of the proposed action.
(b)   A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.
14-2-1322. Dissenters’ notice.
(a)   If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.
(b)   The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:
(1)   State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
(2)   Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
(3)   Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and
(4)   Be accompanied by a copy of this article.
14-2-1323. Duty to demand payment.
(a)   A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b)   A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
(c)   A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.
14-2-1324. Share restrictions.
(a)   The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.
(b)   The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
14-2-1325. Offer of payment.
(a)   Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.
(b)   The offer of payment must be accompanied by:
(1)   The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
(2)   A statement of the corporation’s estimate of the fair value of the shares;
(3)   An explanation of how the interest was calculated;
(4)   A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and
(5)   A copy of this article.
(c)   If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.
14-2-1326. Failure to take action.
(a)   If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
(b)   If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.
14-2-1327. Procedure if shareholder dissatisfied with payment or offer.
(a)   A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:
(1)   The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2)   The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.
(b)   A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.
(c)   If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:
(1)   The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and
(2)   The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.
PART 3
Judicial Appraisal of Shares
14-2-1330. Court action.
(a)   If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
(b)   The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
(c)   The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.
(d)   The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.
(e)   Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.
14-2-1331. Court costs and counsel fees.
(a)   The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.
(b)   The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:
(1)   Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or
(2)   Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.
(c)   If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
14-2-1332. Limitation of actions.
No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Subsection (a) of Section 14-2-851 of the GBCC provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct under Section 14-2-851 of the GBCC for which he was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.
Section 14-2-852 of the GBCC provides that to the extent that a director has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection with the proceeding.
Pursuant to Section 14-2-854 of the GBCC, a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the GBCC or that the director is fairly and reasonably entitled to indemnification or advance of expenses in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC or was adjudged liable as described in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the GBCC, but if the director was adjudged so liable, the indemnification will be limited to reasonable expenses incurred in connection with the proceeding.
Section 14-2-856 of the GBCC permits MetroCity’s articles of incorporation, bylaws, a contract, or resolution approved by the shareholders, to authorize MetroCity to indemnify a director against claims to which the director was a party, including claims by MetroCity or in MetroCity’s right (e.g., shareholder derivative action). However, MetroCity may not indemnify the director for liability to MetroCity for any appropriation of a corporate opportunity, intentional misconduct or knowing violation of the law, unlawful distributions or receipt of an improper benefit.
Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, resolution of its board of directors or contract except for liability arising out of conduct specified in Section 14-2-857(a)(2) of the GBCC. Section 14-2-857 of the GBCC also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.
In accordance with Article Eight of MetroCity’s bylaws, every person who is or was (and the heirs and personal representatives of such person) a director, officer, employee or agent of MetroCity shall be indemnified or reimbursed by MetroCity for reasonable expenses incurred in connection with any action, suit or proceeding, civil or criminal, to which such person shall be made a party by reason of the fact that such person is or was a director, trustee, officer, employee, or agent of the corporation, or that such person is or was serving, at the request of the corporation, as a director, trustee, officer, employee, or agent of another firm, corporation, trust, or other organization or enterprise. No person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding as to which such person shall finally be adjudged to have been guilty of or liable for gross negligence, willful misconduct, or criminal acts in the performance of their duties to the corporation, or to such other firm, corporation, trust, organization, or enterprise. In addition, no person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding which has been the subject of a compromise settlement, except with the approval of  (i) a court of competent jurisdiction, (ii) the holders of record of a majority of the outstanding shares of capital stock of the corporation, or (iii) a majority of the members of the board of directors then holding office excluding the votes of any directors who are parties to the same or substantially the same action, suit, or proceeding.
Pursuant to Article Eight of MetroCity’s bylaws, reasonable expenses incurred in any proceeding shall be paid by MetroCity in advance of the final disposition of such proceeding if authorized by the MetroCity board of directors in the specific case, or if authorized in accordance with procedures adopted by the board of directors, upon receipt of a written undertaking executed personally by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by MetroCity, and a written affirmation of his or her good faith belief that he or she has met the standard of conduct required for indemnification.
The foregoing is only a general summary of certain aspects of Georgia law and MetroCity’s Restated Articles of Incorporation dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the GBCC referenced above and MetroCity’s Restated Articles of Incorporation, which are incorporated by reference into this registration statement.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling MetroCity under any of the foregoing provisions, in the opinion of the SEC, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, MetroCity’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. 1828(k).
ITEM 21.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
Exhibit Number	Description
2.1	Agreement and Plan of Reorganization by and among MetroCity Bankshares, Inc., Metro City Bank, First IC Corporation and First IC Bank, dated March 16, 2025 (included as Annex A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4).†
3.1	Restated Articles of Incorporation of MetroCity Bankshares, Inc. (incorporated by reference to Exhibit 3.1 to the MetroCity Bankshares, Inc. Registration Statement on Form S-1 filed September 4, 2019 (File No. 333-233625))
3.2	Amended and Restated Bylaws of MetroCity Bankshares, Inc. (incorporated by reference to Exhibit 3.2 to the MetroCity Bankshares, Inc. Registration Statement on Form S-1 filed September 4, 2019 (File No. 333-233625))
4.1	Description of Capital Stock of MetroCity Bankshares, Inc. (incorporated by reference to Exhibit 4.1 of the Annual Report on Form 10-K for the year ended December 31, 2024, filed by MetroCity Bankshares, Inc. on March 10, 2025). Instruments defining the rights of the long-term debt securities of MetroCity Bankshares, Inc. and its subsidiaries are omitted pursuant to section (b)(4)(iii)(A) of Item 601 of Regulation S-K. MetroCity Bankshares, Inc. hereby agrees to furnish copies of these instruments to the SEC upon request.
5.1	Opinion of Hunton Andrews Kurth LLP with regard to the legality of the securities to be issued.*
8.1	Opinion of Hunton Andrews Kurth LLP with regard to certain tax matters.*
8.2	Opinion of Alston & Bird LLP with regard to certain tax matters.*
21.1	List of subsidiaries of MetroCity Bankshares, Inc. (incorporated by reference to Exhibit 21.1 of the Annual Report on Form 10-K for the year ended December 31, 2024, filed by MetroCity Bankshares, Inc. on March 10, 2025).

Exhibit Number	Description
23.1	Consent of Crowe LLP.
23.2	Consent of McNair, McLemore, Middlebrooks & Co., LLC.
23.3	Consent of Hunton Andrews Kurth LLP (contained in Exhibits 5.1 and 8.1).*
23.4	Consent of Alston & Bird LLP (contained in Exhibit 8.2).*
24.1	Powers of attorney (included on signature page) and incorporated herein by reference.
99.1	Consent of Stephens Inc.
99.2	Form of Proxy for holders of shares of common stock of First IC Corporation*
99.3	Form of Voting Agreement (included as Annex B to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4).†
99.4	Form of Director Support Agreement (included as Annex C to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4).†
107	Filing Fee Table.

*
To be filed by amendment

†
Exhibits, schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish supplementally a copy of any omitted schedules or similar attachment to the SEC upon request on a confidential basis.

ITEM 22.   UNDERTAKINGS.
(a)   The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
The registrant undertakes that every prospectus: (1) that is filed pursuant to paragraph (c) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Doraville, State of Georgia, on May 23, 2025.
METROCITY BANKSHARES, INC.
By:
/s/ Nack Y. Paek

Nack Y. Paek
Chairman, Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nack Y. Paek and Lucas Stewart, and either of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to sign any registration statement (and any post-effective amendments thereto) effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact, agent or his substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Nack Y. Paek Nack Y. Paek	Chairman; Chief Executive Officer (principal executive officer)	May 23, 2025
/s/ Farid Tan Farid Tan	President and Director	May 23, 2025
/s/ Frank Glover Frank Glover	Director	May 23, 2025
/s/ William J. Hungeling William J. Hungeling	Director	May 23, 2025
/s/ Howard Hwasaeng Kim Howard Hwasaeng Kim	Director	May 23, 2025
/s/ Francis Lai Francis Lai	Director	May 23, 2025
/s/ Don Leung Don Leung	Director	May 23, 2025
/s/ Feiying Lu Feiying Lu	Director	May 23, 2025

Signature	Title	Date
/s/ John Paek John Paek	Director	May 23, 2025
/s/ Ajit Patel Ajit Patel	Director	May 23, 2025
/s/ Frank S. Rhee Frank S. Rhee	Director	May 23, 2025
/s/ Sam Sang-Koo Shim Sam Sang-Koo Shim	Director	May 23, 2025
/s/ Lucas Stewart Lucas Stewart	Chief Financial Officer (principal financial and accounting officer)	May 23, 2025